As filed with the Securities and Exchange Commission on November 30, 2016
Commission File Nos. 333-212425
811-08401

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[ ]

Pre-Effective Amendment No. 1	[X]

Post-Effective Amendment No.	[ ]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 426	[X]

JNLNY SEPARATE ACCOUNT I
(Exact Name of Registrant)

JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK
(Name of Depositor)

2900 Westchester Avenue, Purchase, New York 10577
(Address of Depositor's Principal Executive Offices)

Depositor's Telephone Number, including Area Code: (517) 381-5500

Andrew J. Bowden, Esq., Senior Vice President, General Counsel and Secretary
Jackson National Life Insurance Company, 1 Corporate Way, Lansing, MI 48951
(Name and Address of Agent for Service)

Copy to:
Frank J. Julian, Esq., Assistant Vice President, Legal
Jackson National Life Insurance Company, 1 Corporate Way, Lansing, MI 48951

Approximate Date of Proposed Public Offering: As soon as practicable after effectiveness of the registration statement.

Title of Securities Being Registered: the Flexible Premium Variable Deferred Annuity contract.

The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ELITE ACCESS ADVISORYSM

FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY

Issued by
Jackson National Life Insurance Company of New York® through
JNLNY Separate Account I

The date of this prospectus is December 20 , 2016. This prospectus states the information about the Separate Account, the Contract, and Jackson National Life Insurance Company of New York (“Jackson of NY®”) you should know before investing. This prospectus is a disclosure document and describes all of the Contract’s material features, benefits, rights, and obligations. The description of the Contract’s material provisions in this prospectus is current as of the date of this prospectus. If certain material provisions under the Contract are changed after the date of this prospectus, in accordance with the Contract, those changes will be described in a supplemented prospectus. You should carefully read this prospectus in conjunction with any applicable supplements. It is important that you also read the Contract and endorsements, which may reflect non-material variations. This information is meant to help you decide if the Contract will meet your needs. Please carefully read this prospectus and any related documents and keep everything together for future reference. Additional information about the Separate Account can be found in the statement of additional information (“SAI”) dated December 20 , 2016 that is available upon request without charge. To obtain a copy, complete the Statement of Additional Information Request Form on page 45, or contact us at our:

Jackson of NY Service Center
P.O. Box 30313
Lansing, Michigan 48909-7813
1-800-599-5651
www.jackson.com

We reserve the right to limit the number of Contracts that you may purchase. We also reserve the right to refuse initial Premium payments. Please confirm with us or your representative that you have the most current prospectus and supplements to the prospectus.

The Contracts are sold by broker-dealers who are also registered as, affiliated with, or in a contractual relationship with a registered investment adviser, through their registered representatives/investment adviser representatives. The Contracts are intended to be used by investors who have engaged these investment advisers and investment adviser representatives to manage their Contract Value for a fee. We offer other variable annuity products with different product features, benefits and charges. You may purchase the Contract through an automated electronic transmission/order ticket verification procedure.  This may not be available through all broker-dealers.  Ask your representative about availability and the details.

The SAI is incorporated by reference into this prospectus, and its table of contents appears on page 45. The prospectus and SAI are part of the registration statement that we filed with the Securities and Exchange Commission (“SEC”) about this securities offering. The registration statement, material incorporated by reference, and other information is available on the website the SEC maintains (http://www.sec.gov) regarding registrants that make electronic filings.

Jackson of NY is relying on SEC Rule 12h-7, which exempts insurance companies from filing periodic reports under the Securities Exchange Act of 1934 with respect to variable annuity contracts that are registered under the Securities Act of 1933 and regulated as insurance under state law.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. It is a criminal offense to represent otherwise. We do not intend for this prospectus to be an offer to sell or a solicitation of an offer to buy these securities in any state where this is not permitted.

• Not FDIC/NCUA insured • Not Bank/CU guaranteed • May lose value • Not a deposit • Not insured by any federal agency

The Contract makes available for investment variable options. The variable options are Investment Divisions of the Separate Account, each of which invests in one of the following Funds – all class A shares:

JNL Series Trust

JNL/American Funds® Growth-Income Fund
JNL/American Funds International Fund
JNL Multi-Manager Alternative Fund
JNL Multi-Manager Mid Cap Fund
JNL Multi-Manager Small Cap Growth Fund
JNL Multi-Manager Small Cap Value Fund
JNL Alt 65 Fund
JNL/AB Dynamic Asset Allocation Fund
JNL/AQR Managed Futures Strategy Fund
JNL/BlackRock Global Allocation Fund
JNL/BlackRock Natural Resources Fund
JNL/Boston Partners Global Long Short Equity Fund
JNL/Brookfield Global Infrastructure and MLP Fund
JNL/Causeway International Value Select Fund
JNL/Crescent High Income Fund
JNL/DFA U.S. Core Equity Fund
JNL/DoubleLine® Emerging Markets Fixed Income Fund
JNL/DoubleLine® Shiller Enhanced CAPE® Fund
JNL/FPA + DoubleLine® Flexible Allocation Fund
JNL/Franklin Templeton Global Multisector Bond Fund
JNL/Franklin Templeton Income Fund
JNL/Franklin Templeton International Small Cap Growth Fund
JNL/Goldman Sachs Emerging Markets Debt Fund
JNL/Goldman Sachs U.S. Equity Flex Fund
JNL/Harris Oakmark Global Equity Fund
JNL/Invesco China-India Fund
JNL/Invesco Global Real Estate Fund
JNL/Invesco International Growth Fund
JNL/Invesco Small Cap Growth Fund
JNL/JPMorgan MidCap Growth Fund
JNL/JPMorgan U.S. Government & Quality Bond Fund
JNL/Lazard Emerging Markets Fund
JNL/Mellon Capital Index 5 Fund
JNL/Mellon Capital Emerging Markets Index Fund
JNL/Mellon Capital European 30 Fund
JNL/Mellon Capital Pacific Rim 30 Fund
JNL/Mellon Capital S&P 500 Index Fund
JNL/Mellon Capital S&P 400 MidCap Index Fund
JNL/Mellon Capital Small Cap Index Fund
JNL/Mellon Capital International Index Fund
JNL/Mellon Capital Bond Index Fund
JNL/Mellon Capital Utilities Sector Fund
JNL/MMRS Conservative Fund
JNL/MMRS Growth Fund
JNL/MMRS Moderate Fund
JNL/Neuberger Berman Strategic Income Fund
JNL/Oppenheimer Emerging Markets Innovator Fund
JNL/PIMCO Real Return Fund
JNL/PIMCO Total Return Bond Fund
JNL/PPM America Floating Rate Income Fund
JNL/PPM America High Yield Bond Fund
JNL/PPM America Mid Cap Value Fund
JNL/PPM America Total Return Fund
JNL/Red Rocks Listed Private Equity Fund
JNL/Scout Unconstrained Bond Fund
JNL/T. Rowe Price Established Growth Fund
JNL/T. Rowe Price Short-Term Bond Fund

JNL/T. Rowe Price Value Fund
JNL/Westchester Capital Event Driven Fund
JNL/WMC Balanced Fund
JNL/WMC Money Market Fund
JNL/S&P Competitive Advantage Fund
JNL/S&P Dividend Income & Growth Fund
JNL/S&P International 5 Fund
JNL/S&P Intrinsic Value Fund
JNL/S&P Total Yield Fund
JNL/S&P 4 Fund
JNL/S&P Mid 3 Fund

Jackson Variable Series Trust

JNAM Guidance - Interest Rate Opportunities Fund
JNAM Guidance - Conservative Fund
JNAM Guidance - Moderate Fund
JNAM Guidance - Growth Fund
JNAM Guidance - Moderate Growth Fund
JNAM Guidance - Maximum Growth Fund
JNAM Guidance - Alt 100 Fund
JNAM Guidance - Equity 100 Fund
JNAM Guidance - Fixed Income 100 Fund
JNAM Guidance - Real Assets Fund
JNL Tactical ETF Conservative Fund
JNL Tactical ETF Moderate Fund
JNL Tactical ETF Growth Fund
JNL/American Funds® Global Growth Fund
JNL/American Funds® Growth Fund
JNL/AQR Risk Parity Fund
JNL/BlackRock Global Long Short Credit Fund
JNL/DFA U.S. Micro Cap Fund
JNL/DoubleLine® Total Return Fund
JNL/Eaton Vance Global Macro Absolute Return Advantage Fund
JNL/Epoch Global Shareholder Yield Fund
JNL/FAMCO Flex Core Covered Call Fund
JNL/Lazard International Strategic Equity Fund
JNL/Neuberger Berman Currency Fund
JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund
JNL/Nicholas Convertible Arbitrage Fund
JNL/PIMCO Credit Income Fund
JNL/PPM America Long Short Credit Fund
JNL/T. Rowe Price Capital Appreciation Fund
JNL/The Boston Company Equity Income Fund
JNL/The London Company Focused U.S. Equity Fund
JNL/Van Eck International Gold Fund
JNL/WCM Focused International Equity Fund

JNL Variable Fund LLC

JNL/Mellon Capital S&P® 24 Fund
JNL/Mellon Capital Nasdaq® 100 Fund
JNL/Mellon Capital S&P® SMid 60 Fund
JNL/Mellon Capital Communications Sector Fund
JNL/Mellon Capital Consumer Brands Sector Fund
JNL/Mellon Capital Financial Sector Fund

JNL/Mellon Capital Healthcare Sector Fund
JNL/Mellon Capital Oil & Gas Sector Fund

JNL/Mellon Capital Technology Sector Fund

The Funds are not the same mutual funds that you would buy directly from a retail mutual fund company or through your stockbroker. The summary prospectuses for the Funds are attached to this prospectus. You should read the summary prospectuses before investing.

GLOSSARY

These terms are capitalized when used throughout this prospectus because they have special meaning. In reading this prospectus, please refer back to this glossary if you have any questions about these terms.

Accumulation Unit – a unit of measure we use to calculate the value in an Investment Division prior to the Income Date.

Annuitant – the natural person on whose life annuity payments for this Contract are based. The Contract allows for the naming of joint Annuitants. Any reference to the Annuitant includes any joint Annuitant.

Annuity Unit – a unit of measure we use in calculating the value of a variable annuity payment on and after the Income Date.

Beneficiary – the natural person or legal entity designated to receive any Contract benefits upon the Owner's death. The Contract allows for the naming of multiple Beneficiaries.

Business Day – each day that the New York Stock Exchange is open for business.

Completed Year – the succeeding twelve months from the date on which we receive a Premium payment. Completed Years specify the years from the date of receipt of the Premium and does not refer to Contract Years. If the Premium receipt date is on the Issue Date of the Contract then Completed Year 0-1 does not include the first Contract Anniversary. The first Contract Anniversary begins Completed Year 1-2 and each successive Completed Year begins with the Contract Anniversary of the preceding Contract Year and ends the day before the next Contract Anniversary.

If the Premium receipt date is other than the Issue Date or a subsequent Contract Anniversary, there is no correlation of the Contract Anniversary date and Completed Years. For example, if the Issue Date is January 15, 2017 and a Premium payment is received on February 28, 2017 then, although the first Contract Anniversary is January 15, 2018, Completed Year 0-1 for that Premium payment would begin on February 28, 2017 and end on February 27, 2018. Completed Year 1-2 for that Premium payment would begin on February 28, 2018.

Contract – the individual deferred variable annuity contract, including any endorsements.

Contract Anniversary – each one-year anniversary of the Contract's Issue Date.

Contract Month – the period of time between consecutive monthly anniversaries of the Contract's Issue Date.

Contract Monthly Anniversary – each one-month anniversary of the Contract's Issue Date.

Contract Quarter – the period of time between consecutive three-month anniversaries of the Contract's Issue Date.

Contract Quarterly Anniversary – each three-month anniversary of the Contract's Issue Date.

Contract Value – the sum of the allocations to the Contract's Investment Divisions.

Contract Year – the succeeding twelve months from a Contract's Issue Date and every anniversary. The first Contract Year (Contract Year 0-1) starts on the Contract's Issue Date and extends to, but does not include, the first Contract Anniversary. Subsequent Contract Years start on an anniversary date and extend to, but do not include, the next anniversary date.

For example, if the Issue Date is January 15, 2017, then the end of Contract Year 0-1 would be January 14, 2018, and January 15, 2018, which is the first Contract Anniversary, begins Contract Year 1-2.

Fund – a registered management investment company in which an Investment Division of the Separate Account invests.

Good Order – when our administrative requirements, including all information, documentation and instructions deemed necessary by us, in our sole discretion, are met in order to issue a Contract or execute any requested transaction pursuant to the terms of the Contract.

Income Date – the date on which you begin receiving annuity payments.

Investment Division – one of multiple variable options of the Separate Account to allocate your Contract’s value, each of which exclusively invests in a different available Fund. The Investment Divisions are called variable because the return on investment is not guaranteed.

Issue Date – the date your Contract is issued.

Jackson of NY, JNLNY, we, our, or us – Jackson National Life Insurance Company of New York. (We do not capitalize “we,” “our,” or “us” in the prospectus.)

Latest Income Date – the Contract Anniversary on or next following the date on which the Owner attains age 95 under a non-qualified contract, or such earlier date as required by the applicable qualified plan, law or regulation.

Owner, you or your – the natural person or legal entity entitled to exercise all rights and privileges under the Contract. Usually, but not always, the Owner is the Annuitant. The Contract allows for the naming of joint Owners. (We do not capitalize “you” or “your” in the prospectus.) Any reference to the Owner includes any joint Owner.

Premium(s) – considerations paid into the Contract by or on behalf of the Owner. The maximum aggregate Premium payments you may make without prior approval is $2.5 million. This maximum amount is subject to further limitations at any time on both initial and subsequent Premium payments.

Remaining Premium – the total Premium paid reduced by withdrawals that incur withdrawal charges, and withdrawals of Premiums that are no longer subject to withdrawal charges.

Separate Account – JNLNY Separate Account I. The Separate Account is divided into sub-accounts generally referred to as Investment Divisions.

1

KEY FACTS
The immediately following two sections briefly introduce the Contract (and its benefits and features) and its costs; however, please carefully read the whole prospectus and any related documents before purchasing the Contract to be sure that it will meet your needs.

Allocation Options
The Contract makes available Investment Divisions for allocation of your Premium payments and Contract Value. For more information about the Investment Divisions, please see “INVESTMENT DIVISIONS” beginning on page 9.

Investment Purpose
The Contract is intended to help you save for retirement or another long-term investment purpose. The Contract is designed to provide tax deferral on your earnings, if it is not issued under a qualified retirement plan. Qualified plans confer their own tax deferral. For more information, please see “TAXES” beginning on page 37.

Free Look
If you change your mind about having purchased the Contract, you may return it without penalty. There are conditions and limitations, including time limitations. For more information, please see “Free Look” beginning on page 43.

Purchases	There are minimum and maximum Premium requirements. For more information, please see “PURCHASES” beginning on page 30.

Withdrawals
Before the Income Date, there are a number of ways to access your Contract Value, generally subject to a charge or adjustment, particularly during the early Contract Years. The Contract has a free withdrawal provision. For more information, please see “ACCESS TO YOUR MONEY” beginning on page 33.

Income Payments	There are a number of income options available. For more information, please see “INCOME PAYMENTS (THE INCOME PHASE)” beginning on page 34.

Death Benefit	The Contract has a death benefit that becomes payable if you die before the Income Date. For more information, please see “DEATH BENEFIT” beginning on page 36.

Contract Charges
Various charges apply under the Contract as summarized in the “FEES AND EXPENSES TABLES” below. If the Contract Value is insufficient to pay the charges under the Contract, the Contract will terminate without value.

2

FEES AND EXPENSES TABLES

The following tables describe the fees and expenses that you will pay when purchasing, owning and surrendering the Contract. The first table (and footnotes) describes the fees and expenses that you will pay at the time that you purchase the Contract, surrender the Contract or transfer cash value between investment options.

Owner Transaction Expenses

Front-end Sales Load	None

Maximum Withdrawal Charge [1]
Percentage of Premium withdrawn, if applicable	2.0%

Maximum Premium Taxes [2]
Percentage of each Premium	2.0%

Transfer Charge [3]
Per transfer after 15 in a Contract Year	$25

Expedited Delivery Charge [4]	$22.50

[1]
There may be a withdrawal charge on the following withdrawals of Contract Value: withdrawals in excess of the free withdrawal amounts; withdrawals under a tax-qualified Contract that exceed the required minimum distributions of the Internal Revenue Code; withdrawals in excess of the free withdrawal amount to meet the required minimum distributions of a tax-qualified Contract purchased with contributions from a nontaxable transfer, after the Owner’s death, of an Individual Retirement Annuity (IRA), or to meet the required minimum distributions of a Roth IRA annuity and a total withdrawal. The withdrawal charge is a schedule lasting three Completed Years following each Premium.

Withdrawal Charge (as a percentage of Premium payments)
Completed Years Since Receipt Of Premium	0-1	1-2	2-3	3+
Withdrawal Charge	2.0%	2.0%	1.0%	0%

[2]	Currently, Premium taxes do not apply.

[3]
We do not count transfers in conjunction with Dollar Cost Averaging, Earnings Sweep, Rebalancing, and periodic automatic transfers. For information on the Dollar Cost Averaging, Earnings Sweep and Rebalancing programs please see the applicable section under “OTHER INFORMATION” beginning on page 41.

[4]	For overnight delivery on Saturday; otherwise, the overnight delivery charge is $10 for withdrawals. We also charge $20 for wire transfers in connection with withdrawals.

3

The next table (and footnote ) describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including the Funds’ fees and expenses.

Periodic Expenses
	Monthly Charge	Annual Charge
Monthly Contract Charge [5]	$10	$120

[5]
The maximum Monthly Contract Charge will increase by $2.50 ($30 per year) on every fifth Contract Anniversary following the Issue Date. For example, if you own the Contract for 10 years, the maximum annual Monthly Contract Charge is $180 beginning on the tenth Contract Anniversary and will increase by $30 every fifth Contract Anniversary thereafter. For more information about this charge, please see "Monthly Contract Charge" under the "Contract Charges" section.

The next item shows the minimum and maximum total annual operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract.

Total Annual Fund Operating Expenses

(Expenses that are deducted from Fund assets, including management and administration fees, 12b-1 service fees and other expenses.)

Minimum: 0.56%

Maximum: 2.58%

More detail concerning each Fund's fees and expenses is below. But please refer to the Funds' prospectuses for even more information, including investment objectives, performance, and information about the Funds' Advisers, Administrators, and Sub-Advisers.

Fund Operating Expenses (As an annual percentage of each Fund's average daily net assets) Fund Name	Management Fee	Distribution and/or Service (12b-1) Fees	Other Expenses	Acquired Fund Fees and Expenses	Total Annual Fund Operating Expenses	Contractual Fee Waiver and/or Expense Reimbursement	Net Total Annual Fund Operating Expenses
JNL Series Trust
JNL/American Funds Growth-Income	0.94% A	0.20% A	0.17% A, G	0.00%	1.31% A	(0.35%) B	0.96% A, B, I
JNL/American Funds International	1.35% A	0.20% A	0.19% A, G	0.00%	1.74% A	(0.55%) B	1.19% A, B, I
JNL Multi-Manager Alternative	1.75%	0.20%	0.56% H	0.07%	2.58%	(0.40%) C, S	2.18% C, I
JNL/DFA U.S. Core Equity	0.58%	0.20%	0.10% F	0.00%	0.88%	(0.08%) C	0.80% C
JNL/Goldman Sachs Emerging Markets Debt	0.72%	0.20%	0.15% G	0.00%	1.07%	(0.01%) C	1.06% C
JNL/Invesco Global Real Estate	0.70%	0.20%	0.15% G	0.00%	1.05%	(0.00%)	1.05%
JNL/Invesco China-India	0.90%	0.20%	0.16% G	0.00%	1.26% I	(0.00%)	1.26% I
JNL/Invesco Small Cap Growth	0.81%	0.20%	0.11% F	0.01%	1.13%	(0.02%) C	1.11% C
JNL/Invesco International Growth	0.62%	0.20%	0.15% G	0.01%	0.98%	(0.00%)	0.98%
JNL/Lazard Emerging Markets	0.87%	0.20%	0.16% G	0.00%	1.23%	(0.00%)	1.23%
JNL/Mellon Capital Emerging Markets Index	0.38%	0.20%	0.17% G	0.00%	0.75%	(0.00%)	0.75%
JNL/Mellon Capital S&P 500 Index	0.23%	0.20%	0.13% F	0.00%	0.56%	(0.01%) C	0.55% C
JNL/PIMCO Real Return	0.49%	0.20%	0.25% F	0.00%	0.94%	(0.00%)	0.94%
JNL/PIMCO Total Return Bond	0.50%	0.20%	0.11% F	0.00%	0.81%	(0.00%)	0.81%
JNL/PPM America Mid Cap Value	0.75%	0.20%	0.11% F	0.00%	1.06%	(0.00%)	1.06%
JNL/T. Rowe Price Value	0.61%	0.20%	0.10% F	0.00%	0.91%	(0.00%) C	0.91% C

4

Fund Operating Expenses (As an annual percentage of each Fund's average daily net assets) Fund Name	Management Fee	Distribution and/or Service (12b-1) Fees	Other Expenses	Acquired Fund Fees and Expenses	Total Annual Fund Operating Expenses	Contractual Fee Waiver and/or Expense Reimbursement	Net Total Annual Fund Operating Expenses
JNL/WMC Money Market	0.26%	0.20%	0.10% F	0.00%	0.56%	(0.31%) D	0.25% D
Jackson Variable Series Trust
JNL Tactical ETF Conservative	0.75%	0.20%	0.17% G	0.20%	1.32%	(0.45%) D	0.87% D, I
JNL Tactical ETF Moderate	0.75%	0.20%	0.17% G	0.20%	1.32%	(0.45%) D	0.87% D, I
JNL Tactical ETF Growth	0.75%	0.20%	0.17% G	0.21%	1.33%	(0.45%) D	0.88% D, I
JNL/American Funds® Growth	1.18% A	0.20%	0.14% A, F	0.00%	1.52% A	(0.50%) B, I	1.02% A, B, I
JNL/American Funds® Global Growth	1.32% A	0.20%	0.15% A, F	0.00%	1.67% A	(0.60%) B	1.07% A, B, I
JNL/AQR Risk Parity	0.85%	0.20%	0.17% G	0.08%	1.30%	(0.10%) D	1.20% D, I
JNL/PPM America Long Short Credit	0.95%	0.20%	0.17% G	0.01%	1.33%	(0.25%) D	1.08% D, I
JNL/Eaton Vance Global Macro Absolute Return Advantage	0.95%	0.20%	0.26% G	0.03%	1.44%	(0.00)	1.44% I

Fund Operating Expenses (As an annual percentage of each Fund's average daily net assets) Fund Name	Management Fee	Distribution and/or Service (12b-1) Fees	Other Expenses	Acquired Fund Fees and Expenses	Total Annual Fund Operating Expenses
JNL Series Trust
JNL Alt 65	0.14%	0.00%	0.05% E	1.30%	1.49%
JNL Multi-Manager Mid Cap	0.74%	0.20%	0.15% G	0.00%	1.09%I
JNL Multi-Manager Small Cap Growth	0.67%	0.20%	0.11% F	0.01%	0.99%
JNL Multi-Manager Small Cap Value	0.77%	0.20%	0.11% F	0.01%	1.09%
JNL/AB Dynamic Asset Allocation	0.75%	0.20%	0.15% G	0.12%	1.22%
JNL/AQR Managed Futures Strategy	0.94%	0.20%	0.15% G	0.12%	1.41% I
JNL/BlackRock Natural Resources	0.63%	0.20%	0.16% G	0.01%	1.00%
JNL/BlackRock Global Allocation	0.71%	0.20%	0.16% G	0.00%	1.07%
JNL/Boston Partners Global Long Short Equity	1.20%	0.20%	0.85% G	0.01%	2.26%
JNL/Brookfield Global Infrastructure and MLP	0.79%	0.20%	0.16% G	0.00%	1.15%
JNL/Causeway International Value Select	0.64%	0.20%	0.16% G	0.01%	1.01%
JNL/Crescent High Income	0.65%	0.20%	0.15% G	0.00%	1.00%
JNL/DoubleLine® Emerging Markets Fixed Income	0.75%	0.20%	0.15% G	0.00%	1.10%
JNL/DoubleLine® Shiller Enhanced CAPE®	0.75%	0.20%	0.15% G	0.06%	1.16%
JNL/FPA + DoubleLine® Flexible Allocation	0.80%	0.20%	0.15% G	0.01%	1.16% I
JNL/Franklin Templeton Income	0.62%	0.20%	0.10% F	0.01%	0.93%
JNL/Franklin Templeton International Small Cap Growth	0.92%	0.20%	0.15% G	0.01%	1.28% I
JNL/Franklin Templeton Global Multisector Bond	0.67%	0.20%	0.16% G	0.02%	1.05% I
JNL/Goldman Sachs U.S. Equity Flex	0.79%	0.20%	1.07% G	0.00%	2.06%
JNL/Harris Oakmark Global Equity	0.85%	0.20%	0.16% G	0.01%	1.22%
JNL/JPMorgan MidCap Growth	0.63%	0.20%	0.10% F	0.01%	0.94%
JNL/JPMorgan U.S. Government & Quality Bond	0.38%	0.20%	0.11% F	0.01%	0.70%
JNL/Mellon Capital European 30	0.29%	0.20%	0.15% G	0.00%	0.64% I
JNL/Mellon Capital Pacific Rim 30	0.31%	0.20%	0.15% G	0.00%	0.66% I
JNL/Mellon Capital S&P 400 MidCap Index	0.25%	0.20%	0.12% F	0.00%	0.57%
JNL/Mellon Capital Small Cap Index	0.25%	0.20%	0.11% F	0.00%	0.56%
JNL/Mellon Capital International Index	0.25%	0.20%	0.17% G	0.00%	0.62%
JNL/Mellon Capital Bond Index	0.27%	0.20%	0.11% F	0.01%	0.59%

5

Fund Operating Expenses (As an annual percentage of each Fund's average daily net assets) Fund Name	Management Fee	Distribution and/or Service (12b-1) Fees	Other Expenses	Acquired Fund Fees and Expenses	Total Annual Fund Operating Expenses
JNL/Mellon Capital Utilities Sector	0.34%	0.20%	0.16% G	0.00%	0.70%
JNL/Mellon Capital Index 5	0.00%	0.00%	0.05% E	0.58%	0.63%
JNL/MMRS Conservative	0.30%	0.00%	0.06% E	0.79%	1.15%
JNL/MMRS Growth	0.30%	0.00%	0.05% E	0.79%	1.14%
JNL/MMRS Moderate	0.30%	0.00%	0.05% E	0.80%	1.15%
JNL/Neuberger Berman Strategic Income	0.58%	0.20%	0.16% G	0.05%	0.99%
JNL/Oppenheimer Emerging Markets Innovator	1.10%	0.20%	0.16% G	0.07%	1.53%
JNL/PPM America Floating Rate Income	0.60%	0.20%	0.16% G	0.01%	0.97%
JNL/PPM America High Yield Bond	0.43%	0.20%	0.11% F	0.02%	0.76%
JNL/PPM America Total Return	0.49%	0.20%	0.10% F	0.01%	0.80%
JNL/Red Rocks Listed Private Equity	0.81%	0.20%	0.16% G	0.95%	2.12%
JNL/Scout Unconstrained Bond	0.65%	0.20%	0.15% G	0.02%	1.02%
JNL/T. Rowe Price Established Growth	0.56%	0.20%	0.10% F	0.00%	0.86%
JNL/T. Rowe Price Short-Term Bond	0.40%	0.20%	0.11% F	0.00%	0.71%
JNL/Westchester Capital Event Driven	1.10%	0.20%	0.45% G	0.02%	1.77%
JNL/WMC Balanced	0.43%	0.20%	0.10% F	0.01%	0.74%
JNL/S&P Competitive Advantage	0.36%	0.20%	0.10% F	0.00%	0.66%
JNL/S&P Dividend Income & Growth	0.36%	0.20%	0.10% F	0.00%	0.66%
JNL/S&P Intrinsic Value	0.36%	0.20%	0.10% F	0.00%	0.66%
JNL/S&P Total Yield	0.36%	0.20%	0.11% F	0.00%	0.67%
JNL/S&P Mid 3	0.50%	0.20%	0.10% F	0.00%	0.80%
JNL/S&P International 5	0.45%	0.20%	0.15% G	0.00%	0.80%
JNL/S&P 4	0.00%	0.00%	0.05% E	0.66%	0.71%
JNL Variable Fund LLC
JNL/Mellon Capital Nasdaq® 100	0.28%	0.20%	0.20% G	0.00%	0.68%
JNL/Mellon Capital S&P® 24	0.29%	0.20%	0.18% G	0.00%	0.67%
JNL/Mellon Capital S&P® SMid 60	0.29%	0.20%	0.18% G	0.00%	0.67%
JNL/Mellon Capital Communications Sector	0.32%	0.20%	0.16% G	0.00%	0.68%
JNL/Mellon Capital Consumer Brands Sector	0.29%	0.20%	0.16% G	0.00%	0.65%
JNL/Mellon Capital Financial Sector	0.29%	0.20%	0.16% G	0.00%	0.65%
JNL/Mellon Capital Healthcare Sector	0.27%	0.20%	0.17% G	0.00%	0.64%
JNL/Mellon Capital Oil & Gas Sector	0.28%	0.20%	0.16% G	0.00%	0.64%
JNL/Mellon Capital Technology Sector	0.28%	0.20%	0.16% G	0.00%	0.64%
Jackson Variable Series Trust
JNAM Guidance - Conservative	0.15%	0.00%	0.07% E	1.04%	1.26% I
JNAM Guidance - Moderate	0.15%	0.00%	0.07% E	1.07%	1.29% I
JNAM Guidance - Moderate Growth	0.13%	0.00%	0.07% E	1.07%	1.27% I
JNAM Guidance - Growth	0.15%	0.00%	0.07% E	1.09%	1.31% I
JNAM Guidance - Maximum Growth	0.15%	0.00%	0.07% E	1.04%	1.26% I
JNAM Guidance - Alt 100	0.15%	0.00%	0.07% E	1.56%	1.78% I
JNAM Guidance - Equity 100	0.15%	0.00%	0.07% E	0.98%	1.20% I
JNAM Guidance - Fixed Income 100	0.15%	0.00%	0.07% E	0.90%	1.12% I
JNAM Guidance - Real Assets	0.15%	0.00%	0.07% E	1.08%	1.30% I
JNAM Guidance - Interest Rate Opportunities	0.15%	0.00%	0.07% E	1.22%	1.44% I
JNL/BlackRock Global Long Short Credit	0.95%	0.20%	0.78% G	0.02%	1.95% I
JNL/DFA U.S. Micro Cap	0.80%	0.20%	0.17% G	0.00%	1.17% I
JNL/DoubleLine® Total Return	0.48%	0.20%	0.17% G	0.01%	0.86% I
JNL/Epoch Global Shareholder Yield	0.70%	0.20%	0.17% G	0.01%	1.08% I
JNL/FAMCO Flex Core Covered Call	0.60%	0.20%	0.17% G	0.01%	0.98% I
JNL/Lazard International Strategic Equity	0.80%	0.20%	0.17% G	0.01%	1.18% I

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Fund Operating Expenses (As an annual percentage of each Fund's average daily net assets) Fund Name	Management Fee	Distribution and/or Service (12b-1) Fees	Other Expenses	Acquired Fund Fees and Expenses	Total Annual Fund Operating Expenses
JNL/Neuberger Berman Currency	0.70%	0.20%	0.17% G	0.01%	1.08% I
JNL/Neuberger Berman Risk Balanced Commodity Strategy	0.60%	0.20%	0.17% G	0.02%	0.99% I
JNL/Nicholas Convertible Arbitrage	0.85%	0.20%	0.52% G	0.01%	1.58% I
JNL/PIMCO Credit Income	0.40%	0.20%	0.18% G	0.00%	0.78% I
JNL/T. Rowe Price Capital Appreciation	0.70%	0.20%	0.17% G	0.01%	1.08% I
JNL/The Boston Company Equity Income	0.55%	0.20%	0.17% G	0.00%	0.92% I
JNL/The London Company Focused U.S. Equity	0.70%	0.20%	0.16% G	0.01%	1.07% I
JNL/Van Eck International Gold	0.80%	0.20%	0.18% G	0.00%	1.18% I
JNL/WCM Focused International Equity	0.80%	0.20%	0.16% G	0.01%	1.17% I

A	Fees and expenses at the Master Fund level for Class 1 shares of each respective Fund are as follows:

JNL/American Funds Blue Chip Income and Growth Fund: Management Fee: 0.40%; Distribution and/or Service (12b-1) Fee: 0%; Other Expenses: 0.01%; Total Annual Portfolio Operating Expenses: 0.41%.

JNL/American Funds Global Bond Fund: Management Fee: 0.53%; Distribution and/or Service (12b-1) Fee: 0%; Other Expenses: 0.04%; Total Annual Portfolio Operating Expenses: 0.57%.

JNL/American Funds Global Small Capitalization Fund: Management Fee: 0.69%; Distribution and/or Service (12b-1) Fee: 0%; Other Expenses: 0.04%; Total Annual Portfolio Operating Expenses: 0.73%.

JNL/American Funds Growth-Income Fund: Management Fee: 0.27%; Distribution and/or Service (12b-1) Fee: 0%; Other Expenses: 0.02%; Total Annual Portfolio Operating Expenses: 0.29%.

JNL/American Funds International Fund: Management Fee: 0.50%; Distribution and/or Service (12b-1) Fee: 0%; Other Expenses: 0.04%; Total Annual Portfolio Operating Expenses: 0.54%.

JNL/American Funds New World Fund: Management Fee: 0.72%; Distribution and/or Service (12b-1) Fee: 0%; Other Expenses: 0.07%; Total Annual Portfolio Operating Expenses: 0.79%.

JNL/American Funds Growth Fund: Management Fee: 0.33%; Distribution and/or Service (12b-1) Fee: 0%; Other Expenses: 0.02%; Total Annual Portfolio Operating Expenses: 0.35%.

JNL/American Funds Global Growth Fund: Management Fee: 0.52%; Distribution and/or Service (12b-1) Fee: 0%; Other Expenses: 0.03%; Total Annual Portfolio Operating Expenses: 0.55%.

B
JNAM has entered into a contractual agreement with the Fund under which it will waive a portion of its advisory fee for such time as the Fund is operated as a Feeder Fund, because during that time it will not be providing the portfolio management portion of the investment advisory and management services. This fee waiver will generally continue as long as the Fund is part of a master-feeder Fund structure, but in any event, the fee waiver will continue for at least one year from the date of this Prospectus, unless the Board of Trustees approves a change in or elimination of the waiver. This fee waiver is subject to yearly review and approval by the Board of Trustees. The Management and the Annual Operating Expense columns in this table reflect the inclusion of the contractual fee waivers.

C
JNAM has entered into a contractual agreement with the Fund under which it will waive a portion of its advisory fee for at least one year from the date of this Prospectus. Thereafter, the waiver will automatically renew for one-year terms unless the Adviser provides written notice of the termination of the agreement to the Board of Trustees within 30 days of the end of the then current term.

D
JNAM has contractually agreed to waive fees and reimburse expenses of the Fund to the extent necessary to limit the total operating expenses of each class of shares of the Fund, exclusive of brokerage costs, interest, taxes and dividend and extraordinary expenses, to an annual rate (as a percentage of the average daily net assets of the Fund) equal to or less than the Fund’s investment income for the period.  The fee waiver will continue for at least one year from the date of this Prospectus, unless the Board of Trustees approves a change in or elimination of the waiver. This fee waiver is subject to yearly review and approval by the Board of Trustees.

E	“Other Expenses” include an Administrative Fee of 0.05% which is payable to Jackson National Asset Management, LLC (“JNAM” or “Adviser”).

F	“Other Expenses” include an Administrative Fee of 0.10% which is payable to Jackson National Asset Management, LLC (“JNAM” or “Adviser”).

G	“Other Expenses” include an Administrative Fee of 0.15% which is payable to Jackson National Asset Management, LLC (“JNAM” or “Adviser”).

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H	“Other Expenses” include an Administrative Fee of 0.20% which is payable to Jackson National Asset Management, LLC (“JNAM” or “Adviser”).

I	Expense Information has been restated to reflect current fees.

EXAMPLE

The example below is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner transaction expenses, Contract fees and Fund expenses.

The example assumes that you invest $10,000 in the Contract for the time periods indicated. Neither transfer fees nor Premium tax charges are reflected in the example. The example also assumes that your investment has a 5% annual return on assets each year.

The cost of the Monthly Contract Charge is determined by dividing the total amount of Monthly Contract Charges collected during the calendar year by the estimated average Contract size.

The following example includes maximum Fund expenses. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

If you surrender your Contract at the end of the applicable time period:

1 year	3 years	5 years	10 years
$475	$944	$1,440	$3,062

If you annuitize at the end of the applicable time period:

1 year *	3 years	5 years	10 years
$475	$844	$1,440	$3,062

*Please note, although we show this cost for comparison purposes, the earliest you can annuitize this Contract is one year after the Contract's Issue Date.

If you do not surrender your Contract:

1 year	3 years	5 years	10 years
$275	$844	$1,440	$3,062

The example does not represent past or future expenses. Your actual costs may be higher or lower.

CONDENSED FINANCIAL INFORMATION

The Contracts have not been previously offered so there is no condensed financial information related to Accumulation Unit Values under the Contracts. The value of an Accumulation Unit is determined on the basis of the per share value of an underlying Fund.

The financial statements of the Separate Account and Jackson of NY can be found in the Statement of Additional Information. The financial statements of the Separate Account include information about all the contracts offered through the Separate Account. The financial statements of Jackson of NY that are included should be considered only as bearing upon the company’s ability to meet its contractual obligations under the Contracts. Jackson of NY's financial statements do not bear on the future investment experience of the assets held in the Separate Account. For your copy of the Statement of Additional Information, please contact us at the Jackson of NY Service Center. Our contact information is on the cover page of this prospectus.

THE ANNUITY CONTRACT

Your Contract is a contract between you, the Owner, and us. Your Contract is intended to help facilitate your retirement savings on a tax-deferred basis, or other long-term investment purposes, and provides for a death benefit. Purchases under tax-qualified plans should be made for other than tax deferral reasons. Tax-qualified plans provide tax deferral that does not rely on the purchase of an annuity contract. We will not issue a Contract to someone older than age 85.

Your Contract Value will be allocated to Investment Divisions of the Separate Account that invest in underlying Funds.

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Your Contract, like all deferred annuity contracts, has two phases:

•	the accumulation phase, when you make Premium payments to us, and

•	the income phase, when we make income payments to you.

As the Owner, you can exercise all the rights under your Contract. In general, joint Owners jointly exercise all the rights under the Contract. In some cases, such as telephone and internet transactions, joint Owners may authorize each joint Owner to act individually. On jointly owned Contracts, correspondence and required documents will be sent to the address of record of the primary Owner.

You can assign your Contract at any time during your lifetime, but we will not be bound until we receive written notice of the assignment (there is an assignment form). An assignment may be a taxable event. Please contact the Jackson of NY Service Center for help and more information.

The Contracts are flexible Premium variable deferred annuities and may be issued as either an individual or a group contract. This prospectus provides a description of all of the Contract's material features, benefits, rights and obligations. .

JACKSON OF NY

We are a stock life insurance company organized under the laws of the state of New York in July 1995. Our legal domicile and principal business address is 2900 Westchester Avenue, Purchase, New York 10577. We are admitted to conduct life insurance and annuity business in the states of Delaware, New York and Michigan. We are ultimately a wholly owned subsidiary of Prudential plc (London, England). Prudential plc is also the ultimate parent of PPM America, Inc., a sub-adviser for certain of the Funds, and Jackson National Asset Management, LLC (“JNAM”), the investment adviser and administrator for Jackson Variable Series Trust, JNL Series Trust, and JNL Variable Fund LLC. JNAM provides certain administrative services with respect to the Separate Account, including separate account administration services and financial accounting services. JNAM is located at 225 West Wacker Drive, Chicago, IL 60606.

We issue and administer the Contracts and the Separate Account. We maintain records of the name, address, taxpayer identification number and other pertinent information for each Owner, the number and type of Contracts issued to each Owner and records with respect to the value of each Contract.

You may elect to receive certain documentation electronically, including prospectuses, confirmations of transactions and annual and semi-annual reports. Please contact us at the Jackson of NY Service Center for more information.

THE SEPARATE ACCOUNT

We established the Separate Account on September 12, 1997, pursuant to the provisions of New York law. The Separate Account is a separate account under state insurance law and a unit investment trust under federal securities law and is registered as an investment company with the SEC.

We have claimed an exclusion from the definition of the term “Commodity Pool Operator” under the Commodity Exchange Act (CEA) with respect to the Separate Account. Therefore, we are not subject to registration or regulation as a Commodity Pool Operator under the CEA with respect to the Separate Account.

The assets of the Separate Account legally belong to us and the obligations under the Contracts are our obligations. However, we are not allowed to use the Contract assets in the Separate Account to pay our liabilities arising out of any other business we may conduct. All of the income, gains and losses resulting from these assets (whether or not realized) are credited to or charged against the Contracts and not against any other Contracts we may issue.

The Separate Account is divided into Investment Divisions. We do not guarantee the investment performance of the Separate Account or any of its Investment Divisions.

INVESTMENT DIVISIONS

Your Contract Value may be allocated to no more than 99 Investment Divisions at any one time. Each Investment Division purchases the shares of one underlying Fund (mutual fund portfolio) that has its own investment objective. It is possible for you to lose your Contract Value allocated to any of the Investment Divisions. The amounts you are able to accumulate in your Contract during the

9

accumulation phase depend upon the performance of the Investment Divisions you select. The amount of the income payments you receive during the income phase also will depend, in part, on the performance of the Investment Divisions you choose for the income phase.

The following Funds in which the Investment Divisions invest may be known as a “Fund of Funds” or as Funds investing in other “Underlying Funds” or investing in ETFs. Funds offered in a multi-tiered structure may have higher expenses than direct investments in the Underlying Funds or ETFs. You should read the summary prospectuses for the Funds and/or the prospectuses for the JNL Series Trust and Jackson Variable Series Trust for more information.

JNL Alt 65 Fund
JNL/Mellon Capital Index 5 Fund
JNL/MMRS Conservative Fund
JNL/MMRS Growth Fund
JNL/MMRS Moderate Fund
JNL/S&P 4 Fund
JNAM Guidance – Interest Rate Opportunities Fund
JNAM Guidance – Conservative Fund
JNAM Guidance – Moderate Fund
JNAM Guidance – Growth Fund
JNAM Guidance – Moderate Growth Fund
JNAM Guidance – Maximum Growth Fund
JNAM Guidance – Alt 100 Fund
JNAM Guidance – Equity 100 Fund
JNAM Guidance – Fixed Income 100 Fund
JNAM Guidance – Real Assets Fund
JNL Tactical ETF Conservative Fund
JNL Tactical ETF Moderate Fund
JNL Tactical ETF Growth Fund

In addition to the Fund of Funds structure, certain of the Funds operate as feeder funds that invest in master funds. These Funds are identified in the following descriptions by the designation (“Feeder Fund”) following the name of the Fund. For more information about a Feeder Fund, you should read the summary prospectuses for the Funds and/or the prospectus for the applicable Fund.

The names of the Funds that are available, along with the names of the advisers and sub-advisers and a brief statement of each investment objective, are below:

JNL Series Trust

JNL/American Funds Growth-Income Fund (“Feeder Fund”)
Jackson National Asset Management, LLC, investment adviser to the Feeder Fund (and Capital Research and Management CompanySM, investment adviser to the Master Fund)
Seeks long-term growth of capital and income through exclusive investment in the Class 1 shares of the American Funds Insurance Series® – Growth-Income FundSM (“Master Fund”). The Master Fund seeks to make the investment grow and provide income by investing primarily in common stocks or other securities that the investment adviser to the Master Fund believes demonstrate the potential for appreciation and/or dividends. The Master Fund may invest up to 15% of its assets, at the time of purchase, in securities of issuers domiciled outside the United States.

JNL/American Funds International Fund (“Feeder Fund”)
Jackson National Asset Management, LLC, investment adviser to the Feeder Fund (and Capital Research and Management CompanySM, investment adviser to the Master Fund)
Seeks long-term growth of capital through exclusive investment in the Class 1 shares of the American Funds Insurance Series® – International FundSM ( “Master Fund”). The Master Fund seeks to make the investment grow by investing primarily in common stocks of companies domiciled outside the United States, including companies domiciled in developing countries, that the investment adviser to the Master Fund believes have the potential for growth. Investors in the Master Fund should have a long-term perspective and, for example, be able to tolerate potentially sharp, short-term declines in value.

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JNL Multi-Manager Alternative Fund
Jackson National Asset Management, LLC (and BlueBay Asset Management LLP (and sub-sub-adviser, BlueBay Asset Management USA LLC), First Pacific Advisors, Inc., Lazard Asset Management, LLC, Westchester Capital Management, LLC, Western Asset Management Company, and Invesco Advisors, Inc.)
Seeks long term growth of capital by allocating among a variety of alternative strategies managed by unaffiliated investment managers who may implement the following principal investment strategies: equity long/short strategies, event driven and merger arbitrage strategies, relative value strategies and global macro strategies.

JNL Multi-Manager Mid Cap Fund
Jackson National Asset Management, LLC (and Champlain Investment Partners, LLC, ClearBridge Investments, LLC, and Victory Capital Management, Inc.)
Seeks long-term total return by investing, under normal circumstances, at least 80% of its total net assets in a variety of mid-capitalization growth and value strategies managed by unaffiliated investment managers.

JNL Multi-Manager Small Cap Growth Fund
Jackson National Asset Management, LLC (and Chicago Equity Partners, LLC, Granahan Investment Management, Inc., LMCG Investments, LLC, and Victory Capital Management Inc.)
Seeks long-term capital appreciation by investing, under normal circumstances, at least 80% of its assets in a variety of small cap growth strategies managed by unaffiliated investment managers.

JNL Multi-Manager Small Cap Value Fund
Jackson National Asset Management, LLC (and Century Capital Management, LLC, Chicago Equity Partners, LLC, Cooke & Bieler L.P., and Cortina Asset Management, LLC)
Seeks long-term total return by investing, under normal market conditions, at least 80% of its assets in a variety of small cap value strategies managed by unaffiliated investment managers.

JNL Alt 65 Fund
Jackson National Asset Management, LLC
Seeks long-term growth of capital and income by investing in Class A shares of a diversified group of other funds (“Underlying Funds”) that invest primarily in equity and fixed-income securities. The Underlying Funds in which the Fund may invest are series of the JNL Series Trust, the JNL Variable Fund LLC, the JNL Investors Series Trust, and the Jackson Variable Series Trust. Not all funds of the JNL Series Trust, the JNL Variable Fund LLC, the JNL Investors Series Trust, and the Jackson Variable Series Trust are available as Underlying Funds. The Fund allocates approximately 35% of its assets to traditional investment categories and approximately 65% to non-traditional investment categories. Investments may include Underlying Funds that invest in both domestic and international stocks of large established companies, in stocks of smaller companies with above-average growth potential. As listed in the Fund prospectus, the Fund considers the Alternative Assets, Alternative Strategies, and Risk Management investment categories to be non-traditional, and the Domestic/Global Equity, Domestic/Global Fixed Income, International, International Fixed Income, Sector, Specialty, and Tactical Management investment categories to be traditional. Please see the Fund prospectus for more information.

JNL/AB Dynamic Asset Allocation Fund
Jackson National Asset Management, LLC (and AllianceBernstein L.P.)
Seeks to maximize total return consistent with the determination of reasonable risk and subject to the assets strategy’s asset class. The Fund invests in a globally diversified portfolio of equity and debt securities including exchange-traded funds, and other financial instruments, and expects to enter into derivatives transactions. The Fund’s neutral weighting, from which it will make its tactical asset allocations, is 70% equity exposure and 30% debt exposure.

JNL/AQR Managed Futures Strategy Fund
Jackson National Asset Management, LLC (and AQR Capital Management, LLC)
Seeks positive absolute returns by investing primarily in a portfolio of futures contracts, futures-related instruments, and equity swaps. Equity swaps include, but are not limited to, global developed and emerging market equity index futures, swaps on equity index futures and equity swaps, global developed and emerging market currency forwards, global developed fixed-income futures, bond futures and swaps on bond futures and may also invest in commodity futures and swaps on commodity futures.

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JNL/BlackRock Global Allocation Fund
Jackson National Asset Management, LLC (and BlackRock Investment Management, LLC)
Seeks high total investment return by investing in a portfolio of equity and debt securities, money market securities and other short-term securities or instruments of issuers located around the world. Generally, the Fund will invest in both equity and debt securities and seeks diversification across markets, industries and issuers as one of its strategies to reduce volatility. Equity securities include common stock, rights and warrants, preferred stock, securities convertible into common stock, or securities or other instruments whose price is linked to the value of common stock.

JNL/BlackRock Natural Resources Fund
Jackson National Asset Management, LLC (and BlackRock Investment Management, LLC)
Seeks long-term capital growth by investing primarily in equity securities of companies with substantial natural resource assets. Under normal circumstances, the Fund will invest at least 80% of its assets in companies with substantial natural resource assets or in securities the value of which is related to the market value of some natural resource asset. The Fund may invest in securities of issuers with any market capitalization. There are no geographic limits on the Fund’s investments.

JNL/Boston Partners Global Long Short Equity Fund
Jackson National Asset Management, LLC (and Robeco Investment Management, Inc.
Seeks long-term growth of capital by investing in stocks identified by the sub-adviser as undervalued and takes short positions in stocks that the sub-adviser has identified as overvalued. The Fund will invest, both long and short, primarily in equity securities issued by U.S. and non-U.S. companies of any market capitalization size.

JNL/Brookfield Global Infrastructure and MLP Fund
Jackson National Asset Management, LLC (and Brookfield Investment Management Inc.)
Seeks total return through growth of capital and current income by investing primarily in securities of publicly traded infrastructure companies. Under normal market conditions, the Fund will invest at least 80% of its net assets in MLPs and publicly traded equity securities of infrastructure companies listed on a domestic or foreign exchange. MLPs may derive income and gains from the exploration, development, mining or production, process, refining, transportation, or marketing of any mineral or natural gas.

JNL/Causeway International Value Select Fund
Jackson National Asset Management, LLC (and Causeway Capital Management LLC)
Seeks long-term growth of capital income by investing, under normal circumstances, in common stocks of companies located in developed countries outside the U.S. The Fund invests at least 80% of its assets in stocks of companies located in at least ten foreign countries and invests the majority of its total assets in companies that pay dividends or repurchase their shares.

JNL/Crescent High Income Fund
Jackson National Asset Management, LLC (and Crescent Capital Group, LP)
Seeks high current income by investing primarily in high yield fixed-income securities and bank loans that are rated below investment grade. The Fund considers investments to be below investment grade if they are rated BB+ or lower by Standard & Poor’s Ratings Services or Fitch, Inc. and/or Ba1 or lower by Moody’s Investors Service, Inc., or, if unrated, deemed to be below investment grade by the sub-adviser. Below investment grade fixed-income securities are commonly referred to as “junk bonds.”

JNL/DFA U.S. Core Equity Fund
Jackson National Asset Management, LLC (and Dimensional Fund Advisors LP)
Seeks long-term capital appreciation by investing, under normal market conditions, at least 80% of its assets in equity securities of U.S. companies. The percentage allocation of the assets of the Fund to securities of the largest U.S. growth companies will generally be reduced from between 2.5% and 25% of their percentage weight in the U.S. universe. The percentage by which the Fund’s allocation to securities of the largest U.S. growth companies is reduced will change due to market movements. The range by which the Fund’s percentage allocation to all securities as compared to the U.S. universe may be modified after considering other factors the sub-adviser determines to be appropriate.

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JNL/DoubleLine® Emerging Markets Fixed Income Fund
Jackson National Asset Management, LLC (and DoubleLine Capital LP)
Seeks high total return from current income and capital appreciation by investing, under normal circumstances, at least 80% of its net assets (plus the amount of borrowings for investment purposes) in fixed-income instruments. These fixed-income instruments include but are not limited to securities issued or guaranteed by companies (including foreign hybrid securities), financial institutions and government entities in emerging market countries and other securities bearing fixed or variable interest rates of any or no maturity.

JNL/DoubleLine® Shiller Enhanced CAPE® Fund
Jackson National Asset Management, LLC (and DoubleLine Capital LP)
Seeks total return (capital appreciation and current income) which exceeds the total return (capital appreciation and current income) in excess of the Shiller Barclays CAPE® US Sector TR USD Index. The Fund will seek to use derivatives, or a combination of derivatives and direct investments to provide a return that tracks closely the performance of the Index. The Fund will also invest in a portfolio of debt securities to provide additional long-term total return.

JNL/FPA + DoubleLine® Flexible Allocation Fund
Jackson National Asset Management, LLC (DoubleLine Capital LP, First Pacific Advisors, LLC and Ivy Investment Management Company)
Seeks to provide total return by allocating among a variety of alternative strategies managed by three unaffiliated sub-advisers. Each of the sub-advisers generally provides day-to-day management for a portion of the Fund’s assets.

JNL/Franklin Templeton Global Multisector Bond Fund
Jackson National Asset Management, LLC (and Franklin Advisers, Inc.)
Seeks total investment return consisting of a combination of interest income, capital appreciation, and currency gains. Under normal market conditions the Fund will invest at least 80% of its assets in fixed and floating rate debt securities and debt obligations (including convertible bonds) of governments, government-related issuers, or corporate issuers worldwide. The Fund may also invest in inflation-indexed securities and securities or structured products that are linked to or derive their value from another security, asset or currency of any nation. The Fund's assets will be invested in issuers located in at least three countries (including the U.S.).

JNL/Franklin Templeton Income Fund
Jackson National Asset Management, LLC (and Franklin Advisers, Inc.)
Seeks to maximize income while maintaining prospects for capital appreciation by investing, under normal market conditions, in a diversified portfolio of debt and equity securities. The equity securities in which the Fund invests consist primarily of common stock. The Fund seeks income by selecting investments such as corporate, foreign and U.S. Treasury bonds, as well as stocks with attractive dividend yields.

JNL/Franklin Templeton International Small Cap Growth Fund
Jackson National Asset Management, LLC (and Franklin Templeton Institutional, LLC and Templeton Investment Counsel, LLC)
Seeks long-term capital appreciation by investing, under normal market conditions, at least 80% of its assets in a diversified portfolio of investments of smaller international companies, located outside of the U.S., including those of emerging or developing markets. The Fund invests predominately in securities listed or traded on recognized international markets in developed countries included in MSCI EAFE Small Cap Index and All Country World exUS Small Cap Index. The Fund may, from time to time, have significant investments in a particular sector or country.

JNL/Goldman Sachs Emerging Markets Debt Fund
Jackson National Asset Management, LLC (and Goldman Sachs Asset Management, L.P. and sub-sub-adviser: Goldman Sachs Asset Management International)
Seeks a high level of total return consisting of income and capital appreciation. The Fund invests, under normal circumstances, at least 80% of its assets in (i) sovereign and corporate debt securities and other instruments of issuers in emerging countries, denominated in any currency; and/or (ii) currencies of such emerging countries, which may be represented by forwards or other derivatives that may have interest rate exposure. Emerging market countries include but are not limited to those considered to be developing by the World Bank. Many of the countries in which the Fund invests will have sovereign ratings that are below investment grade or are unrated.

13

JNL/Goldman Sachs U.S. Equity Flex Fund
Jackson National Asset Management, LLC (Goldman Sachs Asset Management, L.P.)
Seeks long-term capital appreciation by investing in a broad mix of equity securities and equity related and/or derivative instruments that aim to produce long-term capital appreciation and target attractive risk adjusted returns compared to the S&P 500 Index. In seeking to outperform its benchmark index, the S&P 500 Index, the Fund will hold long securities that the sub-adviser believes are more likely to outperform the index, and will take short positions in securities the sub-adviser believes will underperform the index.

JNL/Harris Oakmark Global Equity Fund
Jackson National Asset Management, LLC (and Harris Associates L.P.)
Seeks capital appreciation by investing, normally, at least 80% of its assets in a diversified portfolio of common stocks of U.S. and non-U.S. companies. The Fund invests in the securities of companies located in at least three countries.

JNL/Invesco China-India Fund
Jackson National Asset Management, LLC (and Invesco Hong Kong Limited)
Seeks long-term capital growth by investing normally 80% of its assets (net assets plus the amount of any borrowings for investment purposes), in equity and equity-related securities (such as depositary receipts, convertible bonds and warrants) of corporations, which are incorporated in, or listed in, or have their area of primary activity in the Greater China region (including mainland China, Hong Kong, Macau and Taiwan) and India where the (i) securities are of issuers organized under the laws of the country or of a country within the geographic region or (ii) maintain their principal place of business in that country or region; or (iii) securities are traded principally in the country or region; or (iv) securities of issuers, during the issuer's most recent fiscal year, derived at least 50% of their revenues or profits from goods produced or sold, investments made, or services performed in the country or region or have at least 50% of their assets in that country or region.

JNL/Invesco Global Real Estate Fund
Jackson National Asset Management, LLC (and Invesco Advisers, Inc. and sub-sub-adviser: Invesco Asset Management Limited)
Seeks high total return by investing, normally, at least 80% of its assets in securities of real estate and real estate-related companies, including real estate investment trusts and in derivatives and other instruments that have economic characteristics similar to such securities. The companies will be located in at least three different countries, including the U.S.

JNL/Invesco International Growth Fund
Jackson National Asset Management, LLC (and Invesco Advisers, Inc.)
Seeks long-term growth of capital by primarily investing in equity securities and depository receipts of foreign issuers. The Fund focuses its investments in common and preferred stock and invests, under normal circumstances in securities of companies located in at least three countries outside of the U.S. The Fund may also invest no more than 30% in emerging markets securities.

JNL/Invesco Small Cap Growth Fund
Jackson National Asset Management, LLC (and Invesco Advisers, Inc.)
Seeks long-term growth of capital by investing, normally, at least 80% of its assets in equity securities of small-capitalization companies. The Fund considers a company to be a small-capitalization company if it has a market capitalization, at the time of purchase, no larger than the largest capitalized company included in the Russell 2000® Index during the most recent 11-month period (based on month-end data) plus the most recent data during the current month. The Fund may also invest up to 20% of its assets in equity securities of issuers that have market capitalizations, at the time of purchase, in other market capitalization ranges, and in investment-grade non-convertible debt securities, U.S. government securities and high quality money market instruments. The Fund may also invest up to 25% of its total assets in foreign securities.

JNL/JPMorgan MidCap Growth Fund
Jackson National Asset Management, LLC (and J.P. Morgan Investment Management Inc.)
Seeks capital growth over the long-term by investing, under normal market circumstances, at least 80% of its assets in a broad portfolio of common stocks of companies with market capitalizations equal to those within the universe of Russell Midcap Growth Index stocks at the time of purchase. Market capitalization is the total market value of a company’s shares. The Fund may also invest up to 20% of its total assets in all types of foreign securities.

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JNL/JPMorgan U.S. Government & Quality Bond Fund
Jackson National Asset Management, LLC (and J.P. Morgan Investment Management Inc.)
Seeks to obtain a high level of current income by investing, under normal circumstances, at least 80% of its assets in U.S. Treasury securities, obligations issued by agencies or instrumentalities of the U.S. government (which may not be backed by the U.S. government) and mortgage-backed securities, that are supported either by the full faith and credit of the U.S. government or their own credit, collateralized mortgage obligations issued by private issuers, repurchase agreements and derivatives related to the principal investments. The Fund may also invest in high-quality corporate debt securities.

JNL/Lazard Emerging Markets Fund
Jackson National Asset Management, LLC (and Lazard Asset Management LLC)
Seeks long-term capital appreciation by investing, under normal circumstances, at least 80% of its assets in equity securities of companies whose principal business activities are located in emerging market countries. The Fund may engage, to a limited extent, in various investment techniques, such as foreign currency transactions and the use of derivative instruments to gain exposure to foreign currencies and emerging securities, and to hedge the Fund’s investments.

JNL/Mellon Capital Index 5 Fund
Jackson National Asset Management, LLC
Seeks capital appreciation by investing in Class A shares of the following Underlying Funds:

➢	20% in the JNL/Mellon Capital S&P 500 Index Fund;

➢	20% in the JNL/Mellon Capital S&P 400 MidCap Index Fund;

➢	20% in the JNL/Mellon Capital Small Cap Index Fund;

➢	20% in the JNL/Mellon Capital International Index Fund; and

➢	20% in the JNL/Mellon Capital Bond Index Fund.

JNL/Mellon Capital Emerging Markets Index Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries. The Fund invests, under normal circumstances, at least 80% of its assets in stocks included in the MSCI Emerging Markets Index (“Index”), including depositary receipts representing securities of the Index.  The Fund attempts to replicate the Index by investing all or substantially all of its assets in the stocks that comprise the Index.

JNL/Mellon Capital European 30 Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks to provide capital appreciation by investing at least 80% of its assets in the common stock of 30 companies selected from the MSCI Europe Index.

JNL/Mellon Capital Pacific Rim 30 Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks to provide capital appreciation by investing under normal circumstances at least 80% of its assets in the common stock of 30 companies selected from the MSCI Pacific Index.

JNL/Mellon Capital S&P 500 Index Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks to match the performance of the S&P 500® Index. The Fund seeks to invest under normal circumstances at least 80% of its assets in the stocks in the S&P 500 Index in proportion to their market capitalization weighting in the S&P 500 Index in order to provide long-term capital growth.

JNL/Mellon Capital S&P 400 MidCap Index Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks to match the performance of the S&P MidCap 400 Index. The Fund invests in equity securities of medium capitalization-weighted domestic corporations. Under normal circumstances the Fund invests at least 80% of its assets in the stocks in the S&P MidCap 400 Index in proportion to their market capitalization weighting in the S&P MidCap 400 Index in order to provide long-term capital growth.

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JNL/Mellon Capital Small Cap Index Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks to match the performance of the S&P SmallCap 600 Index and provide long-term growth of capital by investing in equity securities of small- to mid-size domestic companies. The Fund, under normal circumstances, invests at least 80% of its assets in the stocks included in the S&P SmallCap 600 Index in proportion to their market capitalization weighting in the Index.

JNL/Mellon Capital International Index Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks to match the performance of the Morgan Stanley Capital International (“MSCI”) Europe Australia Far East (“EAFE”) Index. The Fund invests in international equity securities attempting to match the characteristics of each country within the index. Under normal circumstances the Fund invests at least 80% of its assets in the stocks included in the MCSI EAFE Index or derivative securities economically related to the MSCI EAFE Index in order to provide long-term capital growth.

JNL/Mellon Capital Bond Index Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks to match the performance of the Barclays U.S. Aggregate Bond Index by investing under normal circumstances at least 80% of its assets in fixed-income securities. The Fund seeks to provide a moderate rate of income by investing in domestic fixed-income investments.

JNL/Mellon Capital Utilities Sector Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return through capital appreciation and dividend income by investing, under normal circumstances at least 80% of its assets in the stocks in the MSCI USA IMI Utilities Index in proportion to their market capitalization weighting in the MSCI USA IMI Utilities Index.

JNL/MMRS Conservative Fund
Jackson National Asset Management, LLC (and Milliman Financial Risk Management LLC)
Seeks growth of capital while also seeking to manage volatility and provide downside protection by investment in other funds. The Fund invests in Class A shares of a diversified group of Funds (“Underlying Funds”). The Underlying Funds in which the Fund may invest are part of the JNL Series Trust, the JNL Variable Fund LLC, the JNL Investors Series Trust, and Jackson Variable Series Trust. Under normal circumstances the Fund allocates approximately 50% to 100% of its assets in Underlying Funds that invest primarily in fixed-income securities and up to 50% of its assets in Underlying Funds that invest primarily in equity securities.

JNL/MMRS Growth Fund
Jackson National Asset Management, LLC (and Milliman Financial Risk Management LLC)
Seeks growth of capital while also seeking to manage volatility and provide downside protection by investment in other funds. The Fund invests in Class A shares of a diversified group of Funds (“Underlying Funds”). The Underlying Funds in which the Fund may invest are part of the JNL Series Trust, the JNL Variable Fund LLC, the JNL Investors Series Trust, and Jackson Variable Series Trust. Under normal circumstances the Fund allocates approximately 10% to 90% of its assets in Underlying Funds that invest primarily in fixed-income securities and 10% to 90% of its assets in Underlying Funds that invest primarily in equity securities.

JNL/MMRS Moderate Fund
Jackson National Asset Management, LLC (and Milliman Financial Risk Management LLC)
Seeks growth of capital while also seeking to manage volatility and provide downside protection by investment in other funds. The Fund invests in Class A shares of a diversified group of Funds (“Underlying Funds”). The Underlying Funds in which the Fund may invest are part of the JNL Series Trust, the JNL Variable Fund LLC, the JNL Investors Series Trust, and Jackson Variable Series Trust. Under normal circumstances the Fund allocates approximately 25% to 100% of its assets in Underlying Funds that invest primarily in fixed-income securities and up to 75% of its assets in Underlying Funds that invest primarily in equity securities.

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JNL/Neuberger Berman Strategic Income Fund
Jackson National Asset Management, LLC (and Neuberger Berman Investment Advisers LLC)
Seeks high current income with long-term capital appreciation as its secondary objective by investing primarily in a diversified mix of fixed rate and floating rate debt securities. The Fund’s investments may include securities issued by domestic and foreign governments, corporate entities, and trust structures. The Fund may invest in a broad array of securities, including: securities issued or guaranteed as to principal or interest by the U.S. government or any of its agencies or instrumentalities; corporate bonds; commercial paper; currencies and non-U.S. securities; mortgage-backed securities and other asset-backed securities; and loans.

JNL/Oppenheimer Emerging Markets Innovator Fund
Jackson National Asset Management, LLC (and OppenheimerFunds, Inc.)
Seeks capital appreciation by investing in equity securities of issuers in emerging markets and developing markets through the world. Under normal circumstances, the Fund will invest at least 80% of its assets in equity securities of issuers that are economically tied to an emerging market country.

JNL/PIMCO Real Return Fund
Jackson National Asset Management, LLC (and Pacific Investment Management Company LLC)
Seeks maximum real return, consistent with preservation of real capital and prudent investment management. The Fund invests, under normal circumstances, at least 80% of its assets in inflation-indexed bonds of varying maturities issued by the U.S. and non-U.S. governments, their agencies or instrumentalities, and corporations. Assets not invested in inflation-indexed bonds may be invested in other types of Fixed Income Instruments, which include bonds, debt securities, and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities.

JNL/PIMCO Total Return Bond Fund
Jackson National Asset Management, LLC (and Pacific Investment Management Company LLC)
Seeks to realize maximum total return, consistent with the preservation of capital and prudent investment management. The Fund invests, under normal circumstances, at least 80% of its assets in a diversified portfolio of fixed-income instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts, or swap agreements.

JNL/PPM America Floating Rate Income Fund
Jackson National Asset Management, LLC (and PPM America, Inc.)
Seeks to provide a high level of current income by investing, under normal circumstances, at least 80% of its net assets in floating rate loans and other floating rate investments, defined as floating rate loans, floating rate notes, other floating rate debt securities, structured products, money market securities of all types, repurchase agreements, shares of money market funds, short-term bond funds and floating rate funds. Further, while not a principal investment strategy, the Fund may engage in derivatives transactions. Investment in such derivative or other synthetic instruments that have economic characteristics similar to the floating rate investments may be used for the purpose of satisfying the 80% minimum investment requirement.

JNL/PPM America High Yield Bond Fund
Jackson National Asset Management, LLC (and PPM America, Inc.)
Seeks to maximize current income, with capital appreciation as a secondary objective, by investing, under normal circumstances, at least 80% of its assets in high-yield, high-risk debt securities, commonly referred to as “junk bonds” and related investments. Further, while not a principal investment strategy, the Fund may engage in derivatives transactions. Investment in derivatives instruments that have economic characteristics similar to the fixed-income investments may be used for the purpose of satisfying the 80% minimum investment requirement. The Fund may also invest in securities of foreign issuers. To the extent that the Fund invests in emerging market debt, this will be considered as an investment in a high-yield security for purposes of the 80% investment minimum requirement.

JNL/PPM America Mid Cap Value Fund
Jackson National Asset Management, LLC (and PPM America, Inc.)
Seeks long-term growth of capital by investing, primarily, at least 80% of its assets in a diversified portfolio of equity securities of U.S. companies with market capitalizations within the range of companies constituting the Russell Midcap Index (“Index”) under normal market conditions at the time of the initial purchase. The market capitalization range of the Index will vary

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with market conditions over time. If the market capitalization of a company held by the Fund moves outside the then-current Index range, the Fund may, but is not required to, sell such company's securities.

JNL/PPM America Total Return Fund
Jackson National Asset Management, LLC (and PPM America, Inc.)
Seeks to realize maximum total return, consistent with the preservation of capital and prudent investment management. Under normal circumstances, the Fund invests at least 80% of its assets in a diversified portfolio of fixed-income investments of U.S. and foreign issuers such as government, corporate, mortgage- and other asset-backed securities and cash equivalents. The Fund may also invest in derivative instruments.

JNL/Red Rocks Listed Private Equity Fund
Jackson National Asset Management, LLC (and Red Rocks Capital LLC)
Seeks maximum total return by investing at least 80% of its assets in (i) securities of U.S. and non-U.S. companies listed on a national securities exchange, or foreign equivalent, that have a significant portion of their assets invested in or exposed to private companies or have as its stated intention to have a significant portion of its assets invested in or exposed to private companies (“Listed Private Equity Companies”), and (ii) derivatives or other instruments (such as exchange traded funds) that otherwise have the economic characteristics of Listed Private Equity Companies.

JNL/Scout Unconstrained Bond Fund
Jackson National Asset Management, LLC (and Scout Investments, Inc.)
Seeks to maximize total return consistent with the preservation of capital. The Fund invests at least 80% of its assets, determined at the time of purchase, in fixed-income instruments. In certain market conditions, the Fund may pursue its investment objective by investing a significant portion of its assets in cash or short-term debt obligations.

JNL/T. Rowe Price Established Growth Fund
Jackson National Asset Management, LLC (and T. Rowe Price Associates, Inc.)
Seeks long-term growth of capital and increasing dividend income by investing generally in common stocks of large-capitalization companies. The sub-adviser seeks investments in companies with one or more of the following characteristics: strong cash flow and an above-average rate of earnings growth; the ability to sustain earnings momentum during economic downturns; and occupation of a lucrative niche in the economy and the ability to expand even during times of slow economic growth. While the Fund invests principally in U.S. common stocks, other securities may also be purchased, including foreign stocks, futures and options.

JNL/T. Rowe Price Short-Term Bond Fund
Jackson National Asset Management, LLC (and T. Rowe Price Associates, Inc.)
Seeks a high level of income consistent with minimal fluctuation in principal value and liquidity by investing in a diversified portfolio of short- and intermediate-term investment-grade corporate, government, and mortgage-backed securities. The Fund may also invest in money market securities, bank obligations, collateralized mortgage obligations, and foreign securities. Normally, the Fund will invest at least 80% of its net assets in bonds. The Fund will only purchase securities that are rated within the four highest credit categories (e.g. AAA, AA, A, BBB, or equivalent) at the time of purchase by at least one major credit rating agency or, if unrated, deemed to be of comparable quality by the sub-adviser.

JNL/T. Rowe Price Value Fund
Jackson National Asset Management, LLC (and T. Rowe Price Associates, Inc.)
Seeks long-term capital appreciation by investing, via a value approach investment selection process, at least 65% of total assets in common stocks believed to be undervalued. Stock holdings are expected to consist primarily of large-company stocks, but may also include mid-cap and small-cap companies. The Fund may invest up to 25% of its total assets (excluding reserves) in foreign securities. Income is a secondary objective.

JNL/Westchester Capital Event Driven Fund
Jackson National Asset Management, LLC (and Westchester Capital Management, LLC)
Seeks to provide attractive risk-adjusted returns with low relative volatility in virtually all market environments. The Fund employs investment strategies designed to capture price movements generated by specific events including, but not limited to, securities of companies involved in mergers, acquisitions, asset sales or other divestitures, restructurings, refinancings, recapitalizations, reorganizations or other special situations.

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JNL/WMC Balanced Fund
Jackson National Asset Management, LLC (and Wellington Management Company LLP)
Seeks reasonable income and long-term capital growth by investing primarily in a diversified portfolio of common stocks and investment grade fixed-income securities. The Fund may invest in any type or class of security. The anticipated mix of the Fund’s holdings is typically 60-70% of its assets in equities and 30-40% in fixed-income securities, including cash and cash equivalents.

JNL/WMC Money Market Fund
Jackson National Asset Management, LLC (and Wellington Management Company LLP)
Seeks to achieve as high a level of current income as is consistent with the preservation of capital and maintenance of liquidity by investing in, under normal circumstances, at least 99.5% of its total assets in cash, U.S. Government securities, and/or repurchase agreements that are "collateralized fully" (i.e., collateralized by cash or government securities).

JNL/S&P Competitive Advantage Fund
Jackson National Asset Management, LLC (and Standard & Poor's Investment Advisory Services LLC and Mellon Capital Management Corporation)
Seeks capital appreciation by investing in the stock of anywhere from 30 to 90 distinct companies (generally ranging from 35 to 50 distinct companies) included in the S&P 500 ® Index that are believed to have superior profitability, as measured by return on invested capital, and trade at relatively attractive valuations.

JNL/S&P Dividend Income & Growth Fund
Jackson National Asset Management, LLC (and Standard & Poor's Investment Advisory Services LLC and Mellon Capital Management Corporation)
Seeks primarily capital appreciation with secondary focus on current income by investing in the stock of 33 to 99 distinct companies (generally ranging from 35 to 50 distinct companies) included in the S&P 500 ® Index that have attractive dividend yields and strong capital structures as determined by Standard & Poor’s Investment Advisory Services LLC.

JNL/S&P International 5 Fund
Jackson National Asset Management, LLC (and Standard & Poor’s Investment Advisory Services LLC and Mellon Capital Management Corporation)
Seeks capital appreciation by investing in the common stock of foreign companies that are identified by a model strategy comprised of five underlying strategies. The Fund allocates all of its net assets in the following strategies:

➢	S&P Asia Pac Ex Japan Strategy

➢	S&P Canada Strategy

➢	S&P Europe Strategy

➢	S&P Japan Strategy

➢	S&P Middle East Strategy

JNL/S&P Intrinsic Value Fund
Jackson National Asset Management, LLC (and Standard & Poor's Investment Advisory Services LLC and Mellon Capital Management Corporation)
Seeks capital appreciation by investing in the stock of 30 to 90 distinct companies (generally ranging from 45 to 60 distinct companies) included in the S&P 500 ® Index that generate strong free cash flows and sell at relatively attractive valuations.

JNL/S&P Total Yield Fund
Jackson National Asset Management, LLC (and Standard & Poor's Investment Advisory Services LLC and Mellon Capital Management Corporation)
Seeks capital appreciation by investing in the stock of 30 to 90 distinct companies (generally ranging from 40 to 65 distinct companies) included in the S&P 500 ® Index that generate positive cash flow and have a strong track record, as determined by Standard & Poor’s Investment Advisory Services LLC of returning cash to investors, such as through dividends, share repurchases or debt retirement.

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JNL/S&P 4 Fund
Jackson National Asset Management, LLC
Seeks capital appreciation by making initial allocations (25%) of its assets and cash flows to the following four Underlying Funds (Class A) on a specific date each year:

➢	25% in JNL/S&P Competitive Advantage Fund;

➢	25% in JNL/S&P Dividend Income & Growth Fund;

➢	25% in JNL/S&P Intrinsic Value Fund; and

➢	25% in JNL/S&P Total Yield Fund.

JNL/S&P Mid 3 Fund
Jackson National Asset Management, LLC (and Standard & Poor's Investment Advisory Services LLC and Mellon Capital Management Corporation)
Seeks capital appreciation by investing in common stocks of companies that are identified by a model based on three separate investment strategies. Under normal circumstances, the Fund invests approximately 1/3 of its net assets in the following strategies:

➢	MID Competitive Advantage Strategy;

➢	MID Intrinsic Value Strategy; and

➢	MID Total Equity Yield Strategy.

Jackson Variable Series Trust

JNAM Guidance – Interest Rate Opportunities Fund
Jackson National Asset Management, LLC
Seeks total return primarily through strategies that invest in fixed-income oriented securities, as well as other asset classes and strategies through investment in other funds (the “Underlying Funds”). The Fund allocates the majority of its assets to Underlying Funds that invest primarily in fixed-income oriented securities of issuers in the U.S. and foreign countries, including emerging markets.

JNAM Guidance – Conservative Fund
Jackson National Asset Management, LLC
Seeks the generation of income through investment in other funds (the “Underlying Funds”). The Fund allocates its assets to Underlying Funds that invest primarily in fixed-income and other income-oriented securities (including high-yield ("junk") bonds) of issuers in the U.S. and foreign countries, including emerging markets.

JNAM Guidance – Moderate Fund
Jackson National Asset Management, LLC
Seeks a balance between the generation of income and the long-term growth of capital through investment in other funds (the “Underlying Funds”). The Fund allocates its assets to Underlying Funds that invest primarily in fixed-income and other income-oriented securities (including high-yield ("junk") bonds) as well as dividend-paying equity securities of issuers in the U.S. and foreign countries, including emerging markets.

JNAM Guidance - Growth Fund
Jackson National Asset Management, LLC
Seeks long-term growth of capital through an allocation in stocks and other asset classes and strategies through investment in other funds (the “Underlying Funds”). The Fund allocates its assets to Underlying Funds that invest primarily in equity securities of issuers in the U.S. and foreign countries, including emerging markets.

JNAM Guidance – Moderate Growth Fund
Jackson National Asset Management, LLC
Seeks long-term growth of capital by investing in other funds (the “Underlying Funds”) that offer a broad array of stock, bond, and other asset classes and strategies. The Fund allocates its assets to Underlying Funds that invest primarily in equity securities of issuers in the U.S. and foreign countries, including emerging markets.

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JNAM Guidance – Maximum Growth Fund
Jackson National Asset Management, LLC
Seeks long-term growth of capital through an allocation in stocks and other asset classes and strategies through investment in other funds (the “Underlying Funds”). The Fund allocates its assets to Underlying Funds that invest primarily in equity securities of issuers in the U.S. and foreign countries, including emerging markets.

JNAM Guidance – Alt 100 Fund
Jackson National Asset Management, LLC
Seeks long-term growth of capital through investment in other funds (the “Underlying Funds”). Under normal market conditions, the Fund may allocate 100% of its assets to the Underlying Funds that invest in non-traditional asset classes.
Under normal circumstances, the Fund allocates at least 80% of its assets to the Underlying Funds that invest in non-traditional asset classes.

JNAM Guidance – Equity 100 Fund
Jackson National Asset Management, LLC
Seeks long-term growth of capital through investment in other funds (the “Underlying Funds”) with an equity orientation.
The Fund will invest in Underlying Funds such that 80% of its assets (net assets plus the amount of any borrowings for investment purposes) are invested in equities (which may include derivatives exposure to equity securities) of issuers in the U.S. and foreign countries, including emerging markets. The Fund allocates its assets to Underlying Funds that invest amongst various equity classes, as well as non-traditional investments.

JNAM Guidance – Fixed Income 100 Fund
Jackson National Asset Management, LLC
Seeks income and total return through investment in other funds (the “Underlying Funds”) with a fixed-income orientation.
The Fund will invest in Underlying Funds such that 80% of its assets (net assets plus the amount of any borrowings for investment purposes) are invested in fixed-income securities (which may include derivatives exposure to fixed-income securities) of issuers in the U.S. and foreign countries, including emerging markets. The Fund allocates its assets to Underlying Funds that invest amongst various fixed-income classes, as well as non-traditional investments.

JNAM Guidance – Real Assets Fund
Jackson National Asset Management, LLC
Seeks long-term real return through an allocation in stocks and other asset classes and strategies through investment in other funds (the “Underlying Funds”). The Fund seeks to achieve its objective by investing in shares of the Underlying Funds that focus on investments in commodity, inflation sensitive, natural resource and real estate sectors. The Fund allocates the majority of its assets to Underlying Funds that invest primarily in equity securities, inflation protected securities of issuers in the U.S. and foreign countries, including emerging and currencies.

JNL Tactical ETF Conservative Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks long-term growth of capital through investment in exchange-traded funds (“Underlying ETFs”). Under normal market conditions, the Fund seeks to achieve its investment objective primarily through investing at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in a diversified group of underlying exchange-traded funds. Under normal market conditions, the Adviser allocates approximately 20% to 60% (with a target allocation of 40%) of the Fund’s assets to Underlying ETFs that invest primarily in equity securities, 40% to 80% (with a target allocation of 60%) of the Fund’s assets to Underlying ETFs that invest primarily in fixed-income securities and/or cash alternatives, and up to 15% (with a target allocation of 0%) of the Fund’s assets to Underlying ETFs that invest primarily in alternative assets and strategies. The Adviser may also allocate the Fund’s assets to securities and derivative contracts to meet the Fund’s allocation targets.

JNL Tactical ETF Moderate Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks long-term growth of capital through investment in a diversified group of exchange-traded funds (“Underlying ETFs”). Under normal market conditions, the Fund seeks to achieve its investment objective primarily through investing at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in a diversified group of underlying exchange-traded funds. Under normal market conditions, the Adviser allocates approximately 40% to 80% (with a target allocation of

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60%) of the Fund’s assets to Underlying ETFs that invest primarily in equity securities, 20% to 60% (with a target allocation of 40%) of the Fund’s assets to Underlying ETFs that invest primarily in fixed-income securities and/or cash alternatives, and up to 15% (with a target allocation of 0%) of the Fund’s assets to Underlying ETFs that invest primarily in alternative assets and strategies. The Adviser may also allocate the Fund’s assets to securities and derivative contracts to meet the Fund’s allocation targets.

JNL Tactical ETF Growth Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks long-term growth of capital through investment in a diversified group of exchange-traded funds (“Underlying ETFs”). Under normal market conditions, the Fund seeks to achieve its investment objective primarily through investing at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in underlying exchange-traded funds. Under normal market conditions, the Adviser allocates approximately 60% to 100% (with a target allocation of 80%) of the Fund’s assets to Underlying ETFs that invest primarily in equity securities, 0% to 40% (with a target allocation of 20%) of the Fund’s assets to Underlying ETFs that invest primarily in fixed-income securities and/or cash alternatives, and up to 15% (with a target allocation of 0%) of the Fund’s assets to Underlying ETFs that invest primarily in alternative assets and strategies. The Adviser may also allocate the Fund’s assets to securities and derivative contracts to meet the Fund’s allocation targets.

JNL/American Funds® Global Growth Fund (“Feeder Fund”)
Jackson National Asset Management, LLC, investment adviser to the Feeder Fund (and Capital Research and Management Company, investment adviser to the Master Fund)
Seeks long-term growth of capital through exclusive investment in Class 1 shares of the American Funds Insurance Series® - Global Growth FundSM (the “Master Fund”). The Master Fund invests primarily in common stocks of companies around the world that have the potential for growth. As a fund that seeks to invest globally, the Master Fund will allocate its assets among securities of companies domiciled in various countries, including the United States and foreign countries, including emerging market countries. Under normal market conditions, the Master Fund seeks to invest at least 30% of its net assets in issuers domiciled outside of the United States.

JNL/American Funds® Growth Fund (“Feeder Fund”)
Jackson National Asset Management, LLC, investment adviser to the Feeder Fund (and Capital Research and Management Company, investment adviser to the Master Fund)
Seeks growth of capital through exclusive investment in Class 1 shares of the American Funds Insurance Series® - Growth FundSM (the “Master Fund”). The Master Fund invests primarily in common stocks and seeks to invest in companies that the Master Fund's investment adviser believes offers superior opportunities for growth of capital. The Master Fund may invest up to 25% of its assets in common stocks and other securities (including convertible and nonconvertible preferred stocks, bonds, and other debt securities) of issuers domiciled outside the U.S.

JNL/AQR Risk Parity Fund
Jackson National Asset Management, LLC (and AQR Capital Management, LLC)
Seeks total return (consisting of capital appreciation and income) by allocating assets among major asset classes (including global developed and emerging market equities, global nominal and inflation-linked government bonds, developed and emerging market currencies, and commodities).

JNL/BlackRock Global Long Short Credit Fund
Jackson National Asset Management, LLC (and BlackRock Financial Management, Inc., BlackRock International Limited and BlackRock (Singapore) Limited)
Seeks absolute total returns over a complete market cycle through diversified long and short exposure to the global fixed-income markets. A complete market cycle for fixed-income funds such as the Fund is typically three to five years.
Under normal market conditions, the Fund invests at least 80% of its total assets in credit-related instruments, including, but not limited to, U.S. Government and agency securities, foreign government and supranational debt securities, corporate bonds, including bonds of companies principally engaged in the aircraft or air transportation industries, mortgage-related securities and asset-backed securities, collateralized debt and loan obligations, including bonds collateralized by aircraft and/or aircraft equipment, emerging market debt securities, preferred securities, structured products, mezzanine securities, senior secured floating rate and fixed rate loans or debt, second lien or other subordinated or unsecured floating rate and fixed rate loans or debt, convertible debt securities, and derivatives with similar economic characteristics.

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JNL/DFA U.S. Micro Cap Fund
Jackson National Asset Management, LLC (and Dimensional Fund Advisors LP)
Seeks long-term capital appreciation. As a non-fundamental policy, under normal circumstances, the Fund will invest at least 80% of its net assets in securities of U.S. micro-cap companies.

JNL/DoubleLine® Total Return Fund
Jackson National Asset Management, LLC (and DoubleLine Capital LP)
Seeks to maximize total return by investing, under normal circumstances, at least 80% of its assets (net assets plus the amount of borrowings for investment purposes) in bonds.

JNL/Eaton Vance Global Macro Absolute Return Advantage Fund
Jackson National Asset Management, LLC (and Eaton Vance Management)
Seeks total return by investing in securities, derivatives and other instruments to establish long and short investment exposures around the world. Total return is defined as income plus capital appreciation. The Fund normally invests in multiple countries and may have significant exposure to foreign currencies.

JNL/Epoch Global Shareholder Yield Fund
Jackson National Asset Management, LLC (and Epoch Investment Partners, Inc.)
Seeks to provide a high level of income. Capital appreciation is a secondary objective. The Fund generally invests in a diversified portfolio consisting of equity securities of companies located throughout the world, including the U.S., that have a history of attractive dividend yields and positive growth in operating cash flow. Under normal market conditions, the Fund invests at least 80% of its assets (net assets plus the amount of any borrowings for investment purposes) in equity securities of dividend-paying companies across all market capitalizations.

JNL/FAMCO Flex Core Covered Call Fund
Jackson National Asset Management, LLC (and Ziegler Capital Management, LLC)
Seeks long-term capital appreciation while reducing the downside risk of equity investments by investing in a portfolio of equity securities and writing (selling) call options on at least 80% of the Fund’s total assets. Over a market cycle, the Fund seeks to achieve its objective by investing in a portfolio consisting primarily of large capitalization common stocks of U.S. corporations and U.S. dollar-denominated equity securities of foreign issuers (including American Depositary Receipts (“ADRs”)), in each case traded on U.S. securities exchanges, and on an ongoing basis, writing (selling) covered call options.

JNL/Lazard International Strategic Equity Fund
Jackson National Asset Management, LLC (and Lazard Asset Management LLC)
Seeks long-term capital appreciation. Under normal market conditions, the Fund invests at least 80% of its assets (plus any borrowings made for investment purposes) in equity securities, principally common stocks, of non-U.S. companies whose principal activities are located in countries represented by the Morgan Stanley Capital International (“MSCI”) Europe, Australasia and Far East (“EAFE”) Index that Lazard Asset Management LLC, the Fund’s sub-adviser, believes are undervalued based on their earnings, cash flow or asset values.

JNL/Neuberger Berman Currency Fund
Jackson National Asset Management, LLC (and Neuberger Berman Investment Advisers LLC)
Seeks absolute return by investing, under normal circumstances, at least 80% of its assets (net assets plus the amount of any borrowings for investment purposes) in currency-related investments.

JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund
Jackson National Asset Management, LLC (and Neuberger Berman Investment Advisers LLC)
Seeks total return by investing under normal circumstances in commodity-linked derivative instruments and fixed-income instruments. Commodities are assets that have tangible properties, such as oil, natural gas, agricultural products or metals. The Fund seeks to gain exposure to the commodity markets by investing, directly or indirectly, in futures contracts on individual commodities and other commodity-linked derivative instruments.

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JNL/Nicholas Convertible Arbitrage Fund
Jackson National Asset Management, LLC (and Nicholas Investment Partners, L.P.)
Seeks absolute return by taking long positions in convertible bonds and short positions in common stock underlying those convertible bonds.

JNL/PIMCO Credit Income Fund
Jackson National Asset Management, LLC (and Pacific Investment Management Company LLC)
Seeks maximum total return, consistent with preservation of capital and prudent investment management by investing, under normal circumstances, at least 80% of its assets in a diversified portfolio of investment grade corporate fixed-income securities of varying maturities, which may be represented by forwards, repurchase agreements, reverse repurchase agreements or loan participations and assignments or derivatives such as options, futures contracts or swap agreements.

JNL/PPM America Long Short Credit Fund
Jackson National Asset Management, LLC (and PPM America, Inc.)
Seeks to maximize total return through a combination of current income and capital appreciation, consistent with capital preservation by investing its assets across a wide range of fixed-income securities, and other investments to generate total return under a variety of market conditions and economic cycles.

JNL/T. Rowe Price Capital Appreciation Fund
Jackson National Asset Management, LLC (and T. Rowe Price Associates, Inc.)
Seeks long-term capital appreciation by investing primarily in common stocks. The Fund seeks to achieve its investment objective by investing, under normal circumstances, at least 50% of its total assets in common stocks. The remaining assets are generally invested in convertible securities, corporate and government debt, bank loans (which represent an interest in amounts owed by a borrower to a syndicate of lenders), and foreign securities, in keeping with the Fund’s objective. The Fund may invest up to 25% of its total assets in foreign securities.

JNL/The Boston Company Equity Income Fund
Jackson National Asset Management, LLC (and The Boston Company Asset Management LLC)
Seeks total return (consisting of capital appreciation and income). Under normal market conditions, the Fund invests at least 80% of its assets (net assets plus the amount of any borrowings for investment purposes) in equity securities. The Fund seeks to focus on dividend-paying stocks and other investments and investment techniques that provide income, including covered call strategies.

JNL/The London Company Focused U.S. Equity Fund
Jackson National Asset Management, LLC (and The London Company of Virginia, LLC)
Seeks long-term capital appreciation by investing, under normal circumstances, at least 80% of its net assets in common stocks of companies located in the United States. The Fund may invest in companies of any market capitalization and will typically hold a limited number of names in the portfolio.

JNL/Van Eck International Gold Fund
Jackson National Asset Management, LLC (and Van Eck Associates Corporation)
Seeks long-term capital appreciation. The Fund may take current income into consideration when choosing investments. Under normal conditions, the Fund invests at least 80% of its net assets in securities of companies principally engaged in gold-related activities, instruments that derive their value from gold, gold coins and bullion.

JNL/WCM Focused International Equity Fund
Jackson National Asset Management, LLC (and WCM Investment Management)
Seeks long-term capital appreciation by investing primarily in companies outside the United States. The Fund, under normal circumstances, invests at least 80% of its net assets in equity securities.

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JNL Variable Fund LLC

JNL/Mellon Capital S&P® 24 Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return through capital appreciation by investing approximately equal amounts in the stocks of 24 companies that have the potential for capital appreciation, on a specific date each year.

JNL/Mellon Capital Nasdaq® 100 Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return by investing in the stocks of companies in the Nasdaq-100 Index® that are expected to have a potential for capital appreciation. The Fund selects a portfolio of stocks of companies selected from stocks included in the Index. The Index includes 100 of the largest non-financial domestic and international securities listed on the Nasdaq Stock Market. The Index reflects companies across high-growth industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology.

JNL/Mellon Capital S&P® SMid 60 Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks capital appreciation by investing in the stocks of 30 companies included in the Standard & Poor's MidCap 400 Index and 30 companies in the Standard & Poor's SmallCap 600 Index. The Fund seeks to achieve its objective by identifying small and mid-capitalization companies with improving fundamental performance and sentiment. The sub-adviser follows a process that attempts to select small and mid-cap companies that are likely to be in an earlier stage of their economic life cycle than mature large-cap companies.

JNL/Mellon Capital Communications Sector Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return through capital appreciation and dividend income by investing, under normal circumstances, at least 80% of its assets in the stocks in the MSCI USA IMI Telecommunication Services 25/50 Index in proportion to their market capitalization weighting in the MSCI USA IMI Telecommunication Services 25/50 Index.

JNL/Mellon Capital Consumer Brands Sector Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return through capital appreciation and dividend income by investing, under normal circumstances, at least 80% of its assets in the stocks in the MSCI USA IMI Consumer Discretionary Index in proportion to their market capitalization weighting in the MSCI USA IMI Consumer Discretionary Index.

JNL/Mellon Capital Financial Sector Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return through capital appreciation and dividend income by investing, under normal circumstances, at least 80% of its assets in the stocks in the MSCI USA IMI Financials Index in proportion to their market capitalization weighting in the MSCI USA IMI Financials Index.

JNL/Mellon Capital Healthcare Sector Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return through capital appreciation and dividend income by investing, under normal circumstances, at least 80% of its assets in the stocks in the MSCI USA IMI Health Care Index in proportion to their market capitalization weighting in the MSCI USA IMI Health Care Index.

JNL/Mellon Capital Oil & Gas Sector Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return through capital appreciation and dividend income by investing, under normal circumstances, at least 80% of its assets in the stocks in the MSCI USA IMI Energy Index in proportion to their market capitalization weighting in the MSCI USA IMI Energy Index.

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JNL/Mellon Capital Technology Sector Fund
Jackson National Asset Management, LLC (and Mellon Capital Management Corporation)
Seeks total return through capital appreciation and dividend income by investing, under normal circumstances, at least 80% of its assets in the stocks in the MSCI USA IMI Information Technology Index in proportion to their market capitalization weighting in the MSCI USA IMI Information Technology Index.

The investment objectives and policies of certain Funds are similar to the investment objectives and policies of other mutual funds that the Fund's investment sub-advisers also manage. Although the objectives and policies may be similar, the investment results of the Funds may be higher or lower than the results of those other mutual funds. We cannot guarantee, and make no representation, that the investment results of similar funds will be comparable even though the funds have the same investment sub-advisers. The Funds described are available only through variable annuity contracts issued by Jackson of NY. They are NOT offered or made available to the general public directly.

A Fund's performance may be affected by risks specific to certain types of investments, such as foreign securities, derivative investments, non-investment grade debt securities, initial public offerings (IPOs) or companies with relatively small market capitalizations. IPOs and other investment techniques may have a magnified performance impact on a Fund with a small asset base. A Fund may not experience similar performance as its assets grow.

You should read the summary prospectuses for the Funds and/or the prospectuses for the JNL Series Trust, the JNL Variable Fund LLC, and the Jackson Variable Series Trust carefully before investing. The summary prospectuses for the Funds are attached to this prospectus. The summary prospectuses for the Funds and prospectuses for the JNL Series Trust, the JNL Variable Fund LLC, and the Jackson Variable Series Trust may also be obtained at no charge by calling 1-800-599-5651 (NY Annuity and Life Service Center) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), by writing P.O. Box 30313, Lansing, Michigan 48909-7813, or by visiting www.jackson.com. Additional Funds and Investment Divisions may be available in the future.

Voting Privileges. To the extent required by law, we will obtain instructions from you and other Owners about how to vote our shares of a Fund when there is a vote of shareholders of a Fund. We will vote all the shares we own in proportion to those instructions from Owners. An effect of this proportional voting is that a relatively small number of Owners may determine the outcome of a vote.

Substitution. We reserve the right to substitute a different Fund or a different mutual fund for the one in which any Investment Division is currently invested. We will not do this without any required approval of the SEC. We will give you notice of any substitution.

CONTRACT CHARGES

There are charges associated with your Contract, the deduction of which will reduce the investment return of your Contract. Charges are deducted proportionally from your Contract Value. These charges may be a lesser amount where required by state law, but will not be increased except as described below. We expect to profit from certain charges assessed under the Contract. These charges (and certain other expenses) are as follows:

Monthly Contract Charge. During the accumulation phase we deduct a $10 Monthly Contract Charge ($120 per year). The Monthly Contract Charge will increase by $2.50 ($30 per year) on every fifth Contract Anniversary following the Issue Date. We reserve the right to waive any increase to this charge, in a non-discriminatory manner.

This charge is deducted on each Contract Monthly Anniversary. We will also deduct the Monthly Contract Charge if you make a total withdrawal on a date other than a Contract Monthly Anniversary. The charge will be taken from the Investment Divisions based on the proportion their respective value bears to the Contract Value.

The charge compensates us for expenses associated with administration of Contracts, acquisition of business including marketing expenses, risks we assume in connection with the Contracts and costs associated with providing Contract benefits.

Transfer Charge. We deduct $25 for each transfer in excess of 15 in a Contract Year. Th e charge is deducted from the amount that is transferred prior to the allocation to a different Investment Division. The charge compensates us for the administrative cost associated with the transfers. We waive the transfer charge in connection with Dollar Cost Averaging, Earnings Sweep, Rebalancing transfers and any transfers we require. Transfers made in connection with Investment Divisions under the Guidance Model Portfolios are treated the same as other transfers with respect to the charges and waivers described above. For information on the Dollar Cost

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Averaging, Earnings Sweep and Rebalancing programs please see the applicable section under “OTHER INFORMATION” beginning on page 41.

Withdrawal Charge. At any time during the accumulation phase (if and to the extent that Contract Value is sufficient to pay any remaining withdrawal charges that remain after a withdrawal), you may withdraw the following with no withdrawal charge:

•	Premiums that are no longer subject to a withdrawal charge (Premiums in your annuity for at least three years without being withdrawn), plus

•	earnings (excess of your Contract Value over your Remaining Premiums)

•
during each Contract Year 10% of Premium (subject to certain exclusions) that would otherwise incur a withdrawal charge, and that has not been previously withdrawn (this can be withdrawn at once or in segments throughout the Contract Year), minus earnings (required minimum distributions will be counted as part of the free withdrawal amount).

We will deduct a withdrawal charge on:

•	withdrawals in excess of the free withdrawal amount (the withdrawal charge is imposed only on the excess amount above the free withdrawal amount), or

•	withdrawals under a Contract that exceed its required minimum distribution under the Internal Revenue Code (the entire withdrawal will be subject to the withdrawal charge), or

•	amounts withdrawn in a total withdrawal.

The amount of the withdrawal charge deducted varies according to the following schedule and is based on Completed Years following each Premium:

Withdrawal Charge (as a percentage of Premium payments):

Completed Years since Receipt of Premium	0-1	1-2	2-3	3+
	2.0%	2.0%	1.0%	0%

For purposes of the withdrawal charge, we treat withdrawals as coming first from earnings and then from the oldest Remaining Premium. If you make a full withdrawal, the withdrawal charge is based on Premiums remaining in the Contract and no free withdrawal amount applies. If you withdraw only part of the value of your Contract, we deduct the withdrawal charge from the remaining value in your Contract. The withdrawal charge compensates us for expenses associated with the acquisition of business including administrative and marketing expenses and other distribution expenses incurred by us or our affiliated distributor.

Note: Withdrawals under a non-qualified Contract will be taxable on an “income first” basis. This means that any withdrawal from a non-qualified Contract that does not exceed the accumulated income under the Contract will be taxable in full. Any withdrawals under a tax-qualified Contract will be taxable except to the extent that they are allocable to an investment in the Contract (any after-tax contributions). In most cases, there will be little or no investment in the Contract for a tax-qualified Contract because contributions will have been made on a pre-tax or tax-deductible basis.

We do not assess the withdrawal charge on any amounts paid out as:

•	income payments during your Contract's income phase;

•	death benefits; or

•
withdrawals necessary to satisfy the required minimum distribution of the Internal Revenue Code (but if the withdrawal requested exceeds the required minimum distribution, then the entire withdrawal will be subject to the withdrawal charge).

We may waive the withdrawal charge when the Contract is purchased by employees of the Company. These transactions will be conducted in a non-discriminatory manner and under circumstances that reduce our business acquisition expenses.

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Other Expenses. We pay the operating expenses of the Separate Account. There are deductions from and expenses paid out of the assets of the Funds. These expenses are described in the attached summary prospectus for the Funds. For more information, please see the “Total Annual Fund Operating Expenses” table beginning on page 4.

Premium Taxes. Your state charges Premium taxes or other similar taxes. We pay these taxes and may make a deduction from your Contract Values for them. Currently, the deduction would be 2% of a Premium payment, but we are not required to pay Premium taxes.

Income Taxes. We reserve the right, when calculating unit values, to deduct a credit or charge with respect to any taxes we have paid or reserved for during the valuation period that we determine to be attributable to the operation of the Separate Account, or to a particular Investment Division. No federal income taxes are applicable under present law and we are not presently making any such deduction.

DISTRIBUTION OF CONTRACTS
Jackson National Life Distributors LLC (“Distributor”), located at 7601 Technology Way, Denver, Colorado 80237, serves as the distributor of the Contracts. Distributor also serves as distributor of other variable insurance products issued by Jackson and its subsidiary, Jackson National Life Insurance Company of New York (“Jackson of NY”).

Distributor is a wholly owned subsidiary of Jackson. Distributor is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”). Distributor is not a member of the Securities Investor Protection Corporation (“SIPC”). For more information on broker-dealers and their registered representatives, you may use the FINRA BrokerCheck program via telephone (1-800-289-9999) or the Internet (http://brokercheck.finra.org).

The Contracts are offered to customers of various financial institutions, brokerage firms and their affiliate insurance agencies (each a "Financial Institution," collectively "Financial Institutions"). Financial Institutions may also be registered as, affiliated with, or in a contractual relationship with an investment adviser and offer advisory services through their registered representatives/investment adviser representatives to Contract Owners. No Financial Institution has any legal responsibility to pay amounts that are owed under the Contracts. The obligations and guarantees under the Contracts are the sole responsibility of Jackson. The Financial Institutions are responsible for delivery of various related disclosure documents and the accuracy of their oral description and suitable recommendation of the purchase of the Contracts.

No commissions are paid to the Financial Institutions on sales of Elite Access Advisory Contracts. However, the Financial Institutions or their representatives may charge you an investment advisory or similar fee under an agreement you have with them independent of Jackson or Distributor. The Financial Institutions or their representatives determine the amount of the fee that will be charged and the amounts charged may vary based upon the practices of each Financial Institution. There may be tax and Contract implications, including adverse effects on Contract benefits, if you elect to have such fees withdrawn directly from the Contract. Financial Institutions providing such advisory services are acting solely on your behalf. Neither Jackson of NY nor Distributor offer advice on how to allocate your Contract Value and we are not responsible for any advice your investment adviser provides to you. Neither Jackson of NY nor Distributor endorses any investment advisers nor make any representations as to their qualifications.

Under certain circumstances, the Distributor and/or Jackson of NY or our affiliates may pay Financial Institutions bonuses, overrides, and marketing allowances in connection with the sale of Jackson and Jackson of NY variable insurance products . These payments and/or reimbursements are in recognition of marketing, distribution, and/or administrative support provided by the Financial Institution and may not be offered to all Financial Institutions. The terms of these arrangements vary widely depending on, among other things, products offered; the level and type of marketing, distribution, and administrative support services provided; assets under management; the volume of sales; and the level of access we are provided to the registered representatives of the Financial Institution. Such payments may influence Financial Institutions and/or their registered representatives to present the Contracts more favorably than other investment alternatives. Such compensation is subject to applicable state insurance law and regulation , FINRA rules of conduct and Department of Labor (“DOL”) rules and regulations . While such compensation may be significant, it will not result in any additional direct charge by us to you.

The two primary forms of such compensation paid by the Distributor and/or Jackson of NY or our affiliates are overrides and marketing support payments. Overrides are payments that are designed as consideration for product placement, assets under management, and sales volume. Overrides are generally based on a fixed percentage of annual product sales and generally range from 10 to 50 basis points (0.10% to 0.50%). Payments may also be based on a percentage of assets under management or paid as a specified dollar amount. Marketing support payments may be in the form of cash and/or non-cash compensation and are intended to provide us with exposure to registered representatives so that we may educate them about product features and benefits. Marketing

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support payments generally allow us to, among other things, participate in sales conferences (for example, national, regional, and top producer meetings hosted by a Financial Institution). Examples of such payments include, but are not limited to, reimbursements for representative training or “due diligence” meetings including travel and lodging expenses; client events; speaker fees; business development and educational enhancement items (such as software packages containing information for broker use, or prospecting lists); and other support services, including payments to third party vendors for such services. Payments or reimbursements for meetings and seminars are generally based on the anticipated level of participation and/or accessibility and the size of the audience. Subject to applicable laws and regulations including FINRA rules of conduct and DOL rules and regulations , we may also provide cash and/or non-cash compensation to registered representatives in the form of gifts, promotional items, occasional meals, and entertainment. Registered representatives may qualify for different levels of sales and service support depending on the volume of business that they do with us.

We may use any of our corporate assets to cover the cost of distribution, including any profit from the Contract's charges.

The alphabetical listing below details the 20 Financial Institutions that received the largest amounts of overrides and/or marketing support payments in 2015 from the Distributor and/or Jackson of NY or our affiliates in relation to the sale of Jackson and Jackson of NY variable insurance products. The total payments received by a Financial Institution is based on sales of all Jackson and Jackson of NY variable insurance products, thus a Financial Institution may appear on the list even if it is not receiving any payments with respect to sales of Elite Access Advisory Contracts. Payments to these firms ranged from approximately $750 thousand to approximately $24 million.

Cetera Advisor Networks, LLC
Commonwealth Financial Network
ING/Voya Financial Advisors, LLC
INVEST Financial Corporation*
Investment Centers of America, Inc.*
Lincoln Financial Advisors Corporation
LPL Financial Services
Merrill Lynch
MetLife Securities, Inc.
MML Investors Services, LLC
Morgan Stanley Smith Barney LLC
National Planning Corporation*
Raymond James & Associates, Inc.
Securities America, Inc.
Signator Investors, Inc.
SII Investments, Inc.*
Transamerica Financial Advisors, Inc.
UBS Financial Services, Inc.
Wells Fargo Advisors, LLC
Woodbury Financial Services, Inc.

*Jackson affiliate.

Please see Appendix B for a complete list of Financial Institutions that received amounts of overrides and/or marketing support payments in 2015 from the Distributor and/or Jackson of NY or our affiliates in relation to the sale of our variable insurance products. While we endeavor to update this list on an annual basis, please note that interim changes or new arrangements may not be listed and may involve substantial payments on a forward going basis.

Compensation is also paid to employees of the Distributor and/or Jackson of NY or our affiliates who are responsible for providing services to Financial Institutions. These employees are generally referred to as "wholesalers" and may meet with Financial Institutions and/or their registered representatives to provide training and sales support. The compensation paid to the wholesalers may vary based on a number of factors, including Premium payments; types of Contracts or optional benefits (if any) sold by the Financial Institutions that the wholesaler services; wholesaler performance; and overall company performance. The wholesaler may be required to achieve internally-assigned goals related to the same type of factors and may receive bonus payments for the achievement of individual and/or company-wide goals.

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In addition to the Distributor, the following Financial Institutions are affiliated with Jackson and under common control within the same holding company structure:

•	National Planning Corporation,

•	SII Investments, Inc.,

•	IFC Holdings, Inc. d/b/a Invest Financial Corporation, and

•	Investment Centers of America, Inc.

The Distributor also has relationships with the sub-advisers to the various underlying Funds and their affiliates. The Distributor receives payments from some sub-advisers to assist in defraying the costs of certain promotional and marketing meetings hosted by the Distributor in which the sub-advisers participate. The amounts paid depend on the nature of the meetings, the number of meetings attended, the costs expected to be incurred and the level of the sub-adviser's participation. Our affiliated Financial Institutions may have other relationships with the sub-advisers (apart from Jackson) including selling retail mutual funds managed or advised by certain sub-advisers.

All of the compensation described here, and other compensation or benefits provided by the Distributor and/or Jackson of NY or our affiliates, may be greater or less than the total compensation on similar or other products. The amount and/or structure of the compensation can create a conflict of interest as it may influence your Financial Institution and registered representative to present this Contract over other investment alternatives. The variations in compensation, however, may also reflect differences in sales effort or ongoing customer services expected of the Financial Institution and registered representative. You may ask your registered representative about any variations and how he or she and his or her Financial Institution are compensated for selling the Contract.

PURCHASES

Minimum Initial Premium:

•	$25,000 under most circumstances

Minimum Additional Premiums:

•	$500 for a qualified or non-qualified plan

•	$50 for an automatic payment plan

•	You can pay additional Premiums at any time during the accumulation phase.

These minimums apply to purchases, but do not preclude subsequent partial withdrawals that would reduce Contract Values below the minimum initial purchase amounts, as long as the amount left in the account is sufficient to pay the withdrawal charge. We reserve the right to limit the number of Contracts that you may purchase. There is a $100 minimum balance requirement for each Investment Division.

Maximum Premiums:

•	The maximum aggregate Premiums you may make without our prior approval is $2.5 million.

The payment of subsequent Premiums, depending on market conditions at the time they are made, may or may not contribute to the various benefits under your Contract. Our right to restrict Premiums to a lesser maximum amount may also affect the benefits under your Contract.

Allocations of Premium. You may allocate your Premiums to one or more of the Investment Divisions. The minimum amount you may allocate to the Investment Division is $100. We will allocate any additional Premiums you pay in the same way unless you instruct us otherwise.

You may not allocate your Contract Values among more than 99 Investment Divisions at any one time.

We will issue your Contract and allocate your first Premium within two Business Days (days when the New York Stock Exchange is open) after we receive your first Premium and all information that we require for the purchase of a Contract. If we do not receive all of the information that we require, we will contact you to get the necessary information. If for some reason we are unable to complete

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this process within five Business Days, we will return your money. Subsequent Premiums are allocated on the Business Day that the Premium is received. Each Business Day ends when the New York Stock Exchange closes (usually 4:00 p.m. Eastern time).

Accumulation Units. Your Contract Value will go up or down depending on the performance of the Investment Divisions you select. In order to keep track of the value of your Contract during the accumulation phase, we use a unit of measure called an “Accumulation Unit.” During the income phase we use a measure called an “Annuity Unit.”

Every Business Day, we determine the value of an Accumulation Unit for each of the Investment Divisions by:

•	determining the total amount of assets held in the particular Investment Division;

•	subtracting any taxes chargeable under the Contract; and

•	dividing this amount by the number of outstanding Accumulation Units.

Charges deducted through the cancellation of units are not reflected in this computation.

The value of an Accumulation Unit may go up or down from day to day based on the performance of the Funds, expenses and deduction of Contract charges.

When you make a Premium payment, we credit your Contract with Accumulation Units. The number of Accumulation Units we credit is determined at the close of that Business Day by dividing the amount of the Premium allocated to any Investment Division by the value of the Accumulation Unit for that Investment Division that reflects the respective charges under your Contract. If your Premium payment is received after the close of the New York Stock Exchange, the number of Accumulation Units credited will be determined at the end of the next Business Day.

In connection with arrangements we have to transact business electronically, we may have agreements in place whereby the time when certain broker-dealers receive your initial Purchase Payment and all required information in Good Order will be used for initial pricing of your Contract Values.  However, if we do not have an agreement with a broker-dealer providing for these pricing procedures, initial Purchase Payments received by the broker-dealer will not be priced until they are received by us. As of the date of this prospectus, we have such an agreement with Morgan Stanley Smith Barney LLC and SBHU Life Agency.  Please check with your representative to determine if his/her broker-dealer has an agreement with the Company that provides for these pricing procedures.

TRANSFERS AND FREQUENT TRANSFER RESTRICTIONS

You may transfer your Contract Value between and among the Investment Divisions at any time, unless transfers are subject to other limitations.

You can make 15 transfers every Contract Year without charge.

A transfer will be effective as of the end of the Business Day when we receive your transfer request in Good Order, and we will disclaim all liability for transfers made based on your transfer instructions, or the instructions of a third party authorized to submit transfer requests on your behalf.

Restrictions on Transfers: Market Timing. The Contract is not designed for frequent transfers by anyone. Frequent transfers between and among Investment Divisions may disrupt the underlying Funds and could negatively impact performance, by interfering with efficient management and reducing long-term returns, and increasing administrative costs. Frequent transfers may also dilute the value of shares of an underlying Fund. Neither the Contracts nor the underlying Funds are meant to promote any active trading strategy, like market timing. Allowing frequent transfers by one or some Owners could be at the expense of other Owners of the Contract. To protect Owners and the underlying Funds, we have policies and procedures to deter frequent transfers between and among the Investment Divisions.

Under these policies and procedures, there is a $25 charge per transfer after 15 in a Contract Year, and no round trip transfers are allowed within 15 calendar days. Also, we could restrict your ability to make transfers to or from one or more of the Investment Divisions, which possible restrictions may include, but are not limited to:

•	limiting the number of transfers over a period of time;

•	requiring a minimum time period between each transfer;

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•	limiting transfer requests from an agent acting on behalf of one or more Owners or under a power of attorney on behalf of one or more Owners; or

•	limiting the dollar amount that you may transfer at any one time.

To the extent permitted by applicable law, we reserve the right to restrict the number of transfers per year that you can request and to restrict you from making transfers on consecutive Business Days. In addition, your right to make transfers between and among Investment Divisions may be modified if we determine that the exercise by one or more Owners is, or would be, to the disadvantage of other Owners.

We continuously monitor transfers under the Contract for disruptive activity based on frequency, pattern and size. We will more closely monitor Contracts with disruptive activity, placing them on a watch list, and if the disruptive activity continues, we will restrict the availability of electronic or telephonic means to make a transfer, instead requiring that transfer instructions be mailed through regular U.S. postal service, and/or terminate the ability to make transfers completely, as necessary. If we terminate your ability to make transfers, you may need to make a partial withdrawal to access the Contract Value in the Investment Division(s) from which you sought a transfer. We will notify you and your representative in writing within five days of placing the Contract on a watch list.

Regarding round trip transfers, we will allow redemptions from an Investment Division; however, once a complete or partial redemption has been made from an Investment Division through an Investment Division transfer, you will not be permitted to transfer any value back into that Investment Division within 15 calendar days of the redemption. We will treat as short-term trading activity any transfer that is requested into an Investment Division that was previously redeemed within the previous 15 calendar days, whether the transfer was requested by you or a third party.

Our policies and procedures do not apply to the JNL/WMC Money Market Investment Division, Dollar Cost Averaging, Earnings Sweep or the Rebalancing program. We may also make exceptions that involve an administrative error, or a personal unanticipated financial emergency of an Owner resulting from an identified health, employment, or other financial or personal event that makes the existing allocation imprudent or a hardship. These limited exceptions will be granted by an oversight team pursuant to procedures designed to result in their consistent application. Please contact the Jackson of NY Service Center if you believe your transfer request entails a financial emergency.

Otherwise, we do not exempt any person or class of persons from our policies and procedures. We have agreements allowing for asset allocation and investment advisory services that are not only subject to our policies and procedures, but also to additional conditions and limitations, intended to limit the potential adverse impact of these activities on other Owners of the Contract. We expect to apply our policies and procedures uniformly, but because detection and deterrence involves judgments that are inherently subjective, we cannot guarantee that we will detect and deter every Contract engaging in frequent transfers every time. If these policies and procedures are ineffective, the adverse consequences described above could occur. We also expect to apply our policies and procedures in a manner reasonably designed to prevent transfers that we consider to be to the disadvantage of other Owners, and we may take whatever action we deem appropriate, without prior notice, to comply with or take advantage of any state or federal regulatory requirement.

TELEPHONE AND INTERNET TRANSACTIONS

The Basics. You can request certain transactions by telephone or at www.jackson.com, our Internet website, subject to our right to terminate electronic or telephonic transfer privileges described above. For information about your account, please contact the Jackson of NY Service Center. We require that you provide proper identification before performing transactions over the telephone or through our Internet website. For Internet transactions, this will include a Personal Identification Number (PIN). You may establish or change your PIN at www.jackson.com.

What You Can Do and How. You may make transfers by telephone or through the Internet if you elect to have this privilege. Any authorization you (and any joint Owner) provide to us in an application, at our website, or through other means will authorize us to accept transaction instructions, including Investment Division transfers/allocations, by you, a joint Owner, or your representative unless you notify us to the contrary. To notify us, please call us at the Jackson of NY Service Center. Our contact information is on the cover page of this prospectus and the number is referenced in your Contract or on your quarterly statement.

You may elect to make partial withdrawals by telephone, provided that we have received your prior written authorization to take instructions over the telephone. The amount of the withdrawal requested cannot exceed 80% of the Contract Value, up to a gross maximum withdrawal of $50,000. Telephone withdrawal requests may only be made by the Owner(s). We reserve the right to discontinue this privilege or implement additional limitations.

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What You Can Do and When. When authorizing a transfer, you must complete your telephone call by the close of the New York Stock Exchange (usually 4:00 p.m. Eastern time) in order to receive that day's value of an Accumulation Unit for an Investment Division.

Transfer instructions you send electronically are considered to be received by us at the time and date stated on the electronic acknowledgement we return to you. If the time and date indicated on the acknowledgement is before the close of the New York Stock Exchange, the instructions will be carried out that day. Otherwise the instructions will be carried out the next Business Day. We will retain permanent records of all web-based transactions by confirmation number. If you do not receive an electronic acknowledgement, you should telephone the Jackson of NY Service Center immediately.

How to Cancel a Transaction. You may only cancel an earlier telephonic or electronic transfer request made on the same day by calling the Jackson of NY Service Center before the New York Stock Exchange closes. Otherwise, your cancellation instruction will not be allowed because of the round trip transfer restriction.

Our Procedures. Our procedures are designed to provide reasonable assurance that telephone or any other electronic authorizations are genuine. Our procedures include requesting identifying information and tape-recording telephone communications and other specific details. We and our affiliates disclaim all liability for any claim, loss or expense resulting from any alleged error or mistake in connection with a transaction requested by telephone or other electronic means that you did not authorize. However, if we fail to employ reasonable procedures to ensure that all requested transactions are properly authorized, we may be held liable for such losses.

We do not guarantee access to telephonic and electronic information or that we will be able to accept transaction instructions via the telephone or electronic means at all times. We also reserve the right to modify, limit, restrict, or discontinue at any time and without notice the acceptance of instruction from someone other than you and/or this telephonic and electronic transaction privilege. Elections of any optional program must be in writing and will be effective upon receipt of the request in Good Order.

Upon notification of the Owner's death, any telephone transfer authorization, other than by the surviving joint Owners, designated by the Owner ceases and we will not allow such transactions unless the executor/representative provides written authorization for a person or persons to act on the executor's/representative's behalf.

ACCESS TO YOUR MONEY

You can have access to the money in your Contract:

•	by making either a partial or complete withdrawal,

•	by electing the Systematic Withdrawal Program,

•	by electing to receive income payments.

Your Beneficiary can have access to the money in your Contract when a death benefit is paid.

Withdrawals under the Contract may be subject to a withdrawal charge. For purposes of the withdrawal charge, we treat withdrawals as coming first from earnings and then from the oldest Remaining Premium. When you make a complete withdrawal you will receive the value of your Contract as of the end of the Business Day your request is received by us in Good Order, minus any applicable taxes, the Monthly Contract Charges, and all applicable withdrawal charges. For more information about withdrawal charges, please see “Withdrawal Charge” beginning on page 27. We will pay the withdrawal proceeds within seven days of a request in Good Order. If a Purchase Payment made by personal check or electronic draft is received within the five days preceding a withdrawal request, we may delay payment of the withdrawal proceeds up to seven days after the date of the request, to ensure the check or electronic draft is not returned due to insufficient funds.

Your withdrawal request must be in writing but, under certain circumstances, partial withdrawals by telephone are permitted. For more information, please see “Telephone and Internet Transactions” above. We will accept withdrawal requests submitted via facsimile. There are risks associated with not requiring original signatures in order to disburse the money. To minimize the risks, the proceeds will be sent to your last recorded address in our records, so be sure to notify us, in writing, with an original signature of any address change. We do not assume responsibility for improper disbursements if you have failed to provide us with the current address to which the proceeds should be sent.

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Except in connection with the Systematic Withdrawal Program, you must withdraw at least $500 or, if less, the entire amount in the Investment Division from which you are making the withdrawal. If the Contract Value is less than $500, any withdrawal request will be treated as a total withdrawal. If you are not specific in your withdrawal request, your withdrawal will be taken from your allocations to the Investment Divisions based on the proportion their respective values bear to the Contract Value.

With the Systematic Withdrawal Program, you may withdraw a specified dollar amount (of at least $50 per withdrawal) or a specified percentage. After your withdrawal, at least $100 must remain in each Investment Division from which the withdrawal was taken. A withdrawal request that would reduce the remaining Contract Value to less than $100 will be treated as a request for a complete withdrawal.

The Contract is designed for Contract Owners who have hired an investment adviser to manage their Contract Value for a fee. You may authorize payment of the fee from the Contract by requesting a partial withdrawal. There may be tax and Contract implications, including adverse effects on Contract benefits, if you elect to have such fees withdrawn directly from the Contract. Conditions and limitations may apply, so please contact Jackson of NY Service Center for more information. Our contact information is on the cover page of this prospectus. The investment adviser you engage is acting solely on your behalf. We neither endorse any investment advisers, nor make any representations as to their qualifications. The fee for this service would be covered in a separate agreement between you and your adviser, and would be in addition to the fees and expenses described in this prospectus.

Income taxes, tax penalties and certain restrictions may apply to any withdrawal you make. There are limitations on withdrawals from qualified plans. For more information, please see “TAXES” beginning on page 37.

Systematic Withdrawal Program. You can arrange to have money automatically sent to you periodically while your Contract is still in the accumulation phase. You may withdraw a specified dollar amount (of at least $50 per withdrawal), a specified percentage or earnings. Your withdrawals may be on a monthly, quarterly, semi-annual or annual basis. There is no charge for the Systematic Withdrawal Program; however, you will have to pay taxes on the money you receive. You may also be subject to a withdrawal charge.

Suspension of Withdrawals or Transfers. We may be required to suspend or delay withdrawals or transfers to or from an Investment Division when:

•	the New York Stock Exchange is closed (other than customary weekend and holiday closings);

•	under applicable SEC rules, trading on the New York Stock Exchange is restricted;

•	under applicable SEC rules, an emergency exists so that it is not reasonably practicable to dispose of securities in an Investment Division or determine the value of its assets; or

•	the SEC, by order, may permit for the protection of Contract Owners.

INCOME PAYMENTS (THE INCOME PHASE)

The income phase of your Contract occurs when you begin receiving regular income payments from us. The Income Date is the day those payments begin. Once income payments begin, the Contract cannot be returned to the accumulation phase. You can choose the Income Date and an income option, but the Income Date must be at least 13 months after the Contract’s Issue Date. All of the Contract Value must be annuitized. The income options are described below.

If you do not choose an income option, we will assume that you selected option 3, which provides a life annuity with 120 months of guaranteed payments.

You can change the Income Date or income option at least seven days before the Income Date, but changes to the Income Date may only be to a later date. You must give us written notice at least seven days before the scheduled Income Date. Income payments must begin by the Contract Anniversary on or next following your 95th birthday under a non-qualified Contract, or by such earlier date as required by the applicable qualified plan, law or regulation.

Under a traditional Individual Retirement Annuity, required minimum distributions must begin in the calendar year in which you attain age 70 1/2 (or such other age as required by law). Distributions under qualified plans and Tax-Sheltered Annuities must begin by the later of the calendar year in which you attain age 70 1/2 or the calendar year in which you retire. You do not necessarily have to annuitize your Contract to meet the minimum distribution requirements for Individual Retirement Annuities, qualified plans, and Tax-Sheltered Annuities. Distributions from Roth IRAs are not required prior to your death.

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At the Income Date, you can choose to receive fixed payments or variable payments based on the Investment Divisions. If you do not choose how to receive your income payments, your income payments will be variable payments based on the Investment Divisions. The amount at annuitization will not be less than the greater of the Withdrawal Value or 95% of the Contract Value.

You can choose to have income payments made monthly, quarterly, semi-annually or annually. Or you can choose a single lump sum payment. If you have less than $2,000 to apply toward an income option, we may provide your payment in a single lump sum, part of which may be taxable as Federal Income. Likewise, if your first income payment would be less than $20, we may set the frequency of payments so that the first payment would be at least $20.

Fixed Income Payments. If you choose to receive fixed payments, the amount of each income payment will be determined by applying the portion of your Contract Value allocated to fixed payments, less any applicable Premium taxes, to the rates in the annuity tables contained in the Contract applicable to the income option chosen. If the current annuity rates provided by us on contracts of this type would be more favorable to you , the current rates will be used.

Variable Income Payments. If you choose to have any portion of your income payments based upon one or more Investment Divisions, the dollar amount of your initial annuity payment will depend primarily upon the following:

•	the amount of your Contract Value you allocate to the Investment Division(s) on the Income Date;

•	the amount of any applicable Premium taxes deducted from your Contract Value on the Income Date;

•	which income option you select; and

•
the investment factors listed in your Contract that translate the amount of your Contract Value (as adjusted for applicable charges, frequency of payment and commencement date) into initial payment amounts that are measured by the number of Annuity Units of the Investment Division(s) you select credited to your Contract.

The investment factors in your Contract are calculated based upon a variety of factors, including an assumed net investment rate of 1.0% for all options and, if you select an income option with a life contingency, the age and gender of the Annuitant.

If the actual net investment rate experienced by an Investment Division exceeds the assumed net investment rate, variable annuity payments will increase over time. Conversely, if the actual net investment rate is less than the assumed net investment rate, variable annuity payments will decrease over time. If the actual net investment rate equals the assumed net investment rate, the variable annuity payments will remain constant.

We calculate the dollar amount of subsequent income payments that you receive based upon the performance of the Investment Divisions you select. If that performance (measured by changes in the value of Annuity Units) exceeds the assumed net investment rate, then your income payments will increase; if that performance is less than the assumed net investment rate, then your income payments will decrease. Neither expenses actually incurred (other than taxes on investment return), nor mortality actually experienced, will adversely affect the dollar amount of subsequent income payments.

Income Options. The Annuitant is the person whose life we look to when we make income payments (each description assumes that you are the Owner and Annuitant). Each income option is available as fixed payments or variable payments.

Option 1 - Life Income. This income option provides monthly payments for your life. No further payments are payable after your death. Thus, it is possible for you to receive only one payment if you die prior to the date the second payment is due. If you die after the Income Date but before the first monthly payment, the amount allocated to the income option will be paid to your Beneficiary.

Option 2 - Joint and Survivor. This income option provides monthly payments for your life and for the life of another person (usually your spouse) selected by you. Upon the death of either person, the monthly payments will continue during the lifetime of the survivor. No further payments are payable after the death of the survivor. If you and the person who is the joint life both die after the Income Date but before the first monthly payment, the amount allocated to the income option will be paid to your Beneficiary.

Option 3 - Life Annuity With at Least 120 or 240 Monthly Payments. This income option provides monthly payments for the Annuitant's life, but with payments continuing to the Beneficiary for the remainder of 10 or 20 years (as you select) if the Annuitant dies before the end of the selected period. If the Beneficiary does not want to receive the remaining scheduled payments, a single

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lump sum may be requested, which will be equal to the present value of the remaining payments (as of the date of calculation) discounted at an interest rate no higher than the rate used to calculate the initial payment.

Option 4 - Income for a Specified Period. This income option provides monthly payments for any number of years from 5 to 30. If the Beneficiary does not want to receive the remaining scheduled payments, a single lump sum may be requested, which will be equal to the present value of the remaining payments (as of the date of calculation) discounted at an interest rate no higher than the rate used to calculate the initial payment.

Additional Options - We may make other income options available.

No withdrawals are permitted during the income phase under an income option that is life contingent.

DEATH BENEFIT

The Contract has a death benefit, which is payable during the accumulation phase. The death benefit equals your Contract Value on the date we receive all required documentation from your Beneficiary.

The death benefit paid to your Beneficiary upon your death is calculated as of the date we receive all required documentation in Good Order which includes, but is not limited to, due proof of death and a completed claim form from the Beneficiary of record (if there are multiple beneficiaries, we will calculate the death benefit when we receive this documentation from the first Beneficiary). Payment will include interest to the extent required by law.

If you die before moving to the income phase, the person you have chosen as your Beneficiary will receive the death benefit. If you have a joint Owner, the death benefit will be paid when the first joint Owner dies. The surviving joint Owner will be treated as the Beneficiary. Any other Beneficiary designated will be treated as a contingent Beneficiary. Only a spousal Beneficiary has the right to continue the Contract in force upon your death.

Payout Options. The death benefit can be paid under one of the following payout options:

•	single lump sum payment; or

•	payment of entire death benefit within 5 years of the date of death; or

•
payment of the entire death benefit under an income option over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy; or payment of a portion of the death benefit under an income option over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy, with the balance of the death benefit payable to the Beneficiary. Any portion of the death benefit not applied under an income option within one year of the Owner's death, however, must be paid within five years of the date of the Owner's death; or

•
the Beneficiary may elect to receive distribution of the entire death benefit in a series of systematic withdrawals over a period not extending beyond the Beneficiary’s life expectancy. The distributions must satisfy the minimum distribution requirements resulting from the death of the Owner as defined by the Internal Revenue Code and the implementing regulations. Upon the Beneficiary’s death, under a tax-qualified Contract, the designated beneficiary may elect to continue such distributions or take a lump-sum distribution of the Contract Value. Under a non-qualified Contract, the designated beneficiary will receive a lump-sum distribution of the Contract Value.

Under these payout options, the Beneficiary may also elect to receive additional lump sums at any time. The receipt of any additional lump sums will reduce the future income payments to the Beneficiary.

Unless the Beneficiary chooses to receive the entire death benefit in a single sum, the Beneficiary must elect a payout option within the 60-day period beginning with the date we receive proof of death and payments must begin within one year of the date of death. If the Beneficiary chooses to receive some or all of the death benefit in a single sum and all the necessary requirements are met, we will pay the death benefit within seven days. If your Beneficiary is your spouse, he/she may elect to continue the Contract, at the current Contract Value, in his/her own name. If no payout option is selected, the entire death benefit will be paid within 5 years of the Owner's date of death. The death benefit will remain invested in the Investment Divisions in accordance with the allocation instructions given by the Owner until a payout option is selected, or new instructions are received from the Beneficiary after the claim is processed. For more information, please see “Spousal Continuation Option” below.

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Pre-Selected Payout Options. As Owner, you may also make a predetermined selection of the death benefit payout option if your death occurs before the Income Date. However, at the time of your death, we may modify the death benefit option if the death benefit you selected exceeds the life expectancy of the Beneficiary. If this Pre-selected Death Benefit Option Election is in force at the time of your death, the payment of the death benefit may not be postponed, nor can the Contract be continued under any other provisions of this Contract. This restriction applies even if the Beneficiary is your spouse, unless such restriction is prohibited by the Internal Revenue Code. If the Beneficiary does not submit the required documentation for the death benefit to us within one year of your death, however, the death benefit must be paid, in a single lump sum, within five years of your death.

Spousal Continuation Option. If your spouse is the Beneficiary and elects to continue the Contract in his or her own name after your death, pursuant to the Spousal Continuation Option, no death benefit will be paid at that time. See your financial advisor for information regarding the availability of the Spousal Continuation Option.

The Spousal Continuation Option is available to elect one time on the Contract. However, if you have elected the Pre-selected Death Benefit Option the Contract cannot be continued under the Spousal Continuation Option, unless preventing continuation would be prohibited by the Internal Revenue Code.

Death of Owner On or After the Income Date. If you or a joint Owner dies, and is not the Annuitant, on or after the Income Date, any remaining payments under the income option elected will continue at least as rapidly as under the method of distribution in effect at the date of death. If you die, the Beneficiary becomes the Owner. If the joint Owner dies, the surviving joint Owner, if any, will be the designated Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary. A contingent Beneficiary is entitled to receive payment only after the Beneficiary dies.

Death of Annuitant. If the Annuitant is not an Owner or joint Owner and dies before the Income Date, you can name a new Annuitant, subject to our underwriting rules. If you do not name a new Annuitant within 30 days of the death of the Annuitant, you will become the Annuitant. However, if the Owner is a non-natural person (for example, a corporation), then the death of the Annuitant will be treated as the death of the Owner, and a new Annuitant may not be named.

If the Annuitant dies on or after the Income Date, any remaining guaranteed payment will be paid to the Beneficiary as provided for in the income option selected. Any remaining guaranteed payment will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

Stretch Contracts. The beneficiary of death benefit proceeds from another company’s non-qualified annuity contract or tax-qualified annuity contract or plan, may use the death benefit proceeds to purchase a Contract (“Stretch Contract”) from us. The beneficiary of the prior contract or plan (“Beneficial Owner”) must begin taking distributions, or must have begun taking distributions under the prior contract or plan, within one year of the decedent’s death. The distributions must be taken over a period not to exceed the life expectancy of the Beneficial Owner, and the distributions must satisfy the minimum distribution requirements resulting from the decedent’s death as defined by the Internal Revenue Code and implementing regulations. (See “Non-Qualified Contracts – Required Distributions” on page 39.) Upon the Beneficial Owner’s death, under a tax-qualified Stretch Contract, the designated beneficiary may elect to continue such distributions or take a lump-sum distribution of the Contract Value. Upon the Beneficial Owner’s death, under a non-qualified Stretch Contract, the Stretch Contract terminates, and the designated beneficiary will receive a lump-sum distribution of the Contract Value. We will waive withdrawal charges on any withdrawal necessary to satisfy the minimum distribution requirements. Withdrawals in excess of the minimum distribution requirements may be taken at any time, subject to applicable withdrawal charges. The rights of Beneficial Owners are limited to those applicable to the distribution of the death benefit proceeds.

Special requirements apply to non-qualified Stretch Contracts. All Premium payments must be received in the form of a full or partial 1035 exchange of the death benefit proceeds from a non-qualified annuity contract and other forms of Premium payments are not permitted. Joint ownership is not permitted. The Beneficial Owner may not annuitize the Stretch Contract. The Stretch Contract terminates upon the Beneficial Owner’s death, and we will pay the Contract Value to the Beneficial Owner’s beneficiary(ies) in a lump-sum distribution. Please read the Contract and accompanying endorsement carefully for more information about these and other requirements.

TAXES

The following is only general information and is not intended as tax advice to any individual. Additional tax information is included in the SAI. You should consult your own tax advisor as to how these general rules will apply to you if you purchase a Contract.

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CONTRACT OWNER TAXATION

Tax-Qualified and Non-Qualified Contracts. If you purchase your Contract as a part of a tax-qualified plan such as an Individual Retirement Annuity (IRA), Tax-Sheltered Annuity (sometimes referred to as a 403(b) Contract), or pension or profit-sharing plan (including a 401(k) Plan or H.R. 10 Plan) your Contract will be what is referred to as a tax-qualified contract. Tax deferral under a tax-qualified contract arises under the specific provisions of the Internal Revenue Code (Code) governing the tax-qualified plan, so a tax-qualified contract should be purchased only for the features and benefits other than tax deferral that are available under a tax-qualified contract, and not for the purpose of obtaining tax deferral. You should consult your own advisor regarding these features and benefits of the Contract prior to purchasing a tax-qualified contract.

If you do not purchase your Contract as a part of any tax-qualified pension plan, specially sponsored program or an individual retirement annuity, your Contract will be what is referred to as a non-qualified contract. Some broker-dealers only offer the Contracts as non-qualified contracts.

The amount of your tax liability on the earnings under and the amounts received from either a tax-qualified or a non-qualified contract will vary depending on the specific tax rules applicable to your Contract and your particular circumstances.

Non-Qualified Contracts – General Taxation. Increases in the value of a non-qualified contract attributable to undistributed earnings are generally not taxable to the Contract Owner or the Annuitant until a distribution (either a withdrawal or an income payment) is made from the Contract. This tax deferral is generally not available under a non-qualified contract owned by a non-natural person (e.g., a corporation or certain other entities other than a trust holding the Contract as an agent for a natural person). Loans based on a non-qualified contract are treated as distributions.

Non-Qualified Contracts – Aggregation of Contracts. For purposes of determining the taxability of a distribution, the Code provides that all non-qualified contracts issued by us (or an affiliate) to you during any calendar year must be treated as one annuity contract. Additional rules may be promulgated under this Code provision to prevent avoidance of its effect through the ownership of serial contracts or otherwise.

Non-Qualified Contracts – Withdrawals and Income Payments. Any withdrawal from a non-qualified contract is taxable as ordinary income to the extent it does not exceed the accumulated earnings under the Contract. In contrast, a part of each income payment under a non-qualified contract is generally treated as a non-taxable return of Premium. The balance of each income payment is taxable as ordinary income. The amounts of the taxable and non-taxable portions of each income payment are determined based on the amount of the investment in the Contract and the length of the period over which income payments are to be made. Income payments received after all of your investment in the Contract is recovered are fully taxable as ordinary income. Additional information is provided in the SAI.

The Code also imposes a 10% penalty on certain taxable amounts received under a non-qualified contract. This penalty tax will not apply to any amounts:

•	paid on or after the date you reach age 59 1/2;

•	paid to your Beneficiary after you die;

•	paid if you become totally disabled (as that term is defined in the Code);

•
paid in a series of substantially equal periodic payments made annually (or more frequently) for your life (or life expectancy) or for a period not exceeding the joint lives (or joint life expectancies) of you and your Beneficiary;

•	paid under an immediate annuity; or

•	which come from Premiums made prior to August 14, 1982.

Beginning in 2013, the taxable portion of distributions from a non-qualified annuity contract will be considered investment income for purposes of the new Medicare tax on investment income. As a result, a 3.8% tax will generally apply to some or all of the taxable portion of distributions to individuals whose modified adjusted gross income exceeds certain threshold amounts. These levels are $200,000 in the case of single taxpayers, $250,000 in the case of married taxpayers filing joint returns, and $125,000 in the case of married taxpayers filing separately. Owners should consult their own tax advis o rs for more information.

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Non-Qualified Contracts – Required Distributions. In order to be treated as an annuity contract for federal income tax purposes, the Code requires any non-qualified contract issued after January 18, 1985 to provide that (a) if an Owner dies on or after the annuity starting date but prior to the time the entire interest in the contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that Owner's death; and (b) if an Owner dies prior to the annuity starting date, the entire interest in the contract must be distributed within five years after the date of the Owner's death.

The requirements of (b) above can be considered satisfied if any portion of the Owner's interest which is payable to or for the benefit of a “designated beneficiary” is distributed over the life of such beneficiary or over a period not extending beyond the life expectancy of that beneficiary and such distributions begin within one year of that Owner's death. The Owner's “designated beneficiary,” who must be a natural person, is the person designated by such Owner as a Beneficiary and to whom ownership of the Contract passes by reason of death. However, if the Owner's “designated beneficiary” is the surviving spouse of the Owner, the Contract may be continued with the surviving spouse as the new Owner.

Non-Qualified Contracts - 1035 Exchanges. Under Section 1035 of the Code, you can purchase a variable annuity contract through a tax-free exchange of another annuity contract, or a life insurance or endowment contract. For the exchange to be tax-free under Section 1035, the owner and annuitant must be the same under the original annuity contract and the Contract issued to you in the exchange. If the original contract is a life insurance contract or endowment contract, the owner and the insured on the original contract must be the same as the owner and annuitant on the Contract issued to you in the exchange. Under certain circumstances, partial surrenders may be treated as a tax-free “partial 1035 exchange” (please see the Statement of Additional Information for more information).

Tax-Qualified Contracts – Withdrawals and Income Payments. The Code imposes limits on loans, withdrawals, and income payments under tax-qualified contracts. The Code also imposes required minimum distributions for tax-qualified contracts and a 10% penalty on certain taxable amounts received prematurely under a tax-qualified contract. These limits, required minimum distributions, tax penalties and the tax computation rules are summarized in the SAI. Any withdrawals under a tax-qualified contract will be taxable except to the extent they are allocable to an investment in the Contract (any after-tax contributions). In most cases, there will be little or no investment in the Contract for a tax-qualified contract because contributions will have been made on a pre-tax or tax-deductible basis.

Withdrawals – Tax-Sheltered Annuities. The Code limits the withdrawal of amounts attributable to purchase payments made under a salary reduction agreement from Tax-Sheltered Annuities. Withdrawals can only be made when an Owner:

•	reaches age 59 1/2;

•	leaves his/her job;

•	dies;

•	becomes disabled (as that term is defined in the Code); or

•	experiences hardship. However, in the case of hardship, the Owner can only withdraw the Premium and not any earnings.

Withdrawals – Roth IRAs. Subject to certain limitations, individuals may also purchase a type of non-deductible IRA annuity known as a Roth IRA annuity. Qualified distributions from Roth IRA annuities are entirely federal income tax free. A qualified distribution requires that the individual has held the Roth IRA annuity for at least five years and, in addition, that the distribution is made either after the individual reaches age 59 1/2, on account of the individual's death or disability, or as a qualified first-time home purchase, subject to $10,000 lifetime maximum, for the individual, or for a spouse, child, grandchild or ancestor.

Constructive Withdrawals – Investment Adviser Fees. Withdrawals from non-qualified contracts for the payment of investment adviser fees will be considered taxable distributions from the Contract. In a series of Private Letter Rulings, however, the Internal Revenue Service has held that the payment of investment adviser fees from a tax-qualified contract need not be considered a distribution for income tax purposes. Under the facts in these Rulings:

•	there was a written agreement providing for payments of the fees solely from the annuity Contract,

•	the Contract Owner had no liability for the fees, and

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•	the fees were paid solely from the annuity c ontract to the adviser.

Death Benefits. None of the death benefits paid under the Contract to the Beneficiary will be tax-exempt life insurance benefits. The rules governing the taxation of payments from an annuity Contract, as discussed above, generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or as annuity payments. Estate or gift taxes may also apply.

Assignment. An assignment of your Contract will generally be a taxable event. Assignments of a tax-qualified c ontract may also be limited by the Code and the Employee Retirement Income Security Act of 1974, as amended. These limits are summarized in the SAI. You should consult your tax advi so r prior to making any assignment of your Contract.

Diversification. The Code provides that the underlying investments for a non-qualified variable annuity must satisfy certain diversification requirements in order to be treated as an annuity c ontract. We believe that the underlying investments are being managed so as to comply with these requirements. A fuller discussion of the diversification requirements is contained in the SAI.

Owner Control. In a Revenue Ruling issued in 2003, the Internal Revenue Service (IRS) considered certain variable annuity and variable life insurance contracts and held that the types of actual and potential control that the contract owners could exercise over the investment assets held by the insurance company under these variable contracts was not sufficient to cause the contract owners to be treated as the owners of those assets and thus to be subject to current income tax on the income and gains produced by those assets.
Under the Contract, like the contracts described in the Revenue Ruling, there will be no arrangement, plan, contract or agreement between the Contract Owner and Jackson of NY regarding the availability of a particular investment option and other than the Contract Owner's right to allocate Premiums and transfer funds among the available sub-accounts, all investment decisions concerning the sub-accounts will be made by the insurance company or an adviser in its sole and absolute discretion.

The Contract will differ from the contracts described in the Revenue Ruling, in two respects. The first difference is that the contract in the Revenue Ruling provided only 12 investment options with the insurance company having the ability to add an additional 8 options whereas a Contract offers 1 1 0 Investment Divisions, and, if more than 99 options are offered, a Contract Owner's Contract Value can be allocated to no more than 99 Investment Divisions at any one time. The second difference is that the owner of a contract in the Revenue Ruling could only make one transfer per 30-day period without a fee whereas during the accumulation phase, a Contract Owner will be permitted to make up to 15 transfers in any one year without a charge.

The Revenue Ruling states that whether the owner of a variable contract is to be treated as the owner of the assets held by the insurance company under the contract will depend on all of the facts and circumstances. Jackson of NY does not believe that the differences between the Contract and the contracts described in the Revenue Ruling with respect to the number of investment choices and the number of investment transfers that can be made under the contract without an additional charge should prevent the holding in the Revenue Ruling from applying to the Owner of a Contract. At this time, however, it cannot be determined whether additional guidance will be provided by the IRS on this issue and what standards may be contained in such guidance. We reserve the right to modify the Contract to the extent required to maintain favorable tax treatment.

Withholding. In general, the income portion of distributions from a Contract are subject to 10% federal income tax withholding and the income portion of income payments are subject to withholding at the same rate as wages unless you elect not to have tax withheld. Different rules may apply to payments delivered outside the United States.

Eligible rollover distributions from a Contract issued under certain types of tax-qualified plans will be subject to federal tax withholding at a mandatory 20% rate unless the distribution is made as a direct rollover to a tax-qualified plan or to an individual retirement account or annuity.

The Code generally allows the rollover of most distributions to and from tax-qualified plans, tax-sheltered annuities, Individual Retirement Annuities and eligible deferred compensation plans of state or local governments. Distributions which may not be rolled over are those which are:

(a)
one of a series of substantially equal annual (or more frequent) payments made (a) over the life or life expectancy of the employee, (b) the joint lives or joint life expectancies of the employee and the employee's beneficiary, or (c) for a specified period of ten years or more;

(b)	a required minimum distribution; or

(c)	a hardship withdrawal.

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JACKSON OF NY TAXATION

We will pay company income taxes on the taxable corporate earnings created by this separate account product adjusted for various permissible deductions and certain tax benefits discussed below. While we may consider company income tax liabilities and tax benefits when pricing our products, we do not currently include our income tax liabilities in the charges you pay under the Contract. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets that are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include dividends received deductions and foreign tax credits which can be material. We do not pass these benefits through to the separate accounts, principally because: (i) the great bulk of the benefits results from the dividends received deduction, which involves no reduction in the dollar amount of dividends that the separate account receives; (ii) product owners are not the owners of the assets generating the benefits under applicable income tax law; and (iii) we do not currently include company income taxes in the charges owners pay under the products.

OTHER INFORMATION

Dollar Cost Averaging. You can arrange to have a dollar amount or percentage of money periodically transferred automatically into the Investment Divisions (each a "Designated Option") from any of the Investment Divisions (each a “Source Option”). Investment Divisions under a Guidance Model Portfolio also are available as Designated Options and Source Options.

In the case of transfers from Investment Divisions with a less volatile unit value to the Investment Divisions, Dollar Cost Averaging can let you pay a lower average cost per unit over time than you would receive if you made a one-time purchase. Transfers from the more volatile Investment Divisions may not result in lower average costs and such Investment Divisions may not be an appropriate source of dollar cost averaging transfers in volatile markets.

There is no charge for Dollar Cost Averaging. You may cancel your Dollar Cost Averaging program using whatever methods you use to change your allocation instructions. You should consult with your Jackson of NY representative with respect to the current availability of Dollar Cost Averaging. Certain restrictions may apply.

Earnings Sweep. You can choose to have your earnings transferred automatically on a monthly basis from the JNL/WMC Money Market Investment Division into other Investment Divisions. Earnings Sweep may only be added within 30 days of the Issue Date of your Contract.

There is no charge for Earnings Sweep. You may cancel your Earnings Sweep program using whatever methods you use to change your allocation instructions. You should consult with your Jackson of NY representative with respect to the current availability of Earnings Sweep. Certain restrictions may apply.

Guidance Model Portfolios. The Elite Access Advisory Guidance Model Portfolios may be offered to you through your representative at no additional cost to assist in diversifying your investment across various asset classes of the available Investment Divisions (the “Guidance Model Portfolios” or “Models”). The Guidance Model Portfolios allow you to choose from ten Models designed to assist in meeting your stated investment goals. Each Guidance Model Portfolio is comprised of a carefully selected combination of Investment Divisions representing various asset classes. The Models allocate among the various asset classes to attempt to match certain combinations of investors’ investment time horizon and risk tolerance. Please consult your representative for more information about investment based on the Guidance Model Portfolios.

Electing a Guidance Model Portfolio

Your representative is available to assist you in electing a Guidance Model Portfolio when you purchase your variable annuity or if after Contract issue. You should determine, with the assistance of your representative, as needed, which Model is most appropriate for you based on your financial needs, risk tolerance and investment time horizon. You may request to discontinue the use of a Model by notifying your representative who will advise you on how to execute your decision.

You may also choose to invest gradually into a Guidance Model Portfolio through the Dollar Cost Averaging (DCA) program. Please see “Dollar Cost Averaging” above.

You may invest in more than one Guidance Model Portfolio at a time and also invest in other Investment Divisions that are not part of the Guidance Model Portfolios. If you split your investment in one or more Guidance Model Portfolios, your investment may no

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longer be consistent with the Guidance Model Portfolio’s intended objectives. Additionally, if you invest in any Investment Divisions in addition to investing in a Guidance Model Portfolio, such an investment may not be or remain consistent with the Guidance Model Portfolio’s intended objectives you selected. Therefore, if you invest in a Guidance Model Portfolio, you should speak with your representative before investing in other Investment Divisions that are not part of the Guidance Model Portfolios.

You may request withdrawals, as permitted by your Contract, which will be taken proportionately from each of the allocations in the selected Guidance Model Portfolio unless otherwise indicated in your withdrawal instructions. If you choose to make a non-proportional withdrawal from the Investment Divisions in the Guidance Model Portfolio, your investment may no longer be consistent with the Guidance Model Portfolio’s intended objectives. Withdrawals may be subject to a withdrawal charge and the usual tax consequences apply.

As further discussed with your representative, you can transfer 100% of your investment from each Guidance Model Portfolio to other Guidance Model Portfolios at any time; you will be transferred into the then current Models available. As a result of your transfer, you will need to update your allocation instructions on file with respect to subsequent Purchase Payments and, if applicable, DCA allocation instructions and Rebalancing instructions, if you want to reflect your new Model selection. Transfers where allocation and balancing instructions are not applicable, such as transfers of partial investments in a Model or transfers to multiple Models will require more detailed accompanying new instructions. Transfers in excess of 15 in a Contract Year may be subject to a charge (see “Transfer Charge” on page 26).

New Guidance Model Portfolios may be configured from time to time. The existing Models will remain unchanged. Thus, once you invest in a Model, the percentages of your Contract Value allocated to each Investment Division within the selected Model will not be changed by us. Any subsequent Purchase Payments will be invested in the same Guidance Model Portfolio as your existing Model and will not be invested in the then current Guidance Model Portfolios allocations, unless we receive specific written instructions to change to a new Guidance Model Portfolio. Your representative can provide you with information regarding the availability and nature of any new Guidance Model Portfolios and your selection of ones that meet your needs and goals. You should speak with your representative about how to keep the Investment Division allocations in your Guidance Model Portfolio in line with your investment goals over time.

Please see “Dollar Cost Averaging” above and “Rebalancing” below.

A subsequent Purchase Payment will be invested in the same Guidance Model Portfolio as your current investment unless we receive different instructions from you. You should consult with your representative to determine if you should update your allocation instructions, DCA target allocation instructions and/or Rebalancing program instructions on file when you make a subsequent Purchase Payment.

You can elect to have your investment in the Guidance Model Portfolios rebalanced quarterly, semi-annually, or annually to maintain the target asset allocation among the Investment Divisions of the Model you selected. Over time, the Guidance Model Portfolio you select may no longer align with its original investment objective due to the effects of Investment Division performance and changes in the Investment Division’s investment objectives. Therefore, if you do not elect to have your investment in the Guidance Model Portfolio rebalanced at least annually, then your investment may no longer be consistent with the Guidance Model Portfolio’s intended objectives. In addition, your investment goals, financial situation and risk tolerance may change over time. You should consult with your representative about how to keep your Guidance Model Portfolio’s allocations in line with your investment goals. Finally, changes in investment objectives or management of the underlying Funds invested in by the Investment Divisions in the Models may mean that, over time, the Models no longer are consistent with their original investment goals.

Important Information about the Guidance Model Portfolios

The Guidance Model Portfolios are not intended as investment advice about investing in the Investment Divisions, and we do not provide investment advice regarding whether a Guidance Model Portfolio should be revised or whether it remains appropriate to invest in accordance with any particular Guidance Model Portfolio. The Guidance Model Portfolios do not guarantee greater or more consistent returns. Future market and asset class performance may differ from the historical performance upon which the Guidance Model Portfolios may have been built. Also, allocation to a single asset class may outperform a Model, so that you could have better investment returns investing in a single asset class than in a Guidance Model Portfolio. However, such a strategy may involve a greater degree of risk because of the concentration of similar securities in a single asset class. Further, there can be no assurance that any Investment Division chosen for a particular Guidance Model Portfolio will perform well or that its performance will closely reflect that of the asset class it is designed to represent.

The Guidance Model Portfolios represent suggested allocations that are provided to you as general guidance through your representative. You should work with your representative in determining if one of the Guidance Model Portfolios meets your financial

42

needs, investment time horizon, and is consistent with your risk tolerance level. Information concerning the specific Guidance Model Portfolios can be obtained from your representative.

We reserve the right to change the Investment Divisions and/or allocations to certain Investment Divisions in each Model to the extent that Investment Divisions or the Funds in which they invest are liquidated, substituted, merged or otherwise reorganized.

We reserve the right to modify, suspend or terminate the Guidance Model Portfolios at any time.

Rebalancing. You can arrange to have us automatically reallocate your Contract Value among Investment Divisions (including Investment Divisions under Guidance Model Portfolios) periodically to maintain your selected allocation percentages. Rebalancing is consistent with maintaining your allocation of investments among market segments, although it is accomplished by reducing your Contract Value allocated to the better performing Investment Divisions.

There is no charge for Rebalancing. You may cancel your Rebalancing program using whatever methods you use to change your allocation instructions. You should consult with your Jackson of NY representative with respect to the current availability of Rebalancing. Certain restrictions may apply.

Free Look. You may return your Contract to the selling agent or us within twenty days after receiving it. Upon receipt of your Contract, we will refund the Contract Value determined as of the Business Day on which the Contract is returned to the selling agent or the Company, including any fees or other charges deducted from the premiums or imposed under the Contract.

We will return Premium payments where required by law. We will pay the applicable free look proceeds within seven days of a request in Good Order. If a Purchase Payment made by personal check or electronic draft is received within the five days preceding a free look request, we may delay payment of the free look proceeds up to seven days after the date of the request, to ensure the check or electronic draft is not returned due to insufficient funds.

Advertising. From time to time, we may advertise several types of performance of the Investment Divisions.

•	Total return is the overall change in the value of an investment in an Investment Division over a given period of time.

•	Standardized average annual total return is calculated in accordance with SEC guidelines.

•
Non-standardized total return may be for periods other than those required by, or may otherwise differ from, standardized average annual total return. For example, if a Fund has been in existence longer than the Investment Division, we may show non-standardized performance for periods that begin on the inception date of the Fund, rather than the inception date of the Investment Division.

•	Yield refers to the income generated by an investment over a given period of time.

Performance will be calculated by determining the percentage change in the value of an Accumulation Unit by dividing the increase (decrease) for that unit by the value of the Accumulation Unit at the beginning of the period. Performance may reflect the deduction of the Monthly Contract Charges and the deduction of withdrawal charges.

Modification of Your Contract. Only our President, Vice President, Secretary or Assistant Secretary may approve a change to or waive a provision of your Contract. Any change or waiver must be in writing. We may change the terms of your Contract without your consent in order to comply with changes in any applicable provisions or requirements of the Internal Revenue Code.

Confirmation of Transactions. We will send you a written statement confirming that a financial transaction, such as a Premium payment, withdrawal, or transfer has been completed. This confirmation statement will provide details about the transaction. Certain transactions which are made on a periodic or systematic basis will be confirmed in a quarterly statement only.

It is important that you carefully review the information contained in the statements that confirm your transactions. If you believe an error has occurred you must notify us in writing within 30 days of receipt of the statement so we can make any appropriate adjustments. If we do not receive notice of any such potential error, we may not be responsible for correcting the error.

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Legal Proceedings. Jackson National Life Insurance Company (Jackson of NY's parent) and its subsidiaries are defendants in a number of civil proceedings, arising in the ordinary course of business. We do not believe at the present time that any pending action or proceeding will have a material adverse effect upon the Separate Account, Jackson of NY’s ability to meet its obligations under the Contracts, or Jackson National Life Distributors LLC’s ability to perform its contract with the Separate Account.

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TABLE OF CONTENTS OF
THE STATEMENT OF ADDITIONAL INFORMATION

General Information and History
Services
Purchase of Securities Being Offered
Underwriters
Calculation of Performance
Additional Tax Information
Annuity Provisions
Net Investment Factor
Financial Statements of the Separate Account
Financial Statements of Jackson of NY

STATEMENT OF ADDITIONAL INFORMATION REQUEST FORM
To obtain any of the following Statements of Additional Information (SAIs), please complete the form below and mail to:

Jackson of NY®
PO Box 30 900
Lansing, MI 48909- 8400
You can also request a copy of any of the following SAIs by calling our Jackson of NY Service Center at 1-800-599-5651.

Please send me a copy of the current SAI for (check all that apply):

❑	Elite Access AdvisorySM Variable Annuity ( NMV18070NY 11/16 )

❑	JNL® Series Trust (V3180)

❑	JNL Variable Fund LLC (V3670)

❑	Jackson Variable Series Trust (CMV8711)

❑	American Funds Insurance Series (CMX5460)
Please Print:
Name: _____________________________________________________________________________________________________
Address: ___________________________________________________________________________________________________
City: ____________________________________________________ State: ______________________ Zip Code: ______________
Date: _________ /______ /______ Signed:     _______________________________________________________________________

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APPENDIX A
TRADEMARKS, SERVICE MARKS, AND RELATED DISCLOSURES

“JNL®,” “Jackson National®,” “Jackson®,” “Jackson of NY®” and “Jackson National Life Insurance Company of New York®” are trademarks of Jackson National Life Insurance Company®.

The “S&P 500 Index,” “S&P MidCap 400 Index,” “S&P SmallCap 600 Index,” “Dow Jones Industrial Average,” and “Dow Jones Brookfield Global Infrastructure Index,” “STANDARD & POOR’S®,” “S&P®,” “S&P 500®,” “S&P MIDCAP 400 Index®,” “STANDARD & POOR’S MIDCAP 400 Index®,” “S&P SmallCap 600 Index®” and “STANDARD & POOR’S 500®” (collectively, the “Indices”) are products of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by Jackson National Life Insurance Company (“Jackson”). “Dow Jones®”, “Dow Jones Industrial Average”, “DJIA®”, and “The Dow®” are service and/or trademarks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and have been licensed to SPDJI and have been sub-licensed for use for certain purposes by Jackson National Life Insurance Company® (“Jackson”).

The Dow Jones Brookfield Global Infrastructure Index is calculated by SPDJI pursuant to an agreement with Brookfield Redding, Inc. (together with its affiliates, “Brookfield”) and has been licensed for use. Standard & Poor’s®, S&P® and S&P 500®, S&P MidCap 400® and S&P SmallCap 600® are registered trademarks of Standard & Poor’s Financial Services LLC; Brookfield® is a registered trademark of Brookfield Asset Management, Inc.; and the foregoing trademarks have been licensed by SPDJI for use.

The JNL/Mellon Capital S&P® SMid 60 Fund, JNL/Mellon Capital S&P 500 Index Fund, JNL/Mellon Capital S&P 400 MidCap Index Fund, JNL/Mellon Capital Small Cap Index Fund, and the JNL/Brookfield Global Infrastructure and MLP Fund (collectively, the “Products”) are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, Standard & Poor’s Financial Services LLC, Brookfield or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).

S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Products or any member of the public regarding the advisability of investing in securities generally or in the Products particularly or the ability of the Indices to track general market performance. S&P Dow Jones Indices’ only relationship to Jackson with respect to the Indices or the Products is the licensing of the Indices and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The Indices are determined, composed and calculated by S&P Dow Jones Indices without regard to Jackson or the Products. S&P Dow Jones Indices have no obligation to take the needs of Jackson or the owners of the Products into consideration in determining, composing or calculating the Indices. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Products or the timing of the issuance or sale of the Products in the determination or calculation of the equation by which the Products are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Products. There is no assurance that investment products based on the Indices will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to Products currently being issued by Jackson, but which may be similar to and competitive with Products. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.

Dow Jones, SPDJI and their respective affiliates do not:

•	Sponsor, endorse, sell or promote the Products.

•	Recommend that any person invest in the Products.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Products.

•	Have any responsibility or liability for the administration, management or marketing of the Products.

•	Consider the needs of the Products or the owners of the Products in determining, composing or calculating the Indexes or have any obligation to do so.

Dow Jones, SPDJI and their respective affiliates will not have any liability in connection with the Products. Specifically,
• Dow Jones, SPDJI and their respective affiliates do not make any warranty, express or implied, and Dow Jones, SPDJI and their respective affiliates disclaim any warranty about:

• The results to be obtained by the Products, the owners of the Products or any other person in connection with the use of the DJIA and the data included in the Indexes;
• The accuracy or completeness of the Indexes and its data;
• The merchantability and the fitness for a particular purpose or use of the Indexes and its data;
• Dow Jones, SPDJI and/or their respective affiliates will have no liability for any errors, omissions or interruptions in the Indexes or its data;
•    Under no circumstances will Dow Jones, SPDJI and/or their respective affiliates be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if they know that they might occur.

The licensing agreement relating to the use of the Indexes and trademarks referred to above by Jackson and SPDJI is solely for the benefit of the Products and not for any other third parties.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS IN CALCULATING THE INDICES. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY JACKSON OR OWNERS OF THE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND JACKSON, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

SPDR® is a registered trademark of Standard & Poor’s Financial Services LLC. S&P Capital IQ is a trademark of Standard & Poor's Financial Services LLC.

The following applies to the JNL/S&P Competitive Advantage Fund, JNL/S&P Dividend Income & Growth Fund, JNL/S&P Total Yield Fund, JNL/S&P Intrinsic Value Fund, JNL/S&P International 5 Fund, JNL/S&P 4 Fund, and JNL/S&P Mid 3 Fund.

Standard & Poor’s Investment Advisory Services LLC (“SPIAS”) is a registered investment advisor with the U.S. Securities and Exchange Commission and a wholly owned subsidiary of S&P Global Inc . SPIAS does not provide advice to underlying clients of the firms to which it provides services. SPIAS does not act as a “fiduciary” or as an “investment manager,” as defined under ERISA, to any investor. SPIAS is not responsible for client suitability.

Programs and products of the firms to which SPIAS provides services are not endorsed, sold or promoted by SPIAS and its affiliates, and SPIAS and its affiliates make no representation regarding the advisability of investing in those programs and products. With respect to the asset allocations and investments recommended by SPIAS, investors should realize that such investment recommendations are provided to Jackson National Asset Management, LLC only as a general recommendation. The underlying funds of the JNL/S&P 4 Fund are co-sub-advised by SPIAS. SPIAS does not co-sub-advise the JNL/S&P 4 Fund. There is no agreement or understanding whatsoever that SPIAS will provide individualized advice to any investor. SPIAS does not take into account any information about any investor or any investor’s assets when providing investment advisory services to firms to which SPIAS provides services. SPIAS does not have any discretionary authority or control with respect to purchasing or selling securities or making other investments. Individual investors should ultimately rely on their own judgment and/or the judgment of a representative in making their investment decisions.

Standard & Poor’s Financial Services LLC, SPIAS, and their affiliates (collectively S&P), and any third-party providers, as well as their directors, officers, shareholders, employees or agents (collectively with S&P, S&P Parties) do not guarantee the accuracy, completeness, adequacy or timeliness of any information, including ratings and valuations, and are not responsible for errors and omissions, or for the results obtained from the use of such information, and S&P Parties shall have no liability for any errors, omission, or interruptions therein (negligent or otherwise), regardless of the cause, or for the results obtained from the use of such information. S&P PARTIES DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF

MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. In no event shall S&P Parties be liable to any party for any direct, indirect, incidental, exemplary, compensatory, punitive, special or consequential damages, costs, expenses, legal fees, or losses (including, without limitation, lost income or lost profits and opportunity costs or losses caused by negligence) in connection with any use of the information contained in this document even if advised of the possibility of such damages.

S&P’s credit ratings are statements of opinion as of the date they are expressed and not statements of fact or recommendations to purchase, hold, or sell any securities or to make any investment decisions. S&P credit ratings should not be relied on when making any investment or other business decision. S&P’s opinions and analyses do not address the suitability of any security. S&P does not act as a fiduciary or an investment advisor, except where registered as such. While S&P has obtained information from sources they believe to be reliable, S&P does not perform an audit and undertakes no duty of due diligence or independent verification of any information it receives.

To the extent that regulatory authorities allow a rating agency to acknowledge in one jurisdiction a rating issued in another jurisdiction for certain regulatory purposes, S&P reserves the right to assign, withdraw or suspend such acknowledgement at any time and in its sole discretion. S&P Parties disclaim any duty whatsoever arising out of the assignment, withdrawal or suspension of an acknowledgment as well as any liability for any damage alleged to have been suffered on account thereof.

S&P keeps certain activities of its business units separate from each other in order to preserve the independence and objectivity of their respective activities. As a result, certain business units of S&P may have information that is not available to other S&P business units. S&P has established policies and procedures to maintain the confidentiality of certain non-public information received in connection with each analytical process.

S&P may receive compensation for its ratings and certain analyses, normally from issuers or underwriters of securities or from obligors. S&P reserves the right to disseminate its opinions and analyses. S&P's public ratings and analyses are made available on its Web sites, www.standardandpoors.com (free of charge), and www.ratingsdirect.com and www.globalcreditportal.com (subscription), and may be distributed through other means, including via S&P publications and third party redistributors. Additional information about our ratings fees is available at www.standardandpoors.com/usratingsfees.

Based on a universe of funds provided to SPIAS, SPIAS may recommend for investment certain funds to which S&P licenses certain intellectual property or otherwise has a financial interest, including exchange-traded funds whose investment objective is to substantially replicate the returns of a proprietary index of S&P Dow Jones Indices, such as the S&P 500. SPIAS recommends these funds for investment based on asset allocation, sector representation, liquidity and other factors; however, SPIAS has a potential conflict of interest with respect to the inclusion of these funds. In cases where S&P is paid fees that are tied to the amount of assets that are invested in the fund, investment in the fund will generally result in S&P earning compensation in addition to the fees received by SPIAS in connection with its provision of services. In certain cases there may be alternative funds that are available for investment that will provide investors substantially similar exposure to the asset class or sector.

S&P provides a wide range of services to, or relating to, many organizations, including issuers of securities, investment advisers, broker-dealers, investment banks, other financial institutions and financial intermediaries, and accordingly may receive fees or other economic benefits from those organizations, including organizations whose securities or services they may recommend, rate, include in model portfolios, evaluate or otherwise address.

SPIAS may consider research and other information from affiliates in making its investment recommendations. The investment policies of certain portfolios specifically state that among the information SPIAS will consider in evaluating a security are the credit ratings assigned by S&P. SPIAS does not consider the ratings assigned by other credit rating agencies. Credit rating criteria and scales may differ among credit rating agencies. Ratings assigned by other credit rating agencies may reflect more or less favorable opinions of creditworthiness than ratings assigned by S&P.

The Funds are not sponsored, endorsed, sold or promoted by S&P and its affiliates and S&P and its affiliates make no representation regarding the advisability of investing in the Funds.

Goldman Sachs is a registered service mark of Goldman, Sachs & Co.

DoubleLine is a registered service mark of DoubleLine Capital LP.

The Product(s) is not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the Corporations).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s).  The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance.  The Corporations' only relationship to Jackson (Licensee) is in the licensing of the Nasdaq-100®, Nasdaq-100 Index®, and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s).  Nasdaq has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“The Nasdaq-100®,” “Nasdaq-100 Index®,” “Nasdaq Stock Market®” and “Nasdaq®” are trade or service marks of The Nasdaq, Inc. (which with its affiliates are the “Corporations”) and have been licensed for use by Jackson.  The Corporations have not passed on the legality or suitability of the JNL/Mellon Capital Nasdaq® 100 Fund.  The JNL/Mellon Capital Nasdaq® 100 Fund is not issued, endorsed, sponsored, managed, sold or promoted by the Corporations.  THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE JNL/MELLON CAPITAL NASDAQ® 100 FUND.

THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”).  THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI.  MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY JACKSON NATIONAL ASSET MANAGEMENT, LLC.  NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN FUNDS GENERALLY OR IN THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE.  MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND OR THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND OR THE ISSUER OR OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND OR ANY OTHER PERSON OR ENTITY.  NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI

INDEXES.  NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND IS REDEEMABLE.  FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.  NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND, OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.  NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Barclays Capital Inc. and its affiliates (“Barclays”) is not the issuer or producer of JNL/DoubleLine® Shiller Enhanced CAPE® Fund and Barclays has no responsibilities, obligations or duties to investors in JNL/DoubleLine® Shiller Enhanced CAPE® Fund. The Shiller Barclays CAPE™ US Sector ER USD Index is a trademark owned by Barclays Bank PLC and licensed for use by JNL Series Trust (“JNLST”) as the Issuer of JNL/DoubleLine® Shiller Enhanced CAPE® Fund. Barclays only relationship with the Issuer in respect of Shiller Barclays CAPE™ US Sector ER USD Index is the licensing of the Shiller Barclays CAPE™ US Sector ER USD Index which is determined, composed and calculated by Barclays without regard to the Issuer or the JNL/DoubleLine® Shiller Enhanced CAPE® Fund or the owners of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund. Additionally, JNLST or JNL/DoubleLine® Shiller Enhanced CAPE® Fund may for itself execute transaction(s) with Barclays in or relating to the Shiller Barclays CAPE™ US Sector ER USD Index in connection with JNL/DoubleLine® Shiller Enhanced CAPE® Fund investors acquire JNL/DoubleLine® Shiller Enhanced CAPE® Fund from JNLST and investors neither acquire any interest in Shiller Barclays CAPE™ US Sector ER USD Index nor enter into any relationship of any kind whatsoever with Barclays upon making an investment in JNL/DoubleLine® Shiller Enhanced CAPE® Fund. The JNL/DoubleLine® Shiller Enhanced CAPE® Fund is not sponsored, endorsed, sold or promoted by Barclays. Barclays does not make any representation or warranty, express or implied regarding the advisability of investing in the JNL/DoubleLine® Shiller Enhanced CAPE® Fund or the advisability of investing in securities generally or the ability of the Shiller Barclays CAPE™ US Sector ER USD Index to track corresponding or relative market performance.  Barclays has not passed on the legality or suitability of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund with respect to any person or entity. Barclays is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund to be issued.  Barclays has no obligation to take the needs of the Issuer or the owners of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund or any other third party into consideration in determining, composing or calculating the Shiller Barclays CAPE™ US Sector ER USD Index Barclays has no obligation or liability in connection with administration, marketing or trading of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund.

The licensing agreement between JNLST and Barclays is solely for the benefit of JNLST and Barclays and not for the benefit of the owners of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund, investors or other third parties.

BARCLAYS SHALL HAVE NO LIABILITY TO THE ISSUER, INVESTORS OR TO OTHER THIRD PARTIES FOR THE QUALITY, ACCURACY AND/OR COMPLETENESS OF THE Shiller Barclays CAPE™ US Sector ER USD Index OR ANY DATA INCLUDED THEREIN OR FOR INTERRUPTIONS IN THE DELIVERY OF THE Shiller Barclays CAPE™ US Sector ER USD Index. BARCLAYS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, THE INVESTORS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE Shiller Barclays CAPE™ US Sector ER USD Index OR ANY DATA INCLUDED THEREIN.  BARCLAYS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE Shiller Barclays CAPE™ US Sector ER USD Index OR ANY DATA INCLUDED THEREIN. BARCLAYS RESERVES THE RIGHT TO CHANGE THE METHODS OF CALCULATION OR PUBLICATION, OR TO CEASE THE CALCULATION OR PUBLICATION OF THE Shiller Barclays CAPETM US Sector ER USD Index, AND BARCLAYS SHALL NOT BE LIABLE FOR ANY MISCALCULATION OF OR ANY INCORRECT, DELAYED OR INTERRUPTED PUBLICATION WITH RESPECT TO ANY OF THE Shiller Barclays CAPE™ US Sector ER USD Index BARCLAYS SHALL NOT BE LIABLE FOR ANY DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR ANY LOST PROFITS AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH, RESULTING FROM THE USE OF THE Shiller Barclays CAPE™ US Sector ER USD Index OR ANY DATA INCLUDED THEREIN OR WITH RESPECT TO THE JNL/DOUBLELINE SHILLER ENHANCED CAPE FUND.

None of the information supplied by Barclays Bank PLC and used in this publication may be reproduced in any manner without the prior written permission of Barclays Capital, the investment banking division of Barclays Bank PLC. Barclays Bank PLC is registered in England No. 1026167. Registered office 1 Churchill Place London E l 4 5HP.

APPENDIX B

FINANCIAL INSTITUTION SUPPORT

Below is a complete list of Financial Institutions that received marketing and distribution and/or administrative support in 2015 from the Distributor and/or Jackson of NY or our affiliates in relation to the sale of Jackson and Jackson of NY variable insurance products.

1st Global Capital Corporation	Bolton Global Capital	Commonwealth Financial Network
Adirondack Trading Group, LLC	BOSC, Inc.	Community America Financial Solutions, LLC
Advanced Financial Services	Broker Dealer Financial Services Corporation	Comprehensive Asset Management and
Advanced Wealth and Retirement Planning	Brokers International Financial Services, LLC	Servicing, Inc.
Concepts	Brooklight Place Securities	Cona Investment Advisors, LLC
Advisors Wealth Management, Inc.	Bruce A. Lefavi Securities, Inc.	Concorde Investment Services, LLC
Advisory Group Equity Services, Ltd.	Bruderman Brothers	Coordinated Capital Securities, Inc.
Allegheny Investments, Ltd.	Buckman, Buckman & Reid, Inc.	CoreCap Investments, Inc.
Allegiance Capital, LLC	Cabot Lodge Securities, LLC	Corinthian Partners
Allegis Investment Services	Cadaret, Grant & Co., Inc.	Cornerstone Financial Services, Inc.
Allen & Company of Florida, Inc.	Calton & Associates, Inc.	Country Capital Management Company
Allstate Financial Services, LLC	Cambridge Investment Research, Inc.	Country Club Financial Services, Inc.
American Capital	Cantella & Company, Inc.	Creative Financial Designs, Inc.
American Independent Securities Group, LLC	Cape Securities, Inc.	Crescent Securities Group
American Investors Company	Capital Financial Services	Crown Capital Securities, L.P.
American Portfolios Financial Services, Inc.	Capital Guardian, LLC	CUNA Brokerage Services, Inc.
Ameriprise Advisor Services, Inc.	Capital Investment Group, Inc.	CUSO Financial Services, Inc.
Ameritas Investment Corporation	Capital One Investment Services, LLC	Cutter & Company
Arete Wealth Management, LLC	Capital Resource Management	D.A. Davidson & Company
Arque Capital, Ltd.	Capital Synergy Partners, Inc.	D.H. Hill Securities, LLP
Arvest Asset Management	Capitol Securities Management, Inc.	Davenport & Company, LLC
Associated Investment Services	Carey, Thomas, Hoover, & Breault, Inc.	Davinci Capital Management Inc.
Aurora Capital, LLC	Cary Street Partners, LLC	Dempsey Lord Smith, LLC
Ausdal Financial Partners, Inc.	CCF Investments, Inc.	Despain Financial Corporation
Aveo Capital Partners, LLC	CCO Investment Services Corporation	DFPG Investments
AXA Advisors, LLC	Centaurus Financial, Inc.	Dominion Investor Services
B. B. Graham & Company, Inc.	Centennial Securities Company, Inc.	Doughtery & Company, Inc.
B.C. Ziegler & Company	Center Street Securities, Inc.	Duncan Williams, Inc.
BA Financial Services, Inc.	Century Securities & Associates, Inc.	EDI Financial Inc.
BancWest Investment Services, Inc.	Ceros Financial Services, Inc.	Edward Jones & Company
Bankers & Investors Company	Cetera	Equable Securities Corporation
Bannon, Ohanesian & Lecours, Inc.	Cetera Advisor Networks, LLC	Equity Services, Inc.
BB&T Securities, LLC	Cetera Advisors, LLC	Essex National Securities, Inc.
BBVA Compass Investment Solutions Inc.	Cetera Financial Specialists, LLC	Everest Investment Advisors, Inc.
BCG Securities, Inc.	Cetera Investment Advisers, LLC	Fairport Capital, Inc.
BD Financial	Cetera Investment Services, LLC	FBT Investments, Inc.
Beaconsfield Financial Services	CFD Investments, Inc.	Feltl and Company
Beneficial Investment Services	CFS Investments, Inc.	Fifth Third Securities
Benjamin F Edwards & Company	Chelsea Financial Services	Financial Planning Consultants
Berthel, Fisher & Company Financial Services	CitiGroup Global Markets Inc.	Financial West Investment Group
BFC Planning, Inc.	Citizens Investment Services	Fintegra Financial Solutions
BFT Financial Group, LLC	CL Wealth Management, LLC	First Allied Securities, Inc.
BHF RG Capital, Inc.	Client One Securities, LLC	First American Securities
BMO Harris Financial Advisors, Inc.	Coastal Equities, Inc.	First Citizens Investor Services

First Financial Equity Corporation	IBN Financial Services, Inc.	Long Island Financial Group, Inc.
First Heartland Capital, Inc.	IFS Securities	Lowell & Company
First Independent Advisory Services, Inc.	IMS Securities, Inc.	LPL Financial Services
First Midwest Securities	Independence Capital Company	Lucia Securities, LLC
First National Capital Markets	Independent Financial Group, LLC	M Griffith Investment Services
First Republic Securities Company	Infinex Investments, Inc.	M. Holdings Securities, Inc.
First State Financial	Infinity Securities, Inc.	M&T Securities, Inc.
First Western Securities, Inc.	ING/Voya Financial Advisors, LLC	Madison Avenue Securities, Inc.
FirstMerit Financial Services, Inc.	Innovation Partners, LLC	McNally Financial Services Corp
Folger Nolan Fleming Douglas	Insight Securities	Means Investment Company, Inc.
Foothill Securities, Inc.	Institutional Securities Corporation	Mercap Securities, LLC
Foresters Equity Services Inc.	International Assets Advisory, LLC	Mercer Allied Company, LP
Fortune Financial Services, Inc.	Intervest International, Inc.	Merrill Lynch
Founders Financial Securities, LLC	INVEST Financial Corporation	MetLife Securities, Inc.
Fountainhead Capital Management	Investacorp, Inc.	Michigan Securities, Inc.
Freedom Investors Corporation	Investment Centers of America, Inc.	Mid Atlantic Capital Corporation
Freedom Wealth Advisors, LLC	Investment Network, Inc.	Mid-Atlantic Securities Inc.
FSC Securities Corporation	Investment Planners, Inc.	Millington Investments, LLC
FTB Advisors, Inc.	Investment Professional, Inc.	Ministry Partners Securities, LLC
Fusion Investment Advisors, LLC	Investors Capital Corporation	Mischler Financial Group, Inc.
G F Investment Services	J P Turner & Company, LLC	MML Investors Services, LLC
G.W. Sherwold Associates Inc.	J. Alden Associates, Inc.	Moloney Securities Company, Inc.
G.A. Repple and Company	J.W. Cole Financial, Inc.	Money Concepts Capital Corp
Garden State Securities	James T Borello & Company	Moors & Cabot, Inc.
Geneos Wealth Management, Inc.	Janney, Montgomery Scott, LLC	Morgan Stanley Smith Barney LLC
Girard Securities, Inc.	JHS Capital Advisors Inc.	Mutual of Omaha Investor Services, Inc.
Global Brokerage Services, Inc.	JJB Hilliard WL Lyons, LLC	Mutual Securities, Inc.
Global View Capital Management	JW Cole Financial, Inc.	Mutual Trust Company of America Securities
GLP Investment Services, LLC	K.W. Chambers & Company	MWA Financial Services, Inc.
Gold Coast Securities, Inc.	Kalos Capital, Inc.	National Planning Corporation
Gradient Securities, LLC	KCD Financial, Inc.	National Securities Corporation
Great American Investors, Inc.	Key Investment Services	Nations Financial Group, Inc.
GWN Securities, Inc.	Keystone Capital Corporation	Nationwide Planning Associates
H Beck, Inc.	KMS Financial Services Inc	Nationwide Securities, LLC
H.D. Vest Investment Securities, Inc.	Kovack Securities, Inc.	Navy Federal Brokerage Services, LLC
Hancock Investment Services, LLC	L.M. Kohn & Company, Inc.	NBC Securities, Inc.
Hantz Financial Services	L.O. Thomas & Co., Inc.	Neidiger, Tucker, Bruner, Inc.
Harbor Financial Services, LLC	Labrunerie Financial	New Century Financial Group, LLC
Harbour Investments, Inc.	Lara, Shull and May, LLC	New England Securities Corporation
Harger and Company, Inc.	Larson Financial Securities	Newbridge Securities Corporation
Harvest Capital, LLC	Lasalle St. Securities, LLC	Next Financial Group, Inc.
Hazard & Siegel, Inc.	Legend Equities Corporation	NFP Securities, Inc.
Hazlett Burt & Watson	Leigh Baldwin & Company	NIA Securities
HBW Securities, LLC	Liberty Partners Financial Services, LLC	North Ridge Securities Corporation
Heartland Investment Associates, Inc.	Lifemark Securities Corporation	Northeast Securities, Inc.
Hefren-Tillotson, Inc.	Lincoln Financial Advisors Corporation	Northridge Securities
Hornor, Townsend & Kent, Inc.	Lincoln Financial Securities Corporation	NorthStar Wealth Management, Inc.
HSBC Securities	Lincoln Investment Planning Inc.	Northwestern Mutual Investment Services, LLC
Huntleigh Securities Corporation	Lombard Securities	NOVA Financial, LLC

NPB Financial Group, LLC	Securities America, Inc.	United Planners Financial Services of America
NYLife Securities, Inc.	Securities Equity Group	U.S. Bancorp Investments, Inc.
Oak Tree Securities, Inc.	Securities Management & Research, Inc.	USA Financial Securities Corporation
OFG Financial Services, Inc.	Securities Service Network Inc.	Valic Financial Advisors, Inc.
Ohanesian & Lecours, Inc.	Sequoia Wealth Management	ValMark Securities, Inc.
OneAmerica Securities, Inc.	Shearson Financial Services	Vanderbilt Securities, LLC
Oppenheimer & Company, Inc.	Sigma Financial Corporation	VSR Financial Services, Inc.
Pacific American Securities, LLC	Signator Financial Services, Inc.	Waddell & Reed, Inc.
Packerland Brokerage Services	Signator Investors, Inc.	Wall Street Financial Group
Paradigm Equities, Inc.	Signature Financial Group	Wayne Hummer Investments, LLC
Park Avenue Securities, LLC	SII Investments, Inc.	Wealth Management Resources, Inc.
Parkland Securities, LLC	Silver Oak Securities	Wedbush Securities Inc.
Parsonex Securities, LLC	Sorrento Pacific Financial, LLC	Wellington Shields & Company, LLC
Peak Brokerage Services	Southeast Investments, N.C., Inc.	Wells Fargo Advisors, LLC
Peoples Securities, Inc.	Southwest Securities, Inc.	Wesbanco Securities, Inc.
PFA Security Asset Management Inc.	St. Bernard Financial Services, Inc.	Wescom Financial Services, LLC
PlanMember Securities Corporation	Stephens, Inc.	Western Equity Group
PNC Investments, LLC	Sterne Agee Financial Services, Inc.	Western International Securities Inc.
Presidential Brokerage, Inc.	Sterne, Agee & Leach, Inc.	WFG Investments, Inc.
Princor Financial Services	Stifel Nicolaus & Company, Inc.	Wilbanks Securities, Inc.
Private Advisor Group, LLC	Summit Brokerage Services, Inc.	William C. Burnside & Co., Inc.
Private Client Services, LLC	Summit Equities, Inc.	Williams Financial Group
Pro Equities, Inc.	Sunset Financial Services, Inc.	Windmill Group
Prospera Financial Services Inc.	SunTrust Investment Services, Inc.	Winslow, Evans, & Crocker, Inc.
Pruco Securities, LLC	SWBC Investment Services	Woodbury Financial Services, Inc.
PTS Brokerage LLC	SWS Financial Services, Inc.	Woodmen Financial Services, Inc.
Purshe Kaplan Sterling Investments	Symphonic Securities, LLC	World Capital Brokerage, Inc.
Questar Capital Corporation	Synovus Securities, Inc.	World Choice Securities, Inc.
Raymond James & Associates, Inc.	T.S. Phillips Investments, Inc.	World Equity Group, Inc.
RBC Capital Markets Corporation	Tandem Securities, Inc.	Worth Financial Group, Inc.
RBC Dain Rauscher, Inc.	TFS Securities, Inc.	Wunderlich Securities, Inc.
Regulus Advisors, LLC	The Huntington Investment Company	WWK Investments, Inc.
Rendler Sales Consulting, LLC	The Investment Center, Inc.
Rhodes Securities, Inc.	The Leaders Group, Inc.
Ridgeway & Conger, Inc.	The O.N. Equity Sales Company
RNR Securities, LLC	The Patriot Financial Group
Robert W. Baird & Company, Inc.	The Strategic Financial Alliance, Inc.
Rogan and Associates	Thrivent Financial
Royal Alliance Associates Inc	Thurston, Springer, Miller, Herd and Titak, Inc.
Royal Securities Company	Titlelist Asset Management, Ltd.
RSG Capital Corporation	Transamerica Financial Advisors, Inc.
S.G. Long & Company	Triad Advisors, Inc.
Sage Rutty and Company, Inc.	Trustmont Financial Group, Inc.
Sagepoint Financial, Inc.	UBS Financial Services, Inc.
Sandlapper Securities, LLC	Uhlmann Price Securities
Santander Securities, LLC	UMB Financial Services, Inc.
Saxony Securities, Inc.	Umpqua Investments, Inc.
SCF Securities, Inc.	UnionBanc Investment Services, LLC
Securian Financial Services, Inc.	United Brokerage Services, Inc.

Questions: If you have any questions about your Contract, you may contact us at:
Jackson of NY Service Center:	1 (800) 599-5651 (8 a.m. - 8 p.m. ET)
Mail Address:	P.O. Box 30313, Lansing, Michigan 48909-7813
Delivery Address:	1 Corporate Way, Lansing, Michigan 48951
Jackson of NY IMG Service Center: (for Contracts purchased through a bank or another financial institution)	1 (888) 464-7779 (8 a.m. - 8 p.m. ET)
Mail Address:	P.O. Box 30901, Lansing, Michigan 48909-8401
Delivery Address:	1 Corporate Way, Lansing, Michigan 48951
Home Office:	2900 Westchester Avenue, Purchase, New York 10577

STATEMENT OF ADDITIONAL INFORMATION

December 20 , 2016

ELITE ACCESS ADVISORYSM

FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY

Issued by
Jackson National Life Insurance Company of New York® and through
JNLNY Separate Account I

This Statement of Additional Information (SAI) is not a prospectus. It contains information in addition to and more detailed than set forth in the Prospectus and should be read in conjunction with the Prospectus dated December 20 , 2016. The Prospectus may be obtained from Jackson National Life Insurance Company of New York (Jackson of NY®) by writing P.O. Box 30313, Lansing, Michigan 48909-7813, or calling 1-800-599-5651.

1

General Information and History

JNLNY Separate Account I (Separate Account) is a separate investment account of Jackson of NY. In September 1997, the company changed its name from First Jackson National Life Insurance Company to its present name. Jackson of NY is a wholly owned subsidiary of Jackson National Life Insurance Company® (Jackson®), and is ultimately a wholly owned subsidiary of Prudential plc, London, England, a life insurance company in the United Kingdom.

Trademarks, Service Marks, and Related Disclosures

The “S&P 500 Index,” “S&P MidCap 400 Index,” “S&P SmallCap 600 Index,” “Dow Jones Industrial Average,” and “Dow Jones Brookfield Global Infrastructure Index,” “STANDARD & POOR’S®,” “S&P®,” “S&P 500®,” “S&P MIDCAP 400 Index®,” “STANDARD & POOR’S MIDCAP 400 Index®,” “S&P SmallCap 600 Index®” and “STANDARD & POOR’S 500®” (collectively, the “Indices”) are products of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by Jackson National Life Insurance Company (“Jackson”). “Dow Jones®”, “Dow Jones Industrial Average”, “DJIA®”, “and “The Dow®” are service and/or trademarks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and have been licensed to SPDJI and have been sub-licensed for use for certain purposes by Jackson National Life Insurance Company® (“Jackson”).

The Dow Jones Brookfield Global Infrastructure Index is calculated by SPDJI pursuant to an agreement with Brookfield Redding, Inc. (together with its affiliates, “Brookfield”) and has been licensed for use. Standard & Poor’s®, S&P® and S&P 500®, S&P MidCap 400® and S&P SmallCap 600® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones U.S. Contrarian Opportunities Index is a service mark of Dow Jones; Brookfield® is a registered trademark of Brookfield Asset Management, Inc.; and the foregoing trademarks have been licensed by SPDJI for use.

The JNL/Mellon Capital S&P® SMid 60 Fund, JNL/Mellon Capital S&P 500 Index Fund, JNL/Mellon Capital S&P 400 MidCap Index Fund, and the JNL/Brookfield Global Infrastructure and MLP Fund (collectively, the “Products”) are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, Standard & Poor’s Financial Services LLC, Brookfield or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).

S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Products or any member of the public regarding the advisability of investing in securities generally or in the Products particularly or the ability of the Indices to track general market performance. S&P Dow Jones Indices’ only relationship to Jackson with respect to the Indices or the Products is the licensing of the Indices and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The Indices are determined, composed and calculated by S&P Dow Jones Indices without regard to Jackson or the Products. S&P Dow Jones Indices have no obligation to take the needs of Jackson or the owners of the Products into consideration in determining, composing or calculating the Indices. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Products or the timing of the issuance or sale of the Products in the determination or calculation of the equation by which the Products are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Products. There is no assurance that investment products based on the Indices will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to Products currently being issued by Jackson, but which may be similar to and competitive with Products. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT

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TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS IN CALCULATING THE INDICES. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY JACKSON OR OWNERS OF THE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND JACKSON, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

SPDR® is a registered trademark of Standard & Poor’s Financial Services LLC. S&P Capital IQ is a trademark of Standard & Poor's Financial Services LLC.

The following applies to the JNL/S&P Competitive Advantage Fund, JNL/S&P Dividend Income & Growth Fund, JNL/S&P Total Yield Fund, JNL/S&P Intrinsic Value Fund, JNL/S&P International 5 Fund, JNL/S&P Mid 3 Fund and JNL/S&P 4 Fund.

Standard & Poor’s Investment Advisory Services LLC (“SPIAS”) is a registered investment advisor with the U.S. Securities and Exchange Commission and a wholly owned subsidiary of McGraw-Hill Financial, Inc. SPIAS does not provide advice to underlying clients of the firms to which it provides services. SPIAS does not act as a “fiduciary” or as an “investment manager,” as defined under ERISA, to any investor. SPIAS is not responsible for client suitability.

Programs and products of the firms to which SPIAS provides services are not endorsed, sold or promoted by SPIAS and its affiliates, and SPIAS and its affiliates make no representation regarding the advisability of investing in those programs and products. With respect to the asset allocations and investments recommended by SPIAS, investors should realize that such investment recommendations are provided to Jackson National Asset Management, LLC only as a general recommendation. The underlying funds of the JNL/S&P 4 Fund are co-sub-advised by SPIAS. SPIAS does not co-sub-advise the JNL/S&P 4 Fund. There is no agreement or understanding whatsoever that SPIAS will provide individualized advice to any investor. SPIAS does not take into account any information about any investor or any investor’s assets when providing investment advisory services to firms to which SPIAS provides services. SPIAS does not have any discretionary authority or control with respect to purchasing or selling securities or making other investments. Individual investors should ultimately rely on their own judgment and/or the judgment of a representative in making their investment decisions.

Standard & Poor’s Financial Services LLC, SPIAS, and their affiliates (collectively S&P), and any third-party providers, as well as their directors, officers, shareholders, employees or agents (collectively with S&P, S&P Parties) do not guarantee the accuracy, completeness, adequacy or timeliness of any information, including ratings and valuations, and are not responsible for errors and omissions, or for the results obtained from the use of such information, and S&P Parties shall have no liability for any errors, omission, or interruptions therein (negligent or otherwise), regardless of the cause, or for the results obtained from the use of such information. S&P PARTIES DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. In no event shall S&P Parties be liable to any party for any direct, indirect, incidental, exemplary, compensatory, punitive, special or consequential damages, costs, expenses, legal fees, or losses (including, without limitation, lost income or lost profits and opportunity costs or losses caused by negligence) in connection with any use of the information contained in this document even if advised of the possibility of such damages.

S&P’s credit ratings are statements of opinion as of the date they are expressed and not statements of fact or recommendations to purchase, hold, or sell any securities or to make any investment decisions. S&P credit ratings should not be relied on when making any investment or other business decision. S&P’s opinions and analyses do not address the suitability of any security. S&P does not act as a fiduciary or an investment advisor, except where registered

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as such. While S&P has obtained information from sources they believe to be reliable, S&P does not perform an audit and undertakes no duty of due diligence or independent verification of any information it receives.

To the extent that regulatory authorities allow a rating agency to acknowledge in one jurisdiction a rating issued in another jurisdiction for certain regulatory purposes, S&P reserves the right to assign, withdraw or suspend such acknowledgement at any time and in its sole discretion. S&P Parties disclaim any duty whatsoever arising out of the assignment, withdrawal or suspension of an acknowledgment as well as any liability for any damage alleged to have been suffered on account thereof.

S&P keeps certain activities of its business units separate from each other in order to preserve the independence and objectivity of their respective activities. As a result, certain business units of S&P may have information that is not available to other S&P business units. S&P has established policies and procedures to maintain the confidentiality of certain non-public information received in connection with each analytical process.

S&P may receive compensation for its ratings and certain analyses, normally from issuers or underwriters of securities or from obligors. S&P reserves the right to disseminate its opinions and analyses. S&P's public ratings and analyses are made available on its Web sites, www.standardandpoors.com (free of charge), and www.ratingsdirect.com and www.globalcreditportal.com (subscription), and may be distributed through other means, including via S&P publications and third party redistributors. Additional information about our ratings fees is available at www.standardandpoors.com/usratingsfees.

Based on a universe of funds provided to SPIAS, SPIAS may recommend for investment certain funds to which S&P licenses certain intellectual property or otherwise has a financial interest, including exchange-traded funds whose investment objective is to substantially replicate the returns of a proprietary index of S&P Dow Jones Indices, such as the S&P 500. SPIAS recommends these funds for investment based on asset allocation, sector representation, liquidity and other factors; however, SPIAS has a potential conflict of interest with respect to the inclusion of these funds. In cases where S&P is paid fees that are tied to the amount of assets that are invested in the fund, investment in the fund will generally result in S&P earning compensation in addition to the fees received by SPIAS in connection with its provision of services. In certain cases there may be alternative funds that are available for investment that will provide investors substantially similar exposure to the asset class or sector.

S&P provides a wide range of services to, or relating to, many organizations, including issuers of securities, investment advisers, broker-dealers, investment banks, other financial institutions and financial intermediaries, and accordingly may receive fees or other economic benefits from those organizations, including organizations whose securities or services they may recommend, rate, include in model portfolios, evaluate or otherwise address.

SPIAS may consider research and other information from affiliates in making its investment recommendations. The investment policies of certain portfolios specifically state that among the information SPIAS will consider in evaluating a security are the credit ratings assigned by S&P. SPIAS does not consider the ratings assigned by other credit rating agencies. Credit rating criteria and scales may differ among credit rating agencies. Ratings assigned by other credit rating agencies may reflect more or less favorable opinions of creditworthiness than ratings assigned by S&P.

The Funds are not sponsored, endorsed, sold or promoted by S&P and its affiliates and S&P and its affiliates make no representation regarding the advisability of investing in the Funds.

Goldman Sachs is a registered service mark of Goldman, Sachs & Co.

DoubleLine is a registered service mark of DoubleLine Capital LP.

The Product(s) is not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the Corporations). The Corporations have not passed on the legality or suitability of or the accuracy or adequacy of descriptions and disclosures relating to the Product(s). The Corporations make no representation or warranty, express or implied to the Owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the

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Nasdaq-100 Index® to track general stock market performance. The Corporations’ only relationship to Jackson (Licensee) is in the licensing of the Nasdaq-100®, Nasdaq-100 Index® and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s). Nasdaq has no obligation to take the needs of the Licensee or the Owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S) OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM AL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“The Nasdaq-100®,” “Nasdaq-100 Index®,” “Nasdaq Stock Market®” and “Nasdaq®” are trade or service marks of The Nasdaq, Inc. (which with its affiliates are the “Corporations”) and have been licensed for use by Jackson. The Corporations have not passed on the legality or suitability of the JNL/Mellon Capital Nasdaq® 100 Fund. The JNL/Mellon Capital Nasdaq® 100 Fund is not issued, endorsed, sponsored, managed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE JNL/MELLON CAPITAL NASDAQ® 100 FUND .
Russell Investment Group is the source and owner of the trademarks, service marks and copyrights related to the Russell Indexes. Russell is a trademark of Russell Investment Group.

JNL/Mellon Capital Small Cap Index Fund is not promoted, sponsored or endorsed by, nor in any way affiliated with Russell Investment Group ("Russell"). Russell is not responsible for and has not reviewed JNL/Mellon Capital Small Cap Index Fund nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy, or completeness, or otherwise.

Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell Indexes. Russell has no obligation to take the needs of any particular fund or its participants or any other product or person into consideration in determining, composing or calculating any of the Russell Indexes.

Russell's publication of the Russell Indexes in no way suggests or implies an opinion by Russell as to the attractiveness or appropriateness of investment in any or all securities upon which the Russell Indexes are based. RUSSELL MAKES NO REPRESENTATION, WARRANTY, OR GUARANTEE AS TO THE ACCURACY COMPLETENESS, RELIABILITY, OR OTHERWISE OF THE RUSSELL INDEXES. RUSSELL MAKES NO REPRESENTATION, WARRANTY OR GUARANTEE REGARDING THE USE, OR THE RESULTS OF USE, OF THE RUSSELL INDEXES OR ANY DATA INCLUDED THEREIN, OR ANY SECURITY (OR COMBINATION THEREOF) COMPRISING THE RUSSELL INDEXES. RUSSELL MAKES NO OTHER EXPRESS OR IMPLIED WARRANTY, AND EXPRESSLY DISCLAIMS ANY WARRANTY, OF ANY KIND, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE RUSSELL INDEX(ES) OR ANY DATA OR ANY SECURITY (OR COMBINATION THEREOF) INCLUDED THEREIN.

THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON

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CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY JACKSON NATIONAL ASSET MANAGEMENT, LLC. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN FUNDS GENERALLY OR IN THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND OR THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND OR THE ISSUER OR OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND,

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THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND, OWNERS OF THE JNL/MELLON CAPITAL INTERNATIONAL INDEX FUND, THE JNL/MELLON CAPITAL EMERGING MARKETS INDEX FUND, THE JNL/MELLON CAPITAL UTILITIES SECTOR FUND, THE JNL/MELLON CAPITAL COMMUNICATIONS SECTOR FUND, THE JNL/MELLON CAPITAL CONSUMER BRANDS SECTOR FUND, THE JNL/MELLON CAPITAL FINANCIAL SECTOR FUND, THE JNL/MELLON CAPITAL HEALTHCARE SECTOR FUND, THE JNL/MELLON CAPITAL OIL & GAS SECTOR FUND OR THE JNL/MELLON CAPITAL TECHNOLOGY SECTOR FUND, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Barclays Capital Inc. and its affiliates (“Barclays”) is not the issuer or producer of JNL/DoubleLine® Shiller Enhanced CAPE® Fund and Barclays has no responsibilities, obligations or duties to investors in JNL/DoubleLine® Shiller Enhanced CAPE® Fund. The Shiller Barclays CAPE™ US Sector ER USD Index is a trademark owned by Barclays Bank PLC and licensed for use by JNL Series Trust (“JNLST”) as the Issuer of JNL/DoubleLine® Shiller Enhanced CAPE® Fund. Barclays only relationship with the Issuer in respect of Shiller Barclays CAPE™ US Sector ER USD Index is the licensing of the Shiller Barclays CAPE™ US Sector ER USD Index which is determined, composed and calculated by Barclays without regard to the Issuer or the JNL/DoubleLine® Shiller Enhanced CAPE® Fund or the owners of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund. Additionally, JNLST or JNL/DoubleLine® Shiller Enhanced CAPE® Fund may for itself execute transaction(s) with Barclays in or relating to the Shiller Barclays CAPE™

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US Sector ER USD Index in connection with JNL/DoubleLine® Shiller Enhanced CAPE® Fund investors acquire JNL/DoubleLine® Shiller Enhanced CAPE® Fund from JNLST and investors neither acquire any interest in Shiller Barclays CAPE™ US Sector ER USD Index nor enter into any relationship of any kind whatsoever with Barclays upon making an investment in JNL/DoubleLine® Shiller Enhanced CAPE® Fund. The JNL/DoubleLine® Shiller Enhanced CAPE® Fund is not sponsored, endorsed, sold or promoted by Barclays. Barclays does not make any representation or warranty, express or implied regarding the advisability of investing in the JNL/DoubleLine® Shiller Enhanced CAPE® Fund or the advisability of investing in securities generally or the ability of the Shiller Barclays CAPE™ US Sector ER USD Index to track corresponding or relative market performance.  Barclays has not passed on the legality or suitability of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund with respect to any person or entity. Barclays is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund to be issued.  Barclays has no obligation to take the needs of the Issuer or the owners of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund or any other third party into consideration in determining, composing or calculating the Shiller Barclays CAPE™ US Sector ER USD Index Barclays has no obligation or liability in connection with administration, marketing or trading of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund.

The licensing agreement between JNLST and Barclays is solely for the benefit of JNLST and Barclays and not for the benefit of the owners of the JNL/DoubleLine® Shiller Enhanced CAPE® Fund, investors or other third parties.

BARCLAYS SHALL HAVE NO LIABILITY TO THE ISSUER, INVESTORS OR TO OTHER THIRD PARTIES FOR THE QUALITY, ACCURACY AND/OR COMPLETENESS OF THE Shiller Barclays CAPE™ US Sector ER USD Index OR ANY DATA INCLUDED THEREIN OR FOR INTERRUPTIONS IN THE DELIVERY OF THE Shiller Barclays CAPE™ US Sector ER USD Index. BARCLAYS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, THE INVESTORS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE Shiller Barclays CAPE™ US Sector ER USD Index OR ANY DATA INCLUDED THEREIN.  BARCLAYS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE Shiller Barclays CAPE™ US Sector ER USD Index OR ANY DATA INCLUDED THEREIN. BARCLAYS RESERVES THE RIGHT TO CHANGE THE METHODS OF CALCULATION OR PUBLICATION, OR TO CEASE THE CALCULATION OR PUBLICATION OF THE Shiller Barclays CAPETM US Sector ER USD Index, AND BARCLAYS SHALL NOT BE LIABLE FOR ANY MISCALCULATION OF OR ANY INCORRECT, DELAYED OR INTERRUPTED PUBLICATION WITH RESPECT TO ANY OF THE Shiller Barclays CAPE™ US Sector ER USD Index BARCLAYS SHALL NOT BE LIABLE FOR ANY DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR ANY LOST PROFITS AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH, RESULTING FROM THE USE OF THE Shiller Barclays CAPE™ US Sector ER USD Index OR ANY DATA INCLUDED THEREIN OR WITH RESPECT TO THE JNL/DOUBLELINE SHILLER ENHANCED CAPE FUND.

None of the information supplied by Barclays Bank PLC and used in this publication may be reproduced in any manner without the prior written permission of Barclays Capital, the investment banking division of Barclays Bank PLC. Barclays Bank PLC is registered in England No. 1026167. Registered office 1 Churchill Place London E l 4 5HP.

Services

Jackson of NY is the custodian of the assets of the Separate Account. Jackson of NY holds all cash of the Separate Account and attends to the collection of proceeds of shares of the underlying Fund bought and sold by the Separate Account.

The financial statements of each Investment Division within JNLNY Separate Account I and Jackson National Life Insurance Company of New York for the periods indicated have been included herein in reliance upon the reports of KPMG LLP , an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP is located at Aon Center, 200 East Randolph Drive, Suite 5500, Chicago, Illinois 60601 .

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Jackson is the parent of Jackson National Asset Management, LLC (“JNAM”), the Funds’ investment adviser and administrator. Pursuant to an agreement between Jackson and JNAM, JNAM provides certain administrative services with respect to the Separate Account, including separate account administration services and financial and accounting services. For the past three years, Jackson paid $520,500 in 2013, $391,000 in 2014, and $410,087 in 2015 for the services provided by JNAM to Jackson.

Purchase of Securities Being Offered

The Contracts will be sold by licensed insurance agents. The agents will be registered representatives of broker-dealers that are registered under the Securities Exchange Act of 1934 and members of the Financial Industry Regulatory Authority (FINRA).

Underwriters

The Contracts are offered continuously and are distributed by Jackson National Life Distributors LLC (JNLD), 7601 Technology Way, Denver, Colorado 80237. JNLD is a subsidiary of Jackson.

No commissions are paid to broker/dealers selling the contracts.

Calculation of Performance

When Jackson of NY advertises performance for an Investment Division (except the JNL/WMC Money Market Division), we will include quotations of standardized average annual total return to facilitate comparison with standardized average annual total return advertised by other variable annuity separate accounts. Standardized average annual total return for an Investment Division will be shown for periods beginning on the date the Investment Division first invested in the corresponding Fund. We will calculate standardized average annual total return according to the standard methods prescribed by rules of the Securities and Exchange Commission.

Standardized average annual total return for a specific period is calculated by taking a hypothetical $1,000 investment in an Investment Division at the offering on the first day of the period ("initial investment"), and computing the average annual compounded rate of return for the period that would equate the initial investment with the ending redeemable value ("redeemable value") of that investment at the end of the period, carried to at least the nearest hundredth of a percent. Standardized average annual total return reflects the deduction of all recurring charges that are charged to all Contracts. The redeemable value also reflects the effect of any applicable withdrawal charge or other charge that may be imposed at the end of the period. No deduction is made for premium taxes that may be assessed by certain states.

Jackson of NY may also advertise non-standardized total return on an annualized and cumulative basis. Non-standardized total return may be for periods other than those required to be presented or may otherwise differ from standardized average annual total return. The Contract is designed for long-term investment; therefore, Jackson of NY believes that non-standardized total return that does not reflect the deduction of any applicable withdrawal charge may be useful to investors. Reflecting the deduction of the withdrawal charge decreases the level of performance advertised. Non-standardized total return may also assume a larger initial investment that more closely approximates the size of a typical Contract.

Standardized average annual total return quotations will be current to the last day of the calendar quarter preceding the date on which an advertisement is submitted for publication. Both standardized average annual total return quotations and non-standardized total return quotations will be based on rolling calendar quarters and will cover at least periods of one, five, and ten years, or a period covering the time the Investment Division has been in existence, if it has not been in existence for one of the prescribed periods.

Quotations of standardized average annual total return and non-standardized total return are based upon historical earnings and will fluctuate. Any quotation of performance should not be considered a guarantee of future performance. Factors affecting the performance of an Investment Division and its corresponding Fund include

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general market conditions, operating expenses and investment management. An owner's withdrawal value upon surrender of a Contract may be more or less than its original cost.

Jackson of NY may advertise the current annualized yield for a 30-day period for an Investment Division. The annualized yield of an Investment Division refers to the income generated by the Investment Division over a specified 30-day period. Because this yield is annualized, the yield generated by an Investment Division during the 30-day period is assumed to be generated each 30-day period. The yield is computed by dividing the net investment income per accumulation unit earned during the period by the price per unit on the last day of the period, according to the following formula:

Where:

a	=	net investment income earned during the period by the Fund attributable to shares owned by the Investment Division.
b	=	expenses for the Investment Division accrued for the period (net of reimbursements).
c	=	the average daily number of accumulation units outstanding during the period.
d	=	the maximum offering price per accumulation unit on the last day of the period.

Net investment income will be determined in accordance with rules established by the Securities and Exchange Commission. Accrued expenses will include all recurring fees that are charged to all Contracts.

Because of the charges and deductions imposed by the Separate Account, the yield for an Investment Division will be lower than the yield for the corresponding Fund. The yield on amounts held in the Investment Divisions normally will fluctuate over time. Therefore, the disclosed yield for any given period is not an indication or representation of future yields or rates of return. An Investment Division's actual yield will be affected by the types and quality of portfolio securities held by the Fund and the Funds operating expenses.

Any current yield quotations of the JNL/WMC Money Market Division will consist of a seven calendar day historical yield, carried at least to the nearest hundredth of a percent. We may advertise yield for the Division based on different time periods, but we will accompany it with a yield quotation based on a seven calendar day period. The JNL/WMC Money Market Division's yield will be calculated by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one accumulation unit at the beginning of the base period, subtracting a hypothetical charge reflecting deductions from Contracts, and dividing the net change in account value by the value of the account at the beginning of the period to obtain a base period return and multiplying the base period return by (365/7). The JNL/WMC Money Market Division's effective yield is computed similarly but includes the effect of assumed compounding on an annualized basis of the current yield quotations of the Division.

The JNL/WMC Money Market Division's yield and effective yield will fluctuate daily. Actual yields will depend on factors such as the type of instruments in the Fund's portfolio, portfolio quality and average maturity, changes in interest rates, and the Fund's expenses. Although the Investment Division determines its yield on the basis of a seven calendar day period, it may use a different time period on occasion. The yield quotes may reflect the expense limitations described in the Fund's Prospectus or Statement of Additional Information. There is no assurance that the yields quoted on any given occasion will be maintained for any period of time and there is no guarantee that the net asset values will remain constant. It should be noted that neither a Contract owner's investment in the JNL/

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WMC Money Market Division nor that Division's investment in the JNL/WMC Money Market Division is guaranteed or insured. Yields of other money market Funds may not be comparable if a different base or another method of calculation is used.

Additional Tax Information

NOTE: INFORMATION CONTAINED HEREIN SHOULD NOT BE SUBSTITUTED FOR THE ADVICE OF A PERSONAL TAX ADVISER. JACKSON OF NY DOES NOT MAKE ANY GUARANTEE REGARDING THE TAX STATUS OF ANY CONTRACT OR ANY TRANSACTION INVOLVING THE CONTRACTS. PURCHASERS BEAR THE COMPLETE RISK THAT THE CONTRACTS MAY NOT BE TREATED AS "ANNUITY CONTRACTS" UNDER FEDERAL INCOME TAX LAWS. IT SHOULD BE FURTHER UNDERSTOOD THAT THE FOLLOWING DISCUSSION IS NOT EXHAUSTIVE AND THAT OTHER SPECIAL RULES MAY BE APPLICABLE IN CERTAIN SITUATIONS. MOREOVER, NO ATTEMPT HAS BEEN MADE TO CONSIDER ANY APPLICABLE STATE OR OTHER TAX LAWS OR TO COMPARE THE TAX TREATMENT OF THE CONTRACTS TO THE TAX TREATMENT OF ANY OTHER INVESTMENT.

Jackson of NY's Tax Status

Jackson of NY is taxed as a life insurance company under the Internal Revenue Code of 1986, as amended (the "Code"). For federal income tax purposes, the Separate Account is not a separate entity from Jackson of NY and its operations form a part of Jackson of NY.

Taxation of Annuity Contracts in General

Section 72 of the Code governs the taxation of annuities in general. An individual owner is not taxed on increases in the value of a Contract until distribution occurs, either in the form of a withdrawal or as annuity payments under the annuity option elected. For a withdrawal received as a total surrender (total redemption or a death benefit), the recipient is taxed on the portion of the payment that exceeds the cost basis of the Contract. For a payment received as a partial withdrawal from a non-qualified Contract, federal tax liability is generally determined on a last-in, first-out basis, meaning taxable income is withdrawn before the cost basis of the Contract is withdrawn. In the case of a partial withdrawal under a tax-qualified Contract, a ratable portion of the amount received is taxable. For Contracts issued in connection with non-qualified plans, the cost basis is generally the premiums, while for Contracts issued in connection with tax-qualified plans there may be no cost basis. The taxable portion of a withdrawal is taxed at ordinary income tax rates. Tax penalties may also apply.

For annuity payments, a portion of each payment in excess of an exclusion amount is includable in taxable income. All annuity payments in excess of the exclusion amount are fully taxable at ordinary income rates.

The exclusion amount for payments based on a fixed annuity option is determined by multiplying the payment by the ratio that the cost basis of the Contract (adjusted for any period certain or refund feature) bears to the expected return under the Contract. The exclusion amount for payments based on a variable annuity option is determined by dividing the cost basis of the Contract (adjusted for any period certain or refund guarantee) by the fixed or estimated number of years for which annuity payments are to be made. No exclusion is allowed with respect to any payments received after the investment in the Contract has been recovered (i.e., when the total of the excludable amounts equals the investment in the Contract). For certain types of tax-qualified plans there may be no cost basis in the Contract within the meaning of Section 72 of the Code.

Owners, annuitants and beneficiaries under the Contracts should seek competent financial advice about the tax consequences of distributions.

Medicare Tax on Net Investment Income

Beginning in 2013, the taxable portion of distributions from a non-qualified annuity Contract will be considered investment income for purposes of the new Medicare tax on investment income. As a result, a 3.8% tax will generally

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apply to some or all of the taxable portion of distributions to individuals whose modified adjusted gross income exceeds certain threshold amounts. These levels are $200,000 in the case of single taxpayers, $250,000 in the case of married taxpayers filing joint returns, and $125,000 in the case of married taxpayers filing separately. Owners should consult their own tax advisers for more information.

Withholding Tax on Distributions

The Code generally requires Jackson of NY (or, in some cases, a plan administrator) to withhold tax on the taxable portion of any distribution or withdrawal from a Contract. For "eligible rollover distributions" from Contracts issued under certain types of tax-qualified plans, 20% of the distribution must be withheld, unless the payee elects to have the distribution "rolled over" to another eligible plan in a direct transfer. This requirement is mandatory and cannot be waived by the owner.

An "eligible rollover distribution" is the taxable portion of any amount received by a covered employee from a plan qualified under Section 401(a) or 403(a) of the Code, from a tax sheltered annuity qualified under Section 403(b) of the Code or an eligible deferred compensation plan of a state or local government under Section 457(b) of the Code (other than (1) a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the employee, or joint lives (or joint life expectancies) of the employee, and his or her designated beneficiary, or for a specified period of ten years or more; (2) minimum distributions required to be made under the Code; and (3) hardship withdrawals). Failure to "roll over" the entire amount of an eligible rollover distribution (including the amount equal to the 20% portion of the distribution that was withheld) could have adverse tax consequences, including the imposition of a penalty tax on premature withdrawals, described later in this section.

Withdrawals or distributions from a Contract other than eligible rollover distributions are also subject to withholding on the taxable portion of the distribution, but the owner may elect in such cases to waive the withholding requirement. If not waived, withholding is imposed (1) for periodic payments, at the rate that would be imposed if the payments were wages, or (2) for other distributions, at the rate of 10%. If no withholding exemption certificate is in effect for the payee, the rate under (1) above is computed by treating the payee as a married individual claiming three withholding exemptions.

Generally, the amount of any payment of interest to a non-resident alien of the United States shall be subject to withholding of a tax equal to 30% of such amount or, if applicable, a lower treaty rate. A payment may not be subject to withholding where the recipient sufficiently establishes that such payment is effectively connected to the recipient's conduct of a trade or business in the United States and such payment is included in the recipient's gross income.

Diversification -- Separate Account Investments

Section 817(h) of the Code imposes certain asset diversification standards on variable annuity Contracts. The Code provides that a variable annuity Contract will not be treated as an annuity Contract for any period (and any subsequent period) for which the investments held in any segregated asset account underlying the Contract are not adequately diversified, in accordance with regulations prescribed by the United States Treasury Department ("Treasury Department"). Disqualification of the Contract as an annuity Contract would result in imposition of federal income tax to the owner with respect to earnings allocable to the Contract prior to the receipt of payments under the Contract. The Code contains a safe harbor provision which provides that annuity Contracts, such as the Contracts, meet the diversification requirements if, as of the last day of each calendar quarter, or within 30 days after such last day, the underlying assets meet the diversification standards for a regulated investment company, and no more than 55% of the total assets consist of cash, cash items, U.S. government securities and securities of other regulated investment companies.

The Treasury Department has issued Regulations establishing diversification requirements for the mutual Funds underlying variable Contracts. These Regulations amplify the diversification requirements for variable Contracts set forth in the Code and provide an alternative to the safe harbor provision described above. Under these

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Regulations, a mutual Fund will be deemed adequately diversified if (1) no more than 55% of the value of the total assets of the mutual Fund is represented by any one investment; (2) no more than 70% of the value of the total assets of the mutual Fund is represented by any two investments; (3) no more than 80% of the value of the total assets of the mutual Fund is represented by any three investments; and (4) no more than 90% of the value of the total assets of the mutual Fund is represented by any four investments.

Jackson of NY intends that each Fund of the JNL Series Trust, JNL Variable Fund LLC, and Jackson Variable Series Trust will be managed by its respective investment adviser in such a manner as to comply with these diversification requirements.

At the time the Treasury Department issued the diversification Regulations, it did not provide guidance regarding the circumstances under which Contract owner control of the investments of a segregated asset account would cause the Contract owner to be treated as the owner of the assets of the segregated asset account. Revenue Ruling 2003-91 provides such guidance by describing the circumstances under which the owner of a variable contract will not possess sufficient control over the assets underlying the contract to be treated as the owner of those assets for federal income tax purposes.

Rev. Rul. 2003-91 considered certain variable annuity and variable life insurance contracts and held that the types of actual and potential control that the contract owners could exercise over the investment assets held by the insurance company under these variable contracts was not sufficient to cause the contract owners to be treated as the owners of those assets and thus to be subject to current income tax on the income and gains produced by those assets. Under the contracts in Rev. Rul. 2003-91 there was no arrangement, plan, contract or agreement between the contract owner and the insurance company regarding the availability of a particular investment option and other than the contract owner's right to allocate premiums and transfer funds among the available sub-accounts, all investment decisions concerning the sub-accounts were made by the insurance company or an advisor in its sole and absolute discretion. Twelve investment options were available under the contracts in Rev. Rul. 2003-91 although the insurance company had the right to increase (but to no more than 20) or decrease the number of sub-accounts at any time. The contract owner was permitted to transfer amounts among the various investment options without limitation, subject to incurring fees for more than one transfer per 30-day period.

Like the contracts described in Rev. Rul. 2003-91, under the Contract there will be no arrangement, plan, contract or agreement between a Contract owner and Jackson of NY regarding the availability of a particular Allocation Option and other than the Contract owner's right to allocate premiums and transfer funds among the available Allocation Options, all investment decisions concerning the Allocation Options will be made by Jackson of NY or an advisor in its sole and absolute discretion. The Contract will differ from the contracts described in Rev. Rul. 2003-91 in two respects. The first difference is that the contracts described in Rev. Rul. 2003-91 provided only 12 investment options with the insurance company having the ability to add an additional 8 options whereas the Contract offers 110 Investment Divisions, and, if more than 99 options are offered, a Contract owner's Contract Value can be allocated to no more than 99 variable options at any one time. The second difference is that the owner of a contract in Rev. Rul. 2003-91 could only make one transfer per 30-day period without a fee whereas during the accumulation phase, a Contract owner can make 15 transfers in any one year without a charge.

Rev. Rul. 2003-91 states that whether the owner of a variable contract is to be treated as the owner of the assets held by the insurance company under the contract will depend on all of the facts and circumstances. Jackson of NY does not believe that the differences between the Contract and the contracts described in Rev. Rul. 2003-91 with respect to the number of investment choices and the number of investment transfers that can be made under the Contract without an additional charge should prevent the holding in Rev. Rul. 2003-91 from applying to the owner of a Contract. At this time, however, it cannot be determined whether additional guidance will be provided by the IRS on this issue and what standards may be contained in such guidance. Jackson of NY reserves the right to modify the Contract to the extent required to maintain favorable tax treatment.

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Multiple Contracts

The Code provides that multiple non-qualified annuity Contracts that are issued within a calendar year to the same Contract owner by one company or its affiliates are treated as one annuity Contract for purposes of determining the tax consequences of any distribution. Such treatment may result in adverse tax consequences including more rapid taxation of the distributed amounts from such multiple Contracts. For purposes of this rule, Contracts received in a Section 1035 exchange will be considered issued in the year of the exchange. Owners should consult a tax adviser prior to purchasing more than one annuity Contract in any calendar year.

Partial 1035 Exchanges

In accordance with Revenue Procedure 2011-38, the IRS will consider a partial exchange of an annuity Contract for another annuity Contract valid if there is either no withdrawal from, or surrender of, either the surviving annuity contract or the new annuity contract within 180 days of the date of the partial exchange. Revenue Procedure 2011-38 also provides certain exceptions to the 180 day rule. Due to the complexity of these rules, owners are encouraged to consult their own tax advisers prior to entering into a partial exchange of an annuity Contract.

Contracts Owned by Other than Natural Persons

Under Section 72(u) of the Code, the investment earnings on premiums for Contracts will be taxed currently to the owner if the owner is a non-natural person, e.g., a corporation or certain other entities. Such Contracts generally will not be treated as annuities for federal income tax purposes (except for the taxation of life insurance companies). However, this treatment is not applied to Contracts held by a trust or other entity as an agent for a natural person nor to Contracts held by certain tax-qualified plans. Purchasers should consult their own tax counsel or other tax adviser before purchasing a Contract to be owned by a non-natural person.

Tax Treatment of Assignments

An assignment or pledge of a Contract may have tax consequences. Any assignment or pledge of a tax-qualified Contract may also be prohibited by ERISA in some circumstances. Owners should, therefore, consult competent legal advisers should they wish to assign or pledge their Contracts.

An assignment or pledge of all or any portion of the value of a Non-Qualified Contract is treated under Section 72 of the Code as an amount not received as an annuity. The value of the Contract assigned or pledged that exceeds the aggregate premiums paid will be included in the individual's gross income. In addition, the amount included in the individual's gross income could also be subject to the 10% penalty tax discussed below under Non-Qualified Contracts.

An assignment or pledge of all or any portion of the value of a Qualified Contract will disqualify the Qualified Contract. If the Qualified Contract is part of a qualified pension or profit-sharing plan, the Code prohibits the assignment or alienation of benefits provided under the plan. If the Qualified Contract is an IRA annuity or a 403(b) annuity, the Code requires the Qualified Contract to be nontransferable. If the Qualified Contract is part of an eligible deferred compensation plan, amounts cannot be made available to plan participants or beneficiaries: (1) until the calendar year in which the participant attains age 70 1/2; (2) when the participant has a severance from employment; or (3) when the participant is faced with an unforeseeable emergency.

Death Benefits

Any death benefits paid under the Contract are taxable to the beneficiary. The rules governing the taxation of payments from an annuity Contract, as discussed above, generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or as annuity payments. Estate or gift taxes may also apply.

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Tax-Qualified Plans

The Contracts offered by the Prospectus are designed to be suitable for use under various types of tax-qualified plans. Taxation of owners of a tax-qualified Contract will vary based on the type of plan and the terms and conditions of each specific plan. Owners, annuitants and beneficiaries are cautioned that benefits under a tax-qualified Contract may be subject to the terms and conditions of the plan, regardless of the terms and conditions of the Contracts issued to Fund the plan. Owners, annuitant and beneficiaries are also reminded that a tax-qualified Contract will not provide any necessary or additional tax deferral if it is used to fund a tax-qualified plan that is already tax-deferred.

Tax Treatment of Withdrawals

Non-Qualified Contracts

Section 72 of the Code governs treatment of distributions from annuity Contracts. It provides that if the contract value exceeds the aggregate premiums made, any amount withdrawn not in the form of an annuity payment will be treated as coming first from the earnings and then, only after the income portion is exhausted, as coming from the principal. Withdrawn earnings are included in a taxpayer's gross income. Section 72 further provides that a 10% penalty will apply to the income portion of any distribution. The penalty is not imposed on amounts received: (1) after the taxpayer reaches 59 1/2; (2) upon the death of the owner; (3) if the taxpayer is totally disabled as defined in Section 72(m)(7) of the Code; (4) in a series of substantially equal periodic payments made at least annually for the life (or life expectancy) of the taxpayer or for the joint lives (or joint life expectancies) of the taxpayer and his beneficiary; (5) under an immediate annuity; or (6) which are allocable to premium payments made prior to August 14, 1982.

With respect to (4) above, if the series of substantially equal periodic payments is modified before the later of your attaining age 59 ½ or five years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax which would have been imposed (the 10% penalty tax) but for the exception, plus interest for the tax years in which the exception was used.

Tax-Qualified Contracts

In the case of a withdrawal under a tax-qualified Contract, a ratable portion of the amount received is taxable, generally based on the ratio of the individual's cost basis to the individual's total accrued benefit under the retirement plan. Special tax rules may be available for certain distributions from a tax-qualified Contract. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from qualified retirement plans, including Contracts issued and qualified under Code Sections 401 (pension and profit sharing plans), 403(b) (tax-sheltered annuities), individual retirement accounts and annuities under 408(a) and (b) (IRAs) and Roth IRAs under 408A. To the extent amounts are not included in gross income because they have been rolled over to an IRA or to another eligible qualified plan, no tax penalty will be imposed.

The tax penalty will not apply to the following distributions: (1) distributions made on or after the date on which the owner or annuitant (as applicable) reaches age 59 1/2; (2) distributions following the death or disability of the owner or annuitant (as applicable) (for this purpose "disability" is defined in Section 72(m)(7) of the Code); (3) distributions that are part of a series of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the owner or annuitant (as applicable) or the joint lives (or joint life expectancies) of such owner or annuitant (as applicable) and his or her designated beneficiary; (4) distributions to an owner or annuitant (as applicable) who has separated from service after he has attained age 55; (5) distributions made to the owner or annuitant (as applicable) to the extent such distributions do not exceed the amount allowable as a deduction under Code Section 213 to the owner or annuitant (as applicable) for amounts paid during the taxable year for medical care; (6) distributions made to an alternate payee pursuant to a qualified domestic relations order; (7) distributions made on account of an IRS levy upon the qualified Contracts; (8) distributions from an IRA after separation from employment for the purchase of medical insurance (as described in Section 213(d)(1)(D) of the Code) for the Contract owner or annuitant (as applicable) and his or her spouse and dependents if the Contract owner or annuitant (as applicable) has received unemployment compensation for at least 12 weeks (this exception

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will no longer apply after the Contract owner or annuitant (as applicable) has been re-employed for at least 60 days); (9) distributions from an IRA made to the owner or annuitant (as applicable) to the extent such distributions do not exceed the qualified higher education expenses (as defined in Section 72(t)(7) of the Code) (as applicable) for the taxable year; and (10) distributions from an IRA made to the owner or annuitant (as applicable) which are qualified first time home buyer distributions (as defined in Section 72(t)(8) of the Code). The exceptions stated in items (4) and (6) above do not apply in the case of an IRA. The exception stated in (3) above applies to an IRA without the requirement that there be a separation from service.

With respect to (3) above, if the series of substantially equal periodic payments is modified before the later of your attaining age 59 1/2 or five years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax which would have been imposed (the 10% penalty tax) but for the exception, plus interest for the tax years in which the exception was used.

Withdrawals of amounts attributable to contributions made pursuant to a salary reduction agreement (in accordance with Section 403(b)(11) of the Code) are limited to the following: when the owner attains age 59 1/2, severs employment, dies, becomes disabled (within the meaning of Section 72(m)(7) of the Code), or in the case of hardship. Hardship withdrawals do not include any earnings on salary reduction contributions. These limitations on withdrawals apply to: (1) salary reduction contributions made after December 31, 1988; (2) income attributable to such contributions; and (3) income attributable to amounts held as of December 31, 1988. The limitations on withdrawals do not affect rollovers or exchanges between certain tax-qualified plans. Tax penalties may also apply. While the foregoing limitations only apply to certain Contracts issued in connection with Section 403(b) plans, all owners should seek competent tax advice regarding any withdrawals or distributions.

The taxable portion of a withdrawal or distribution from tax-qualified Contracts may, under some circumstances, be "rolled over" into another eligible plan so as to continue to defer income tax on the taxable portion. Such treatment is available for an "eligible rollover distribution" made by certain types of plans (as described above under "Taxes - Withholding Tax on Distributions") that is transferred within 60 days of receipt into another eligible plan or an IRA. Plans making such eligible rollover distributions are also required, with some exceptions specified in the Code, to provide for a direct transfer of the distribution to the transferee plan designated by the recipient.

Amounts received from IRAs may also be rolled over into other IRAs or certain other plans, subject to limitations set forth in the Code.

Prior to the date that annuity payments begin under an annuity Contract, the required minimum distribution rules applicable to defined contribution plans and IRAs will be used. Generally, distributions from a tax-qualified plan must commence no later than April 1 of the calendar year following the year in which the employee attains the later of age 70 1/2 or the date of retirement. In the case of an IRA, distributions must commence no later than April 1 of the calendar year following the year in which the owner attains age 70 1/2. Required distributions from defined contribution plans and IRAs are determined by dividing the account balance by the appropriate distribution period found in a uniform lifetime distribution table set forth in IRS regulations. For this purpose, the entire interest under an annuity Contract is the account value under the Contract plus the actuarial value of any other benefits such as guaranteed death benefits that will be provided under the Contract.

If the sole beneficiary is the Contract holder's or employee's spouse and the spouse is more than 10 years younger than the employee, a longer distribution period measured by the joint life and last survivor expectancy of the Contract holder employee and spouse is permitted to be used. Distributions under a defined benefit plan or an annuity Contract must be paid in the form of periodic annuity payments for the employee's life (or the joint lives of the employee and beneficiary) or over a period certain that does not exceed the period under the uniform lifetime table for the employee's age in the year in which the annuity starting date occurs. If the required minimum distributions are not made, a 50% penalty tax on the amount not distributed is imposed on the individual.

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Types of Tax-Qualified Plans

The Contracts offered herein are designed to be suitable for use under various types of tax-qualified plans. Taxation of participants in each tax-qualified plan varies with the type of plan and terms and conditions of each specific plan. Owners, Annuitants and Beneficiaries are cautioned that benefits under a tax-qualified plan may be subject to the terms and conditions of the plan regardless of the terms and conditions of the Contracts issued pursuant to the plan. Some retirement plans are subject to distribution and other requirements that are not incorporated into Jackson of NY's administrative procedures. Jackson of NY is not bound by the terms and conditions of such plans to the extent such terms conflict with the terms of a Contract, unless Jackson of NY specifically consents to be bound. Owners, Annuitants and Beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contracts comply with applicable law.

A tax-qualified Contract will not provide any necessary or additional tax deferral if it is used to fund a tax-qualified plan that is tax deferred. However, the Contract has features and benefits other than tax deferral that may make it an appropriate investment for a tax-qualified plan. Following are general descriptions of the types of tax-qualified plans with which the Contracts may be used. Such descriptions are not exhaustive and are for general informational purposes only. The tax rules regarding tax-qualified plans are very complex and will have differing applications depending on individual facts and circumstances. Each purchaser should obtain competent tax advice prior to purchasing a Contract issued under a tax-qualified plan.

Contracts issued pursuant to tax-qualified plans include special provisions restricting Contract provisions that may otherwise be available as described herein. Generally, Contracts issued pursuant to tax-qualified plans are not transferable except upon surrender or annuitization. Various penalty and excise taxes may apply to contributions or distributions made in violation of applicable limitations. Furthermore, certain withdrawal penalties and restrictions may apply to surrenders from Tax-Qualified Contracts. (See "Tax Treatment of Withdrawals - Tax-Qualified Contracts" above.)

On July 6, 1983, the Supreme Court decided in Arizona Governing Committee v. Norris that benefits provided under an employer's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women. The Contracts sold by Jackson of NY in connection with certain Tax-Qualified Plans will utilize tables that do not differentiate on the basis of sex. Such annuity tables will also be available for use in connection with certain non-qualified deferred compensation plans.

(a) Tax‑Sheltered Annuities

Section 403(b) of the Code permits the purchase of "tax-sheltered annuities" by public schools and certain charitable, educational and scientific organizations described in Section 501(c) (3) of the Code. These qualifying employers may make contributions to the Contracts for the benefit of their employees. Such contributions are not included in the gross income of the employee until the employee receives distributions from the Contract. The amount of contributions to the tax‑sheltered annuity is limited to certain maximums imposed by the Code. Furthermore, the Code sets forth additional restrictions governing such items as transferability, distributions, non-discrimination and withdrawals. Employee loans are not allowed under these Contracts. Any employee should obtain competent tax advice as to the tax treatment and suitability of such an investment.

(b) Individual Retirement Annuities

Section 408(b) of the Code permits eligible individuals to contribute to an individual retirement program known as an "individual retirement annuity" ("IRA annuity"). Under applicable limitations, certain amounts may be contributed to an IRA annuity that will be deductible from the individual's gross income. IRA annuities are subject to limitations on eligibility, contributions, transferability and distributions. Sales of IRA annuities are subject to special requirements imposed by the Code, including the requirement that certain informational disclosure be given to persons desiring to establish an IRA. Purchasers of Contracts to be qualified as IRA annuities should obtain competent tax advice as to the tax treatment and suitability of such an investment.

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(c) Roth IRA Annuities

Section 408A of the Code provides that individuals may purchase a non-deductible IRA annuity, known as a Roth IRA annuity. Purchase payments for Roth IRA annuities are limited to a maximum of $5,500 for 2016. The limit will be adjusted annually for inflation in $500 increments. In addition, the Act allows individuals age 50 and older to make additional catch-up IRA contributions. The otherwise maximum contribution limit (before application of adjusted gross income phase-out limits) for an individual who had celebrated his or her 50th birthday before the end of the tax year is increased by $1,000. The same contribution and catch-up contributions are also available for purchasers of Traditional IRA annuities.

Lower maximum limitations apply to individuals above certain adjusted gross income levels. For 2016, these levels are $117,000 in the case of single taxpayers, $184,000 in the case of married taxpayers filing joint returns, and $0 in the case of married taxpayers filing separately. These levels are indexed annually in $1,000 increments. An overall $5,500 annual limitation (increased as discussed above) continues to apply to all of a taxpayer's IRA annuity contributions, including Roth IRA annuities and non-Roth IRA annuities.

Qualified distributions from Roth IRA annuities are free from federal income tax. A qualified distribution requires that the individual has held the Roth IRA annuity for at least five years and, in addition, that the distribution is made either after the individual reaches age 59 1/2, on the individual's death or disability, or as a qualified first-time home purchase, subject to a $10,000 lifetime maximum, for the individual, a spouse, child, grandchild, or ancestor. Any distribution that is not a qualified distribution is taxable to the extent of earnings in the distribution. Distributions are treated as made from contributions first and therefore no distributions are taxable until distributions exceed the amount of contributions to the Roth IRA annuity. The 10% penalty tax and the regular IRA annuity exceptions to the 10% penalty tax apply to taxable distributions from Roth IRA annuities.

Amounts may be rolled over from one Roth IRA annuity to another Roth IRA annuity. Furthermore, an individual may make a rollover contribution from a non-Roth IRA annuity to a Roth IRA annuity. The individual must pay tax on any portion of the IRA annuity being rolled over that would be included in income if the distributions were not rolled over. There are no similar limitations on rollovers from one Roth IRA annuity to another Roth IRA annuity.

(d) Pension and Profit‑Sharing Plans

The Internal Revenue Code permits employers, including self-employed individuals, to establish various types of qualified retirement plans for employees. These retirement plans may permit the purchase of the Contracts to provide benefits under the plan. Contributions to the plan for the benefit of employees will not be included in the gross income of the employee until distributed from the plan. The tax consequences to owners may vary depending upon the particular plan design. However, the Code places limitations on all plans on such items as amount of allowable contributions; form, manner and timing of distributions; vesting and non‑forfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, transferability of benefits, withdrawals and surrenders. Purchasers of Contracts for use with pension or profit sharing plans should obtain competent tax advice as to the tax treatment and suitability of such an investment.

(e) Eligible Deferred Compensation Plans -- Section 457

Under Code provisions, employees and independent contractors performing services for state and local governments and other tax-exempt organizations may participate in eligible deferred compensation plans under Section 457 of the Code. The amounts deferred under a Plan that meets the requirements of Section 457 of the Code are not taxable as income to the participant until paid or otherwise made available to the participant or beneficiary. As a general rule, the maximum amount that can be deferred in any one year is the lesser of 100% of the participant's includable compensation or the $18,000 elective deferral limitation in 2016. The limit is indexed for inflation in $500 increments annually. In addition, the Act allows individuals in eligible deferred compensation plans of state or local governments age 50 and older to make additional catch-up contributions. The otherwise maximum contribution limit for an individual who had celebrated his or her 50th birthday before the end of the tax

18

year is increased by $6,000. The same contribution and catch-up contributions are also available for participants in qualified pension and profit-sharing plans and tax-sheltered annuities under Section 403(b) of the Code.

In limited circumstances, the plan may provide for additional catch-up contributions in each of the last three years before normal retirement age. Furthermore, the Code provides additional requirements and restrictions regarding eligibility and distributions.

All of the assets and income of an eligible deferred compensation plan established by a governmental employer must be held in trust for the exclusive benefit of participants and their beneficiaries. For this purpose, custodial accounts and certain annuity Contracts are treated as trusts. The requirement of a trust does not apply to amounts under a Plan of a tax-exempt (non-governmental) employer. In addition, the requirement of a trust does not apply to amounts under a Plan of a governmental employer if the Plan is not an eligible plan within the meaning of section 457(b) of the Code. In the absence of such a trust, amounts under the plan will be subject to the claims of the employer's general creditors.

In general, distributions from a Plan are prohibited under section 457 of the Code unless made after the participant:

•	attains age 70 1/2,
•	severs employment,
•	dies, or
•	suffers an unforeseeable financial emergency as defined in the regulations.

Under present federal tax law, amounts accumulated in a Plan of a tax-exempt (non-governmental) employer under section 457 of the Code cannot be transferred or rolled over on a tax-deferred basis except for certain transfers to other Plans under Section 457. Amounts accumulated in a Plan of a state or local government employer may be transferred or rolled over to another eligible deferred compensation plan of a state or local government, an IRA, a qualified pension or profit-sharing plan or a tax-sheltered annuity under Section 403(b) of the Code.

Annuity Provisions

Variable Annuity Payment

The initial annuity payment is determined by taking the Contract value allocated to that Investment Division, less any premium tax and any applicable Contract charges, and then applying it to the income option table specified in the Contract.  The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified Plans and other employer-sponsored retirement plans, such classification is not permitted) and age of the annuitant and designated second person, if any.

The dollars applied are divided by 1,000 and the result multiplied by the appropriate annuity factor appearing in the table to compute the amount of the first monthly payment.  That amount is divided by the value of an annuity unit as of the Income Date to establish the number of annuity units representing each variable payment.  The number of annuity units determined for the first variable payment remains constant for the second and subsequent monthly variable payments, assuming that no reallocation of Contract values is made.

The amount of the second and each subsequent monthly variable payment is determined by multiplying the number of annuity units by the annuity unit value as of the business day next preceding the date on which each payment is due.

The mortality and expense experience will not adversely affect the dollar amount of the variable annuity payments once payments have commenced.

19

Annuity Unit Value

The initial value of an annuity unit of each Investment Division was set when the Investment Divisions were established.  The value may increase or decrease from one business day to the next.  The income option tables contained in the Contract are based on a 1.0% per annum assumed investment rate.

The value of a fixed number of annuity units will reflect the investment performance of the Investment Divisions elected, and the amount of each payment will vary accordingly.

For each Investment Division, the value of an annuity unit for any business day is determined by multiplying the annuity unit value for the immediately preceding business day by the percentage change in the value of an accumulation unit from the immediately preceding business day to the business day of valuation, calculated by use of the Net Investment Factor, described below. The result is then multiplied by a second factor which offsets the effect of the assumed net investment rate of 1.0% per annum.

Net Investment Factor

The net investment factor is an index applied to measure the net investment performance of an Investment Division from one valuation date to the next. The net investment factor for any Investment Division for any valuation period during the accumulation and annuity phases is determined by dividing (a) by (b) where:

(a)	is the net result of:
	(1)	the net asset value of a Fund's share held in the Investment Division determined as of the valuation date at the end of the valuation period, plus
	(2)	the per share amount of any dividend or other distribution declared by the Fund if the "ex-dividend" date occurs during the valuation period, plus or minus
(3)
a per share credit or charge with respect to any taxes paid or reserved for by Jackson of NY during the valuation period which are determined by Jackson of NY to be attributable to the operation of the Investment Division (no federal income taxes are applicable under present law); and

(b)	is the net asset value of the Fund share held in the Investment Division determined as of the valuation date at the end of the preceding valuation period.

Also see "Income Payments (The Income Phase)" in the Prospectus.

20

APPENDIX A

JNLNY Separate Account I

Financial Statements

December 31, 2015

JNLNY Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	CG - Alt 100 Conservative Fund	CG - Alt 100 Growth Fund	CG - International Conservative Fund	CG - International Growth Fund	CG - International Moderate Fund	CG - Institutional Alt 65 Fund	CG - Multi-Strategy Income Fund	CG - Tactical Maximum Growth Fund	CG - Tactical Moderate Growth Fund	Curian Dynamic Risk Advantage - Diversified Fund
Assets
Investments, at fair value (a)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Receivables:
Investments in Fund shares sold	—	—	—	—	—	—	—	—	—	—
Investment Division units sold	—	—	—	—	—	—	—	—	—	—
Total assets	—	—	—	—	—	—	—	—	—	—

Liabilities
Payables:
Investments in Fund shares purchased	—	—	—	—	—	—	—	—	—	—
Investment Division units redeemed	—	—	—	—	—	—	—	—	—	—
Insurance fees due to Jackson
of New York	—	—	—	—	—	—	—	—	—	—
Total liabilities	—	—	—	—	—	—	—	—	—	—
Net assets (Note 7)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

(a) Investments in Funds, shares outstanding	—	—	—	—	—	—	—	—	—	—
Investments in Funds, at cost	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

See notes to financial statements.

JNLNY Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	Curian Dynamic Risk Advantage - Growth Fund	Curian Dynamic Risk Advantage - Income Fund	Curian/Aberdeen Latin America Fund	Curian/Ashmore Emerging Market Small Cap Equity Fund	Curian/Baring International Fixed Income Fund	Curian/ CenterSquare International Real Estate Securities Fund	Curian/PineBridge Merger Arbitrage Fund	Curian/Schroder Emerging Europe Fund	Curian/UBS Global Long Short Fixed Income Opportunities Fund	JG - Alt 100 Fund
Assets
Investments, at fair value (a)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$25,072,467
Receivables:
Investments in Fund shares sold	—	—	—	—	—	—	—	—	—	32,496
Investment Division units sold	—	—	—	—	—	—	—	—	—	—
Total assets	—	—	—	—	—	—	—	—	—	25,104,963

Liabilities
Payables:
Investments in Fund shares purchased	—	—	—	—	—	—	—	—	—	—
Investment Division units redeemed	—	—	—	—	—	—	—	—	—	31,767
Insurance fees due to Jackson
of New York	—	—	—	—	—	—	—	—	—	729
Total liabilities	—	—	—	—	—	—	—	—	—	32,496
Net assets (Note 7)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$25,072,467

(a) Investments in Funds, shares outstanding	—	—	—	—	—	—	—	—	—	2,475,071
Investments in Funds, at cost	$—	$—	$—	$—	$—	$—	$—	$—	$—	$26,319,406

See notes to financial statements.

JNLNY Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JG - Conservative Fund	JG - Equity 100 Fund	JG - Equity Income Fund	JG - Fixed Income 100 Fund	JG - Growth Fund	JG - Interest Rate Opportunities Fund	JG - Maximum Growth Fund	JG - Moderate Fund	JG - Moderate Growth Fund	JG - Real Assets Fund
Assets
Investments, at fair value (a)	$10,739,462	$5,301,233	$—	$5,593,817	$17,411,809	$3,609,428	$11,982,384	$30,299,882	$47,720,471	$622,026
Receivables:
Investments in Fund shares sold	6,745	148	—	161	50,074	108	356	869	4,396	18
Investment Division units sold	—	—	—	—	12,000	—	20,186	5	10,000	—
Total assets	10,746,207	5,301,381	—	5,593,978	17,473,883	3,609,536	12,002,926	30,300,756	47,734,867	622,044

Liabilities
Payables:
Investments in Fund shares purchased	—	—	—	—	12,000	—	20,186	5	10,000	—
Investment Division units redeemed	6,426	—	—	—	49,594	—	30	—	3,026	—
Insurance fees due to Jackson
of New York	319	148	—	161	480	108	326	869	1,370	18
Total liabilities	6,745	148	—	161	62,074	108	20,542	874	14,396	18
Net assets (Note 7)	$10,739,462	$5,301,233	$—	$5,593,817	$17,411,809	$3,609,428	$11,982,384	$30,299,882	$47,720,471	$622,026

(a) Investments in Funds, shares outstanding	1,021,833	458,584	—	585,740	1,604,775	392,329	1,021,516	2,676,668	4,164,090	75,672
Investments in Funds, at cost	$11,115,737	$5,813,906	$—	$5,858,591	$17,952,180	$3,862,140	$12,719,263	$31,663,415	$49,671,775	$737,956

See notes to financial statements.

JNLNY Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL Tactical ETF Conservative Fund	JNL Tactical ETF Growth Fund	JNL Tactical ETF Moderate Fund	JNL/American Funds Global Growth Fund	JNL/American Funds Growth Fund	JNL/AQR Risk Parity Fund	JNL/BlackRock Global Long Short Credit Fund	JNL/DFA U.S. Micro Cap Fund	JNL/DoubleLine Total Return Fund	JNL/Eaton Vance Global Macro Absolute Return Advantage Fund
Assets
Investments, at fair value (a)	$6,361,678	$9,705,437	$15,584,892	$5,205,752	$14,176,311	$1,416,691	$3,620,314	$2,123,884	$28,617,910	$1,374,225
Receivables:
Investments in Fund shares sold	197	272	687	1,746	401	41	103	61	17,822	39
Investment Division units sold	—	5,534	25,251	10,255	13,322	8	8,880	4,857	109,639	7,669
Total assets	6,361,875	9,711,243	15,610,830	5,217,753	14,190,034	1,416,740	3,629,297	2,128,802	28,745,371	1,381,933

Liabilities
Payables:
Investments in Fund shares purchased	—	5,534	25,251	10,255	13,322	8	8,880	4,857	109,639	7,669
Investment Division units redeemed	8	—	253	1,598	—	—	—	—	16,829	—
Insurance fees due to Jackson
of New York	189	272	434	148	401	41	103	61	993	39
Total liabilities	197	5,806	25,938	12,001	13,723	49	8,983	4,918	127,461	7,708
Net assets (Note 7)	$6,361,678	$9,705,437	$15,584,892	$5,205,752	$14,176,311	$1,416,691	$3,620,314	$2,123,884	$28,617,910	$1,374,225

(a) Investments in Funds, shares outstanding	581,506	804,763	1,335,466	444,936	920,540	970,336	380,685	255,890	2,687,128	144,049
Investments in Funds, at cost	$6,366,982	$9,848,520	$15,371,382	$5,180,053	$13,441,284	$2,802,131	$3,891,380	$3,007,402	$28,735,688	$1,424,938

See notes to financial statements.

JNLNY Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/Epoch Global Shareholder Yield Fund	JNL/FAMCO Flex Core Covered Call Fund	JNL/Franklin Templeton Natural Resources Fund	JNL/Lazard International Strategic Equity Fund	JNL/MC Frontier Markets 100 Index Fund	JNL/Neuberger Berman Currency Fund	JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund	JNL/Nicholas Convertible Arbitrage Fund	JNL/PIMCO Credit Income Fund	JNL/PPM America Long Short Credit Fund
Assets
Investments, at fair value (a)	$2,756,329	$11,650,678	$—	$3,035,813	$768,731	$736,098	$434,460	$9,103,915	$4,736,600	$514,221
Receivables:
Investments in Fund shares sold	79	32,789	—	93	22	25	13	275	144	14
Investment Division units sold	487	—	—	—	—	—	—	—	684	7,980
Total assets	2,756,895	11,683,467	—	3,035,906	768,753	736,123	434,473	9,104,190	4,737,428	522,215

Liabilities
Payables:
Investments in Fund shares purchased	487	—	—	—	—	—	—	—	684	7,980
Investment Division units redeemed	—	32,454	—	4	—	3	—	13	8	—
Insurance fees due to Jackson
of New York	79	335	—	89	22	22	13	262	136	14
Total liabilities	566	32,789	—	93	22	25	13	275	828	7,994
Net assets (Note 7)	$2,756,329	$11,650,678	$—	$3,035,813	$768,731	$736,098	$434,460	$9,103,915	$4,736,600	$514,221

(a) Investments in Funds, shares outstanding	251,720	1,005,235	—	256,187	873,558	72,593	74,907	932,778	446,008	57,199
Investments in Funds, at cost	$2,963,280	$11,771,504	$—	$3,069,285	$1,684,524	$727,360	$544,212	$9,800,666	$4,847,288	$563,549

See notes to financial statements.

JNLNY Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/T. Rowe Price Capital Appreciation Fund	JNL/The Boston Company Equity Income Fund	JNL/The London Company Focused U.S. Equity Fund	JNL/Van Eck International Gold Fund	JNL/WCM Focused International Equity Fund	JNL Alt 65 Fund - A	JNL Disciplined Growth Fund - A	JNL Disciplined Moderate Fund - A	JNL Disciplined Moderate Growth Fund - A	JNL Institutional Alt 20 Fund - A
Assets
Investments, at fair value (a)	$15,980,153	$12,552,153	$861,264	$1,398,394	$779,268	$17,691,195	$48,060,489	$84,073,110	$99,288,919	$76,881,590
Receivables:
Investments in Fund shares sold	477	359	25	44	21	1,038	142,226	244,145	7,202	7,356
Investment Division units sold	39,800	—	—	—	—	11,498	16	377,053	75,405	300,119
Total assets	16,020,430	12,552,512	861,289	1,398,438	779,289	17,703,731	48,202,731	84,694,308	99,371,526	77,189,065

Liabilities
Payables:
Investments in Fund shares purchased	39,800	—	—	—	—	11,498	16	377,053	75,405	300,119
Investment Division units redeemed	13	—	—	4	—	348	140,203	240,622	3,036	4,156
Insurance fees due to Jackson
of New York	464	359	25	40	21	690	2,023	3,523	4,166	3,200
Total liabilities	40,277	359	25	44	21	12,536	142,242	621,198	82,607	307,475
Net assets (Note 7)	$15,980,153	$12,552,153	$861,264	$1,398,394	$779,268	$17,691,195	$48,060,489	$84,073,110	$99,288,919	$76,881,590

(a) Investments in Funds, shares outstanding	1,345,131	916,216	77,382	449,645	70,714	1,246,737	4,854,595	7,533,433	9,340,444	5,460,340
Investments in Funds, at cost	$15,787,537	$12,315,225	$871,342	2,148,430	$761,612	$19,553,422	$49,466,208	$83,592,621	$99,027,239	$82,531,787

See notes to financial statements.

JNLNY Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL Institutional Alt 35 Fund - A	JNL Institutional Alt 50 Fund - A	JNL Multi-Manager Alternative Fund - A	JNL Multi-Manager Small Cap Growth Fund - A	JNL Multi-Manager Small Cap Value Fund - A	JNL/AB Dynamic Asset Allocation Fund - A	JNL/American Funds Balanced Allocation Fund - A	JNL/American Funds Blue Chip Income and Growth Fund - A	JNL/American Funds Global Bond Fund - A	JNL/American Funds Global Small Capitalization Fund - A
Assets
Investments, at fair value (a)	$84,507,579	$111,008,977	$469,267	$70,079,382	$38,892,744	$2,234,158	$64,398,326	$132,010,723	$24,591,815	$28,735,416
Receivables:
Investments in Fund shares sold	189,751	87,315	13	8,984	21,996	65	158,591	11,151	5,451	5,786
Investment Division units sold	—	3,781	—	38,880	1,005	8,000	79,531	35,878	4,787	3,226
Total assets	84,697,330	111,100,073	469,280	70,127,246	38,915,745	2,242,223	64,636,448	132,057,752	24,602,053	28,744,428

Liabilities
Payables:
Investments in Fund shares purchased	—	3,781	—	38,880	1,005	8,000	79,531	35,878	4,787	3,226
Investment Division units redeemed	186,101	82,560	—	5,962	20,407	—	155,837	5,436	4,395	4,560
Insurance fees due to Jackson
of New York	3,650	4,755	13	3,022	1,589	65	2,754	5,715	1,056	1,226
Total liabilities	189,751	91,096	13	47,864	23,001	8,065	238,122	47,029	10,238	9,012
Net assets (Note 7)	$84,507,579	$111,008,977	$469,267	$70,079,382	$38,892,744	$2,234,158	$64,398,326	$132,010,723	$24,591,815	$28,735,416

(a) Investments in Funds, shares outstanding	5,868,582	7,460,281	49,035	3,148,220	3,024,319	226,129	5,371,003	8,235,229	2,484,022	2,198,578
Investments in Funds, at cost	$91,185,909	$117,915,446	$479,517	$78,390,271	$42,108,644	$2,330,644	$64,728,700	$121,551,876	$26,777,903	$27,760,973

See notes to financial statements.

JNLNY Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/American Funds Growth-Income Fund - A	JNL/American Funds Growth Allocation Fund - A	JNL/American Funds International Fund - A	JNL/American Funds New World Fund - A	JNL/AQR Managed Futures Strategy Fund - A	JNL/BlackRock Global Allocation Fund - A	JNL/BlackRock Large Cap Select Growth Fund - A	JNL/BlackRock Natural Resources Fund - A	JNL/Boston Partners Global Long Short Equity Fund - A	JNL/Brookfield Global Infrastructure and MLP Fund - A
Assets
Investments, at fair value (a)	$169,248,318	$43,553,425	$53,202,035	$37,689,730	$13,833,058	$170,802,051	$63,322,988	$42,216,454	$1,854,697	$52,588,939
Receivables:
Investments in Fund shares sold	23,424	330,641	8,832	5,579	476	206,575	51,899	6,213	52	80,779
Investment Division units sold	291,610	34,122	20,388	16,249	59,740	94,946	254,307	19,008	1,546	19,596
Total assets	169,563,352	43,918,188	53,231,255	37,711,558	13,893,274	171,103,572	63,629,194	42,241,675	1,856,295	52,689,314

Liabilities
Payables:
Investments in Fund shares purchased	291,610	34,122	20,388	16,249	59,740	94,946	254,307	19,008	1,546	19,596
Investment Division units redeemed	16,636	328,785	6,609	3,942	69	199,689	49,219	4,482	—	78,740
Insurance fees due to Jackson
of New York	6,788	1,856	2,223	1,637	407	6,886	2,680	1,731	52	2,039
Total liabilities	315,034	364,763	29,220	21,828	60,216	301,521	306,206	25,221	1,598	100,375
Net assets (Note 7)	$169,248,318	$43,553,425	$53,202,035	$37,689,730	$13,833,058	$170,802,051	$63,322,988	$42,216,454	$1,854,697	$52,588,939

(a) Investments in Funds, shares outstanding	10,307,449	3,456,621	4,578,488	3,861,653	1,429,035	15,291,142	2,244,700	5,814,939	177,483	4,471,849
Investments in Funds, at cost	$154,333,783	$43,550,284	$54,901,650	$43,093,702	$14,923,369	$179,967,071	$59,410,487	$57,403,337	$1,825,641	$67,377,410
See notes to financial statements.

JNLNY Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/Capital Guardian Global Balanced Fund - A	JNL/Capital Guardian Global Diversified Research Fund - A	JNL/Causeway International Value Select Fund - A	JNL/DFA U.S. Core Equity Fund - A	JNL/DoubleLine Shiller Enhanced CAPE Fund - A	JNL/Eastspring Investments Asia ex-Japan Fund - A	JNL/Eastspring Investments China-India Fund - A	JNL/Franklin Templeton Founding Strategy Fund - A	JNL/Franklin Templeton Global Growth Fund - A	JNL/Franklin Templeton Global Multisector Bond Fund - A
Assets
Investments, at fair value (a)	$21,514,549	$15,940,459	$34,217,641	$38,575,740	$590,287	$10,764,453	$28,450,266	$85,001,487	$28,794,910	$42,800,015
Receivables:
Investments in Fund shares sold	2,513	22,272	24,079	5,487	16	913	30,072	7,732	3,554	21,906
Investment Division units sold	—	79,906	24,886	4,829	13,321	13,585	23,018	34,201	197,877	14,583
Total assets	21,517,062	16,042,637	34,266,606	38,586,056	603,624	10,778,951	28,503,356	85,043,420	28,996,341	42,836,504

Liabilities
Payables:
Investments in Fund shares purchased	—	79,906	24,886	4,829	13,321	13,585	23,018	34,201	197,877	14,583
Investment Division units redeemed	1,595	21,604	22,641	3,949	—	464	28,869	4,125	2,347	20,237
Insurance fees due to Jackson
of New York	918	668	1,438	1,538	16	449	1,203	3,607	1,207	1,669
Total liabilities	2,513	102,178	48,965	10,316	13,337	14,498	53,090	41,933	201,431	36,489
Net assets (Note 7)	$21,514,549	$15,940,459	$34,217,641	$38,575,740	$590,287	$10,764,453	$28,450,266	$85,001,487	$28,794,910	$42,800,015

(a) Investments in Funds, shares outstanding	2,076,694	498,139	5,009,903	3,618,737	53,711	1,719,561	3,839,442	7,713,384	2,885,261	4,262,950
Investments in Funds, at cost	$21,056,309	$13,158,935	$38,773,633	$37,125,267	$587,412	$13,164,638	$29,194,485	$78,222,988	$29,555,015	$49,382,236

See notes to financial statements.

JNLNY Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/Franklin Templeton Income Fund - A	JNL/Franklin Templeton International Small Cap Growth Fund - A	JNL/Franklin Templeton Mutual Shares Fund - A	JNL/Goldman Sachs Core Plus Bond Fund - A	JNL/Goldman Sachs Emerging Markets Debt Fund - A	JNL/Goldman Sachs Mid Cap Value Fund - A	JNL/Goldman Sachs U.S. Equity Flex Fund - A	JNL/Harris Oakmark Global Equity Fund - A	JNL/Invesco Global Real Estate Fund - A	JNL/Invesco International Growth Fund - A
Assets
Investments, at fair value (a)	$141,626,365	$31,890,312	$43,429,825	$60,731,682	$9,817,111	$65,900,270	$37,637,011	$883,304	$72,202,743	$49,732,034
Receivables:
Investments in Fund shares sold	613,669	26,452	4,259	25,685	4,785	4,907	112,051	24	223,348	25,639
Investment Division units sold	126,114	27,273	7,871	105,906	1,084	117,752	148,744	—	61,515	38,943
Total assets	142,366,148	31,944,037	43,441,955	60,863,273	9,822,980	66,022,929	37,897,806	883,328	72,487,606	49,796,616

Liabilities
Payables:
Investments in Fund shares purchased	126,114	27,273	7,871	105,906	1,084	117,752	148,744	—	61,515	38,943
Investment Division units redeemed	607,878	25,127	2,435	23,087	4,403	2,121	110,451	—	220,387	23,641
Insurance fees due to Jackson
of New York	5,791	1,325	1,824	2,598	382	2,786	1,600	24	2,961	1,998
Total liabilities	739,783	53,725	12,130	131,591	5,869	122,659	260,795	24	284,863	64,582
Net assets (Note 7)	$141,626,365	$31,890,312	$43,429,825	$60,731,682	$9,817,111	$65,900,270	$37,637,011	$883,304	$72,202,743	$49,732,034

(a) Investments in Funds, shares outstanding	13,631,027	3,447,601	4,047,514	5,230,980	1,070,568	6,886,131	3,472,049	99,696	7,382,694	4,059,758
Investments in Funds, at cost	$153,168,153	$33,054,141	$41,505,274	$62,983,877	$13,137,712	$78,830,497	$39,741,001	$910,897	$76,769,532	$48,752,093

See notes to financial statements.

JNLNY Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/Invesco Large Cap Growth Fund - A	JNL/Invesco Mid Cap Value Fund - A	JNL/Invesco Small Cap Growth Fund - A	JNL/Ivy Asset Strategy Fund - A	JNL/JPMorgan MidCap Growth Fund - A	JNL/JPMorgan U.S. Government & Quality Bond Fund - A	JNL/Lazard Emerging Markets Fund - A	JNL/MC 10 x 10 Fund - A	JNL/MC Bond Index Fund - A	JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A
Assets
Investments, at fair value (a)	$49,986,949	$24,975,776	$77,052,024	$98,689,540	$73,188,957	$48,574,758	$25,690,202	$39,426,431	$48,479,388	$—
Receivables:
Investments in Fund shares sold	41,665	3,867	15,169	62,680	29,063	23,081	30,768	153,758	36,545	—
Investment Division units sold	22,500	544	88,496	9,673	73,211	32,739	7,503	—	13,944	—
Total assets	50,051,114	24,980,187	77,155,689	98,761,893	73,291,231	48,630,578	25,728,473	39,580,189	48,529,877	—

Liabilities
Payables:
Investments in Fund shares purchased	22,500	544	88,496	9,673	73,211	32,739	7,503	—	13,944	—
Investment Division units redeemed	39,547	2,790	12,037	58,530	26,149	21,043	29,745	152,099	34,546	—
Insurance fees due to Jackson
of New York	2,118	1,077	3,132	4,150	2,914	2,038	1,023	1,659	1,999	—
Total liabilities	64,165	4,411	103,665	72,353	102,274	55,820	38,271	153,758	50,489	—
Net assets (Note 7)	$49,986,949	$24,975,776	$77,052,024	$98,689,540	$73,188,957	$48,574,758	$25,690,202	$39,426,431	$48,479,388	$—

(a) Investments in Funds, shares outstanding	3,585,864	1,742,901	4,085,473	8,515,060	2,486,883	3,691,091	3,327,746	3,712,470	4,215,599	—
Investments in Funds, at cost	$52,109,972	$23,561,617	$77,931,005	$112,423,005	$75,068,738	50,056,094	$34,908,566	$34,356,242	$50,174,071	$—

See notes to financial statements.

JNLNY Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/MC Emerging Markets Index Fund - A	JNL/MC European 30 Fund - A	JNL/MC Global Alpha Fund - A	JNL/MC Index 5 Fund - A	JNL/MC International Index Fund - A	JNL/MC Pacific Rim 30 Fund - A	JNL/MC S&P 400 MidCap Index Fund - A	JNL/MC S&P 500 Index Fund - A	JNL/MC Small Cap Index Fund - A	JNL/MC Utilities Sector Fund - A
Assets
Investments, at fair value (a)	$30,412,177	$31,682,759	$—	$71,785,206	$73,404,755	$16,986,964	$112,335,304	$306,396,708	$88,287,528	$3,030,984
Receivables:
Investments in Fund shares sold	2,145	37,302	—	5,121	57,849	37,715	41,769	260,340	40,093	88
Investment Division units sold	5,025	31,069	—	—	78,469	28,589	95,060	199,822	125,854	—
Total assets	30,419,347	31,751,130	—	71,790,327	73,541,073	17,053,268	112,472,133	306,856,870	88,453,475	3,031,072

Liabilities
Payables:
Investments in Fund shares purchased	5,025	31,069	—	—	78,469	28,589	95,060	199,822	125,854	—
Investment Division units redeemed	895	36,021	—	2,020	54,818	37,035	37,146	247,790	36,478	—
Insurance fees due to Jackson
of New York	1,250	1,281	—	3,101	3,031	680	4,623	12,550	3,615	88
Total liabilities	7,170	68,371	—	5,121	136,318	66,304	136,829	460,162	165,947	88
Net assets (Note 7)	$30,412,177	$31,682,759	$—	$71,785,206	$73,404,755	$16,986,964	$112,335,304	$306,396,708	$88,287,528	$3,030,984

(a) Investments in Funds, shares outstanding	3,773,223	2,673,651	—	6,335,852	5,757,236	1,249,961	6,604,074	18,248,762	6,005,954	275,795
Investments in Funds, at cost	$37,340,253	$35,245,555	$—	$66,540,411	$78,025,909	$18,127,106	$116,575,093	$272,500,138	$93,259,541	$3,028,708

See notes to financial statements.

JNLNY Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/MMRS Conservative Fund - A	JNL/MMRS Growth Fund - A	JNL/MMRS Moderate Fund - A	JNL/Morgan Stanley Mid Cap Growth Fund - A	JNL/Neuberger Berman Strategic Income Fund - A	JNL/Oppenheimer Emerging Markets Innovator Fund - A	JNL/Oppenheimer Global Growth Fund - A	JNL/PIMCO Real Return Fund - A	JNL/PIMCO Total Return Bond Fund - A	JNL/PPM America Floating Rate Income Fund - A
Assets
Investments, at fair value (a)	$19,204,010	$1,230,982	$7,804,193	$10,795,902	$33,381,709	$343,244	$83,341,353	$75,850,423	$224,765,707	$76,164,446
Receivables:
Investments in Fund shares sold	55,652	30,376	228	781	85,126	10	28,155	6,038	30,698	8,260
Investment Division units sold	1,800	—	—	747	40,000	—	251,656	18,816	16,563	9,850
Total assets	19,261,462	1,261,358	7,804,421	10,797,430	33,506,835	343,254	83,621,164	75,875,277	224,812,968	76,182,556

Liabilities
Payables:
Investments in Fund shares purchased	1,800	—	—	747	40,000	—	251,656	18,816	16,563	9,850
Investment Division units redeemed	55,092	30,339	—	315	83,723	—	24,620	2,880	21,348	5,344
Insurance fees due to Jackson
of New York	560	37	228	466	1,403	10	3,535	3,158	9,350	2,916
Total liabilities	57,452	30,376	228	1,528	125,126	10	279,811	24,854	47,261	18,110
Net assets (Note 7)	$19,204,010	$1,230,982	$7,804,193	$10,795,902	$33,381,709	$343,244	$83,341,353	$75,850,423	$224,765,707	$76,164,446

(a) Investments in Funds, shares outstanding	1,873,562	124,973	781,983	910,278	3,197,482	40,429	5,856,736	7,787,518	18,668,248	7,533,575
Investments in Funds, at cost	$20,210,374	$1,293,009	8,288,436	$11,468,999	$34,542,231	$352,498	$78,265,350	$90,631,329	$238,865,744	$81,476,042

See notes to financial statements.

JNLNY Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/PPM America High Yield Bond Fund - A	JNL/PPM America Mid Cap Value Fund - A	JNL/PPM America Small Cap Value Fund - A	JNL/PPM America Value Equity Fund - A	JNL/Red Rocks Listed Private Equity Fund - A	JNL/S&P 4 Fund - A	JNL/S&P Competitive Advantage Fund - A	JNL/S&P Dividend Income & Growth Fund - A	JNL/S&P International 5 Fund - A	JNL/S&P Intrinsic Value Fund - A
Assets
Investments, at fair value (a)	$88,964,977	$18,513,633	$27,058,898	$8,505,461	$25,382,520	$409,477,965	$63,578,540	$188,179,469	$1,737,991	$59,765,284
Receivables:
Investments in Fund shares sold	24,372	16,137	2,051	8,756	58,939	147,225	4,505	19,682	50	3,945
Investment Division units sold	29,302	4,958	20,663	1,469	13,321	297,355	52,315	87,698	—	7,057
Total assets	89,018,651	18,534,728	27,081,612	8,515,686	25,454,780	409,922,545	63,635,360	188,286,849	1,738,041	59,776,286

Liabilities
Payables:
Investments in Fund shares purchased	29,302	4,958	20,663	1,469	13,321	297,355	52,315	87,698	—	7,057
Investment Division units redeemed	20,765	15,415	920	8,400	58,044	130,779	1,907	11,763	—	1,463
Insurance fees due to Jackson
of New York	3,607	722	1,131	356	895	16,446	2,598	7,919	50	2,482
Total liabilities	53,674	21,095	22,714	10,225	72,260	444,580	56,820	107,380	50	11,002
Net assets (Note 7)	$88,964,977	$18,513,633	$27,058,898	$8,505,461	$25,382,520	$409,477,965	$63,578,540	$188,179,469	$1,737,991	$59,765,284

(a) Investments in Funds, shares outstanding	15,445,308	1,493,035	2,673,804	482,442	2,633,042	25,528,551	4,141,924	13,355,534	189,118	4,843,216
Investments in Funds, at cost	$107,462,525	$21,039,048	$30,768,953	$7,687,909	$28,408,891	$422,553,241	$68,642,109	$186,904,423	$1,863,285	$73,375,002

See notes to financial statements.

JNLNY Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/S&P Managed Aggressive Growth Fund - A	JNL/S&P Managed Conservative Fund - A	JNL/S&P Managed Growth Fund - A	JNL/S&P Managed Moderate Fund - A	JNL/S&P Managed Moderate Growth Fund - A	JNL/S&P Mid 3 Fund - A	JNL/S&P Total Yield Fund - A	JNL/Scout Unconstrained Bond Fund - A	JNL/T. Rowe Price Established Growth Fund - A	JNL/T. Rowe Price Mid-Cap Growth Fund - A
Assets
Investments, at fair value (a)	$135,511,885	$142,096,615	$339,937,172	$280,866,529	$443,578,374	$11,122,098	$30,621,414	$3,732,815	$259,476,449	$199,715,670
Receivables:
Investments in Fund shares sold	454,318	29,906	156,569	468,826	188,437	650	6,674	16,857	154,444	104,875
Investment Division units sold	3,028,661	—	182,591	40,341	480,340	4,171	3,938	—	249,525	251,071
Total assets	138,994,864	142,126,521	340,276,332	281,375,696	444,247,151	11,126,919	30,632,026	3,749,672	259,880,418	200,071,616

Liabilities
Payables:
Investments in Fund shares purchased	3,028,661	—	182,591	40,341	480,340	4,171	3,938	—	249,525	251,071
Investment Division units redeemed	448,480	23,804	142,121	456,922	169,845	216	5,408	16,751	143,726	96,386
Insurance fees due to Jackson
of New York	5,838	6,102	14,448	11,904	18,592	434	1,266	106	10,718	8,489
Total liabilities	3,482,979	29,906	339,160	509,167	668,777	4,821	10,612	16,857	403,969	355,946
Net assets (Note 7)	$135,511,885	$142,096,615	$339,937,172	$280,866,529	$443,578,374	$11,122,098	$30,621,414	$3,732,815	$259,476,449	$199,715,670

(a) Investments in Funds, shares outstanding	7,971,287	11,880,988	23,109,257	21,358,671	30,976,143	1,106,676	2,545,421	390,054	7,547,308	5,273,717
Investments in Funds, at cost	$125,006,049	$137,561,968	$292,832,838	$259,173,342	$395,095,238	$12,217,036	$35,985,060	$3,780,812	$232,916,545	$185,948,418

See notes to financial statements.

JNLNY Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/T. Rowe Price Short-Term Bond Fund - A	JNL/T. Rowe Price Value Fund - A	JNL/Westchester Capital Event Driven Fund - A	JNL/WMC Balanced Fund - A	JNL/WMC Money Market Fund - A	JNL/WMC Value Fund - A	JNL/MC 25 Fund - A	JNL/MC Communications Sector Fund - A	JNL/MC Consumer Brands Sector Fund - A	JNL/MC Financial Sector Fund - A
Assets
Investments, at fair value (a)	$58,280,176	$103,768,516	$33,498	$228,922,894	$70,791,043	$44,306,037	$—	$11,240,043	$60,046,937	$52,079,564
Receivables:
Investments in Fund shares sold	4,800	48,570	1	288,026	353,954	8,833	—	2,193	143,478	5,177
Investment Division units sold	12,650	23,683	—	245,315	246,027	8,122	—	—	151,345	25,656
Total assets	58,297,626	103,840,769	33,499	229,456,235	71,391,024	44,322,992	—	11,242,236	60,341,760	52,110,397

Liabilities
Payables:
Investments in Fund shares purchased	12,650	23,683	—	245,315	246,027	8,122	—	—	151,345	25,656
Investment Division units redeemed	2,451	44,095	—	278,841	351,229	6,936	—	1,716	140,991	3,045
Insurance fees due to Jackson
of New York	2,349	4,475	1	9,185	2,725	1,897	—	477	2,487	2,132
Total liabilities	17,450	72,253	1	533,341	599,981	16,955	—	2,193	294,823	30,833
Net assets (Note 7)	$58,280,176	$103,768,516	$33,498	$228,922,894	$70,791,043	$44,306,037	$—	$11,240,043	$60,046,937	$52,079,564

(a) Investments in Funds, shares outstanding	5,940,895	6,707,726	3,530	10,990,057	70,791,043	2,154,963	—	2,520,189	3,360,209	4,993,247
Investments in Funds, at cost	$59,284,039	$100,108,849	$34,599	$222,749,764	$70,791,043	$44,528,441	$—	$10,914,475	$58,783,640	$50,452,126

See notes to financial statements.

JNLNY Separate Account I
Statements of Assets and Liabilities
December 31, 2015

	JNL/MC Healthcare Sector Fund - A	JNL/MC JNL 5 Fund - A	JNL/MC JNL Optimized 5 Fund - A	JNL/MC Nasdaq 25 Fund - A	JNL/MC Oil & Gas Sector Fund - A	JNL/MC S&P 24 Fund - A	JNL/MC S&P SMid 60 Fund - A	JNL/MC Technology Sector Fund - A	JNL/MC Value Line 30 Fund - A	JNL/PPM America Total Return Fund - A
Assets
Investments, at fair value (a)	$210,768,138	$239,192,074	$—	$50,365,696	$73,657,215	$29,558,413	$15,745,548	$105,648,234	$—	$4,717,236
Receivables:
Investments in Fund shares sold	54,929	211,358	—	7,237	87,902	47,493	928	24,526	—	318
Investment Division units sold	588,037	1,064	—	41,253	44,644	2,697	710	84,786	—	20,000
Total assets	211,411,104	239,404,496	—	50,414,186	73,789,761	29,608,603	15,747,186	105,757,546	—	4,737,554

Liabilities
Payables:
Investments in Fund shares purchased	588,037	1,064	—	41,253	44,644	2,697	710	84,786	—	20,000
Investment Division units redeemed	46,303	200,935	—	5,192	84,823	46,234	289	20,032	—	115
Insurance fees due to Jackson
of New York	8,626	10,423	—	2,045	3,079	1,259	639	4,494	—	203
Total liabilities	642,966	212,422	—	48,490	132,546	50,190	1,638	109,312	—	20,318
Net assets (Note 7)	$210,768,138	$239,192,074	$—	$50,365,696	$73,657,215	$29,558,413	$15,745,548	$105,648,234	$—	$4,717,236

(a) Investments in Funds, shares outstanding	8,229,916	19,196,796	—	2,660,628	3,343,496	3,653,697	2,168,808	10,129,265	—	412,707
Investments in Funds, at cost	$191,218,657	$212,916,140	$—	$52,362,760	$98,104,332	$42,812,997	$22,543,200	$100,111,928	$—	$4,812,862
See notes to financial statements.

JNLNY Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	CG - Alt 100 Conservative Fund (a)	CG - Alt 100 Growth Fund (a)	CG - International Conservative Fund (a)	CG - International Growth Fund (a)	CG - International Moderate Fund (a)	CG - Institutional Alt 65 Fund (a)	CG - Multi-Strategy Income Fund (a)	CG - Tactical Maximum Growth Fund (a)	CG - Tactical Moderate Growth Fund (a)	Curian Dynamic Risk Advantage - Diversified Fund (a)
Investment income
Dividends	$25,981	$63,709	$1,590	$5,757	$8,094	$96,863	$30,554	$96,773	$154,298	$50,595

Expenses
Asset-based charges (Note 3)	7,327	12,703	948	1,354	2,548	19,063	7,160	20,816	46,202	33,335
Total expenses	7,327	12,703	948	1,354	2,548	19,063	7,160	20,816	46,202	33,335
Net investment income (loss)	18,654	51,006	642	4,403	5,546	77,800	23,394	75,957	108,096	17,260

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	27,731	78,206	1,727	10,156	12,081	300,440	12,556	314,740	394,630	551,880
Investments	36,352	(21,800)	(12,332)	(6,920)	(25,761)	99,353	(6,769)	245,137	706,977	84,623
Net change in unrealized appreciation
(depreciation) on investments	(14,601)	11,806	11,009	16,070	28,192	(261,167)	5,350	(326,444)	(484,109)	(392,618)
Net realized and unrealized gain (loss)	49,482	68,212	404	19,306	14,512	138,626	11,137	233,433	617,498	243,885

Net increase (decrease) in net assets
from operations	$68,136	$119,218	$1,046	$23,709	$20,058	$216,426	$34,531	$309,390	$725,594	$261,145
(a) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

See notes to financial statements.

JNLNY Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	Curian Dynamic Risk Advantage - Growth Fund (a)	Curian Dynamic Risk Advantage - Income Fund (a)	Curian/Aberdeen Latin America Fund (a)	Curian/Ashmore Emerging Market Small Cap Equity Fund (a)	Curian/Baring International Fixed Income Fund (a)	Curian/ CenterSquare International Real Estate Securities Fund (a)	Curian/PineBridge Merger Arbitrage Fund (a)	Curian/Schroder Emerging Europe Fund (a)	Curian/UBS Global Long Short Fixed Income Opportunities Fund (a)	JG - Alt 100 Fund
Investment income
Dividends	$—	$188,899	$20	$664	$—	$3,233	$—	$—	$36,772	$279,619

Expenses
Asset-based charges (Note 3)	10,214	25,937	534	992	1,440	1,438	15,629	1,015	3,559	254,086
Total expenses	10,214	25,937	534	992	1,440	1,438	15,629	1,015	3,559	254,086
Net investment income (loss)	(10,214)	162,962	(514)	(328)	(1,440)	1,795	(15,629)	(1,015)	33,213	25,533

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	—	100,464	—	1,314	188	—	69,023	—	9,173	422,748
Investments	(58,681)	164,192	(36,061)	15,449	(31,802)	1,958	(87,577)	(55,768)	(70,038)	19,914
Net change in unrealized appreciation
(depreciation) on investments	167,411	(313,136)	30,168	18,266	20,669	20,440	24,257	84,085	40,185	(1,437,545)
Net realized and unrealized gain (loss)	108,730	(48,480)	(5,893)	35,029	(10,945)	22,398	5,703	28,317	(20,680)	(994,883)

Net increase (decrease) in net assets
from operations	$98,516	$114,482	$(6,407)	$34,701	$(12,385)	$24,193	$(9,926)	$27,302	$12,533	$(969,350)
(a) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

See notes to financial statements.

JNLNY Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JG - Conservative Fund	JG - Equity 100 Fund	JG - Equity Income Fund (a)	JG - Fixed Income 100 Fund	JG - Growth Fund	JG - Interest Rate Opportunities Fund	JG - Maximum Growth Fund	JG - Moderate Fund	JG - Moderate Growth Fund	JG - Real Assets Fund
Investment income
Dividends	$122,241	$122,308	$92,835	$63,602	$225,969	$36,404	$137,534	$456,851	$544,474	$4,572

Expenses
Asset-based charges (Note 3)	105,324	55,016	64,259	54,541	137,982	41,832	105,094	290,842	430,673	5,853
Total expenses	105,324	55,016	64,259	54,541	137,982	41,832	105,094	290,842	430,673	5,853
Net investment income (loss)	16,917	67,292	28,576	9,061	87,987	(5,428)	32,440	166,009	113,801	(1,281)

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	117,700	482,562	159,867	4,724	372,536	44,162	352,753	662,817	811,372	18,959
Investments	120	33,913	(575,654)	(28,138)	43,412	(16,312)	18,157	36,025	63,341	(10,763)
Net change in unrealized appreciation
(depreciation) on investments	(415,725)	(703,934)	(307,372)	(191,677)	(860,710)	(223,641)	(1,090,098)	(1,665,939)	(2,839,968)	(96,570)
Net realized and unrealized gain (loss)	(297,905)	(187,459)	(723,159)	(215,091)	(444,762)	(195,791)	(719,188)	(967,097)	(1,965,255)	(88,374)

Net increase (decrease) in net assets
from operations	$(280,988)	$(120,167)	$(694,583)	$(206,030)	$(356,775)	$(201,219)	$(686,748)	$(801,088)	$(1,851,454)	$(89,655)
(a) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

See notes to financial statements.

JNLNY Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL Tactical ETF Conservative Fund	JNL Tactical ETF Growth Fund	JNL Tactical ETF Moderate Fund	JNL/American Funds Global Growth Fund	JNL/American Funds Growth Fund	JNL/AQR Risk Parity Fund	JNL/BlackRock Global Long Short Credit Fund	JNL/DFA U.S. Micro Cap Fund	JNL/DoubleLine Total Return Fund	JNL/Eaton Vance Global Macro Absolute Return Advantage Fund
Investment income
Dividends	$62,058	$87,490	$134,541	$15,512	$59,681	$545,318	$179,941	$—	$315,958	$80,791

Expenses
Asset-based charges (Note 3)	61,290	78,793	126,868	35,980	109,113	15,769	32,337	24,608	150,750	12,350
Total expenses	61,290	78,793	126,868	35,980	109,113	15,769	32,337	24,608	150,750	12,350
Net investment income (loss)	768	8,697	7,673	(20,468)	(49,432)	529,549	147,604	(24,608)	165,208	68,441

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	44,119	159,942	195,073	91,753	307,556	670,835	26,024	793,723	—	—
Investments	49,121	14,525	46,067	19,874	228,092	(56,413)	(2,287)	(27,180)	98,170	13,850
Net change in unrealized appreciation
(depreciation) on investments	(142,218)	(343,497)	(422,501)	(18,281)	(26,312)	(1,346,388)	(273,113)	(876,583)	(271,159)	(83,454)
Net realized and unrealized gain (loss)	(48,978)	(169,030)	(181,361)	93,346	509,336	(731,966)	(249,376)	(110,040)	(172,989)	(69,604)

Net increase (decrease) in net assets
from operations	$(48,210)	$(160,333)	$(173,688)	$72,878	$459,904	$(202,417)	$(101,772)	$(134,648)	$(7,781)	$(1,163)

See notes to financial statements.

JNLNY Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/Epoch Global Shareholder Yield Fund	JNL/FAMCO Flex Core Covered Call Fund	JNL/Franklin Templeton Natural Resources Fund (a)	JNL/Lazard International Strategic Equity Fund	JNL/MC Frontier Markets 100 Index Fund	JNL/Neuberger Berman Currency Fund	JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund	JNL/Nicholas Convertible Arbitrage Fund	JNL/PIMCO Credit Income Fund	JNL/PPM America Long Short Credit Fund
Investment income
Dividends	$49,003	$214,797	$61,436	$17,108	$144,376	$13,406	$—	$103,117	$87,501	$21,442

Expenses
Asset-based charges (Note 3)	30,465	113,311	12,906	17,389	8,454	7,797	3,031	92,451	39,931	6,783
Total expenses	30,465	113,311	12,906	17,389	8,454	7,797	3,031	92,451	39,931	6,783
Net investment income (loss)	18,538	101,486	48,530	(281)	135,922	5,609	(3,031)	10,666	47,570	14,659

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	23,083	144,148	732,576	—	535,125	10	—	—	—	—
Investments	(15,948)	116,349	(1,890,537)	19,903	(77,164)	954	(6,023)	(62,921)	28,280	(18,500)
Net change in unrealized appreciation
(depreciation) on investments	(207,152)	(874,180)	705,246	(34,646)	(734,723)	(1,237)	(89,042)	(449,293)	(187,768)	(27,409)
Net realized and unrealized gain (loss)	(200,017)	(613,683)	(452,715)	(14,743)	(276,762)	(273)	(95,065)	(512,214)	(159,488)	(45,909)

Net increase (decrease) in net assets
from operations	$(181,479)	$(512,197)	$(404,185)	$(15,024)	$(140,840)	$5,336	$(98,096)	$(501,548)	$(111,918)	$(31,250)

(a) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

See notes to financial statements.

JNLNY Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/T. Rowe Price Capital Appreciation Fund	JNL/The Boston Company Equity Income Fund	JNL/The London Company Focused U.S. Equity Fund	JNL/Van Eck International Gold Fund	JNL/WCM Focused International Equity Fund	JNL Alt 65 Fund - A	JNL Disciplined Growth Fund - A	JNL Disciplined Moderate Fund - A	JNL Disciplined Moderate Growth Fund - A	JNL Institutional Alt 20 Fund - A
Investment income
Dividends	$2,260	$61,299	$1,579	$51,035	$186	$339,946	$1,185,179	$2,037,058	$2,461,948	$1,865,010

Expenses
Asset-based charges (Note 3)	79,600	71,266	7,897	14,557	6,455	263,650	740,200	1,263,095	1,517,543	1,220,056
Total expenses	79,600	71,266	7,897	14,557	6,455	263,650	740,200	1,263,095	1,517,543	1,220,056
Net investment income (loss)	(77,340)	(9,967)	(6,318)	36,478	(6,269)	76,296	444,979	773,963	944,405	644,954

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	26,269	327,161	2,958	—	—	1,104,750	2,007,782	1,947,188	3,299,206	6,711,190
Investments	53,591	158,209	4,276	(175,099)	2,062	(14,052)	939,213	1,379,510	1,503,460	1,278,183
Net change in unrealized appreciation
(depreciation) on investments	105,212	(118,467)	(23,861)	(304,814)	23,935	(1,955,642)	(5,427,292)	(6,836,675)	(9,437,312)	(11,552,080)
Net realized and unrealized gain (loss)	185,072	366,903	(16,627)	(479,913)	25,997	(864,944)	(2,480,297)	(3,509,977)	(4,634,646)	(3,562,707)

Net increase (decrease) in net assets
from operations	$107,732	$356,936	$(22,945)	$(443,435)	$19,728	$(788,648)	$(2,035,318)	$(2,736,014)	$(3,690,241)	$(2,917,753)

See notes to financial statements.

JNLNY Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL Institutional Alt 35 Fund - A	JNL Institutional Alt 50 Fund - A	JNL Multi-Manager Alternative Fund - A (a)	JNL Multi-Manager Small Cap Growth Fund - A	JNL Multi-Manager Small Cap Value Fund - A	JNL/AB Dynamic Asset Allocation Fund - A	JNL/American Funds Balanced Allocation Fund - A	JNL/American Funds Blue Chip Income and Growth Fund - A	JNL/American Funds Global Bond Fund - A	JNL/American Funds Global Small Capitalization Fund - A
Investment income
Dividends	$2,088,864	$2,714,148	$—	$—	$137,857	$—	$669,975	$3,324,648	$337,199	$—

Expenses
Asset-based charges (Note 3)	1,421,792	1,869,188	1,872	1,176,036	649,698	25,362	817,360	2,154,679	402,991	425,685
Total expenses	1,421,792	1,869,188	1,872	1,176,036	649,698	25,362	817,360	2,154,679	402,991	425,685
Net investment income (loss)	667,072	844,960	(1,872)	(1,176,036)	(511,841)	(25,362)	(147,385)	1,169,969	(65,792)	(425,685)

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	6,855,939	7,178,149	—	10,289,092	2,487,058	26,342	980,442	308,341	229,045	532,343
Investments	906,191	1,332,957	(568)	1,388,638	1,096,028	(4,440)	359,021	5,717,514	(260,495)	965,067
Net change in unrealized appreciation
(depreciation) on investments	(11,862,016)	(13,502,131)	(10,250)	(15,311,562)	(7,661,098)	(89,250)	(2,613,619)	(13,891,684)	(1,425,250)	(2,218,560)
Net realized and unrealized gain (loss)	(4,099,886)	(4,991,025)	(10,818)	(3,633,832)	(4,078,012)	(67,348)	(1,274,156)	(7,865,829)	(1,456,700)	(721,150)

Net increase (decrease) in net assets
from operations	$(3,432,814)	$(4,146,065)	$(12,690)	$(4,809,868)	$(4,589,853)	$(92,710)	$(1,421,541)	$(6,695,860)	$(1,522,492)	$(1,146,835)

(a) Commencement of operations April 27, 2015.

See notes to financial statements.

JNLNY Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/American Funds Growth-Income Fund - A	JNL/American Funds Growth Allocation Fund - A	JNL/American Funds International Fund - A	JNL/American Funds New World Fund - A	JNL/AQR Managed Futures Strategy Fund - A	JNL/BlackRock Global Allocation Fund - A	JNL/BlackRock Large Cap Select Growth Fund - A	JNL/BlackRock Natural Resources Fund - A	JNL/Boston Partners Global Long Short Equity Fund - A	JNL/Brookfield Global Infrastructure and MLP Fund - A
Investment income
Dividends	$1,175,321	$415,425	$422,115	$321,258	$1,099,625	$3,448,979	$—	$229,441	$—	$1,055,639

Expenses
Asset-based charges (Note 3)	2,171,108	569,689	727,314	581,953	120,694	2,397,759	771,645	712,342	6,923	863,659
Total expenses	2,171,108	569,689	727,314	581,953	120,694	2,397,759	771,645	712,342	6,923	863,659
Net investment income (loss)	(995,787)	(154,264)	(305,199)	(260,695)	978,931	1,051,220	(771,645)	(482,901)	(6,923)	191,980

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	5,568,267	928,918	88,158	3,317,180	—	9,174,643	3,372,595	—	—	2,106,806
Investments	4,394,310	426,490	467,296	(228,029)	(44,548)	843,686	1,536,204	(2,112,701)	4,189	(2,009,999)
Net change in unrealized appreciation
(depreciation) on investments	(10,357,351)	(2,025,428)	(4,099,892)	(4,833,222)	(1,271,319)	(16,113,632)	(2,688,866)	(10,332,919)	29,390	(13,266,361)
Net realized and unrealized gain (loss)	(394,774)	(670,020)	(3,544,438)	(1,744,071)	(1,315,867)	(6,095,303)	2,219,933	(12,445,620)	33,579	(13,169,554)

Net increase (decrease) in net assets
from operations	$(1,390,561)	$(824,284)	$(3,849,637)	$(2,004,766)	$(336,936)	$(5,044,083)	$1,448,288	$(12,928,521)	$26,656	$(12,977,574)

See notes to financial statements.

JNLNY Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/Capital Guardian Global Balanced Fund - A	JNL/Capital Guardian Global Diversified Research Fund - A	JNL/Causeway International Value Select Fund - A	JNL/DFA U.S. Core Equity Fund - A	JNL/DoubleLine Shiller Enhanced CAPE Fund - A (a)	JNL/Eastspring Investments Asia ex-Japan Fund - A	JNL/Eastspring Investments China-India Fund - A	JNL/Franklin Templeton Founding Strategy Fund - A	JNL/Franklin Templeton Global Growth Fund - A	JNL/Franklin Templeton Global Multisector Bond Fund - A
Investment income
Dividends	$166,818	$137,611	$1,170,111	$328,061	$—	$253,592	$305,240	$1,471,857	$708,758	$3,721,654

Expenses
Asset-based charges (Note 3)	352,230	237,455	535,865	524,036	501	184,222	529,497	1,452,122	463,878	611,429
Total expenses	352,230	237,455	535,865	524,036	501	184,222	529,497	1,452,122	463,878	611,429
Net investment income (loss)	(185,412)	(99,844)	634,246	(195,975)	(501)	69,370	(224,257)	19,735	244,880	3,110,225

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	1,266,364	—	—	1,358,580	—	295,934	23,362	145,237	781,982	122,627
Investments	520,258	648,609	(262,027)	859,112	1,521	(122,632)	898,653	3,065,010	517,443	(498,895)
Net change in unrealized appreciation
(depreciation) on investments	(2,288,147)	(473,118)	(2,406,899)	(3,392,836)	2,875	(2,542,597)	(2,960,943)	(10,253,351)	(3,955,748)	(5,218,644)
Net realized and unrealized gain (loss)	(501,525)	175,491	(2,668,926)	(1,175,144)	4,396	(2,369,295)	(2,038,928)	(7,043,104)	(2,656,323)	(5,594,912)

Net increase (decrease) in net assets
from operations	$(686,937)	$75,647	$(2,034,680)	$(1,371,119)	$3,895	$(2,299,925)	$(2,263,185)	$(7,023,369)	$(2,411,443)	$(2,484,687)
(a) Commencement of operations September 28, 2015.

See notes to financial statements.

JNLNY Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/Franklin Templeton Income Fund - A	JNL/Franklin Templeton International Small Cap Growth Fund - A	JNL/Franklin Templeton Mutual Shares Fund - A	JNL/Goldman Sachs Core Plus Bond Fund - A	JNL/Goldman Sachs Emerging Markets Debt Fund - A	JNL/Goldman Sachs Mid Cap Value Fund - A	JNL/Goldman Sachs U.S. Equity Flex Fund - A	JNL/Harris Oakmark Global Equity Fund - A (a)	JNL/Invesco Global Real Estate Fund - A	JNL/Invesco International Growth Fund - A
Investment income
Dividends	$6,353,950	$264,724	$1,540,829	$1,286,374	$—	$402,024	$—	$—	$2,074,873	$937,416

Expenses
Asset-based charges (Note 3)	2,258,678	436,718	697,885	1,010,106	164,606	1,012,424	562,556	3,153	1,081,056	735,342
Total expenses	2,258,678	436,718	697,885	1,010,106	164,606	1,012,424	562,556	3,153	1,081,056	735,342
Net investment income (loss)	4,095,272	(171,994)	842,944	276,268	(164,606)	(610,400)	(562,556)	(3,153)	993,817	202,074

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	—	1,820,909	1,997,999	—	—	5,942,242	3,175,746	—	4,376,000	—
Investments	470,789	356,514	1,549,611	(401,724)	(1,035,626)	(293,706)	495,356	(759)	953,815	690,527
Net change in unrealized appreciation
(depreciation) on investments	(18,288,864)	(1,682,709)	(7,183,695)	(624,351)	(422,412)	(12,190,143)	(4,337,251)	(27,593)	(8,531,652)	(2,950,431)
Net realized and unrealized gain (loss)	(17,818,075)	494,714	(3,636,085)	(1,026,075)	(1,458,038)	(6,541,607)	(666,149)	(28,352)	(3,201,837)	(2,259,904)

Net increase (decrease) in net assets
from operations	$(13,722,803)	$322,720	$(2,793,141)	$(749,807)	$(1,622,644)	$(7,152,007)	$(1,228,705)	$(31,505)	$(2,208,020)	$(2,057,830)
(a) Commencement of operations April 27, 2015.

See notes to financial statements.

JNLNY Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/Invesco Large Cap Growth Fund - A	JNL/Invesco Mid Cap Value Fund - A	JNL/Invesco Small Cap Growth Fund - A	JNL/Ivy Asset Strategy Fund - A	JNL/JPMorgan MidCap Growth Fund - A	JNL/JPMorgan U.S. Government & Quality Bond Fund - A	JNL/Lazard Emerging Markets Fund - A	JNL/MC 10 x 10 Fund - A	JNL/MC Bond Index Fund - A	JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A (a)
Investment income
Dividends	$—	$91,238	$—	$777,440	$—	$1,040,961	$935,613	$820,208	$946,066	$19,126

Expenses
Asset-based charges (Note 3)	686,775	415,689	997,358	1,751,513	931,738	692,615	448,446	630,560	693,450	53,681
Total expenses	686,775	415,689	997,358	1,751,513	931,738	692,615	448,446	630,560	693,450	53,681
Net investment income (loss)	(686,775)	(324,451)	(997,358)	(974,073)	(931,738)	348,346	487,167	189,648	252,616	(34,555)

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	5,096,975	747,160	4,451,663	5,777,807	7,676,874	—	303,327	1,003,204	140,698	1,073,201
Investments	261,939	917,054	1,314,930	(201,138)	1,999,816	(114,552)	(893,206)	1,623,730	(107,396)	(1,903,854)
Net change in unrealized appreciation
(depreciation) on investments	(3,218,166)	(4,249,768)	(8,100,735)	(16,748,640)	(9,162,907)	(803,553)	(6,374,630)	(4,283,966)	(1,087,851)	399,848
Net realized and unrealized gain (loss)	2,140,748	(2,585,554)	(2,334,142)	(11,171,971)	513,783	(918,105)	(6,964,509)	(1,657,032)	(1,054,549)	(430,805)

Net increase (decrease) in net assets
from operations	$1,453,973	$(2,910,005)	$(3,331,500)	$(12,146,044)	$(417,955)	$(569,759)	$(6,477,342)	$(1,467,384)	$(801,933)	$(465,360)

(a) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

See notes to financial statements.

JNLNY Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/MC Emerging Markets Index Fund - A	JNL/MC European 30 Fund - A	JNL/MC Global Alpha Fund - A (a)	JNL/MC Index 5 Fund - A	JNL/MC International Index Fund - A	JNL/MC Pacific Rim 30 Fund - A	JNL/MC S&P 400 MidCap Index Fund - A	JNL/MC S&P 500 Index Fund - A	JNL/MC Small Cap Index Fund - A	JNL/MC Utilities Sector Fund - A
Investment income
Dividends	$520,410	$503,803	$—	$1,332,551	$1,649,274	$316,552	$1,008,238	$4,258,536	$558,746	$40,822

Expenses
Asset-based charges (Note 3)	457,038	371,603	12,706	1,166,256	1,054,760	194,278	1,550,496	4,215,615	1,267,711	32,356
Total expenses	457,038	371,603	12,706	1,166,256	1,054,760	194,278	1,550,496	4,215,615	1,267,711	32,356
Net investment income (loss)	63,372	132,200	(12,706)	166,295	594,514	122,274	(542,258)	42,921	(708,965)	8,466

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	—	665,586	—	2,659,471	—	519,843	7,927,848	4,018,895	9,832,534	16,397
Investments	(805,744)	(461,210)	(130,292)	1,901,823	146,482	21,394	2,546,412	11,661,498	2,104,273	56,235
Net change in unrealized appreciation
(depreciation) on investments	(4,857,938)	(2,301,161)	400,438	(7,115,106)	(3,441,548)	(796,280)	(14,686,799)	(17,356,941)	(16,701,569)	(305,764)
Net realized and unrealized gain (loss)	(5,663,682)	(2,096,785)	270,146	(2,553,812)	(3,295,066)	(255,043)	(4,212,539)	(1,676,548)	(4,764,762)	(233,132)

Net increase (decrease) in net assets
from operations	$(5,600,310)	$(1,964,585)	$257,440	$(2,387,517)	$(2,700,552)	$(132,769)	$(4,754,797)	$(1,633,627)	$(5,473,727)	$(224,666)
(a) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

See notes to financial statements.

JNLNY Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/MMRS Conservative Fund - A	JNL/MMRS Growth Fund - A	JNL/MMRS Moderate Fund - A	JNL/Morgan Stanley Mid Cap Growth Fund - A	JNL/Neuberger Berman Strategic Income Fund - A	JNL/Oppenheimer Emerging Markets Innovator Fund - A (a)	JNL/Oppenheimer Global Growth Fund - A	JNL/PIMCO Real Return Fund - A	JNL/PIMCO Total Return Bond Fund - A	JNL/PPM America Floating Rate Income Fund - A
Investment income
Dividends	$—	$—	$—	$—	$472,719	$—	$677,425	$2,981,780	$6,766,854	$2,943,087

Expenses
Asset-based charges (Note 3)	156,308	6,616	63,637	146,222	541,748	1,142	1,139,063	1,230,473	3,573,143	1,061,757
Total expenses	156,308	6,616	63,637	146,222	541,748	1,142	1,139,063	1,230,473	3,573,143	1,061,757
Net investment income (loss)	(156,308)	(6,616)	(63,637)	(146,222)	(69,029)	(1,142)	(461,638)	1,751,307	3,193,711	1,881,330

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	—	—	—	454,689	516,648	—	2,044,122	—	4,285,743	—
Investments	(121,083)	(5,602)	(127,931)	43,954	85,677	(13,452)	1,861,134	(2,751,704)	(542,851)	(414,418)
Net change in unrealized appreciation
(depreciation) on investments	(1,052,058)	(62,785)	(492,997)	(1,085,957)	(1,625,639)	(9,254)	(2,965,792)	(2,707,121)	(9,581,852)	(3,680,783)
Net realized and unrealized gain (loss)	(1,173,141)	(68,387)	(620,928)	(587,314)	(1,023,314)	(22,706)	939,464	(5,458,825)	(5,838,960)	(4,095,201)

Net increase (decrease) in net assets
from operations	$(1,329,449)	$(75,003)	$(684,565)	$(733,536)	$(1,092,343)	$(23,848)	$477,826	$(3,707,518)	$(2,645,249)	$(2,213,871)

(a) Commencement of operations April 27, 2015.

See notes to financial statements.

JNLNY Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/PPM America High Yield Bond Fund - A	JNL/PPM America Mid Cap Value Fund - A	JNL/PPM America Small Cap Value Fund - A	JNL/PPM America Value Equity Fund - A	JNL/Red Rocks Listed Private Equity Fund - A	JNL/S&P 4 Fund - A	JNL/S&P Competitive Advantage Fund - A	JNL/S&P Dividend Income & Growth Fund - A	JNL/S&P International 5 Fund - A	JNL/S&P Intrinsic Value Fund - A
Investment income
Dividends	$6,001,692	$139,140	$143,556	$—	$1,536,860	$19,616,359	$438,336	$4,579,214	$11,781	$736,072

Expenses
Asset-based charges (Note 3)	1,583,355	269,352	302,584	141,528	342,893	5,373,094	825,129	2,849,546	10,918	1,024,755
Total expenses	1,583,355	269,352	302,584	141,528	342,893	5,373,094	825,129	2,849,546	10,918	1,024,755
Net investment income (loss)	4,418,337	(130,212)	(159,028)	(141,528)	1,193,967	14,243,265	(386,793)	1,729,668	863	(288,683)

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	203,839	2,437,855	1,739,124	—	1,335,694	15,628,489	5,832,213	10,812,192	—	7,911,508
Investments	(3,473,624)	354,353	(84,893)	495,216	177,177	6,815,943	1,543,205	3,460,642	(6,180)	(115,395)
Net change in unrealized appreciation
(depreciation) on investments	(9,948,750)	(4,520,066)	(3,570,629)	(1,292,095)	(3,182,136)	(61,301,159)	(7,724,310)	(17,627,664)	(125,176)	(18,541,796)
Net realized and unrealized gain (loss)	(13,218,535)	(1,727,858)	(1,916,398)	(796,879)	(1,669,265)	(38,856,727)	(348,892)	(3,354,830)	(131,356)	(10,745,683)

Net increase (decrease) in net assets
from operations	$(8,800,198)	$(1,858,070)	$(2,075,426)	$(938,407)	$(475,298)	$(24,613,462)	$(735,685)	$(1,625,162)	$(130,493)	$(11,034,366)

See notes to financial statements.

JNLNY Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/S&P Managed Aggressive Growth Fund - A	JNL/S&P Managed Conservative Fund - A	JNL/S&P Managed Growth Fund - A	JNL/S&P Managed Moderate Fund - A	JNL/S&P Managed Moderate Growth Fund - A	JNL/S&P Mid 3 Fund - A	JNL/S&P Total Yield Fund - A	JNL/Scout Unconstrained Bond Fund - A	JNL/T. Rowe Price Established Growth Fund - A	JNL/T. Rowe Price Mid-Cap Growth Fund - A
Investment income
Dividends	$—	$—	$—	$—	$—	$14,401	$463,108	$—	$—	$—

Expenses
Asset-based charges (Note 3)	2,215,047	2,270,725	5,425,513	4,473,414	6,989,908	108,799	524,798	27,989	3,127,828	2,873,733
Total expenses	2,215,047	2,270,725	5,425,513	4,473,414	6,989,908	108,799	524,798	27,989	3,127,828	2,873,733
Net investment income (loss)	(2,215,047)	(2,270,725)	(5,425,513)	(4,473,414)	(6,989,908)	(94,398)	(61,690)	(27,989)	(3,127,828)	(2,873,733)

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	—	—	—	—	—	141,430	3,846,969	—	16,508,293	16,738,559
Investments	3,306,843	1,920,158	10,699,516	5,326,520	10,409,508	(16,134)	(333,466)	(10,603)	7,230,729	6,431,344
Net change in unrealized appreciation
(depreciation) on investments	(3,724,607)	(4,116,823)	(11,449,843)	(8,475,227)	(13,755,967)	(1,288,075)	(6,758,450)	(16,747)	(4,867,297)	(12,646,178)
Net realized and unrealized gain (loss)	(417,764)	(2,196,665)	(750,327)	(3,148,707)	(3,346,459)	(1,162,779)	(3,244,947)	(27,350)	18,871,725	10,523,725

Net increase (decrease) in net assets
from operations	$(2,632,811)	$(4,467,390)	$(6,175,840)	$(7,622,121)	$(10,336,367)	$(1,257,177)	$(3,306,637)	$(55,339)	$15,743,897	$7,649,992

See notes to financial statements.

JNLNY Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/T. Rowe Price Short-Term Bond Fund - A	JNL/T. Rowe Price Value Fund - A	JNL/Westchester Capital Event Driven Fund - A (a)	JNL/WMC Balanced Fund - A	JNL/WMC Money Market Fund - A	JNL/WMC Value Fund - A	JNL/MC 25 Fund - A (b)	JNL/MC Communications Sector Fund - A	JNL/MC Consumer Brands Sector Fund - A	JNL/MC Financial Sector Fund - A
Investment income
Dividends	540,147	$832,732	$—	$2,754,103	$572	$667,366	$1,133,874	$429,393	$213,051	$541,803

Expenses
Asset-based charges (Note 3)	771,763	1,577,422	142	3,454,499	968,991	699,920	443,437	185,111	607,535	682,945
Total expenses	771,763	1,577,422	142	3,454,499	968,991	699,920	443,437	185,111	607,535	682,945
Net investment income (loss)	(231,616)	(744,690)	(142)	(700,396)	(968,419)	(32,554)	690,437	244,282	(394,484)	(141,142)

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	—	7,990,642	—	9,177,696	286	4,817,449	7,742,042	364,219	3,677,058	2,463,786
Investments	(144,580)	3,228,052	(38)	6,307,983	—	1,251,136	(8,825,806)	228,876	1,424,485	1,686,513
Net change in unrealized appreciation
(depreciation) on investments	(287,038)	(13,910,085)	(1,101)	(20,672,311)	—	(8,135,839)	(2,554,284)	(699,412)	(3,774,342)	(5,450,290)
Net realized and unrealized gain (loss)	(431,618)	(2,691,391)	(1,139)	(5,186,632)	286	(2,067,254)	(3,638,048)	(106,317)	1,327,201	(1,299,991)

Net increase (decrease) in net assets
from operations	$(663,234)	$(3,436,081)	$(1,281)	$(5,887,028)	$(968,133)	$(2,099,808)	$(2,947,611)	$137,965	$932,717	$(1,441,133)

(a) Commencement of operations April 27, 2015.
(b) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

See notes to financial statements.

JNLNY Separate Account I
Statements of Operations
For the Year Ended December 31, 2015

	JNL/MC Healthcare Sector Fund - A	JNL/MC JNL 5 Fund - A	JNL/MC JNL Optimized 5 Fund - A (b)	JNL/MC Nasdaq 25 Fund - A	JNL/MC Oil & Gas Sector Fund - A	JNL/MC S&P 24 Fund - A	JNL/MC S&P SMid 60 Fund - A	JNL/MC Technology Sector Fund - A	JNL/MC Value Line 30 Fund - A (b)	JNL/PPM America Total Return Fund - A (a)
Investment income
Dividends	854,764	$6,662,771	$—	$273,053	$1,284,168	$393,490	$482,877	$548,834	$—	$104,781

Expenses
Asset-based charges (Note 3)	2,845,628	4,014,073	175,100	736,521	1,203,574	374,924	285,309	1,407,034	147,257	23,675
Total expenses	2,845,628	4,014,073	175,100	736,521	1,203,574	374,924	285,309	1,407,034	147,257	23,675
Net investment income (loss)	(1,990,864)	2,648,698	(175,100)	(463,468)	80,594	18,566	197,568	(858,200)	(147,257)	81,106

Realized and unrealized gain (loss)
Net realized gain (loss) on:
Distributions from investment companies	7,646,337	—	—	6,188,150	2,176,598	10,748,963	6,960,272	6,638,680	—	2,203
Investments	7,831,899	10,297,765	8,746,432	1,712,017	(2,855,055)	(550,034)	(1,100,305)	3,960,099	2,854,716	(59,673)
Net change in unrealized appreciation
(depreciation) on investments	(9,616,941)	(25,734,763)	(7,327,861)	(7,320,852)	(21,264,453)	(13,570,570)	(7,309,524)	(7,478,686)	(2,804,046)	(95,626)
Net realized and unrealized gain (loss)	5,861,295	(15,436,998)	1,418,571	579,315	(21,942,910)	(3,371,641)	(1,449,557)	3,120,093	50,670	(153,096)

Net increase (decrease) in net assets
from operations	$3,870,431	$(12,788,300)	$1,243,471	$115,847	$(21,862,316)	$(3,353,075)	$(1,251,989)	$2,261,893	$(96,587)	$(71,990)

(a) The Fund was made available to the separate account effective April 27, 2015.
(b) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	CG - Alt 100 Conservative Fund (a)	CG - Alt 100 Growth Fund (a)	CG - International Conservative Fund (a)	CG - International Growth Fund (a)	CG - International Moderate Fund (a)	CG - Institutional Alt 65 Fund (a)	CG - Multi-Strategy Income Fund (a)	CG - Tactical Maximum Growth Fund (a)	CG - Tactical Moderate Growth Fund (a)	Curian Dynamic Risk Advantage - Diversified Fund (a)
Operations
Net investment income (loss)	$18,654	$51,006	$642	$4,403	$5,546	$77,800	$23,394	$75,957	$108,096	$17,260
Net realized gain (loss) on investments	64,083	56,406	(10,605)	3,236	(13,680)	399,793	5,787	559,877	1,101,607	636,503
Net change in unrealized appreciation
(depreciation) on investments	(14,601)	11,806	11,009	16,070	28,192	(261,167)	5,350	(326,444)	(484,109)	(392,618)
Net increase (decrease) in net assets
from operations	68,136	119,218	1,046	23,709	20,058	216,426	34,531	309,390	725,594	261,145

Contract transactions [1]
Purchase payments (Note 4)	252,974	105,167	34,233	194,214	11,905	66,370	104,843	601,969	152,048	772,853
Surrenders and terminations	(24,196)	(39,093)	(1,067)	(3)	(3,812)	(121,657)	(114,025)	(349,848)	(92,008)	(294,188)
Transfers between Investment Divisions	(2,433,792)	(4,048,633)	(297,858)	(565,295)	(763,461)	(6,021,889)	(2,088,202)	(7,023,041)	(14,175,219)	(10,212,063)
Contract owner charges (Note 3)	(1,084)	(318)	(36)	(10)	(220)	(466)	(34)	(469)	(817)	(1,374)
Net increase (decrease) in net assets from
contract transactions	(2,206,098)	(3,982,877)	(264,728)	(371,094)	(755,588)	(6,077,642)	(2,097,418)	(6,771,389)	(14,115,996)	(9,734,772)

Net increase (decrease) in net assets	(2,137,962)	(3,863,659)	(263,682)	(347,385)	(735,530)	(5,861,216)	(2,062,887)	(6,461,999)	(13,390,402)	(9,473,627)

Net assets beginning of period	2,137,962	3,863,659	263,682	347,385	735,530	5,861,216	2,062,887	6,461,999	13,390,402	9,473,627

Net assets end of period	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

[1] Contract unit transactions
Units Outstanding at December 31, 2014	214,616	377,864	27,954	35,843	77,296	519,527	211,864	541,673	1,136,336	900,750

Units Issued	31,906	14,200	4,521	35,759	3,859	9,372	19,559	61,295	14,069	106,567
Units Redeemed	(246,522)	(392,064)	(32,475)	(71,602)	(81,155)	(528,899)	(231,423)	(602,968)	(1,150,405)	(1,007,317)

Units Outstanding at December 31, 2015	—	—	—	—	—	—	—	—	—	—
(a) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	Curian Dynamic Risk Advantage - Growth Fund (a)	Curian Dynamic Risk Advantage - Income Fund (a)	Curian/Aberdeen Latin America Fund (a)	Curian/Ashmore Emerging Market Small Cap Equity Fund (a)	Curian/Baring International Fixed Income Fund (a)	Curian/ CenterSquare International Real Estate Securities Fund (a)	Curian/PineBridge Merger Arbitrage Fund (a)	Curian/Schroder Emerging Europe Fund (a)	Curian/UBS Global Long Short Fixed Income Opportunities Fund (a)	JG - Alt 100 Fund
Operations
Net investment income (loss)	$(10,214)	$162,962	$(514)	$(328)	$(1,440)	$1,795	$(15,629)	$(1,015)	$33,213	$25,533
Net realized gain (loss) on investments	(58,681)	264,656	(36,061)	16,763	(31,614)	1,958	(18,554)	(55,768)	(60,865)	442,662
Net change in unrealized appreciation
(depreciation) on investments	167,411	(313,136)	30,168	18,266	20,669	20,440	24,257	84,085	40,185	(1,437,545)
Net increase (decrease) in net assets
from operations	98,516	114,482	(6,407)	34,701	(12,385)	24,193	(9,926)	27,302	12,533	(969,350)

Contract transactions [1]
Purchase payments (Note 4)	67,132	181,656	22,061	16,150	109,046	50,631	102,231	34,977	36,931	2,809,496
Surrenders and terminations	(14,368)	(112,610)	(8,259)	(1,180)	(7,043)	(8,485)	(53,427)	(1,282)	(6,275)	(637,002)
Transfers between Investment Divisions	(3,222,923)	(7,837,006)	(164,435)	(295,516)	(503,774)	(448,955)	(4,860,633)	(377,685)	(1,115,640)	4,490,856
Contract owner charges (Note 3)	(345)	(542)	(2)	(2)	(17)	(120)	(322)	(14)	(25)	(7,638)
Net increase (decrease) in net assets from
contract transactions	(3,170,504)	(7,768,502)	(150,635)	(280,548)	(401,788)	(406,929)	(4,812,151)	(344,004)	(1,085,009)	6,655,712

Net increase (decrease) in net assets	(3,071,988)	(7,654,020)	(157,042)	(245,847)	(414,173)	(382,736)	(4,822,077)	(316,702)	(1,072,476)	5,686,362

Net assets beginning of period	3,071,988	7,654,020	157,042	245,847	414,173	382,736	4,822,077	316,702	1,072,476	19,386,105

Net assets end of period	$—	$—	$—	$—	$—	$—	$—	$—	$—	$25,072,467

[1] Contract unit transactions
Units Outstanding at December 31, 2014	340,613	693,625	22,702	26,618	45,004	41,419	495,304	42,563	114,640	1,839,948

Units Issued	9,688	37,122	6,778	5,413	17,753	8,895	21,031	8,285	8,193	1,060,887
Units Redeemed	(350,301)	(730,747)	(29,480)	(32,031)	(62,757)	(50,314)	(516,335)	(50,848)	(122,833)	(454,827)

Units Outstanding at December 31, 2015	—	—	—	—	—	—	—	—	—	2,446,008
(a) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JG - Conservative Fund	JG - Equity 100 Fund	JG - Equity Income Fund (a)	JG - Fixed Income 100 Fund	JG - Growth Fund	JG - Interest Rate Opportunities Fund	JG - Maximum Growth Fund	JG - Moderate Fund	JG - Moderate Growth Fund	JG - Real Assets Fund
Operations
Net investment income (loss)	$16,917	$67,292	$28,576	$9,061	$87,987	$(5,428)	$32,440	$166,009	$113,801	$(1,281)
Net realized gain (loss) on investments	117,820	516,475	(415,787)	(23,414)	415,948	27,850	370,910	698,842	874,713	8,196
Net change in unrealized appreciation
(depreciation) on investments	(415,725)	(703,934)	(307,372)	(191,677)	(860,710)	(223,641)	(1,090,098)	(1,665,939)	(2,839,968)	(96,570)
Net increase (decrease) in net assets
from operations	(280,988)	(120,167)	(694,583)	(206,030)	(356,775)	(201,219)	(686,748)	(801,088)	(1,851,454)	(89,655)

Contract transactions [1]
Purchase payments (Note 4)	3,587,732	719,580	1,157,141	931,763	5,650,682	807,592	816,793	7,741,386	11,411,546	460,783
Surrenders and terminations	(524,705)	(108,110)	(208,964)	(487,067)	(341,569)	(171,429)	(255,242)	(1,312,766)	(1,569,768)	(16,821)
Transfers between Investment Divisions	194,546	(296,989)	(8,283,632)	1,428,644	2,253,304	(493,365)	6,145,831	1,026,220	12,321,847	(101,461)
Contract owner charges (Note 3)	(5,232)	(2,757)	(524)	(1,301)	(10,842)	(2,089)	(5,422)	(17,101)	(20,938)	(437)
Net increase (decrease) in net assets from
contract transactions	3,252,341	311,724	(7,335,979)	1,872,039	7,551,575	140,709	6,701,960	7,437,739	22,142,687	342,064

Net increase (decrease) in net assets	2,971,353	191,557	(8,030,562)	1,666,009	7,194,800	(60,510)	6,015,212	6,636,651	20,291,233	252,409

Net assets beginning of period	7,768,109	5,109,676	8,030,562	3,927,808	10,217,009	3,669,938	5,967,172	23,663,231	27,429,238	369,617

Net assets end of period	$10,739,462	$5,301,233	$—	$5,593,817	$17,411,809	$3,609,428	$11,982,384	$30,299,882	$47,720,471	$622,026

[1] Contract unit transactions
Units Outstanding at December 31, 2014	722,090	380,265	621,975	400,635	912,047	375,866	477,961	1,991,913	2,307,502	38,665

Units Issued	470,685	68,638	190,582	333,012	770,185	92,317	631,659	874,456	2,204,981	51,276
Units Redeemed	(166,723)	(45,361)	(812,557)	(144,915)	(100,370)	(79,211)	(127,669)	(254,509)	(400,148)	(15,710)

Units Outstanding at December 31, 2015	1,026,052	403,542	—	588,732	1,581,862	388,972	981,951	2,611,860	4,112,335	74,231
(a) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL Tactical ETF Conservative Fund	JNL Tactical ETF Growth Fund	JNL Tactical ETF Moderate Fund	JNL/American Funds Global Growth Fund	JNL/American Funds Growth Fund	JNL/AQR Risk Parity Fund	JNL/BlackRock Global Long Short Credit Fund	JNL/DFA U.S. Micro Cap Fund	JNL/DoubleLine Total Return Fund	JNL/Eaton Vance Global Macro Absolute Return Advantage Fund
Operations
Net investment income (loss)	$768	$8,697	$7,673	$(20,468)	$(49,432)	$529,549	$147,604	$(24,608)	$165,208	$68,441
Net realized gain (loss) on investments	93,240	174,467	241,140	111,627	535,648	614,422	23,737	766,543	98,170	13,850
Net change in unrealized appreciation
(depreciation) on investments	(142,218)	(343,497)	(422,501)	(18,281)	(26,312)	(1,346,388)	(273,113)	(876,583)	(271,159)	(83,454)
Net increase (decrease) in net assets
from operations	(48,210)	(160,333)	(173,688)	72,878	459,904	(202,417)	(101,772)	(134,648)	(7,781)	(1,163)

Contract transactions [1]
Purchase payments (Note 4)	1,460,917	3,406,643	5,308,429	2,744,632	6,231,686	433,099	790,415	351,467	10,163,087	652,908
Surrenders and terminations	(689,815)	(269,029)	(280,877)	(211,680)	(449,922)	(78,148)	(212,317)	(218,932)	(988,436)	(89,250)
Transfers between Investment Divisions	255,092	(90,540)	83,577	687,087	40,050	199,986	939,933	(363,203)	10,767,180	(91,508)
Contract owner charges (Note 3)	(1,350)	(8,190)	(3,309)	(1,038)	(1,713)	(279)	(1,027)	(3,654)	(18,374)	(440)
Net increase (decrease) in net assets from
contract transactions	1,024,844	3,038,884	5,107,820	3,219,001	5,820,101	554,658	1,517,004	(234,322)	19,923,457	471,710

Net increase (decrease) in net assets	976,634	2,878,551	4,934,132	3,291,879	6,280,005	352,241	1,415,232	(368,970)	19,915,676	470,547

Net assets beginning of period	5,385,044	6,826,886	10,650,760	1,913,873	7,896,306	1,064,450	2,205,082	2,492,854	8,702,234	903,678

Net assets end of period	$6,361,678	$9,705,437	$15,584,892	$5,205,752	$14,176,311	$1,416,691	$3,620,314	$2,123,884	$28,617,910	$1,374,225

[1] Contract unit transactions
Units Outstanding at December 31, 2014	480,060	534,300	875,916	172,794	545,207	99,361	219,530	172,312	828,603	92,240

Units Issued	221,677	340,511	478,989	347,055	540,332	84,602	238,631	57,235	2,458,406	104,500
Units Redeemed	(130,071)	(107,565)	(61,457)	(74,490)	(156,697)	(34,933)	(88,947)	(73,583)	(565,891)	(57,786)

Units Outstanding at December 31, 2015	571,666	767,246	1,293,448	445,359	928,842	149,030	369,214	155,964	2,721,118	138,954

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/Epoch Global Shareholder Yield Fund	JNL/FAMCO Flex Core Covered Call Fund	JNL/Franklin Templeton Natural Resources Fund (a)	JNL/Lazard International Strategic Equity Fund	JNL/MC Frontier Markets 100 Index Fund	JNL/Neuberger Berman Currency Fund	JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund	JNL/Nicholas Convertible Arbitrage Fund	JNL/PIMCO Credit Income Fund	JNL/PPM America Long Short Credit Fund
Operations
Net investment income (loss)	$18,538	$101,486	$48,530	$(281)	$135,922	$5,609	$(3,031)	$10,666	$47,570	$14,659
Net realized gain (loss) on investments	7,135	260,497	(1,157,961)	19,903	457,961	964	(6,023)	(62,921)	28,280	(18,500)
Net change in unrealized appreciation
(depreciation) on investments	(207,152)	(874,180)	705,246	(34,646)	(734,723)	(1,237)	(89,042)	(449,293)	(187,768)	(27,409)
Net increase (decrease) in net assets
from operations	(181,479)	(512,197)	(404,185)	(15,024)	(140,840)	5,336	(98,096)	(501,548)	(111,918)	(31,250)

Contract transactions [1]
Purchase payments (Note 4)	312,536	3,856,178	590,440	1,156,009	185,666	167,977	292,791	949,827	2,204,849	242,821
Surrenders and terminations	(103,416)	(490,872)	(45,279)	(12,121)	(14,546)	(19,932)	(9,985)	(420,454)	(189,108)	(173,046)
Transfers between Investment Divisions	(218,283)	39,598	(1,717,592)	1,014,772	(17,601)	(160,886)	123,642	2,945,945	235,009	(159)
Contract owner charges (Note 3)	(463)	(4,125)	(612)	(110)	(139)	(387)	(45)	(2,997)	(1,511)	(359)
Net increase (decrease) in net assets from
contract transactions	(9,626)	3,400,779	(1,173,043)	2,158,550	153,380	(13,228)	406,403	3,472,321	2,249,239	69,257

Net increase (decrease) in net assets	(191,105)	2,888,582	(1,577,228)	2,143,526	12,540	(7,892)	308,307	2,970,773	2,137,321	38,007

Net assets beginning of period	2,947,434	8,762,096	1,577,228	892,287	756,191	743,990	126,153	6,133,142	2,599,279	476,214

Net assets end of period	$2,756,329	$11,650,678	$—	$3,035,813	$768,731	$736,098	$434,460	$9,103,915	$4,736,600	$514,221

[1] Contract unit transactions
Units Outstanding at December 31, 2014	216,768	716,307	212,836	79,443	73,689	74,474	16,413	602,745	237,398	48,323

Units Issued	46,721	477,946	162,382	234,196	48,878	23,351	67,049	573,173	336,602	53,800
Units Redeemed	(47,836)	(200,294)	(375,218)	(52,015)	(33,608)	(24,722)	(7,217)	(244,093)	(132,580)	(47,361)

Units Outstanding at December 31, 2015	215,653	993,959	—	261,624	88,959	73,103	76,245	931,825	441,420	54,762

(a) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/T. Rowe Price Capital Appreciation Fund	JNL/The Boston Company Equity Income Fund	JNL/The London Company Focused U.S. Equity Fund	JNL/Van Eck International Gold Fund	JNL/WCM Focused International Equity Fund	JNL Alt 65 Fund - A	JNL Disciplined Growth Fund - A	JNL Disciplined Moderate Fund - A	JNL Disciplined Moderate Growth Fund - A	JNL Institutional Alt 20 Fund - A
Operations
Net investment income (loss)	$(77,340)	$(9,967)	$(6,318)	$36,478	$(6,269)	$76,296	$444,979	$773,963	$944,405	$644,954
Net realized gain (loss) on investments	79,860	485,370	7,234	(175,099)	2,062	1,090,698	2,946,995	3,326,698	4,802,666	7,989,373
Net change in unrealized appreciation
(depreciation) on investments	105,212	(118,467)	(23,861)	(304,814)	23,935	(1,955,642)	(5,427,292)	(6,836,675)	(9,437,312)	(11,552,080)
Net increase (decrease) in net assets
from operations	107,732	356,936	(22,945)	(443,435)	19,728	(788,648)	(2,035,318)	(2,736,014)	(3,690,241)	(2,917,753)

Contract transactions [1]
Purchase payments (Note 4)	5,983,032	1,490,263	289,123	209,478	246,518	528,108	8,400,464	13,499,702	15,004,366	8,496,269
Surrenders and terminations	(577,933)	(243,397)	(25,457)	(29,656)	(13,567)	(1,299,217)	(2,369,683)	(4,007,919)	(3,456,963)	(4,142,702)
Transfers between Investment Divisions	6,927,943	6,600,813	(2,947)	336,953	40,642	3,780,262	(2,469,051)	(1,403,572)	(236,863)	(6,905,212)
Contract owner charges (Note 3)	(978)	(3,253)	(299)	(729)	(42)	(199,268)	(568,048)	(985,209)	(1,193,888)	(961,968)
Net increase (decrease) in net assets from
contract transactions	12,332,064	7,844,426	260,420	516,046	273,551	2,809,885	2,993,682	7,103,002	10,116,652	(3,513,613)

Net increase (decrease) in net assets	12,439,796	8,201,362	237,475	72,611	293,279	2,021,237	958,364	4,366,988	6,426,411	(6,431,366)

Net assets beginning of period	3,540,357	4,350,791	623,789	1,325,783	485,989	15,669,958	47,102,125	79,706,122	92,862,508	83,312,956

Net assets end of period	$15,980,153	$12,552,153	$861,264	$1,398,394	$779,268	$17,691,195	$48,060,489	$84,073,110	$99,288,919	$76,881,590

[1] Contract unit transactions
Units Outstanding at December 31, 2014	304,702	271,982	55,687	307,930	47,184	907,130	4,023,792	6,187,995	7,431,378	5,013,310

Units Issued	1,187,708	695,099	35,232	256,039	30,750	386,907	1,187,923	1,688,084	1,954,468	836,275
Units Redeemed	(162,491)	(160,201)	(12,091)	(116,976)	(5,665)	(244,610)	(930,871)	(1,136,265)	(1,158,085)	(1,045,559)

Units Outstanding at December 31, 2015	1,329,919	806,880	78,828	446,993	72,269	1,049,427	4,280,844	6,739,814	8,227,761	4,804,026

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL Institutional Alt 35 Fund - A	JNL Institutional Alt 50 Fund - A	JNL Multi-Manager Alternative Fund - A (a)	JNL Multi-Manager Small Cap Growth Fund - A	JNL Multi-Manager Small Cap Value Fund - A	JNL/AB Dynamic Asset Allocation Fund - A	JNL/American Funds Balanced Allocation Fund - A	JNL/American Funds Blue Chip Income and Growth Fund - A	JNL/American Funds Global Bond Fund - A	JNL/American Funds Global Small Capitalization Fund - A
Operations
Net investment income (loss)	$667,072	$844,960	$(1,872)	$(1,176,036)	$(511,841)	$(25,362)	$(147,385)	$1,169,969	$(65,792)	$(425,685)
Net realized gain (loss) on investments	7,762,130	8,511,106	(568)	11,677,730	3,583,086	21,902	1,339,463	6,025,855	(31,450)	1,497,410
Net change in unrealized appreciation
(depreciation) on investments	(11,862,016)	(13,502,131)	(10,250)	(15,311,562)	(7,661,098)	(89,250)	(2,613,619)	(13,891,684)	(1,425,250)	(2,218,560)
Net increase (decrease) in net assets
from operations	(3,432,814)	(4,146,065)	(12,690)	(4,809,868)	(4,589,853)	(92,710)	(1,421,541)	(6,695,860)	(1,522,492)	(1,146,835)

Contract transactions [1]
Purchase payments (Note 4)	6,162,395	9,634,856	277,342	7,673,263	4,607,782	1,231,980	18,499,839	30,066,372	2,838,104	4,256,620
Surrenders and terminations	(2,434,527)	(6,215,120)	(3,682)	(2,849,612)	(1,498,855)	(23,148)	(1,883,928)	(5,085,103)	(1,171,463)	(1,188,926)
Transfers between Investment Divisions	(10,190,668)	(10,389,642)	208,408	(3,129,266)	(7,028,873)	(457,516)	9,543,512	(12,004,494)	(1,118,281)	3,513,433
Contract owner charges (Note 3)	(1,101,862)	(1,541,570)	(111)	(862,265)	(476,103)	(178)	(608,168)	(1,655,330)	(321,117)	(335,285)
Net increase (decrease) in net assets from
contract transactions	(7,564,662)	(8,511,476)	481,957	832,120	(4,396,049)	751,138	25,551,255	11,321,445	227,243	6,245,842

Net increase (decrease) in net assets	(10,997,476)	(12,657,541)	469,267	(3,977,748)	(8,985,902)	658,428	24,129,714	4,625,585	(1,295,249)	5,099,007

Net assets beginning of period	95,505,055	123,666,518	—	74,057,130	47,878,646	1,575,730	40,268,612	127,385,138	25,887,064	23,636,409

Net assets end of period	$84,507,579	$111,008,977	$469,267	$70,079,382	$38,892,744	$2,234,158	$64,398,326	$132,010,723	$24,591,815	$28,735,416

[1] Contract unit transactions
Units Outstanding at December 31, 2014	5,629,885	7,300,860	—	1,933,406	2,607,545	154,484	3,353,932	7,747,188	2,462,142	1,843,871

Units Issued	691,677	1,081,928	52,131	421,482	593,130	195,181	2,708,702	3,048,585	502,513	992,361
Units Redeemed	(1,146,404)	(1,588,394)	(2,766)	(406,800)	(831,754)	(124,504)	(608,716)	(2,369,232)	(485,462)	(559,112)

Units Outstanding at December 31, 2015	5,175,158	6,794,394	49,365	1,948,088	2,368,921	225,161	5,453,918	8,426,541	2,479,193	2,277,120

(a) Commencement of operations April 27, 2015.
See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/American Funds Growth-Income Fund - A	JNL/American Funds Growth Allocation Fund - A	JNL/American Funds International Fund - A	JNL/American Funds New World Fund - A	JNL/AQR Managed Futures Strategy Fund - A	JNL/BlackRock Global Allocation Fund - A	JNL/BlackRock Large Cap Select Growth Fund - A	JNL/BlackRock Natural Resources Fund - A	JNL/Boston Partners Global Long Short Equity Fund - A	JNL/Brookfield Global Infrastructure and MLP Fund - A
Operations
Net investment income (loss)	$(995,787)	$(154,264)	$(305,199)	$(260,695)	$978,931	$1,051,220	$(771,645)	$(482,901)	$(6,923)	$191,980
Net realized gain (loss) on investments	9,962,577	1,355,408	555,454	3,089,151	(44,548)	10,018,329	4,908,799	(2,112,701)	4,189	96,807
Net change in unrealized appreciation
(depreciation) on investments	(10,357,351)	(2,025,428)	(4,099,892)	(4,833,222)	(1,271,319)	(16,113,632)	(2,688,866)	(10,332,919)	29,390	(13,266,361)
Net increase (decrease) in net assets
from operations	(1,390,561)	(824,284)	(3,849,637)	(2,004,766)	(336,936)	(5,044,083)	1,448,288	(12,928,521)	26,656	(12,977,574)

Contract transactions [1]
Purchase payments (Note 4)	40,211,689	12,832,676	13,245,248	5,473,519	2,919,356	34,373,014	9,623,029	6,388,621	674,659	12,440,862
Surrenders and terminations	(6,926,739)	(827,213)	(1,714,373)	(1,274,799)	(471,340)	(5,313,560)	(2,637,611)	(1,949,283)	(12,920)	(1,723,680)
Transfers between Investment Divisions	10,602,646	2,902,919	8,518,468	1,505,033	5,147,433	(1,657,445)	15,129,305	3,585,882	893,021	(12,009,825)
Contract owner charges (Note 3)	(1,633,091)	(438,637)	(521,428)	(449,540)	(14,734)	(1,749,752)	(542,027)	(528,051)	(76)	(621,246)
Net increase (decrease) in net assets from
contract transactions	42,254,505	14,469,745	19,527,915	5,254,213	7,580,715	25,652,257	21,572,696	7,497,169	1,554,684	(1,913,889)

Net increase (decrease) in net assets	40,863,944	13,645,461	15,678,278	3,249,447	7,243,779	20,608,174	23,020,984	(5,431,352)	1,581,340	(14,891,463)

Net assets beginning of period	128,384,374	29,907,964	37,523,757	34,440,283	6,589,279	150,193,877	40,302,004	47,647,806	273,357	67,480,402

Net assets end of period	$169,248,318	$43,553,425	$53,202,035	$37,689,730	$13,833,058	$170,802,051	$63,322,988	$42,216,454	$1,854,697	$52,588,939

[1] Contract unit transactions
Units Outstanding at December 31, 2014	7,862,247	2,375,225	3,150,044	3,189,943	584,380	12,596,251	1,069,694	5,143,682	27,802	4,326,408

Units Issued	4,042,077	1,673,572	2,462,262	1,206,793	915,850	4,627,163	760,746	2,184,564	180,343	1,454,811
Units Redeemed	(1,490,917)	(551,767)	(852,521)	(719,825)	(284,764)	(2,502,548)	(258,783)	(1,278,327)	(28,281)	(1,583,861)

Units Outstanding at December 31, 2015	10,413,407	3,497,030	4,759,785	3,676,911	1,215,466	14,720,866	1,571,657	6,049,919	179,864	4,197,358

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/Capital Guardian Global Balanced Fund - A	JNL/Capital Guardian Global Diversified Research Fund - A	JNL/Causeway International Value Select Fund - A	JNL/DFA U.S. Core Equity Fund - A	JNL/DoubleLine Shiller Enhanced CAPE Fund - A (a)	JNL/Eastspring Investments Asia ex-Japan Fund - A	JNL/Eastspring Investments China-India Fund - A	JNL/Franklin Templeton Founding Strategy Fund - A	JNL/Franklin Templeton Global Growth Fund - A	JNL/Franklin Templeton Global Multisector Bond Fund - A
Operations
Net investment income (loss)	$(185,412)	$(99,844)	$634,246	$(195,975)	$(501)	$69,370	$(224,257)	$19,735	$244,880	$3,110,225
Net realized gain (loss) on investments	1,786,622	648,609	(262,027)	2,217,692	1,521	173,302	922,015	3,210,247	1,299,425	(376,268)
Net change in unrealized appreciation
(depreciation) on investments	(2,288,147)	(473,118)	(2,406,899)	(3,392,836)	2,875	(2,542,597)	(2,960,943)	(10,253,351)	(3,955,748)	(5,218,644)
Net increase (decrease) in net assets
from operations	(686,937)	75,647	(2,034,680)	(1,371,119)	3,895	(2,299,925)	(2,263,185)	(7,023,369)	(2,411,443)	(2,484,687)

Contract transactions [1]
Purchase payments (Note 4)	1,621,364	1,458,594	4,581,360	6,745,178	86,871	1,321,946	4,303,397	6,951,652	3,441,788	8,803,568
Surrenders and terminations	(1,123,465)	(799,570)	(1,222,423)	(1,180,083)	(540)	(490,539)	(1,332,250)	(6,218,308)	(1,276,973)	(1,538,672)
Transfers between Investment Divisions	(347,984)	960,831	2,104,512	1,968,305	500,061	(122,939)	(3,986,271)	(5,161,259)	(766)	(1,942,856)
Contract owner charges (Note 3)	(225,644)	(168,024)	(384,725)	(367,846)	—	(143,713)	(395,398)	(1,069,863)	(362,448)	(346,305)
Net increase (decrease) in net assets from
contract transactions	(75,729)	1,451,831	5,078,724	7,165,554	586,392	564,755	(1,410,522)	(5,497,778)	1,801,601	4,975,735

Net increase (decrease) in net assets	(762,666)	1,527,478	3,044,044	5,794,435	590,287	(1,735,170)	(3,673,707)	(12,521,147)	(609,842)	2,491,048

Net assets beginning of period	22,277,215	14,412,981	31,173,597	32,781,305	—	12,499,623	32,123,973	97,522,634	29,404,752	40,308,967

Net assets end of period	$21,514,549	$15,940,459	$34,217,641	$38,575,740	$590,287	$10,764,453	$28,450,266	$85,001,487	$28,794,910	$42,800,015

[1] Contract unit transactions
Units Outstanding at December 31, 2014	1,635,697	448,339	2,322,411	1,257,855	—	1,467,921	4,120,006	8,199,052	2,724,106	3,448,182

Units Issued	315,851	117,932	764,188	524,495	57,924	440,766	1,521,322	1,083,603	692,606	1,326,799
Units Redeemed	(327,986)	(81,344)	(407,381)	(259,774)	(4,071)	(370,067)	(1,754,552)	(1,556,482)	(523,123)	(904,238)

Units Outstanding at December 31, 2015	1,623,562	484,927	2,679,218	1,522,576	53,853	1,538,620	3,886,776	7,726,173	2,893,589	3,870,743
(a) Commencement of operations September 28, 2015.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/Franklin Templeton Income Fund - A	JNL/Franklin Templeton International Small Cap Growth Fund - A	JNL/Franklin Templeton Mutual Shares Fund - A	JNL/Goldman Sachs Core Plus Bond Fund - A	JNL/Goldman Sachs Emerging Markets Debt Fund - A	JNL/Goldman Sachs Mid Cap Value Fund - A	JNL/Goldman Sachs U.S. Equity Flex Fund - A	JNL/Harris Oakmark Global Equity Fund - A (a)	JNL/Invesco Global Real Estate Fund - A	JNL/Invesco International Growth Fund - A
Operations
Net investment income (loss)	$4,095,272	$(171,994)	$842,944	$276,268	$(164,606)	$(610,400)	$(562,556)	$(3,153)	$993,817	$202,074
Net realized gain (loss) on investments	470,789	2,177,423	3,547,610	(401,724)	(1,035,626)	5,648,536	3,671,102	(759)	5,329,815	690,527
Net change in unrealized appreciation
(depreciation) on investments	(18,288,864)	(1,682,709)	(7,183,695)	(624,351)	(422,412)	(12,190,143)	(4,337,251)	(27,593)	(8,531,652)	(2,950,431)
Net increase (decrease) in net assets
from operations	(13,722,803)	322,720	(2,793,141)	(749,807)	(1,622,644)	(7,152,007)	(1,228,705)	(31,505)	(2,208,020)	(2,057,830)

Contract transactions [1]
Purchase payments (Note 4)	21,325,649	5,271,828	4,202,094	7,280,512	431,004	8,697,594	7,682,919	655,952	14,031,518	9,573,960
Surrenders and terminations	(10,392,374)	(842,616)	(2,566,900)	(3,740,785)	(889,225)	(2,527,148)	(1,257,213)	(998)	(2,799,880)	(1,752,525)
Transfers between Investment Divisions	(7,008,114)	2,750,888	(361,785)	(999,338)	(832,731)	2,982,982	1,836,556	259,857	797,957	605,082
Contract owner charges (Note 3)	(1,628,669)	(305,898)	(542,888)	(608,078)	(118,832)	(751,008)	(419,135)	(2)	(746,493)	(485,788)
Net increase (decrease) in net assets from
contract transactions	2,296,492	6,874,202	730,521	1,932,311	(1,409,784)	8,402,420	7,843,127	914,809	11,283,102	7,940,729

Net increase (decrease) in net assets	(11,426,311)	7,196,922	(2,062,620)	1,182,504	(3,032,428)	1,250,413	6,614,422	883,304	9,075,082	5,882,899

Net assets beginning of period	153,052,676	24,693,390	45,492,445	59,549,178	12,849,539	64,649,857	31,022,589	—	63,127,661	43,849,135

Net assets end of period	$141,626,365	$31,890,312	$43,429,825	$60,731,682	$9,817,111	$65,900,270	$37,637,011	$883,304	$72,202,743	$49,732,034

[1] Contract unit transactions
Units Outstanding at December 31, 2014	10,957,600	2,518,787	3,766,021	2,381,732	1,017,179	3,178,342	2,352,288	—	3,798,781	2,212,763

Units Issued	2,643,472	1,225,363	724,694	973,484	195,229	1,185,591	1,438,081	106,732	1,872,282	943,985
Units Redeemed	(2,508,557)	(568,396)	(664,251)	(898,973)	(315,985)	(756,227)	(854,110)	(6,372)	(1,227,110)	(582,796)

Units Outstanding at December 31, 2015	11,092,515	3,175,754	3,826,464	2,456,243	896,423	3,607,706	2,936,259	100,360	4,443,953	2,573,952
(a) Commencement of operations April 27, 2015.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/Invesco Large Cap Growth Fund - A	JNL/Invesco Mid Cap Value Fund - A	JNL/Invesco Small Cap Growth Fund - A	JNL/Ivy Asset Strategy Fund - A	JNL/JPMorgan MidCap Growth Fund - A	JNL/JPMorgan U.S. Government & Quality Bond Fund - A	JNL/Lazard Emerging Markets Fund - A	JNL/MC 10 x 10 Fund - A	JNL/MC Bond Index Fund - A	JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A (a)
Operations
Net investment income (loss)	$(686,775)	$(324,451)	$(997,358)	$(974,073)	$(931,738)	$348,346	$487,167	$189,648	$252,616	$(34,555)
Net realized gain (loss) on investments	5,358,914	1,664,214	5,766,593	5,576,669	9,676,690	(114,552)	(589,879)	2,626,934	33,302	(830,653)
Net change in unrealized appreciation
(depreciation) on investments	(3,218,166)	(4,249,768)	(8,100,735)	(16,748,640)	(9,162,907)	(803,553)	(6,374,630)	(4,283,966)	(1,087,851)	399,848
Net increase (decrease) in net assets
from operations	1,453,973	(2,910,005)	(3,331,500)	(12,146,044)	(417,955)	(569,759)	(6,477,342)	(1,467,384)	(801,933)	(465,360)

Contract transactions [1]
Purchase payments (Note 4)	6,311,167	3,733,875	16,374,347	9,141,523	15,191,017	7,938,980	869,359	2,246,433	9,768,068	1,309,071
Surrenders and terminations	(1,836,707)	(1,181,886)	(2,571,118)	(4,939,542)	(3,266,524)	(3,677,591)	(2,167,732)	(2,662,332)	(2,444,537)	(63,344)
Transfers between Investment Divisions	3,013,046	(294,204)	14,203,641	(17,861,520)	12,024,425	6,582,437	634,931	(1,253,958)	1,573,912	(5,292,365)
Contract owner charges (Note 3)	(462,469)	(266,181)	(679,657)	(1,337,458)	(579,701)	(436,433)	(322,885)	(472,461)	(402,823)	(42,501)
Net increase (decrease) in net assets from
contract transactions	7,025,037	1,991,604	27,327,213	(14,996,997)	23,369,217	10,407,393	(986,327)	(2,142,318)	8,494,620	(4,089,139)

Net increase (decrease) in net assets	8,479,010	(918,401)	23,995,713	(27,143,041)	22,951,262	9,837,634	(7,463,669)	(3,609,702)	7,692,687	(4,554,499)

Net assets beginning of period	41,507,939	25,894,177	53,056,311	125,832,581	50,237,695	38,737,124	33,153,871	43,036,133	40,786,701	4,554,499

Net assets end of period	$49,986,949	$24,975,776	$77,052,024	$98,689,540	$73,188,957	48,574,758	$25,690,202	$39,426,431	$48,479,388	$—

[1] Contract unit transactions
Units Outstanding at December 31, 2014	2,252,804	965,725	2,095,064	9,277,064	1,311,485	1,926,405	2,645,587	3,363,371	2,888,374	312,511

Units Issued	749,477	243,555	1,426,426	1,262,279	909,089	1,232,751	404,914	426,459	1,418,870	137,284
Units Redeemed	(378,192)	(171,704)	(390,484)	(2,411,477)	(370,313)	(734,767)	(501,697)	(590,428)	(829,732)	(449,795)

Units Outstanding at December 31, 2015	2,624,089	1,037,576	3,131,006	8,127,866	1,850,261	2,424,389	2,548,804	3,199,402	3,477,512	—

(a) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/MC Emerging Markets Index Fund - A	JNL/MC European 30 Fund - A	JNL/MC Global Alpha Fund - A (a)	JNL/MC Index 5 Fund - A	JNL/MC International Index Fund - A	JNL/MC Pacific Rim 30 Fund - A	JNL/MC S&P 400 MidCap Index Fund - A	JNL/MC S&P 500 Index Fund - A	JNL/MC Small Cap Index Fund - A	JNL/MC Utilities Sector Fund - A
Operations
Net investment income (loss)	$63,372	$132,200	$(12,706)	$166,295	$594,514	$122,274	$(542,258)	$42,921	$(708,965)	$8,466
Net realized gain (loss) on investments	(805,744)	204,376	(130,292)	4,561,294	146,482	541,237	10,474,260	15,680,393	11,936,807	72,632
Net change in unrealized appreciation
(depreciation) on investments	(4,857,938)	(2,301,161)	400,438	(7,115,106)	(3,441,548)	(796,280)	(14,686,799)	(17,356,941)	(16,701,569)	(305,764)
Net increase (decrease) in net assets
from operations	(5,600,310)	(1,964,585)	257,440	(2,387,517)	(2,700,552)	(132,769)	(4,754,797)	(1,633,627)	(5,473,727)	(224,666)

Contract transactions [1]
Purchase payments (Note 4)	7,221,805	10,060,486	57,188	7,616,576	15,359,984	3,176,400	23,269,809	58,104,175	17,804,744	1,095,542
Surrenders and terminations	(626,203)	(677,342)	(14,545)	(3,038,441)	(3,723,656)	(543,411)	(4,227,741)	(11,962,614)	(4,123,705)	(109,337)
Transfers between Investment Divisions	2,167,766	10,672,140	(3,323,662)	610,202	3,508,792	5,823,379	7,751,167	5,146,587	6,155,443	(870,260)
Contract owner charges (Note 3)	(360,689)	(260,062)	(5,003)	(806,174)	(677,916)	(147,575)	(1,017,756)	(2,955,255)	(789,614)	(899)
Net increase (decrease) in net assets from
contract transactions	8,402,679	19,795,222	(3,286,022)	4,382,163	14,467,204	8,308,793	25,775,479	48,332,893	19,046,868	115,046

Net increase (decrease) in net assets	2,802,369	17,830,637	(3,028,582)	1,994,646	11,766,652	8,176,024	21,020,682	46,699,266	13,573,141	(109,620)

Net assets beginning of period	27,609,808	13,852,122	3,028,582	69,790,560	61,638,103	8,810,940	91,314,622	259,697,442	74,714,387	3,140,604

Net assets end of period	$30,412,177	$31,682,759	$—	$71,785,206	$73,404,755	$16,986,964	$112,335,304	$306,396,708	$88,287,528	$3,030,984

[1] Contract unit transactions
Units Outstanding at December 31, 2014	2,947,475	963,095	314,858	5,342,150	3,631,130	562,137	3,482,334	14,603,665	3,286,182	263,832

Units Issued	1,773,434	1,927,445	18,227	1,157,514	1,997,846	848,789	1,833,941	6,329,703	1,528,426	176,680
Units Redeemed	(831,750)	(611,434)	(333,085)	(845,720)	(1,206,802)	(364,752)	(862,625)	(3,629,379)	(702,170)	(168,459)

Units Outstanding at December 31, 2015	3,889,159	2,279,106	—	5,653,944	4,422,174	1,046,174	4,453,650	17,303,989	4,112,438	272,053
(a) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/MMRS Conservative Fund - A	JNL/MMRS Growth Fund - A	JNL/MMRS Moderate Fund - A	JNL/Morgan Stanley Mid Cap Growth Fund - A	JNL/Neuberger Berman Strategic Income Fund - A	JNL/Oppenheimer Emerging Markets Innovator Fund - A (a)	JNL/Oppenheimer Global Growth Fund - A	JNL/PIMCO Real Return Fund - A	JNL/PIMCO Total Return Bond Fund - A	JNL/PPM America Floating Rate Income Fund - A
Operations
Net investment income (loss)	$(156,308)	$(6,616)	$(63,637)	$(146,222)	$(69,029)	$(1,142)	$(461,638)	$1,751,307	$3,193,711	$1,881,330
Net realized gain (loss) on investments	(121,083)	(5,602)	(127,931)	498,643	602,325	(13,452)	3,905,256	(2,751,704)	3,742,892	(414,418)
Net change in unrealized appreciation
(depreciation) on investments	(1,052,058)	(62,785)	(492,997)	(1,085,957)	(1,625,639)	(9,254)	(2,965,792)	(2,707,121)	(9,581,852)	(3,680,783)
Net increase (decrease) in net assets
from operations	(1,329,449)	(75,003)	(684,565)	(733,536)	(1,092,343)	(23,848)	477,826	(3,707,518)	(2,645,249)	(2,213,871)

Contract transactions [1]
Purchase payments (Note 4)	3,596,588	1,160,064	5,496,635	2,098,337	7,175,131	331,515	10,594,996	7,585,706	23,573,555	13,926,156
Surrenders and terminations	(910,252)	(10,916)	(372,344)	(203,371)	(1,362,116)	(208)	(3,449,804)	(4,411,986)	(16,051,251)	(6,788,009)
Transfers between Investment Divisions	16,005,122	(10,676)	2,686,479	2,661,189	(1,893,241)	35,810	20,168,793	(5,272,465)	(11,983,620)	(6,245,050)
Contract owner charges (Note 3)	(5,859)	(45)	(2,365)	(110,466)	(332,131)	(25)	(795,447)	(880,189)	(2,572,208)	(621,792)
Net increase (decrease) in net assets from
contract transactions	18,685,599	1,138,427	7,808,405	4,445,689	3,587,643	367,092	26,518,538	(2,978,934)	(7,033,524)	271,305

Net increase (decrease) in net assets	17,356,150	1,063,424	7,123,840	3,712,153	2,495,300	343,244	26,996,364	(6,686,452)	(9,678,773)	(1,942,566)

Net assets beginning of period	1,847,860	167,558	680,353	7,083,749	30,886,409	—	56,344,989	82,536,875	234,444,480	78,107,012

Net assets end of period	$19,204,010	$1,230,982	7,804,193	$10,795,902	$33,381,709	$343,244	$83,341,353	$75,850,423	$224,765,707	$76,164,446

[1] Contract unit transactions
Units Outstanding at December 31, 2014	177,553	16,167	65,500	561,572	2,913,725	—	3,057,323	6,085,762	12,021,745	7,273,814

Units Issued	2,096,498	138,935	1,155,395	513,500	1,564,381	57,384	2,029,831	1,162,851	2,189,238	3,026,868
Units Redeemed	(366,850)	(27,890)	(424,835)	(165,943)	(1,240,904)	(16,669)	(671,826)	(1,396,095)	(2,596,515)	(3,010,539)

Units Outstanding at December 31, 2015	1,907,201	127,212	796,060	909,129	3,237,202	40,715	4,415,328	5,852,518	11,614,468	7,290,143

(a) Commencement of operations April 27, 2015.
See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/PPM America High Yield Bond Fund - A	JNL/PPM America Mid Cap Value Fund - A	JNL/PPM America Small Cap Value Fund - A	JNL/PPM America Value Equity Fund - A	JNL/Red Rocks Listed Private Equity Fund - A	JNL/S&P 4 Fund - A	JNL/S&P Competitive Advantage Fund - A	JNL/S&P Dividend Income & Growth Fund - A	JNL/S&P International 5 Fund - A	JNL/S&P Intrinsic Value Fund - A
Operations
Net investment income (loss)	$4,418,337	$(130,212)	$(159,028)	$(141,528)	$1,193,967	$14,243,265	$(386,793)	$1,729,668	$863	$(288,683)
Net realized gain (loss) on investments	(3,269,785)	2,792,208	1,654,231	495,216	1,512,871	22,444,432	7,375,418	14,272,834	(6,180)	7,796,113
Net change in unrealized appreciation
(depreciation) on investments	(9,948,750)	(4,520,066)	(3,570,629)	(1,292,095)	(3,182,136)	(61,301,159)	(7,724,310)	(17,627,664)	(125,176)	(18,541,796)
Net increase (decrease) in net assets
from operations	(8,800,198)	(1,858,070)	(2,075,426)	(938,407)	(475,298)	(24,613,462)	(735,685)	(1,625,162)	(130,493)	(11,034,366)

Contract transactions [1]
Purchase payments (Note 4)	15,231,802	3,097,132	4,254,437	1,192,667	3,186,572	94,130,828	11,046,361	19,314,204	1,060,996	15,645,685
Surrenders and terminations	(6,152,249)	(859,787)	(453,750)	(404,164)	(951,618)	(12,290,658)	(2,156,523)	(7,820,016)	(8,950)	(1,639,019)
Transfers between Investment Divisions	(17,159,508)	972,919	13,454,102	(946,358)	(1,029,966)	41,879,469	12,760,775	(1,541,508)	674,738	(2,406,715)
Contract owner charges (Note 3)	(953,107)	(203,509)	(246,950)	(88,647)	(172,862)	(3,742,775)	(588,920)	(2,163,282)	(74)	(675,573)
Net increase (decrease) in net assets from
contract transactions	(9,033,062)	3,006,755	17,007,839	(246,502)	1,032,126	119,976,864	21,061,693	7,789,398	1,726,710	10,924,378

Net increase (decrease) in net assets	(17,833,260)	1,148,685	14,932,413	(1,184,909)	556,828	95,363,402	20,326,008	6,164,236	1,596,217	(109,988)

Net assets beginning of period	106,798,237	17,364,948	12,126,485	9,690,370	24,825,692	314,114,563	43,252,532	182,015,233	141,774	59,875,272

Net assets end of period	$88,964,977	$18,513,633	$27,058,898	$8,505,461	$25,382,520	$409,477,965	$63,578,540	$188,179,469	$1,737,991	$59,765,284

[1] Contract unit transactions
Units Outstanding at December 31, 2014	5,575,769	1,046,259	775,362	374,172	1,679,930	15,734,311	2,092,340	10,200,006	15,031	2,719,551

Units Issued	1,769,586	493,826	1,265,488	97,818	402,344	9,412,161	2,033,156	2,823,220	210,477	1,799,187
Units Redeemed	(2,316,503)	(310,276)	(215,634)	(108,940)	(338,898)	(3,236,363)	(1,053,601)	(2,406,644)	(35,189)	(1,330,014)

Units Outstanding at December 31, 2015	5,028,852	1,229,809	1,825,216	363,050	1,743,376	21,910,109	3,071,895	10,616,582	190,319	3,188,724

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/S&P Managed Aggressive Growth Fund - A	JNL/S&P Managed Conservative Fund - A	JNL/S&P Managed Growth Fund - A	JNL/S&P Managed Moderate Fund - A	JNL/S&P Managed Moderate Growth Fund - A	JNL/S&P Mid 3 Fund - A	JNL/S&P Total Yield Fund - A	JNL/Scout Unconstrained Bond Fund - A	JNL/T. Rowe Price Established Growth Fund - A	JNL/T. Rowe Price Mid-Cap Growth Fund - A
Operations
Net investment income (loss)	$(2,215,047)	$(2,270,725)	$(5,425,513)	$(4,473,414)	$(6,989,908)	$(94,398)	$(61,690)	$(27,989)	$(3,127,828)	$(2,873,733)
Net realized gain (loss) on investments	3,306,843	1,920,158	10,699,516	5,326,520	10,409,508	125,296	3,513,503	(10,603)	23,739,022	23,169,903
Net change in unrealized appreciation
(depreciation) on investments	(3,724,607)	(4,116,823)	(11,449,843)	(8,475,227)	(13,755,967)	(1,288,075)	(6,758,450)	(16,747)	(4,867,297)	(12,646,178)
Net increase (decrease) in net assets
from operations	(2,632,811)	(4,467,390)	(6,175,840)	(7,622,121)	(10,336,367)	(1,257,177)	(3,306,637)	(55,339)	15,743,897	7,649,992

Contract transactions [1]
Purchase payments (Note 4)	19,856,095	15,675,234	39,538,384	26,937,856	46,253,223	4,890,566	6,274,428	2,217,587	38,861,743	25,657,823
Surrenders and terminations	(10,191,240)	(12,726,558)	(21,590,040)	(21,279,986)	(27,500,060)	(133,251)	(1,467,425)	(174,403)	(9,230,233)	(9,047,556)
Transfers between Investment Divisions	(5,828,532)	(765,996)	(7,672,149)	(5,403,874)	(14,097,351)	4,225,938	(3,825,893)	(20,790)	47,994,655	14,871,615
Contract owner charges (Note 3)	(1,506,483)	(1,644,590)	(3,946,414)	(3,401,150)	(5,177,194)	(71,937)	(366,398)	(1,111)	(2,060,620)	(2,013,929)
Net increase (decrease) in net assets from
contract transactions	2,329,840	538,090	6,329,781	(3,147,154)	(521,382)	8,911,316	614,712	2,021,283	75,565,545	29,467,953

Net increase (decrease) in net assets	(302,971)	(3,929,300)	153,941	(10,769,275)	(10,857,749)	7,654,139	(2,691,925)	1,965,944	91,309,442	37,117,945

Net assets beginning of period	135,814,856	146,025,915	339,783,231	291,635,804	454,436,123	3,467,959	33,313,339	1,766,871	168,167,007	162,597,725

Net assets end of period	$135,511,885	$142,096,615	$339,937,172	$280,866,529	$443,578,374	$11,122,098	$30,621,414	$3,732,815	$259,476,449	$199,715,670

[1] Contract unit transactions
Units Outstanding at December 31, 2014	6,773,967	10,832,646	16,780,767	19,457,276	23,808,145	306,657	1,800,204	184,982	3,515,558	2,134,282

Units Issued	1,629,696	2,464,562	3,280,645	3,035,750	3,794,374	1,086,213	877,330	315,517	2,094,816	784,678
Units Redeemed	(1,521,790)	(2,421,779)	(2,982,343)	(3,262,784)	(3,865,059)	(276,043)	(861,973)	(103,627)	(703,666)	(434,163)

Units Outstanding at December 31, 2015	6,881,873	10,875,429	17,079,069	19,230,242	23,737,460	1,116,827	1,815,561	396,872	4,906,708	2,484,797

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/T. Rowe Price Short-Term Bond Fund - A	JNL/T. Rowe Price Value Fund - A	JNL/Westchester Capital Event Driven Fund - A (a)	JNL/WMC Balanced Fund - A	JNL/WMC Money Market Fund - A	JNL/WMC Value Fund - A	JNL/MC 25 Fund - A (b)	JNL/MC Communications Sector Fund - A	JNL/MC Consumer Brands Sector Fund - A	JNL/MC Financial Sector Fund - A
Operations
Net investment income (loss)	$(231,616)	$(744,690)	$(142)	$(700,396)	$(968,419)	$(32,554)	$690,437	$244,282	$(394,484)	$(141,142)
Net realized gain (loss) on investments	(144,580)	11,218,694	(38)	15,485,679	286	6,068,585	(1,083,764)	593,095	5,101,543	4,150,299
Net change in unrealized appreciation
(depreciation) on investments	(287,038)	(13,910,085)	(1,101)	(20,672,311)	—	(8,135,839)	(2,554,284)	(699,412)	(3,774,342)	(5,450,290)
Net increase (decrease) in net assets
from operations	(663,234)	(3,436,081)	(1,281)	(5,887,028)	(968,133)	(2,099,808)	(2,947,611)	137,965	932,717	(1,441,133)

Contract transactions [1]
Purchase payments (Note 4)	14,635,074	16,706,518	36,912	50,511,134	71,030,701	4,285,933	2,241,803	376,421	11,958,999	10,841,853
Surrenders and terminations	(3,479,171)	(5,009,726)	—	(12,380,704)	(8,303,002)	(2,000,515)	(2,139,712)	(436,065)	(1,540,103)	(2,103,857)
Transfers between Investment Divisions	824,794	(2,274,554)	(2,133)	(15,057,547)	(58,092,261)	501,616	(38,186,479)	(1,006,141)	18,992,390	5,500,855
Contract owner charges (Note 3)	(496,721)	(939,681)	—	(2,435,702)	(543,505)	(462,516)	(300,920)	(124,957)	(409,428)	(508,397)
Net increase (decrease) in net assets from
contract transactions	11,483,976	8,482,557	34,779	20,637,181	4,091,933	2,324,518	(38,385,308)	(1,190,742)	29,001,858	13,730,454

Net increase (decrease) in net assets	10,820,742	5,046,476	33,498	14,750,153	3,123,800	224,710	(41,332,919)	(1,052,777)	29,934,575	12,289,321

Net assets beginning of period	47,459,434	98,722,040	—	214,172,741	67,667,243	44,081,327	41,332,919	12,292,820	30,112,362	39,790,243

Net assets end of period	$58,280,176	$103,768,516	$33,498	$228,922,894	$70,791,043	$44,306,037	$—	$11,240,043	$60,046,937	$52,079,564

[1] Contract unit transactions
Units Outstanding at December 31, 2014	4,599,060	4,005,270	—	5,422,463	5,497,382	1,429,471	1,765,602	1,608,044	1,375,093	3,360,811

Units Issued	2,726,650	1,192,792	3,805	2,143,354	9,993,009	330,062	239,327	138,216	1,702,742	2,394,745
Units Redeemed	(1,625,342)	(844,139)	(250)	(1,661,868)	(9,602,129)	(254,303)	(2,004,929)	(299,663)	(455,938)	(1,253,685)

Units Outstanding at December 31, 2015	5,700,368	4,353,923	3,555	5,903,949	5,888,262	1,505,230	—	1,446,597	2,621,897	4,501,871

(a) Commencement of operations April 27, 2015.
(b) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2015

	JNL/MC Healthcare Sector Fund - A	JNL/MC JNL 5 Fund - A	JNL/MC JNL Optimized 5 Fund - A (b)	JNL/MC Nasdaq 25 Fund - A	JNL/MC Oil & Gas Sector Fund - A	JNL/MC S&P 24 Fund - A	JNL/MC S&P SMid 60 Fund - A	JNL/MC Technology Sector Fund - A	JNL/MC Value Line 30 Fund - A (b)	JNL/PPM America Total Return Fund - A (a)
Operations
Net investment income (loss)	$(1,990,864)	$2,648,698	$(175,100)	$(463,468)	$80,594	$18,566	$197,568	$(858,200)	$(147,257)	$81,106
Net realized gain (loss) on investments	15,478,236	10,297,765	8,746,432	7,900,167	(678,457)	10,198,929	5,859,967	10,598,779	2,854,716	(57,470)
Net change in unrealized appreciation
(depreciation) on investments	(9,616,941)	(25,734,763)	(7,327,861)	(7,320,852)	(21,264,453)	(13,570,570)	(7,309,524)	(7,478,686)	(2,804,046)	(95,626)
Net increase (decrease) in net assets
from operations	3,870,431	(12,788,300)	1,243,471	115,847	(21,862,316)	(3,353,075)	(1,251,989)	2,261,893	(96,587)	(71,990)

Contract transactions [1]
Purchase payments (Note 4)	50,315,637	8,354,495	569,376	12,588,847	15,526,451	1,504,365	2,511,243	21,582,598	613,531	2,320,546
Surrenders and terminations	(7,404,136)	(22,824,741)	(993,702)	(2,440,817)	(2,970,192)	(1,468,861)	(936,277)	(3,719,615)	(886,042)	(21,025)
Transfers between Investment Divisions	33,375,485	18,116,147	(36,089,027)	(4,049,125)	12,245,918	27,940,204	(3,116,605)	13,592,020	(35,250,040)	2,508,745
Contract owner charges (Note 3)	(1,896,668)	(2,106,422)	(114,829)	(465,328)	(906,776)	(226,970)	(193,235)	(951,977)	(84,105)	(19,040)
Net increase (decrease) in net assets from
contract transactions	74,390,318	1,539,479	(36,628,182)	5,633,577	23,895,401	27,748,738	(1,734,874)	30,503,026	(35,606,656)	4,789,226

Net increase (decrease) in net assets	78,260,749	(11,248,821)	(35,384,711)	5,749,424	2,033,085	24,395,663	(2,986,863)	32,764,919	(35,703,243)	4,717,236

Net assets beginning of period	132,507,389	250,440,895	35,384,711	44,616,272	71,624,130	5,162,750	18,732,411	72,883,315	35,703,243	—

Net assets end of period	$210,768,138	$239,192,074	$—	$50,365,696	$73,657,215	$29,558,413	$15,745,548	$105,648,234	$—	$4,717,236

[1] Contract unit transactions
Units Outstanding at December 31, 2014	5,236,221	14,279,030	2,688,507	2,079,983	2,011,900	330,574	1,167,734	6,680,648	2,479,494	—

Units Issued	4,634,330	3,353,907	343,150	1,231,751	1,322,493	2,222,868	283,408	5,101,205	96,202	439,529
Units Redeemed	(1,977,587)	(3,360,796)	(3,031,657)	(978,862)	(608,033)	(455,085)	(408,927)	(2,399,799)	(2,575,696)	(133,457)

Units Outstanding at December 31, 2015	7,892,964	14,272,141	—	2,332,872	2,726,360	2,098,357	1,042,215	9,382,054	—	306,072

(a) The Fund was made available to the separate account effective April 27, 2015.
(b) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	CG - Alt 100 Conservative Fund	CG - Alt 100 Growth Fund	CG - Alt 100 Moderate Fund	CG - Conservative Fund	CG - Equity 100 Fund	CG - Equity Income Fund	CG - Fixed Income 100 Fund	CG - Growth Fund	CG - Institutional Alt 65 Fund	CG - Interest Rate Opportunities Fund
Operations
Net investment income (loss)	$(6,297)	$(8,083)	$7,408	$(8,868)	$(11,245)	$207,694	$19,197	$(36,204)	$(11,994)	$17,109
Net realized gain (loss) on investments	2,611	11,620	361,062	57,756	218,796	209,673	1,217	68,438	177,852	21,281
Net change in unrealized appreciation
(depreciation) on investments	7,523	(44,178)	(260,605)	21,880	(81,071)	(65,368)	(50,882)	111,720	(98,287)	(60,243)
Net increase (decrease) in net assets
from operations	3,837	(40,641)	107,865	70,768	126,480	351,999	(30,468)	143,954	67,571	(21,853)

Contract transactions [1]
Purchase payments (Note 4)	1,434,581	2,336,991	5,397,783	4,339,366	2,756,038	2,881,673	2,762,787	5,589,330	1,509,165	1,863,747
Surrenders and terminations	(67,254)	(95,491)	(714,543)	(247,422)	(42,071)	(122,969)	(46,941)	(148,017)	(143,479)	(136,040)
Transfers between Investment Divisions	107,233	222,473	(545,126)	625,301	11,172	1,345,079	(7,835)	1,472,833	(664,334)	(430,235)
Contract owner charges (Note 3)	(619)	(672)	(6,819)	(1,075)	(642)	(544)	(464)	(4,176)	(5,385)	(2,809)
Net increase (decrease) in net assets from
contract transactions	1,473,941	2,463,301	4,131,295	4,716,170	2,724,497	4,103,239	2,707,547	6,909,970	695,967	1,294,663

Net increase (decrease) in net assets	1,477,778	2,422,660	4,239,160	4,786,938	2,850,977	4,455,238	2,677,079	7,053,924	763,538	1,272,810

Net assets beginning of period	660,184	1,440,999	15,146,945	2,981,171	2,258,699	3,575,324	1,250,729	3,163,085	5,097,678	2,397,128

Net assets end of period	$2,137,962	$3,863,659	$19,386,105	$7,768,109	$5,109,676	$8,030,562	$3,927,808	$10,217,009	$5,861,216	$3,669,938

[1] Contract unit transactions
Units Outstanding at December 31, 2013	66,494	142,548	1,454,871	284,338	174,547	297,773	129,012	291,138	458,689	245,421

Units Issued	163,641	264,159	577,082	538,227	225,522	363,369	289,544	662,258	154,405	221,758
Units Redeemed	(15,519)	(28,843)	(192,005)	(100,475)	(19,804)	(39,167)	(17,921)	(41,349)	(93,567)	(91,313)

Units Outstanding at December 31, 2014	214,616	377,864	1,839,948	722,090	380,265	621,975	400,635	912,047	519,527	375,866

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	CG - International Conservative Fund	CG - International Growth Fund	CG - International Moderate Fund	CG - Maximum Growth Fund	CG - Moderate Fund	CG - Moderate Growth Fund	CG - Multi-Strategy Income Fund	CG - Real Assets Fund	CG - Tactical Maximum Growth Fund	CG - Tactical Moderate Growth Fund
Operations
Net investment income (loss)	$(334)	$(685)	$(1,259)	$(19,462)	$(21,582)	$(66,574)	$6,136	$(246)	$(28,769)	$(13,641)
Net realized gain (loss) on investments	808	(3,341)	2,121	281,460	511,093	668,677	11,249	341	325,937	624,433
Net change in unrealized appreciation
(depreciation) on investments	(11,410)	(17,399)	(37,421)	(128,001)	(242,248)	(95,118)	(15,460)	(22,750)	(138,058)	(286,139)
Net increase (decrease) in net assets
from operations	(10,936)	(21,425)	(36,559)	133,997	247,263	506,985	1,925	(22,655)	159,110	324,653

Contract transactions [1]
Purchase payments (Note 4)	154,485	243,921	431,637	1,870,872	12,938,786	15,178,195	805,133	161,205	1,655,619	4,473,420
Surrenders and terminations	(4,809)	(5,368)	(8,114)	(214,596)	(593,622)	(596,754)	(131,567)	(22,846)	(116,985)	(332,262)
Transfers between Investment Divisions	32,824	(51,936)	(82,505)	(106,716)	1,538,605	(818,746)	262,158	(30,028)	(219,277)	626,244
Contract owner charges (Note 3)	(13)	(31)	(154)	(2,993)	(11,256)	(11,995)	(203)	(84)	(1,296)	(3,499)
Net increase (decrease) in net assets from
contract transactions	182,487	186,586	340,864	1,546,567	13,872,513	13,750,700	935,521	108,247	1,318,061	4,763,903

Net increase (decrease) in net assets	171,551	165,161	304,305	1,680,564	14,119,776	14,257,685	937,446	85,592	1,477,171	5,088,556

Net assets beginning of period	92,131	182,224	431,225	4,286,608	9,543,455	13,171,553	1,125,441	284,025	4,984,828	8,301,846

Net assets end of period	$263,682	$347,385	$735,530	$5,967,172	$23,663,231	$27,429,238	$2,062,887	$369,617	$6,461,999	$13,390,402

[1] Contract unit transactions
Units Outstanding at December 31, 2013	9,461	18,006	43,401	354,512	824,639	1,142,159	116,533	28,896	429,374	728,078

Units Issued	19,002	25,152	57,454	178,026	1,276,163	1,420,570	133,476	18,058	183,300	487,326
Units Redeemed	(509)	(7,315)	(23,559)	(54,577)	(108,889)	(255,227)	(38,145)	(8,289)	(71,001)	(79,068)

Units Outstanding at December 31, 2014	27,954	35,843	77,296	477,961	1,991,913	2,307,502	211,864	38,665	541,673	1,136,336

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	Curian Dynamic Risk Advantage - Diversified Fund	Curian Dynamic Risk Advantage - Growth Fund	Curian Dynamic Risk Advantage - Income Fund	Curian Focused International Equity Fund	Curian Focused U.S. Equity Fund	Curian Long Short Credit Fund	Curian Tactical Advantage 35 Fund	Curian Tactical Advantage 60 Fund	Curian Tactical Advantage 75 Fund	Curian/Aberdeen Latin America Fund
Operations
Net investment income (loss)	$(99,351)	$(27,542)	$63,077	$(1,706)	$(4,233)	$4,969	$(14,212)	$(23,755)	$(13,390)	$902
Net realized gain (loss) on investments	71,101	4,775	130,619	(68)	3,247	5,272	219,315	382,630	340,713	(4,335)
Net change in unrealized appreciation
(depreciation) on investments	387,976	(123,758)	304,874	(7,153)	4,334	(29,742)	(57,428)	(23,574)	(140,415)	(29,035)
Net increase (decrease) in net assets
from operations	359,726	(146,525)	498,570	(8,927)	3,348	(19,501)	147,675	335,301	186,908	(32,468)

Contract transactions [1]
Purchase payments (Note 4)	2,566,717	1,051,123	1,168,896	281,001	484,268	375,018	1,770,859	2,700,475	3,020,289	88,069
Surrenders and terminations	(856,508)	(103,317)	(555,993)	(10,244)	(22,907)	(16,089)	(502,584)	(266,290)	(78,187)	(2,133)
Transfers between Investment Divisions	(1,209,990)	242,236	(1,404,923)	201,204	23,962	(120,635)	(787,472)	62,817	(708,952)	47,660
Contract owner charges (Note 3)	(9,897)	(1,120)	(3,003)	(11)	(15)	(56)	(940)	(1,737)	(615)	(11)
Net increase (decrease) in net assets from
contract transactions	490,322	1,188,922	(795,023)	471,950	485,308	238,238	479,863	2,495,265	2,232,535	133,585

Net increase (decrease) in net assets	850,048	1,042,397	(296,453)	463,023	488,656	218,737	627,538	2,830,566	2,419,443	101,117

Net assets beginning of period	8,623,579	2,029,591	7,950,473	22,966	135,133	257,477	4,757,506	7,820,194	4,407,443	55,925

Net assets end of period	$9,473,627	$3,071,988	$7,654,020	$485,989	$623,789	$476,214	$5,385,044	$10,650,760	$6,826,886	$157,042

[1] Contract unit transactions
Units Outstanding at December 31, 2013	853,398	213,219	771,028	2,190	12,361	25,498	436,546	665,515	357,187	6,762

Units Issued	295,155	154,755	145,373	46,760	53,341	47,780	189,210	248,849	253,669	19,162
Units Redeemed	(247,803)	(27,361)	(222,776)	(1,766)	(10,015)	(24,955)	(145,696)	(38,448)	(76,556)	(3,222)

Units Outstanding at December 31, 2014	900,750	340,613	693,625	47,184	55,687	48,323	480,060	875,916	534,300	22,702

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	Curian/American Funds Global Growth Fund	Curian/American Funds Growth Fund	Curian/AQR Risk Parity Fund	Curian/Ashmore Emerging Market Small Cap Equity Fund	Curian/Baring International Fixed Income Fund	Curian/BlackRock Global Long Short Credit Fund	Curian/ CenterSquare International Real Estate Securities Fund	Curian/DFA U.S. Micro Cap Fund	Curian/DoubleLine Total Return Fund	Curian/Eaton Vance Global Macro Absolute Return Advantage Fund
Operations
Net investment income (loss)	$(8,684)	$(39,922)	$(5,878)	$(2,776)	$(3,832)	$(19,632)	$9,050	$(18,903)	$(22,101)	$(6,575)
Net realized gain (loss) on investments	873	104,117	43,073	3,522	2,989	6,591	308	210,347	18,909	525
Net change in unrealized appreciation
(depreciation) on investments	30,567	334,182	(38,653)	(27,035)	(18,748)	(9,595)	(19,960)	(134,449)	156,424	34,592
Net increase (decrease) in net assets
from operations	22,756	398,377	(1,458)	(26,289)	(19,591)	(22,636)	(10,602)	56,995	153,232	28,542

Contract transactions [1]
Purchase payments (Note 4)	1,485,978	3,864,402	836,648	121,761	385,339	1,564,721	313,972	1,234,809	6,587,793	422,084
Surrenders and terminations	(28,904)	(170,516)	(2,892)	(27,598)	(16,251)	(23,474)	(8,234)	(44,144)	(102,053)	(14,296)
Transfers between Investment Divisions	144,004	422,009	162,405	17,684	(80,535)	(88,630)	(8,412)	217,680	1,599,836	199,470
Contract owner charges (Note 3)	(35)	(2,041)	(23)	(30)	(101)	(116)	(47)	(1,188)	(60)	(81)
Net increase (decrease) in net assets from
contract transactions	1,601,043	4,113,854	996,138	111,817	288,452	1,452,501	297,279	1,407,157	8,085,516	607,177

Net increase (decrease) in net assets	1,623,799	4,512,231	994,680	85,528	268,861	1,429,865	286,677	1,464,152	8,238,748	635,719

Net assets beginning of period	290,074	3,384,075	69,770	160,319	145,312	775,217	96,059	1,028,702	463,486	267,959

Net assets end of period	$1,913,873	$7,896,306	$1,064,450	$245,847	$414,173	$2,205,082	$382,736	$2,492,854	$8,702,234	$903,678

[1] Contract unit transactions
Units Outstanding at December 31, 2013	26,457	249,711	6,956	15,533	15,212	77,295	10,361	71,818	46,494	28,344

Units Issued	154,241	352,795	120,766	20,578	60,343	213,537	39,993	130,368	874,090	69,451
Units Redeemed	(7,904)	(57,299)	(28,361)	(9,493)	(30,551)	(71,302)	(8,935)	(29,874)	(91,981)	(5,555)

Units Outstanding at December 31, 2014	172,794	545,207	99,361	26,618	45,004	219,530	41,419	172,312	828,603	92,240

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	Curian/Epoch Global Shareholder Yield Fund	Curian/FAMCO Flex Core Covered Call Fund	Curian/Franklin Templeton Frontier Markets Fund	Curian/Franklin Templeton Natural Resources Fund	Curian/Lazard International Strategic Equity Fund	Curian/Neuberger Berman Currency Fund	Curian/Neuberger Berman Risk Balanced Commodity Strategy Fund(a)	Curian/Nicholas Convertible Arbitrage Fund	Curian/PIMCO Credit Income Fund	Curian/PineBridge Merger Arbitrage Fund
Operations
Net investment income (loss)	$(26,030)	$(70,699)	$21,388	$(17,852)	$(6,213)	$(6,803)	$(358)	$(6,567)	$(17,813)	$(49,051)
Net realized gain (loss) on investments	65,049	72,777	56,297	326,878	1,451	(697)	(205)	104,788	10,010	(6,076)
Net change in unrealized appreciation
(depreciation) on investments	63,200	531,658	(208,653)	(775,022)	(16,850)	21,388	(20,710)	(274,130)	103,975	(19,729)
Net increase (decrease) in net assets
from operations	102,219	533,736	(130,968)	(465,996)	(21,612)	13,888	(21,273)	(175,909)	96,172	(74,856)

Contract transactions [1]
Purchase payments (Note 4)	952,016	3,508,781	404,214	814,248	476,547	240,118	87,162	1,268,568	1,032,736	1,211,917
Surrenders and terminations	(215,147)	(246,781)	(16,285)	(65,720)	(2,251)	(22,075)	(1,516)	(174,686)	(109,380)	(243,656)
Transfers between Investment Divisions	154,274	270,822	105,695	11,016	161,748	(109,201)	61,786	1,753,121	456,303	(458,903)
Contract owner charges (Note 3)	(172)	(1,134)	(62)	(585)	(78)	(249)	(6)	(1,163)	(231)	(1,253)
Net increase (decrease) in net assets from
contract transactions	890,971	3,531,688	493,562	758,959	635,966	108,593	147,426	2,845,840	1,379,428	508,105

Net increase (decrease) in net assets	993,190	4,065,424	362,594	292,963	614,354	122,481	126,153	2,669,931	1,475,600	433,249

Net assets beginning of period	1,954,244	4,696,672	393,597	1,284,265	277,933	621,509	—	3,463,211	1,123,679	4,388,828

Net assets end of period	$2,947,434	$8,762,096	$756,191	$1,577,228	$892,287	$743,990	$126,153	$6,133,142	$2,599,279	$4,822,077

[1] Contract unit transactions
Units Outstanding at December 31, 2013	150,875	413,488	32,289	136,142	24,143	63,627	—	333,250	109,347	443,388

Units Issued	94,976	386,996	47,946	124,831	56,869	32,008	16,851	357,493	165,867	163,213
Units Redeemed	(29,083)	(84,177)	(6,546)	(48,137)	(1,569)	(21,161)	(438)	(87,998)	(37,816)	(111,297)

Units Outstanding at December 31, 2014	216,768	716,307	73,689	212,836	79,443	74,474	16,413	602,745	237,398	495,304

(a) Commencement of operations April 28, 2014.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	Curian/Schroder Emerging Europe Fund	Curian/T. Rowe Price Capital Appreciation Fund	Curian/The Boston Company Equity Income Fund	Curian/The Boston Company Multi-Alpha Market Neutral Equity Fund(a)	Curian/UBS Global Long Short Fixed Income Opportunities Fund	Curian/Van Eck International Gold Fund	JNL Disciplined Growth Fund - A	JNL Disciplined Moderate Fund - A	JNL Disciplined Moderate Growth Fund - A	JNL Institutional Alt 20 Fund - A
Operations
Net investment income (loss)	$7,322	$1,350	$(33,057)	$(5,450)	$(8,524)	$(9,867)	$70,012	$499,444	$282,461	$222,847
Net realized gain (loss) on investments	(261)	98,640	182,738	(25,601)	(4,283)	(93,728)	2,380,872	5,040,252	5,905,057	2,320,440
Net change in unrealized appreciation
(depreciation) on investments	(83,710)	74,596	198,101	(9,467)	(38,535)	(168,725)	(1,073,744)	(2,851,725)	(3,279,547)	(2,117,951)
Net increase (decrease) in net assets
from operations	(76,649)	174,586	347,782	(40,518)	(51,342)	(272,320)	1,377,140	2,687,971	2,907,971	425,336

Contract transactions [1]
Purchase payments (Note 4)	266,680	2,342,849	1,650,271	94,303	521,818	693,160	13,236,479	10,846,097	16,963,068	13,101,801
Surrenders and terminations	(3,542)	(54,710)	(130,955)	(12,221)	(28,001)	(50,262)	(1,039,622)	(3,817,561)	(3,901,566)	(3,794,575)
Transfers between Investment Divisions	71,537	547,615	2,551	(1,714,567)	160,741	283,755	1,743,377	1,190,069	(459,090)	131,149
Contract owner charges (Note 3)	(18)	(63)	(247)	(64)	(177)	(830)	(453,534)	(837,829)	(954,903)	(885,469)
Net increase (decrease) in net assets from
contract transactions	334,657	2,835,691	1,521,620	(1,632,549)	654,381	925,823	13,486,700	7,380,776	11,647,509	8,552,906

Net increase (decrease) in net assets	258,008	3,010,277	1,869,402	(1,673,067)	603,039	653,503	14,863,840	10,068,747	14,555,480	8,978,242

Net assets beginning of period	58,694	530,080	2,481,389	1,673,067	469,437	672,280	32,238,285	69,637,375	78,307,028	74,334,714

Net assets end of period	$316,702	$3,540,357	$4,350,791	$—	$1,072,476	$1,325,783	$47,102,125	$79,706,122	$92,862,508	$83,312,956

[1] Contract unit transactions
Units Outstanding at December 31, 2013	5,682	50,434	170,546	169,371	47,469	144,980	2,848,937	5,610,401	6,488,258	4,503,119

Units Issued	37,286	280,223	132,330	10,557	83,708	287,095	1,585,535	1,204,623	1,697,059	930,421
Units Redeemed	(405)	(25,955)	(30,894)	(179,928)	(16,537)	(124,145)	(410,680)	(627,029)	(753,939)	(420,230)

Units Outstanding at December 31, 2014	42,563	304,702	271,982	—	114,640	307,930	4,023,792	6,187,995	7,431,378	5,013,310

(a) The period is from January 1, 2014 through the date the Curian/The Boston Company Multi-Alpha Market Neutral Equity Fund was acquired by Curian/Nicholas Convertible Arbitrage Fund on April 28, 2014.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL Institutional Alt 35 Fund - A	JNL Institutional Alt 50 Fund - A	JNL Institutional Alt 65 Fund - A	JNL/ AllianceBernstein Dynamic Asset Allocation Fund - A (a)	JNL/American Funds Balanced Allocation Fund - A	JNL/American Funds Blue Chip Income and Growth Fund - A	JNL/American Funds Global Bond Fund - A	JNL/American Funds Global Small Capitalization Fund - A	JNL/American Funds Growth Allocation Fund - A	JNL/American Funds Growth-Income Fund - A
Operations
Net investment income (loss)	$52,988	$(9,308)	$(19,344)	$3,326	$(173,966)	$(307,285)	$(401,400)	$(305,651)	$(183,427)	$(808,799)
Net realized gain (loss) on investments	2,561,454	3,103,637	701,019	9,455	452,623	3,172,279	123,939	967,917	323,532	4,349,301
Net change in unrealized appreciation
(depreciation) on investments	(2,345,356)	(2,968,486)	(639,873)	(7,236)	424,260	8,718,162	(7,062)	(712,660)	378,295	5,082,872
Net increase (decrease) in net assets
from operations	269,086	125,843	41,802	5,545	702,917	11,583,156	(284,523)	(50,394)	518,400	8,623,374

Contract transactions [1]
Purchase payments (Note 4)	10,197,594	17,328,721	—	810,626	13,634,646	29,331,648	3,687,341	3,944,904	12,279,310	36,351,381
Surrenders and terminations	(2,408,499)	(4,554,475)	(1,208,728)	(9,069)	(754,851)	(3,131,936)	(1,038,241)	(683,885)	(470,279)	(4,105,852)
Transfers between Investment Divisions	(5,045,205)	(2,153,627)	(1,864,032)	768,628	4,247,066	21,374,961	2,146,277	314,547	2,332,929	6,149,231
Contract owner charges (Note 3)	(1,100,377)	(1,416,738)	(219,695)	—	(348,855)	(1,078,793)	(306,598)	(255,642)	(268,200)	(1,113,578)
Net increase (decrease) in net assets from
contract transactions	1,643,513	9,203,881	(3,292,455)	1,570,185	16,778,006	46,495,880	4,488,779	3,319,924	13,873,760	37,281,182

Net increase (decrease) in net assets	1,912,599	9,329,724	(3,250,653)	1,575,730	17,480,923	58,079,036	4,204,256	3,269,530	14,392,160	45,904,556

Net assets beginning of period	93,592,456	114,336,794	18,920,611	—	22,787,689	69,306,102	21,682,808	20,366,879	15,515,804	82,479,818

Net assets end of period	$95,505,055	$123,666,518	$15,669,958	$1,575,730	$40,268,612	$127,385,138	$25,887,064	$23,636,409	$29,907,964	$128,384,374

[1] Contract unit transactions
Units Outstanding at December 31, 2013	5,536,168	6,768,005	1,096,149	—	1,948,342	4,763,140	2,054,439	1,592,192	1,262,317	5,490,030

Units Issued	806,273	1,336,224	17,178	155,420	1,668,151	3,477,946	1,112,676	538,162	1,256,399	2,986,235
Units Redeemed	(712,556)	(803,369)	(206,197)	(936)	(262,561)	(493,898)	(704,973)	(286,483)	(143,491)	(614,018)

Units Outstanding at December 31, 2014	5,629,885	7,300,860	907,130	154,484	3,353,932	7,747,188	2,462,142	1,843,871	2,375,225	7,862,247
(a) Commencement of operations April 28, 2014.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/American Funds International Fund - A	JNL/American Funds New World Fund - A	JNL/AQR Managed Futures Strategy Fund - A	JNL/BlackRock Commodity Securities Strategy Fund - A	JNL/BlackRock Global Allocation Fund - A	JNL/BlackRock Large Cap Select Growth Fund - A	JNL/Boston Partners Global Long Short Equity Fund - A (a)	JNL/Brookfield Global Infrastructure and MLP Fund - A	JNL/Capital Guardian Global Balanced Fund - A	JNL/Capital Guardian Global Diversified Research Fund - A
Operations
Net investment income (loss)	$(276,909)	$(243,116)	$95,820	$(835,180)	$(1,489,165)	$(569,302)	$(297)	$(341,106)	$(159,673)	$(114,421)
Net realized gain (loss) on investments	783,322	628,367	368,842	856,701	8,734,525	4,072,692	2	4,568,898	720,248	545,909
Net change in unrealized appreciation
(depreciation) on investments	(2,242,465)	(4,006,915)	68,860	(8,889,762)	(6,170,320)	(799,857)	(334)	(4,061,828)	(811,640)	(319,490)
Net increase (decrease) in net assets
from operations	(1,736,052)	(3,621,664)	533,522	(8,868,241)	1,075,040	2,703,533	(629)	165,964	(251,065)	111,998

Contract transactions [1]
Purchase payments (Note 4)	8,491,983	6,781,512	1,729,241	7,475,593	42,794,852	6,566,539	258,647	22,865,274	1,247,112	977,652
Surrenders and terminations	(912,061)	(770,100)	(141,861)	(2,324,938)	(4,591,070)	(2,458,080)	—	(2,071,613)	(1,582,734)	(840,002)
Transfers between Investment Divisions	2,431,489	3,318,135	(635,214)	1,000,542	258,284	850,285	15,339	18,417,322	(535,818)	(309,646)
Contract owner charges (Note 3)	(377,395)	(377,210)	(2,222)	(540,727)	(1,725,319)	(338,845)	—	(422,400)	(193,513)	(139,629)
Net increase (decrease) in net assets from
contract transactions	9,634,016	8,952,337	949,944	5,610,470	36,736,747	4,619,899	273,986	38,788,583	(1,064,953)	(311,625)

Net increase (decrease) in net assets	7,897,964	5,330,673	1,483,466	(3,257,771)	37,811,787	7,323,432	273,357	38,954,547	(1,316,018)	(199,627)

Net assets beginning of period	29,625,793	29,109,610	5,105,813	50,905,577	112,382,090	32,978,572	—	28,525,855	23,593,233	14,612,608

Net assets end of period	$37,523,757	$34,440,283	$6,589,279	$47,647,806	$150,193,877	$40,302,004	$273,357	$67,480,402	$22,277,215	$14,412,981

[1] Contract unit transactions
Units Outstanding at December 31, 2013	2,376,531	2,436,051	489,160	4,647,806	9,464,717	956,665	—	1,935,335	1,717,113	463,383

Units Issued	1,025,020	978,774	226,669	1,193,360	8,277,373	266,035	27,802	3,914,904	210,615	50,291
Units Redeemed	(251,507)	(224,882)	(131,449)	(697,484)	(5,145,839)	(153,006)	—	(1,523,831)	(292,031)	(65,335)

Units Outstanding at December 31, 2014	3,150,044	3,189,943	584,380	5,143,682	12,596,251	1,069,694	27,802	4,326,408	1,635,697	448,339
(a) Commencement of operations September 15, 2014.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/DFA U.S. Core Equity Fund - A	JNL/Eagle SmallCap Equity Fund - A	JNL/Eastspring Investments Asia ex-Japan Fund - A	JNL/Eastspring Investments China-India Fund - A	JNL/Franklin Templeton Founding Strategy Fund - A	JNL/Franklin Templeton Global Growth Fund - A	JNL/Franklin Templeton Global Multisector Bond Fund - A	JNL/Franklin Templeton Income Fund - A	JNL/Franklin Templeton International Small Cap Growth Fund - A	JNL/Franklin Templeton Mutual Shares Fund - A
Operations
Net investment income (loss)	$(247,234)	$(1,159,219)	$(57,453)	$(183,529)	$82,749	$(222,854)	$891,316	$2,661,932	$(154,864)	$(319,747)
Net realized gain (loss) on investments	971,542	10,150,718	17,745	317,074	4,040,738	1,215,415	139,350	3,073,756	1,846,237	3,110,559
Net change in unrealized appreciation
(depreciation) on investments	1,490,043	(7,904,590)	444,621	2,567,625	(3,360,432)	(2,274,238)	(1,822,137)	(4,897,549)	(4,471,713)	(525,520)
Net increase (decrease) in net assets
from operations	2,214,351	1,086,909	404,913	2,701,170	763,055	(1,281,677)	(791,471)	838,139	(2,780,340)	2,265,292

Contract transactions [1]
Purchase payments (Note 4)	7,971,844	12,769,741	1,839,745	2,901,023	13,274,837	4,728,958	11,079,501	38,178,816	5,509,183	5,889,660
Surrenders and terminations	(786,028)	(2,945,714)	(407,241)	(932,527)	(6,722,904)	(1,228,012)	(1,048,100)	(7,719,019)	(786,758)	(1,785,392)
Transfers between Investment Divisions	2,759,335	(8,074,682)	198,420	2,601,297	184,210	1,299,722	2,360,415	7,810,447	2,824,607	(442,151)
Contract owner charges (Note 3)	(258,094)	(763,401)	(125,041)	(303,188)	(972,198)	(313,827)	(279,060)	(1,368,789)	(228,509)	(456,702)
Net increase (decrease) in net assets from
contract transactions	9,687,057	985,944	1,505,883	4,266,605	5,763,945	4,486,841	12,112,756	36,901,455	7,318,523	3,205,415

Net increase (decrease) in net assets	11,901,408	2,072,853	1,910,796	6,967,775	6,527,000	3,205,164	11,321,285	37,739,594	4,538,183	5,470,707

Net assets beginning of period	20,879,897	71,984,277	10,588,827	25,156,198	90,995,634	26,199,588	28,987,682	115,313,082	20,155,207	40,021,738

Net assets end of period	$32,781,305	$74,057,130	$12,499,623	$32,123,973	$97,522,634	$29,404,752	$40,308,967	$153,052,676	$24,693,390	$45,492,445

[1] Contract unit transactions
Units Outstanding at December 31, 2013	877,336	1,909,937	1,295,796	3,536,860	7,740,597	2,334,934	2,434,684	8,409,258	1,837,439	3,498,683

Units Issued	509,554	486,811	436,811	1,877,573	1,550,015	783,977	1,405,854	3,794,422	911,067	907,912
Units Redeemed	(129,035)	(463,342)	(264,686)	(1,294,427)	(1,091,560)	(394,805)	(392,356)	(1,246,080)	(229,719)	(640,574)

Units Outstanding at December 31, 2014	1,257,855	1,933,406	1,467,921	4,120,006	8,199,052	2,724,106	3,448,182	10,957,600	2,518,787	3,766,021

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/Franklin Templeton Small Cap Value Fund - A	JNL/Goldman Sachs Core Plus Bond Fund - A	JNL/Goldman Sachs Emerging Markets Debt Fund - A	JNL/Goldman Sachs Mid Cap Value Fund - A	JNL/Goldman Sachs U.S. Equity Flex Fund - A	JNL/Invesco Global Real Estate Fund - A	JNL/Invesco International Growth Fund - A	JNL/Invesco Large Cap Growth Fund - A	JNL/Invesco Mid Cap Value Fund - A	JNL/Invesco Small Cap Growth Fund - A
Operations
Net investment income (loss)	$(475,478)	$379,917	$27,570	$(352,819)	$(257,266)	$(114,630)	$(153,208)	$(554,046)	$(337,947)	$(663,016)
Net realized gain (loss) on investments	5,541,381	(298,713)	(157,433)	9,790,683	2,866,123	3,886,737	1,125,070	8,632,168	1,603,386	3,332,739
Net change in unrealized appreciation
(depreciation) on investments	(5,576,117)	1,681,904	(737,723)	(3,738,626)	(554,928)	2,604,968	(1,640,217)	(5,590,934)	527,777	138,013
Net increase (decrease) in net assets
from operations	(510,214)	1,763,108	(867,586)	5,699,238	2,053,929	6,377,075	(668,355)	2,487,188	1,793,216	2,807,736

Contract transactions [1]
Purchase payments (Note 4)	8,972,099	6,954,468	646,930	9,543,809	3,632,438	13,065,470	10,217,400	6,272,021	3,122,557	11,528,450
Surrenders and terminations	(1,587,625)	(2,235,184)	(809,650)	(1,802,403)	(585,666)	(2,364,624)	(2,214,247)	(1,746,842)	(1,237,520)	(1,989,093)
Transfers between Investment Divisions	4,855,147	8,749,288	(986,499)	8,826,744	14,429,543	2,176,029	3,263,172	1,639,192	(1,096,967)	9,364,529
Contract owner charges (Note 3)	(425,991)	(426,918)	(153,479)	(556,514)	(193,155)	(517,658)	(348,451)	(359,912)	(212,642)	(400,264)
Net increase (decrease) in net assets from
contract transactions	11,813,630	13,041,654	(1,302,698)	16,011,636	17,283,160	12,359,217	10,917,874	5,804,459	575,428	18,503,622

Net increase (decrease) in net assets	11,303,416	14,804,762	(2,170,284)	21,710,874	19,337,089	18,736,292	10,249,519	8,291,647	2,368,644	21,311,358

Net assets beginning of period	36,575,230	44,744,416	15,019,823	42,938,983	11,685,500	44,391,369	33,599,616	33,216,292	23,525,533	31,744,953

Net assets end of period	$47,878,646	$59,549,178	$12,849,539	$64,649,857	$31,022,589	$63,127,661	$43,849,135	$41,507,939	$25,894,177	$53,056,311

[1] Contract unit transactions
Units Outstanding at December 31, 2013	1,972,713	1,861,828	1,115,866	2,352,985	990,086	3,035,405	1,686,946	1,923,749	946,507	1,338,469

Units Issued	883,709	727,740	102,893	1,119,554	1,511,590	1,979,970	796,966	620,207	166,554	980,675
Units Redeemed	(248,877)	(207,836)	(201,580)	(294,197)	(149,388)	(1,216,594)	(271,149)	(291,152)	(147,336)	(224,080)

Units Outstanding at December 31, 2014	2,607,545	2,381,732	1,017,179	3,178,342	2,352,288	3,798,781	2,212,763	2,252,804	965,725	2,095,064

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/Ivy Asset Strategy Fund - A	JNL/JPMorgan International Value Fund - A	JNL/JPMorgan MidCap Growth Fund - A	JNL/JPMorgan U.S. Government & Quality Bond Fund - A	JNL/Lazard Emerging Markets Fund - A	JNL/M&G Global Basics Fund - A (a)	JNL/MC 10 x 10 Fund - A	JNL/MC 25 Fund - A	JNL/MC Bond Index Fund - A	JNL/MC Communications Sector Fund - A
Operations
Net investment income (loss)	$(571,009)	$144,556	$(615,725)	$592,547	$43,404	$(17,470)	$99,002	$191,340	$675,371	$153,483
Net realized gain (loss) on investments	15,755,313	169,757	6,198,966	(63,702)	918,613	(32,827)	3,574,643	8,201,780	443,425	426,822
Net change in unrealized appreciation
(depreciation) on investments	(22,452,743)	(4,356,655)	(1,880,872)	878,646	(3,386,936)	25,676	(897,796)	(8,096,477)	249,159	(165,751)
Net increase (decrease) in net assets
from operations	(7,268,439)	(4,042,342)	3,702,369	1,407,491	(2,424,919)	(24,621)	2,775,849	296,643	1,367,955	414,554

Contract transactions [1]
Purchase payments (Note 4)	21,035,846	5,634,624	11,602,581	5,444,332	1,783,354	41,261	3,628,522	6,490,637	7,828,189	2,791,493
Surrenders and terminations	(3,903,467)	(1,959,789)	(1,965,106)	(2,673,632)	(2,212,985)	(40,198)	(1,719,021)	(3,290,331)	(3,127,637)	(421,129)
Transfers between Investment Divisions	(5,244,887)	788,203	6,607,261	472,631	(2,365,555)	(3,775,541)	(2,306,440)	(10,077,607)	2,406,176	15,495
Contract owner charges (Note 3)	(1,347,796)	(307,558)	(364,975)	(359,946)	(366,713)	(10,743)	(417,058)	(426,381)	(279,895)	(113,718)
Net increase (decrease) in net assets from
contract transactions	10,539,696	4,155,480	15,879,761	2,883,385	(3,161,899)	(3,785,221)	(813,997)	(7,303,682)	6,826,833	2,272,141

Net increase (decrease) in net assets	3,271,257	113,138	19,582,130	4,290,876	(5,586,818)	(3,809,842)	1,961,852	(7,007,039)	8,194,788	2,686,695

Net assets beginning of period	122,561,324	31,060,459	30,655,565	34,446,248	38,740,689	3,809,842	41,074,281	48,339,958	32,591,913	9,606,125

Net assets end of period	$125,832,581	$31,173,597	$50,237,695	$38,737,124	$33,153,871	$—	$43,036,133	$41,332,919	$40,786,701	12,292,820

[1] Contract unit transactions
Units Outstanding at December 31, 2013	8,544,915	2,046,062	900,243	1,782,102	2,894,431	273,836	3,422,839	2,085,394	2,413,180	1,310,565

Units Issued	5,315,048	585,275	602,176	1,161,881	213,243	7,685	499,654	385,324	884,967	686,242
Units Redeemed	(4,582,899)	(308,926)	(190,934)	(1,017,578)	(462,087)	(281,521)	(559,122)	(705,116)	(409,773)	(388,763)

Units Outstanding at December 31, 2014	9,277,064	2,322,411	1,311,485	1,926,405	2,645,587	—	3,363,371	1,765,602	2,888,374	1,608,044

(a) The period is from January 1, 2014 through the date the JNL/M&G Global Basics Fund was acquired by JNL/Oppenheimer Global Growth Fund on April 28, 2014.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/MC Consumer Brands Sector Fund - A	JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A	JNL/MC Emerging Markets Index Fund - A	JNL/MC European 30 Fund - A	JNL/MC Financial Sector Fund - A	JNL/MC Global Alpha Fund - A	JNL/MC Healthcare Sector Fund - A	JNL/MC Index 5 Fund - A	JNL/MC International Index Fund - A	JNL/MC JNL 5 Fund - A
Operations
Net investment income (loss)	$(260,628)	$(37,479)	$(50,809)	$(14,418)	$(204,811)	$280,141	$(899,713)	$(139,626)	$1,116,375	$1,046,128
Net realized gain (loss) on investments	3,394,392	873,116	559,314	376,017	4,127,577	(43,327)	5,886,659	5,749,969	904,550	11,768,632
Net change in unrealized appreciation
(depreciation) on investments	(789,008)	(683,517)	(2,088,443)	(1,719,499)	(337,313)	(312,598)	14,856,533	(3,216,079)	(7,072,691)	9,703,803
Net increase (decrease) in net assets
from operations	2,344,756	152,120	(1,579,938)	(1,357,900)	3,585,453	(75,784)	19,843,479	2,394,264	(5,051,766)	22,518,563

Contract transactions [1]
Purchase payments (Note 4)	6,701,433	1,817,471	11,436,111	7,412,047	9,295,200	387,127	30,075,042	8,285,467	11,304,259	8,525,184
Surrenders and terminations	(1,370,064)	(107,225)	(466,945)	(291,093)	(1,308,118)	(78,123)	(4,847,266)	(3,165,277)	(3,904,391)	(30,809,317)
Transfers between Investment Divisions	(4,384,957)	425,830	2,075,689	3,185,613	(5,419,715)	(381,538)	24,144,481	(2,097,180)	10,323,306	(10,333,060)
Contract owner charges (Note 3)	(241,353)	(38,767)	(254,056)	(116,395)	(324,541)	(15,862)	(891,702)	(685,483)	(479,194)	(1,624,063)
Net increase (decrease) in net assets from
contract transactions	705,059	2,097,309	12,790,799	10,190,172	2,242,826	(88,396)	48,480,555	2,337,527	17,243,980	(34,241,256)

Net increase (decrease) in net assets	3,049,815	2,249,429	11,210,861	8,832,272	5,828,279	(164,180)	68,324,034	4,731,791	12,192,214	(11,722,693)

Net assets beginning of period	27,062,547	2,305,070	16,398,947	5,019,850	33,961,964	3,192,762	64,183,355	65,058,769	49,445,889	262,163,588

Net assets end of period	$30,112,362	$4,554,499	$27,609,808	$13,852,122	$39,790,243	$3,028,582	$132,507,389	$69,790,560	$61,638,103	$250,440,895

[1] Contract unit transactions
Units Outstanding at December 31, 2013	1,352,547	166,561	1,661,210	333,153	3,233,838	324,002	3,136,359	5,169,574	2,704,702	16,406,963

Units Issued	518,604	231,788	2,832,562	2,482,755	1,539,265	52,015	2,604,766	871,814	1,404,282	790,028
Units Redeemed	(496,058)	(85,838)	(1,546,297)	(1,852,813)	(1,412,292)	(61,159)	(504,904)	(699,238)	(477,854)	(2,917,961)

Units Outstanding at December 31, 2014	1,375,093	312,511	2,947,475	963,095	3,360,811	314,858	5,236,221	5,342,150	3,631,130	14,279,030

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/MC JNL Optimized 5 Fund - A	JNL/MC Nasdaq 25 Fund - A	JNL/MC NYSE International 25 Fund - A (a)	JNL/MC Oil & Gas Sector Fund - A	JNL/MC Pacific Rim 30 Fund - A	JNL/MC S&P 24 Fund - A	JNL/MC S&P 400 MidCap Index Fund - A	JNL/MC S&P 500 Index Fund - A	JNL/MC S&P SMid 60 Fund - A	JNL/MC Small Cap Index Fund - A
Operations
Net investment income (loss)	$116,386	$(380,216)	$41,167	$(231,759)	$85,963	$(28,169)	$(526,466)	$(316,464)	$(129,599)	$(419,713)
Net realized gain (loss) on investments	2,220,537	4,488,874	804,230	3,259,458	482,366	764,692	10,119,733	14,417,015	2,382,729	3,887,339
Net change in unrealized appreciation
(depreciation) on investments	(490,828)	496,114	(273,136)	(13,571,029)	(587,083)	(551,933)	(3,368,786)	8,243,388	(1,992,144)	(1,167,019)
Net increase (decrease) in net assets
from operations	1,846,095	4,604,772	572,261	(10,543,330)	(18,754)	184,590	6,224,481	22,343,939	260,986	2,300,607

Contract transactions [1]
Purchase payments (Note 4)	2,189,503	7,681,185	1,222,359	17,597,444	2,567,249	1,227,357	18,967,527	49,313,318	3,698,198	13,675,239
Surrenders and terminations	(3,162,815)	(1,976,457)	(231,699)	(3,549,676)	(265,075)	(186,579)	(5,144,906)	(14,176,528)	(1,220,457)	(5,982,660)
Transfers between Investment Divisions	(2,070,210)	14,621,974	(8,204,999)	5,989,890	252,902	101,939	(3,325,052)	(1,179,498)	2,961,268	(7,163,295)
Contract owner charges (Note 3)	(329,085)	(246,857)	(48,419)	(732,950)	(81,448)	(38,954)	(747,768)	(2,040,229)	(141,648)	(597,609)
Net increase (decrease) in net assets from
contract transactions	(3,372,607)	20,079,845	(7,262,758)	19,304,708	2,473,628	1,103,763	9,749,801	31,917,063	5,297,361	(68,325)

Net increase (decrease) in net assets	(1,526,512)	24,684,617	(6,690,497)	8,761,378	2,454,874	1,288,353	15,974,282	54,261,002	5,558,347	2,232,282

Net assets beginning of period	36,911,223	19,931,655	6,690,497	62,862,752	6,356,066	3,874,397	75,340,340	205,436,440	13,174,064	72,482,105

Net assets end of period	$35,384,711	$44,616,272	$—	$71,624,130	$8,810,940	$5,162,750	$91,314,622	$259,697,442	18,732,411	$74,714,387

[1] Contract unit transactions
Units Outstanding at December 31, 2013	2,957,811	1,086,095	813,885	1,567,051	413,562	256,779	3,105,158	12,933,827	837,119	3,306,032

Units Issued	299,112	1,416,226	191,453	795,632	447,517	137,736	1,327,967	5,281,979	566,415	958,537
Units Redeemed	(568,416)	(422,338)	(1,005,338)	(350,783)	(298,942)	(63,941)	(950,791)	(3,612,141)	(235,800)	(978,387)

Units Outstanding at December 31, 2014	2,688,507	2,079,983	—	2,011,900	562,137	330,574	3,482,334	14,603,665	1,167,734	3,286,182

(a) The period is from January 1, 2014 through the date the JNL/MC NYSE International 25 Fund was acquired by JNL/MC International Index Fund on September 15, 2014.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/MC Technology Sector Fund - A	JNL/MC Utilities Sector Fund - A	JNL/MC Value Line 30 Fund - A	JNL/MMRS Conservative Fund - A (a)	JNL/MMRS Growth Fund - A (a)	JNL/MMRS Moderate Fund - A (a)	JNL/Morgan Stanley Mid Cap Growth Fund - A	JNL/Neuberger Berman Strategic Income Fund - A	JNL/Oppenheimer Global Growth Fund - A	JNL/PIMCO Real Return Fund - A
Operations
Net investment income (loss)	$(511,097)	$(15,512)	$(459,129)	$(10,505)	$(597)	$(1,589)	$(86,312)	$(119,733)	$(526,861)	$(678,249)
Net realized gain (loss) on investments	4,151,094	40,195	1,937,803	296	4	28	176,963	223,084	3,004,165	(3,267,767)
Net change in unrealized appreciation
(depreciation) on investments	6,069,433	311,638	(456,516)	45,694	758	8,754	(185,096)	394,381	(2,305,287)	5,159,062
Net increase (decrease) in net assets
from operations	9,709,430	336,321	1,022,158	35,485	165	7,193	(94,445)	497,732	172,017	1,213,046

Contract transactions [1]
Purchase payments (Note 4)	18,094,547	1,376,445	3,450,927	711,010	108,230	510,782	3,356,600	8,766,615	8,192,736	11,231,396
Surrenders and terminations	(2,428,409)	(24,248)	(3,687,889)	(5,444)	(268)	(2,324)	(106,008)	(681,821)	(2,708,021)	(4,803,202)
Transfers between Investment Divisions	1,791,335	1,181,558	6,067,078	1,106,809	59,437	164,702	202,349	11,945,675	3,987,752	(4,958,568)
Contract owner charges (Note 3)	(560,588)	(342)	(229,194)	—	(6)	—	(62,201)	(185,813)	(509,943)	(851,065)
Net increase (decrease) in net assets from
contract transactions	16,896,885	2,533,413	5,600,922	1,812,375	167,393	673,160	3,390,740	19,844,656	8,962,524	618,561

Net increase (decrease) in net assets	26,606,315	2,869,734	6,623,080	1,847,860	167,558	680,353	3,296,295	20,342,388	9,134,541	1,831,607

Net assets beginning of period	46,277,000	270,870	29,080,163	—	—	—	3,787,454	10,544,021	47,210,448	80,705,268

Net assets end of period	$72,883,315	$3,140,604	$35,703,243	$1,847,860	$167,558	$680,353	$7,083,749	$30,886,409	$56,344,989	$82,536,875

[1] Contract unit transactions
Units Outstanding at December 31, 2013	5,052,966	28,418	2,153,751	—	—	—	294,384	1,027,752	2,570,761	6,059,082

Units Issued	3,032,760	288,119	1,372,776	178,129	16,201	65,751	391,287	2,286,765	925,247	1,192,569
Units Redeemed	(1,405,078)	(52,705)	(1,047,033)	(576)	(34)	(251)	(124,099)	(400,792)	(438,685)	(1,165,889)

Units Outstanding at December 31, 2014	6,680,648	263,832	2,479,494	177,553	16,167	65,500	561,572	2,913,725	3,057,323	6,085,762

(a) Commencement of operations April 28, 2014.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/PIMCO Total Return Bond Fund - A	JNL/PPM America Floating Rate Income Fund - A	JNL/PPM America High Yield Bond Fund - A	JNL/PPM America Mid Cap Value Fund - A	JNL/PPM America Small Cap Value Fund - A	JNL/PPM America Value Equity Fund - A	JNL/Red Rocks Listed Private Equity Fund - A	JNL/S&P 4 Fund - A	JNL/S&P Competitive Advantage Fund - A	JNL/S&P Dividend Income & Growth Fund - A
Operations
Net investment income (loss)	$4,350,189	$814,721	$4,773,009	$(116,829)	$(119,442)	$309,338	$1,433,863	$2,240,608	$(439,121)	$(86,989)
Net realized gain (loss) on investments	1,050,624	385,212	2,554,066	1,443,505	2,035,558	392,987	1,644,628	18,741,836	5,292,952	12,256,145
Net change in unrealized appreciation
(depreciation) on investments	208,600	(2,281,058)	(9,290,846)	(114,521)	(1,434,685)	200,106	(3,329,099)	10,551,770	(1,803,777)	4,749,478
Net increase (decrease) in net assets
from operations	5,609,413	(1,081,125)	(1,963,771)	1,212,155	481,431	902,431	(250,608)	31,534,214	3,050,054	16,918,634

Contract transactions [1]
Purchase payments (Note 4)	31,652,831	34,207,025	24,982,008	4,488,261	2,549,456	1,114,714	5,451,849	93,974,944	7,328,727	23,762,784
Surrenders and terminations	(14,013,641)	(2,802,818)	(7,397,172)	(489,797)	(286,718)	(489,554)	(789,899)	(9,730,588)	(2,082,165)	(8,289,475)
Transfers between Investment Divisions	(27,785,703)	(7,029,598)	3,014,726	1,385,184	898,240	555,342	(1,890,038)	33,344,147	2,991,383	21,463,857
Contract owner charges (Note 3)	(2,426,745)	(533,905)	(840,475)	(143,586)	(111,427)	(74,226)	(166,503)	(2,207,800)	(368,870)	(1,617,607)
Net increase (decrease) in net assets from
contract transactions	(12,573,258)	23,840,704	19,759,087	5,240,062	3,049,551	1,106,276	2,605,409	115,380,703	7,869,075	35,319,559

Net increase (decrease) in net assets	(6,963,845)	22,759,579	17,795,316	6,452,217	3,530,982	2,008,707	2,354,801	146,914,917	10,919,129	52,238,193

Net assets beginning of period	241,408,325	55,347,433	89,002,921	10,912,731	8,595,503	7,681,663	22,470,891	167,199,646	32,333,403	129,777,040

Net assets end of period	$234,444,480	$78,107,012	$106,798,237	$17,364,948	$12,126,485	$9,690,370	$24,825,692	$314,114,563	$43,252,532	$182,015,233

[1] Contract unit transactions
Units Outstanding at December 31, 2013	12,715,325	5,104,399	4,627,959	718,883	573,227	338,830	1,516,043	9,460,890	1,696,371	8,150,476

Units Issued	2,027,345	3,690,874	2,077,104	496,535	341,670	89,705	456,425	9,389,388	1,032,694	3,379,990
Units Redeemed	(2,720,925)	(1,521,459)	(1,129,294)	(169,159)	(139,535)	(54,363)	(292,538)	(3,115,967)	(636,725)	(1,330,460)

Units Outstanding at December 31, 2014	12,021,745	7,273,814	5,575,769	1,046,259	775,362	374,172	1,679,930	15,734,311	2,092,340	10,200,006

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/S&P International 5 Fund - A (b)	JNL/S&P Intrinsic Value Fund - A	JNL/S&P Managed Aggressive Growth Fund - A	JNL/S&P Managed Conservative Fund - A	JNL/S&P Managed Growth Fund - A	JNL/S&P Managed Moderate Fund - A	JNL/S&P Managed Moderate Growth Fund - A	JNL/S&P Mid 3 Fund - A (a)	JNL/S&P Total Yield Fund - A	JNL/Scout Unconstrained Bond Fund - A (a)
Operations
Net investment income (loss)	$(127)	$(309,658)	$(1,429,598)	$(1,840,493)	$(3,238,244)	$(3,787,563)	$(5,602,537)	$(12,506)	$(129,991)	$(5,561)
Net realized gain (loss) on investments	1	8,344,927	16,042,483	4,103,570	16,200,081	9,487,904	17,273,922	17,389	4,969,957	(280)
Net change in unrealized appreciation
(depreciation) on investments	(118)	(1,260,618)	(9,049,202)	(141,373)	(565,118)	644,396	411,793	193,137	(1,667,905)	(31,250)
Net increase (decrease) in net assets
from operations	(244)	6,774,651	5,563,683	2,121,704	12,396,719	6,344,737	12,083,178	198,020	3,172,061	(37,091)

Contract transactions [1]
Purchase payments (Note 4)	103,064	12,458,656	26,004,201	17,604,750	47,526,421	44,302,628	65,030,567	1,912,487	7,535,700	1,508,834
Surrenders and terminations	(55)	(1,378,124)	(10,767,353)	(13,155,255)	(18,052,902)	(19,314,628)	(23,444,626)	(104,006)	(1,073,424)	(15,136)
Transfers between Investment Divisions	39,009	6,108,098	(5,224,301)	(2,643,768)	2,513,960	(773,653)	1,681,590	1,467,030	6,434,039	310,277
Contract owner charges (Note 3)	—	(385,587)	(1,159,246)	(1,590,232)	(3,147,683)	(3,058,721)	(4,420,722)	(5,572)	(235,249)	(13)
Net increase (decrease) in net assets from
contract transactions	142,018	16,803,043	8,853,301	215,495	28,839,796	21,155,626	38,846,809	3,269,939	12,661,066	1,803,962

Net increase (decrease) in net assets	141,774	23,577,694	14,416,984	2,337,199	41,236,515	27,500,363	50,929,987	3,467,959	15,833,127	1,766,871

Net assets beginning of period	—	36,297,578	121,397,872	143,688,716	298,546,716	264,135,441	403,506,136	—	17,480,212	—

Net assets end of period	$141,774	$59,875,272	$135,814,856	$146,025,915	$339,783,231	$291,635,804	$454,436,123	$3,467,959	$33,313,339	$1,766,871

[1] Contract unit transactions
Units Outstanding at December 31, 2013	—	1,915,848	6,367,009	10,837,076	15,339,809	18,061,803	21,809,099	—	1,080,078	—

Units Issued	15,043	1,577,231	4,189,393	1,995,753	3,051,964	3,729,482	4,386,581	330,790	1,055,707	186,899
Units Redeemed	(12)	(773,528)	(3,782,435)	(2,000,183)	(1,611,006)	(2,334,009)	(2,387,535)	(24,133)	(335,581)	(1,917)

Units Outstanding at December 31, 2014	15,031	2,719,551	6,773,967	10,832,646	16,780,767	19,457,276	23,808,145	306,657	1,800,204	184,982
(a) Commencement of operations April 28, 2014.
(b) Commencement of operations September 15, 2014.

See notes to financial statements.

JNLNY Separate Account I
Statements of Changes in Net Assets
For the Year Ended December 31, 2014

	JNL/T. Rowe Price Established Growth Fund - A	JNL/T. Rowe Price Mid-Cap Growth Fund - A	JNL/T. Rowe Price Short-Term Bond Fund - A	JNL/T. Rowe Price Value Fund - A	JNL/WMC Balanced Fund - A	JNL/WMC Money Market Fund - A	JNL/WMC Value Fund - A
Operations
Net investment income (loss)	$(2,440,514)	$(2,048,504)	$(179,399)	$(650,121)	$(267,115)	$(866,360)	$(60,010)
Net realized gain (loss) on investments	23,921,405	17,621,948	(117,776)	8,981,744	10,936,987	795	4,028,661
Net change in unrealized appreciation
(depreciation) on investments	(10,446,721)	31,543	(239,570)	1,135,322	3,114,356	—	124,342
Net increase (decrease) in net assets
from operations	11,034,170	15,604,987	(536,745)	9,466,945	13,784,228	(865,565)	4,092,993

Contract transactions [1]
Purchase payments (Note 4)	23,747,877	21,666,415	19,244,660	19,049,472	39,822,584	88,275,498	5,252,240
Surrenders and terminations	(9,068,439)	(8,719,444)	(2,655,816)	(5,932,936)	(9,127,438)	(9,590,609)	(2,795,243)
Transfers between Investment Divisions	(5,353,159)	4,300,100	(13,129,706)	2,831,009	26,285,725	(68,316,644)	(2,749,786)
Contract owner charges (Note 3)	(1,443,022)	(1,392,396)	(421,949)	(715,674)	(1,653,729)	(497,699)	(412,145)
Net increase (decrease) in net assets from
contract transactions	7,883,257	15,854,675	3,037,189	15,231,871	55,327,142	9,870,546	(704,934)

Net increase (decrease) in net assets	18,917,427	31,459,662	2,500,444	24,698,816	69,111,370	9,004,981	3,388,059

Net assets beginning of period	149,249,580	131,138,063	44,958,990	74,023,224	145,061,371	58,662,262	40,693,268

Net assets end of period	$168,167,007	$162,597,725	$47,459,434	$98,722,040	$214,172,741	$67,667,243	$44,081,327

[1] Contract unit transactions
Units Outstanding at December 31, 2013	3,368,176	1,919,321	4,321,767	3,345,378	3,995,355	4,817,097	1,448,278

Units Issued	742,363	432,689	2,389,494	1,244,543	1,957,749	10,056,532	270,788
Units Redeemed	(594,981)	(217,728)	(2,112,201)	(584,651)	(530,641)	(9,376,247)	(289,595)

Units Outstanding at December 31, 2014	3,515,558	2,134,282	4,599,060	4,005,270	5,422,463	5,497,382	1,429,471

See notes to financial statements.

JNLNY Separate Account I
Notes to Financial Statements
December 31, 2015

Note 1 - Organization

Jackson National Life Insurance Company of New York (“Jackson”) established JNLNY Separate Account I (the “Separate Account”) on September 12, 1997. The Separate Account commenced operations on November 27, 1998, and is a unit investment trust registered with the Securities Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended.

The Separate Account is a separate investment account of Jackson, its assets legally belong to Jackson and the obligations under the contracts are the obligation of Jackson. However, the contract assets in the Separate Account are not chargeable with liabilities arising out of any other business Jackson may conduct.

The Separate Account receives and invests, based on the directions of the contract owners, net premiums for individual flexible premium variable annuity contracts issued by Jackson. The contracts can be purchased on a non-tax qualified basis or in connection with certain plans qualifying for favorable federal income tax treatment. The Separate Account contained one-hundred seventy (170) Investment Divisions during 2015, but currently contains one-hundred forty-four (144) Investment Divisions as of December 31, 2015. These Investment Divisions each invested in shares of the following mutual funds (collectively, the “Funds”) during the year ended December 31, 2015:

Jackson Variable Series Trust
CG - Alt 100 Conservative Fund(1)(4)(10)
CG - Alt 100 Growth Fund(1)(4)(10)
CG - International Conservative Fund(1)(4)(10)
CG - International Growth Fund(1)(4)(10)
CG - International Moderate Fund(1)(4)(10)
CG - Institutional Alt 65 Fund(1)(4)(10)
CG - Multi-Strategy Income Fund(1)(4)(10)
CG - Tactical Maximum Growth Fund(1)(4)(10)
CG - Tactical Moderate Growth Fund(1)(4)(10)
Curian Dynamic Risk Advantage - Diversified Fund(1)(10)
Curian Dynamic Risk Advantage - Growth Fund(1)(10)
Curian Dynamic Risk Advantage - Income Fund(1)(10)
Curian/Aberdeen Latin America Fund(1)(10)
Curian/Ashmore Emerging Market Small Cap Equity Fund(1)(10)
Curian/Baring International Fixed Income Fund(1)(10)
Curian/CenterSquare International Real Estate Securities Fund(1)(10)
Curian/PineBridge Merger Arbitrage Fund(1)(10)
Curian/Schroder Emerging Europe Fund(1)(10)
Curian/UBS Global Long Short Fixed Income Opportunities Fund(1)(10)

JG - Alt 100 Fund(2)(5)(8)
JG - Conservative Fund(2)(5)(8)
JG - Equity 100 Fund(2)(5)(8)
JG - Equity Income Fund(2)(5)(8)(10)
JG - Fixed Income 100 Fund(2)(5)(8)
JG - Growth Fund(2)(5)(8)
JG - Interest Rate Opportunities Fund(2)(5)(8)
JG - Maximum Growth Fund(2)(5)(8)
JG - Moderate Fund(2)(5)(8)
JG - Moderate Growth Fund(2)(5)(8)
JG - Real Assets Fund(2)(5)(8)
JNL Tactical ETF Conservative Fund(8)
JNLTactical ETF Growth Fund(8)
JNLTactical ETF Moderate Fund(8)
JNL/American Funds Global Growth Fund(8)
JNL/American Funds Growth Fund(8)
JNL/AQR Risk Parity Fund(8)
JNL/BlackRock Global Long Short Credit Fund(8)
JNL/DFA U.S. Micro Cap Fund(8)

JNL/DoubleLine Total Return Fund(8)
JNL/Eaton Vance Global Macro Absolute Return Advantage Fund(8)
JNL/Epoch Global Shareholder Yield Fund(8)
JNL/FAMCO Flex Core Covered Call Fund(8)
JNL/Franklin Templeton Natural Resources Fund(8)(10)
JNL/Lazard International Strategic Equity Fund(8)
JNL/MC Frontier Markets 100 Index Fund(6)(8)
JNL/Neuberger Berman Currency Fund(8)
JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund(8)
JNL/Nicholas Convertible Arbitrage Fund(8)
JNL/PIMCO Credit Income Fund(8)
JNL/PPM America Long Short Credit Fund(3)(8)
JNL/T. Rowe Price Capital Appreciation Fund(8)
JNL/The Boston Company Equity Income Fund(8)
JNL/The London Company Focused U.S. Equity Fund(8)
JNL/Van Eck International Gold Fund(8)
JNL/WCM Focused International Equity Fund(8)

JNLNY Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 1 - Organization (continued)

JNL® Series Trust
JNL Alt 65 Fund - A(2)(7)(9)
JNL Disciplined Growth Fund - A(2)(9)
JNL Disciplined Moderate Fund - A(2)(9)
JNL Disciplined Moderate Growth Fund - A(2)(9)
JNL Institutional Alt 20 Fund - A(2)(9)
JNL Institutional Alt 35 Fund - A(2)(9)
JNL Institutional Alt 50 Fund - A(2)(9)
JNL Multi-Manager Alternative Fund - A(9)
JNL Multi-Manager Small Cap Growth Fund - A(8)(9)
JNL Multi-Manager Small Cap Value Fund - A(8)(9)
JNL/AB Dynamic Asset Allocation Fund - A(9)
JNL/American Funds® Balanced Allocation Fund - A(2)(9)
JNL/American Funds Blue Chip Income and Growth Fund - A(9)
JNL/American Funds Global Bond Fund - A(9)
JNL/American Funds Global Small Capitalization Fund - A(9)
JNL/American Funds Growth-Income Fund - A(9)
JNL/American Funds Growth Allocation Fund - A(2)(9)
JNL/American Funds International Fund - A(9)
JNL/American Funds New World Fund - A(9)
JNL/AQR Managed Futures Strategy Fund - A(9)
JNL/BlackRock Global Allocation Fund - A(9)
JNL/BlackRock Large Cap Select Growth Fund - A(9)
JNL/BlackRock Natural Resources Fund - A(7)(9)
JNL/Boston Partners Global Long Short Equity Fund - A(9)
JNL/Brookfield Global Infrastructure and MLP Fund - A(9)
JNL/Capital Guardian Global Balanced Fund - A(9)
JNL/Capital Guardian Global Diversified Research Fund - A(9)
JNL/Causeway International Value Select Fund - A(8)(9)
JNL/DFA U.S. Core Equity Fund - A(9)
JNL/DoubleLine Shiller Enhanced CAPE Fund - A(9)
JNL/Eastspring Investments Asia ex-Japan Fund - A(3)(9)
JNL/Eastspring Investments China-India Fund - A(3)(9)
JNL/Franklin Templeton Founding Strategy Fund - A(2)(9)
JNL/Franklin Templeton Global Growth Fund - A(9)

JNL/Franklin Templeton Global Multisector Bond Fund - A(9)
JNL/Franklin Templeton Income Fund - A(9)
JNL/Franklin Templeton International Small Cap Growth Fund - A(9)
JNL/Franklin Templeton Mutual Shares Fund - A(9)
JNL/Goldman Sachs Core Plus Bond Fund - A(9)
JNL/Goldman Sachs Emerging Markets Debt Fund - A(9)
JNL/Goldman Sachs Mid Cap Value Fund - A(9)
JNL/Goldman Sachs U.S. Equity Flex Fund - A(9)
JNL/Harris Oakmark Global Equity Fund - A(9)
JNL/Invesco Global Real Estate Fund - A(9)
JNL/Invesco International Growth Fund - A(9)
JNL/Invesco Large Cap Growth Fund - A(9)
JNL/Invesco Mid Cap Value Fund - A(9)
JNL/Invesco Small Cap Growth Fund - A(9)
JNL/Ivy Asset Strategy Fund - A(9)
JNL/JPMorgan MidCap Growth Fund - A(9)
JNL/JPMorgan U.S. Government & Quality Bond Fund - A(9)
JNL/Lazard Emerging Markets Fund - A(9)
JNL/MC 10 x 10 Fund - A(2)(6)(9)
JNL/MC Bond Index Fund - A(6)(9)
JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A(6)(9)(10)
JNL/MC Emerging Markets Index Fund - A(6)(9)
JNL/MC European 30 Fund - A(6)(9)
JNL/MC Global Alpha Fund - A(6)(9)(10)
JNL/MC Index 5 Fund - A(2)(6)(9)
JNL/MC International Index Fund - A(6)(9)
JNL/MC Pacific Rim 30 Fund - A(6)(9)
JNL/MC S&P 400 MidCap Index Fund - A(6)(9)
JNL/MC S&P 500 Index Fund - A(6)(9)
JNL/MC Small Cap Index Fund - A(6)(9)
JNL/MC Utilities Sector Fund - A(6)(9)
JNL/MMRS Conservative Fund - A(9)
JNL/MMRS Growth Fund - A(9)
JNL/MMRS Moderate Fund - A(9)

JNL/Morgan Stanley Mid Cap Growth Fund - A(9)
JNL/Neuberger Berman Strategic Income Fund - A(9)
JNL/Oppenheimer Emerging Markets Innovator Fund - A(9)
JNL/Oppenheimer Global Growth Fund - A(9)
JNL/PIMCO Real Return Fund - A(9)
JNL/PIMCO Total Return Bond Fund - A(9)
JNL/PPM America Floating Rate Income Fund - A(3)(9)
JNL/PPM America High Yield Bond Fund - A(3)(9)
JNL/PPM America Mid Cap Value Fund - A(3)(9)
JNL/PPM America Small Cap Value Fund - A(3)(9)
JNL/PPM America Value Equity Fund - A(3)(9)
JNL/Red Rocks Listed Private Equity Fund - A(9)
JNL/S&P 4 Fund - A(2)(9)
JNL/S&P Competitive Advantage Fund - A(9)
JNL/S&P Dividend Income & Growth Fund - A(9)
JNL/S&P International 5 Fund - A(9)
JNL/S&P Intrinsic Value Fund - A(9)
JNL/S&P Managed Aggressive Growth Fund - A(9)
JNL/S&P Managed Conservative Fund - A(9)
JNL/S&P Managed Growth Fund - A(9)
JNL/S&P Managed Moderate Fund - A(9)
JNL/S&P Managed Moderate Growth Fund - A(9)
JNL/S&P Mid 3 Fund - A(9)
JNL/S&P Total Yield Fund - A(9)
JNL/Scout Unconstrained Bond Fund - A(9)
JNL/T. Rowe Price Established Growth Fund - A(9)
JNL/T. Rowe Price Mid-Cap Growth Fund - A(9)
JNL/T. Rowe Price Short-Term Bond Fund - A(9)
JNL/T. Rowe Price Value Fund - A(9)
JNL/Westchester Capital Event Driven Fund - A(9)
JNL/WMC Balanced Fund - A(9)
JNL/WMC Money Market Fund - A(9)
JNL/WMC Value Fund - A(9)

JNLNY Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 1 - Organization (continued)

JNL Variable Fund LLC
JNL/MC 25 Fund - A(6)(9)(10) JNL/MC Communications Sector Fund - A(6)(9)(11) JNL/MC Consumer Brands Sector Fund - A(6)(9) JNL/MC Financial Sector Fund - A(6)(9) JNL/MC Healthcare Sector Fund - A(6)(9)	JNL/MC JNL 5 Fund - A(6)(9) JNL/MC JNL Optimized 5 Fund - A(6)(9)(10) JNL/MC Nasdaq 25 Fund - A(6)(9) JNL/MC Oil & Gas Sector Fund - A(6)(9)	JNL/MC S&P 24 Fund - A(6)(9) JNL/MC S&P® SMid 60 Fund - A(6)(9) JNL/MC Technology Sector Fund - A(6)(9) JNL/MC Value Line 30 Fund - A(6)(9)(10)

JNL Investors Series Trust
JNL/PPM America Total Return Fund - A(3)(9)

Jackson National Asset Management, LLC (“JNAM”) serves as investment adviser for the Funds comprising the Jackson Variable Series Trust, JNL Series Trust, JNL Variable Fund LLC and JNL Investors Series Trust. Prior to April 27, 2015, Curian Capital, LLC (“Curian”) served as investment advisor for the Funds comprising Curian Variable Series Trust. Curian Variable Series Trust was renamed Jackson Variable Series Trust effective April 27, 2015. Both JNAM and Curian are wholly-owned subsidiaries of Jackson and received fees for their services from each Fund.

During the year ended December 31, 2015, the following Funds changed names:

PRIOR FUND NAME	CURRENT FUND NAME	EFFECTIVE DATE
CG - Alt 100 Moderate Fund	JG - Alt 100 Fund	April 27, 2015
CG - Conservative Fund	JG - Conservative Fund	April 27, 2015
CG - Equity 100 Fund	JG - Equity 100 Fund	April 27, 2015
CG - Equity Income Fund	JG - Equity Income Fund	April 27, 2015
CG - Fixed Income 100 Fund	JG - Fixed Income 100 Fund	April 27, 2015
CG - Growth Fund	JG - Growth Fund	April 27, 2015
CG - Interest Rate Opportunities Fund	JG - Interest Rate Opportunities Fund	April 27, 2015
CG - Maximum Growth Fund	JG - Maximum Growth Fund	April 27, 2015
CG - Moderate Fund	JG - Moderate Fund	April 27, 2015
CG - Moderate Growth Fund	JG - Moderate Growth Fund	April 27, 2015
CG - Real Assets Fund	JG - Real Assets Fund	April 27, 2015
Curian Focused U.S. Equity Fund	JNL/The London Company Focused U.S. Equity Fund	April 27, 2015
Curian Focused International Equity Fund	JNL/WCM Focused International Equity Fund	April 27, 2015
Curian Long Short Credit Fund	JNL/PPM America Long Short Credit Fund	April 27, 2015
Curian Tactical Advantage 35 Fund	JNL Tactical ETF Conservative Fund	April 27, 2015
Curian Tactical Advantage 60 Fund	JNL Tactical ETF Moderate Fund	April 27, 2015
Curian Tactical Advantage 75 Fund	JNL Tactical ETF Growth Fund	April 27, 2015
Curian/American Funds Global Growth Fund	JNL/American Funds Global Growth Fund	April 27, 2015
Curian/American Funds Growth Fund	JNL/American Funds Growth Fund	April 27, 2015
Curian/AQR Risk Parity Fund	JNL/AQR Risk Parity Fund	April 27, 2015
Curian/BlackRock Global Long Short Credit Fund	JNL/BlackRock Global Long Short Credit Fund	April 27, 2015

JNLNY Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 1 - Organization (continued)

PRIOR FUND NAME	CURRENT FUND NAME	EFFECTIVE DATE
Curian/DFA U.S. Micro Cap Fund	JNL/DFA U.S. Micro Cap Fund	April 27, 2015
Curian/DoubleLine Total Return Fund	JNL/DoubleLine Total Return Fund	April 27, 2015
Curian/Eaton Vance Global Macro Absolute Return Advantage Fund	JNL/Eaton Vance Global Macro Absolute Return Advantage Fund	April 27, 2015
Curian/Epoch Global Shareholder Yield Fund	JNL/Epoch Global Shareholder Yield Fund	April 27, 2015
Curian/FAMCO Flex Core Covered Call Fund	JNL/FAMCO Flex Core Covered Call Fund	April 27, 2015
Curian/Franklin Templeton Frontier Markets Fund	JNL/Franklin Templeton Frontier Markets Fund	April 27, 2015
Curian/Franklin Templeton Natural Resources Fund	JNL/Franklin Templeton Natural Resources Fund	April 27, 2015
Curian/Lazard International Strategic Equity Fund	JNL/Lazard International Strategic Equity Fund	April 27, 2015
Curian/Neuberger Berman Currency Fund	JNL/Neuberger Berman Currency Fund	April 27, 2015
Curian/Neuberger Berman Risk Balanced Commodity Strategy Fund	JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund	April 27, 2015
Curian/Nicholas Convertible Arbitrage Fund	JNL/Nicholas Convertible Arbitrage Fund	April 27, 2015
Curian/PIMCO Credit Income Fund	JNL/PIMCO Credit Income Fund	April 27, 2015
Curian/T. Rowe Price Capital Appreciation Fund	JNL/T. Rowe Price Capital Appreciation Fund	April 27, 2015
Curian/The Boston Company Equity Income Fund	JNL/The Boston Company Equity Income Fund	April 27, 2015
Curian/Van Eck International Gold Fund	JNL/Van Eck International Gold Fund	April 27, 2015
JNL Institutional Alt 65 Fund - A	JNL Alt 65 Fund - A	April 27, 2015
JNL/Franklin Templeton Frontier Markets Fund	JNL/MC Frontier Markets 100 Index Fund	September 28, 2015
JNL/AllianceBernstein Dynamic Asset Allocation Fund - A	JNL/AB Dynamic Asset Allocation Fund - A	September 28, 2015
JNL/BlackRock Commodity Securities Strategy Fund - A	JNL/BlackRock Natural Resources Fund - A	September 28, 2015
JNL/Eagle SmallCap Equity Fund - A	JNL Multi-Manager Small Cap Growth Fund - A	September 28, 2015
JNL/Franklin Templeton Small Cap Value Fund - A	JNL Multi-Manager Small Cap Value Fund - A	September 28, 2015
JNL/JPMorgan International Value Fund - A	JNL/Causeway International Value Select Fund - A	September 28, 2015

During the year ended December 31, 2015, the following Fund acquisitions were completed:

ACQUIRED FUND	ACQUIRING FUND	DATE OF ACQUISITION
CG - Alt 100 Conservative Fund	JG - Alt 100 Fund	April 27, 2015
CG - Alt 100 Growth Fund	JG - Alt 100 Fund	April 27, 2015
CG - International Conservative Fund	JG - Conservative Fund	April 27, 2015
CG - International Growth Fund	JG - Growth Fund	April 27, 2015
CG - International Moderate Fund	JG - Moderate Fund	April 27, 2015
CG - Institutional Alt 65 Fund	JNL Alt 65 Fund - A	April 27, 2015
CG - Multi-Strategy Income Fund	JG - Fixed Income 100 Fund	April 27, 2015
CG - Tactical Maximum Growth Fund	JG - Maximum Growth Fund	April 27, 2015
CG - Tactical Moderate Growth Fund	JG - Moderate Growth Fund	April 27, 2015
Curian Dynamic Risk Advantage - Diversified Fund	JNL/MMRS Conservative Fund - A	April 27, 2015

JNLNY Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 1 - Organization (continued)

ACQUIRED FUND	ACQUIRING FUND	DATE OF ACQUISITION
Curian Dynamic Risk Advantage - Growth Fund	JNL/MMRS Moderate Fund - A	April 27, 2015
Curian Dynamic Risk Advantage - Income Fund	JNL/MMRS Conservative Fund - A	April 27, 2015
Curian/Aberdeen Latin America Fund	JNL/Lazard Emerging Markets Fund - A	April 27, 2015
Curian/Ashmore Emerging Market Small Cap Equity Fund	JNL/Lazard Emerging Markets Fund - A	April 27, 2015
Curian/Baring International Fixed Income Fund	JNL/Franklin Templeton Global Multisector Bond Fund - A	April 27, 2015
Curian/CenterSquare International Real Estate Securities Fund	JNL/Invesco Global Real Estate Fund - A	April 27, 2015
Curian/PineBridge Merger Arbitrage Fund	JNL/Nicholas Convertible Arbitrage Fund	April 27, 2015
Curian/Schroder Emerging Europe Fund	JNL/Lazard Emerging Markets Fund - A	April 27, 2015
Curian/UBS Global Long Short Fixed Income Opportunities Fund	JNL/BlackRock Global Long Short Credit Fund	April 27, 2015
JNL/MC Global Alpha Fund - A	JNL/AQR Managed Futures Strategy Fund - A	April 27, 2015
JNL/MC JNL Optimized 5 Fund - A	JNL/MC JNL 5 Fund - A	April 27, 2015
JNL/MC Value Line 30 Fund - A	JNL/MC S&P 24 Fund - A	April 27, 2015
JG - Equity Income Fund	JNL/The Boston Company Equity Income Fund	September 28, 2015
JNL/Franklin Templeton Natural Resources Fund	JNL/BlackRock Natural Resources Fund - A	September 28, 2015
JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A	JNL/MC S&P 400 MidCap Index Fund - A	September 28, 2015
JNL/MC 25 Fund - A	JNL/S&P 4 Fund - A	September 28, 2015

(1) The Fund was advised by Curian, an affiliate of Jackson, prior to April 27, 2015. Effective April 27, 2015, the Fund was acquired by a Fund advised by JNAM.
(2) The Fund is a Fund of Fund advised by JNAM, an affiliate of Jackson and has no sub-adviser.
(3) The Fund is sub-advised by an affiliate of Jackson.
(4) “CG” denotes the Fund of Fund group Curian Guidance throughout these financial statements.
(5) “JG” denotes the Fund of Fund group JNAM Guidance throughout these financial statements.
(6) “MC” denotes the sub-adviser Mellon Capital throughout these financial statements.
(7) The Fund’s name was changed during the year ended December 31, 2015 to align the Fund name with its investment strategy.
(8) The Fund’s name was changed during the year ended December 31, 2015 due to a change in adviser or sub-adviser(s).
(9) “A” denotes Class A shares of the respective Fund throughout these financial statements.
(10) This Fund is no longer available as of December 31, 2015.
(11) JNL/MC Communications Sector Fund is closed to new contract owners.

JNLNY Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 2 - Significant Accounting Policies

The following is a summary of significant accounting policies followed by the Separate Account in the preparation of its financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increase and decrease in net assets from operations during the reporting period. Actual results could differ from those estimates.

Investments

The Separate Account’s ‘Investment Divisions’ investments in the corresponding Funds are stated at the closing net asset value (“NAV”) of the respective Fund, which represent fair value. The average cost method is used in determining the cost of the shares sold on withdrawals by the Investment Divisions of the Separate Account. Investments in the Funds are recorded on trade date for financial reporting purposes. Realized gain distributions and dividend income distributions received from the Funds are reinvested in additional shares of the Funds and are recorded as gain or income to the Investment Divisions of the Separate Account on the ex-dividend date.

Federal Income Taxes

The operations of the Separate Account are taxed as part of the operations of Jackson, which is taxed as a “life insurance company” under the provisions of the Internal Revenue Code. Under current law, no federal income taxes are payable with respect to the Separate Account. Therefore, no federal income tax provision is required.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740 “Income Taxes” provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FASB ASC Topic 740 establishes for all entities, a minimum threshold for financial statement recognition of the benefit of positions taken in filing tax returns (including whether an entity is taxable in a particular jurisdiction), and requires certain expanded tax disclosures. FASB ASC Topic 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Separate Account’s tax return to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax expense in the current year. The Interpretation requires that management evaluate the tax positions taken in the returns which remain subject to examination by the Internal Revenue Service and other tax jurisdictions. JNAM completed an evaluation of the Separate Account’s tax positions and based on that evaluation, determined that no provision for federal income tax is required in the Separate Account’s financial statements during the year ended December 31, 2015.

FASB ASC Topic 820, “Fair Value Measurement”

Recently adopted Accounting Standards Update 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) eliminates the requirement to categorize investments in the fair value hierarchy if its fair value is measured at net asset value using a practical expedient. As of December 31, 2015, all of the Separate Account’s Investment Divisions’ investment in each of the corresponding Funds are valued as a practical expedient at their daily reported net asset value (“NAV”) and as such are not included in the fair value hierarchy required under FASB ASC Topic 820, “Fair Value Measurement”.  On each valuation date, the NAV of each corresponding Fund is determined as of the close of trading (generally, 4:00 PM Eastern Time) on each day the New York Stock Exchange (“NYSE”) is open for trading.  The characterization of the underlying securities held by the Funds in accordance with FASB ASC Topic 820 differs from the characterization of the Separate Account’s Investment Divisions’ investment in the corresponding Funds. Although there can be no assurance, in general, the fair value of the investment valued as a practical expedient is the amount the owner of such investment might reasonably expect to receive in an orderly transaction between market participants upon its current sale.

JNLNY Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 3 - Contract Charges

Under the term of the contracts, certain charges are allocated to the contract owner to compensate Jackson for providing the insurance benefits set forth in the contracts, administering the contracts, distributing the contracts, and assuming certain risks in connection with the contracts. These charges result in a reduction in contract unit value or redemptions of contract units in the number of contract units outstanding.

Contract Owner Charges

The following charges are assessed to the contract owner by redemption of contract units outstanding:

Contract Maintenance Charge

An annual contract maintenance charge of $30 - $35 is charged against each contract to reimburse Jackson for expenses incurred in establishing and maintaining records relating to the contract. The contract maintenance charge is assessed on each anniversary of the contract date that occurs prior to the annuity date or in conjunction with a total withdrawal, as applicable. This charge is only imposed if the contract value is less than $50,000 on the date when the charge is assessed. The charge is deducted by redemption of contract units.

Transfer Charge

A transfer charge of $25 will apply to transfers made by contract owners between the Investment Divisions in excess of 15 transfers in a contract year. Contract year is defined as the succeeding twelve months from the contract issue date. Jackson may waive the transfer charge in connection with pre-authorized automatic transfer programs, or in those states where a lesser charge is required. This charge will be deducted from the amount transferred prior to the allocation to a different Investment Division.

Surrender or Contingent Deferred Sales Charge

During the first seven contract years, certain contracts include a provision for a charge upon the surrender or partial surrender of the contract. The amount assessed under the contract terms, if any, depends upon the cost associated with distributing the particular contracts. The amount, if any, is determined based on a number of factors, including the amount withdrawn, the contract year of surrender, or the number and amount of withdrawals in a calendar year. The surrender charges are assessed by Jackson and withheld from the proceeds of the withdrawals.

Optional Benefit Charges

Guaranteed Minimum Income Benefit Charge. If this benefit has been selected, Jackson will assess an annual charge of 0.30% to 0.90%, depending on the contract, of the Guaranteed Minimum Income Benefit (“GMIB”) base. The charge will be deducted each calendar quarter from the contract value by redemption of contract units.

Guaranteed Minimum Withdrawal Benefit Charge. If this benefit has been selected, Jackson will assess an annual charge of 0.51% to 3.00%, depending on the contract of the Guaranteed Withdrawal Balance (“GWB”). The charge will be deducted each calendar quarter from the contract value by redemption of contract units.

Guaranteed Minimum Death Benefit Charge. If any of the optional death benefits are selected that are available under the contract, Jackson will assess an annual charge of 0.42% to 0.72%, depending on the contract, of the Death Benefit base. The charge will be deducted each contract quarter from the contract value by redemption of contract units.

JNLNY Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 3 - Contract Charges (continued)

Asset-based Charges

The following charges are assessed to the contract owner by a reduction in contract unit value:

Insurance Charges

Jackson deducts a daily charge for administrative expenses from the net assets of the Separate Account equivalent to an annual rate of 0.15%. In designated products, this expense is waived for contracts valued greater than $1 million, refer to the product prospectus for eligibility. The administration charge is designed to reimburse Jackson for expenses incurred in administering the Separate Account and its contracts and reduces the contract unit value.

Jackson deducts a daily base contract charge from the net assets of the Separate Account equivalent to an annual rate of 0.15% to 1.65% for the assumption of mortality and expense risks. The mortality risk assumed by Jackson is that the insured may receive benefits greater than those anticipated by Jackson. The expense risk assumed by Jackson is that the actual costs of administering the contracts of the Separate Account may exceed the amount received from the Administration Charge and the Contract Maintenance Charge.

Optional Benefit Charges

Contract Enhancement Charge. If one of the contract enhancement benefits is selected, then for a period of three to seven contract years, Jackson will make an additional deduction based upon the average daily net assets of the contract owner’s allocations to the Investment Divisions. The amounts of these charges depend upon the contract enhancements selected and range from 0.395% to 0.65%.

Withdrawal Charge Period. If the optional three, four, or five-year withdrawal charge period feature is selected, Jackson will deduct 0.45%, 0.40%, or 0.30%, respectively, on an annual basis of the average daily net assets of the contract owner’s allocations to the Investment Divisions.

20% Additional Free Withdrawal Charge. If a contract owner selects the optional feature that permits you to withdraw up to 20% of premiums that are still subject to a withdrawal charge minus earnings during a contract year without withdrawal charge, Jackson will deduct 0.30% on an annual basis of the average daily net assets of the contract owner’s allocations to the Investment Divisions.

Optional Death Benefit Charges. If any of the optional death benefits are selected that are available under the contract, Jackson will make an additional deduction of 0.15% to 0.55% on an annual basis of the average daily net assets of the contract owner’s allocations to the Investment Divisions, based on the optional death benefit selected.

Premium Taxes

Some states and other governmental entities charge premium taxes or other similar taxes. Jackson pays these taxes and may make a deduction from the value of the contract for them. Premium taxes will not exceed 2.0%. Currently, New York does not impose premium taxes.

Note 4 – Related Party Transactions

For contract enhancement benefits related to the optional benefits offered, Jackson contributed $159,680 and $278,348 to the Separate Account in the form of additional premium to contract owner’s accounts for the years ended December 31, 2015 and 2014, respectively. These amounts are included in purchase payments from contract transactions.

JNLNY Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 5 - Purchases and Sales of Investments

For the year ended December 31, 2015, cost of purchases and proceeds from sales of the Investment Divisions’ investments in the corresponding Funds are as follows:

Jackson Variable Series Trust
	Cost of Purchases	Proceeds from Sales		Cost of Purchases	Proceeds from Sales
CG - Alt 100 Conservative Fund*	$376,527	$2,536,240	JG - Moderate Growth Fund	28,244,041	5,176,181
CG - Alt 100 Growth Fund*	289,654	4,143,319	JG - Real Assets Fund	509,952	150,210
CG - International Conservative Fund*	45,812	308,170	JNL Tactical ETF Conservative Fund	2,601,433	1,531,702
CG - International Growth Fund*	370,742	727,277	JNL Tactical ETF Growth Fund	4,642,185	1,434,662
CG - International Moderate Fund*	57,018	794,979	JNL Tactical ETF Moderate Fund	6,185,850	875,284
CG - Institutional Alt 65 Fund*	505,059	6,204,460	JNL/American Funds Global Growth Fund	4,182,134	891,848
CG - Multi-Strategy Income Fund*	234,404	2,295,872	JNL/American Funds Growth Fund	8,550,574	2,472,349
CG - Tactical Maximum Growth Fund*	1,144,108	7,524,800	JNL/AQR Risk Parity Fund	2,126,875	371,833
CG - Tactical Moderate Growth Fund*	719,509	14,332,780	JNL/BlackRock Global Long Short Credit Fund	2,614,640	924,008
Curian Dynamic Risk Advantage - Diversified Fund*	1,740,064	10,905,696	JNL/DFA U.S. Micro Cap Fund	1,618,213	1,083,420
Curian Dynamic Risk Advantage - Growth Fund*	80,546	3,261,263	JNL/DoubleLine Total Return Fund	26,214,383	6,125,719
Curian Dynamic Risk Advantage - Income Fund*	705,116	8,210,191	JNL/Eaton Vance Global Macro Absolute Return Advantage Fund	1,123,744	583,593
Curian/Aberdeen Latin America Fund*	44,464	195,612	JNL/Epoch Global Shareholder Yield Fund	694,230	662,234
Curian/Ashmore Emerging Market Small Cap Equity Fund*	53,206	332,769	JNL/FAMCO Flex Core Covered Call Fund	6,170,189	2,523,776
Curian/Baring International Fixed Income Fund*	158,673	561,713	JNL/Franklin Templeton Natural Resources Fund**	1,894,278	2,286,215
Curian/CenterSquare International Real Estate Securities Fund*	89,646	494,780	JNL/Lazard International Strategic Equity Fund	2,801,569	643,300
Curian/PineBridge Merger Arbitrage Fund*	268,992	5,027,749	JNL/MC Frontier Markets 100 Index Fund	1,154,390	329,963
Curian/Schroder Emerging Europe Fund*	64,448	409,467	JNL/Neuberger Berman Currency Fund	248,474	256,083
Curian/UBS Global Long Short Fixed Income Opportunities Fund*	123,358	1,165,981	JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund	458,151	54,779
JG - Alt 100 Fund	12,153,742	5,049,749	JNL/Nicholas Convertible Arbitrage Fund	6,086,985	2,603,998
JG - Conservative Fund	5,271,949	1,884,991	JNL/PIMCO Credit Income Fund	3,796,751	1,499,943
JG - Equity 100 Fund	1,540,211	678,633	JNL/PPM America Long Short Credit Fund	549,669	465,752
JG - Equity Income Fund**	2,659,830	9,807,367	JNL/T. Rowe Price Capital Appreciation Fund	14,304,995	2,024,002
JG - Fixed Income 100 Fund	3,352,502	1,466,677	JNL/The Boston Company Equity Income Fund	10,771,057	2,609,437
JG - Growth Fund	9,289,507	1,277,409	JNL/The London Company Focused U.S. Equity Fund	402,162	145,103
JG - Interest Rate Opportunities Fund	979,642	800,199	JNL/Van Eck International Gold Fund	1,025,651	473,127
JG - Maximum Growth Fund	8,800,035	1,712,881	JNL/WCM Focused International Equity Fund	335,306	68,024
JG - Moderate Fund	11,586,112	3,319,547

JNL Series Trust
	Cost of Purchases	Proceeds from Sales		Cost of Purchases	Proceeds from Sales
JNL Alt 65 Fund - A	$8,414,553	$4,423,622	JNL Disciplined Moderate Fund - A	$25,551,133	$15,726,979
JNL Disciplined Growth Fund - A	16,579,580	11,133,138	JNL Disciplined Moderate Growth Fund - A	30,069,737	15,709,475

JNLNY Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 5 - Purchases and Sales of Investments (continued)

JNL Series Trust (continued)
	Cost of Purchases	Proceeds from Sales		Cost of Purchases	Proceeds from Sales
JNL Institutional Alt 20 Fund - A	$22,054,420	$18,211,889	JNL/Goldman Sachs Core Plus Bond Fund - A	$25,061,076	$22,852,497
JNL Institutional Alt 35 Fund - A	20,760,089	20,801,741	JNL/Goldman Sachs Emerging Markets Debt Fund - A	2,305,023	3,879,413
JNL Institutional Alt 50 Fund - A	27,992,972	28,481,339	JNL/Goldman Sachs Mid Cap Value Fund - A	29,343,066	15,608,804
JNL Multi-Manager Alternative Fund - A	508,353	28,268	JNL/Goldman Sachs U.S. Equity Flex Fund - A	22,259,219	11,802,902
JNL Multi-Manager Small Cap Growth Fund - A	26,533,028	16,587,852	JNL/Harris Oakmark Global Equity Fund - A	976,604	64,948
JNL Multi-Manager Small Cap Value Fund - A	13,175,619	15,596,451	JNL/Invesco Global Real Estate Fund - A	37,773,089	21,120,170
JNL/AB Dynamic Asset Allocation Fund - A	2,055,556	1,303,438	JNL/Invesco International Growth Fund - A	19,543,351	11,400,547
JNL/American Funds Balanced Allocation Fund - A	34,540,167	8,155,855	JNL/Invesco Large Cap Growth Fund - A	19,000,662	7,565,424
JNL/American Funds Blue Chip Income and Growth Fund - A	53,082,202	40,282,447	JNL/Invesco Mid Cap Value Fund - A	7,151,080	4,736,767
JNL/American Funds Global Bond Fund - A	5,676,395	5,285,900	JNL/Invesco Small Cap Growth Fund - A	41,508,461	10,726,943
JNL/American Funds Global Small Capitalization Fund - A	14,190,970	7,838,471	JNL/Ivy Asset Strategy Fund - A	23,127,059	33,320,322
JNL/American Funds Growth-Income Fund - A	73,463,499	26,636,513	JNL/JPMorgan MidCap Growth Fund - A	45,927,260	15,812,907
JNL/American Funds Growth Allocation Fund - A	22,846,575	7,602,176	JNL/JPMorgan U.S. Government & Quality Bond Fund - A	25,561,499	14,805,761
JNL/American Funds International Fund - A	30,247,979	10,937,104	JNL/Lazard Emerging Markets Fund - A	5,956,456	6,152,288
JNL/American Funds New World Fund - A	16,506,682	8,195,984	JNL/MC 10 x 10 Fund - A	6,753,093	7,702,558
JNL/AQR Managed Futures Strategy Fund - A	11,936,824	3,377,177	JNL/MC Bond Index Fund - A	21,111,226	12,223,291
JNL/BlackRock Global Allocation Fund - A	67,719,846	31,841,726	JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A**	3,107,052	6,157,545
JNL/BlackRock Large Cap Select Growth Fund - A	34,704,146	10,530,500	JNL/MC Emerging Markets Index Fund - A	16,272,997	7,806,946
JNL/BlackRock Natural Resources Fund - A	18,181,848	11,167,580	JNL/MC European 30 Fund - A	29,905,328	9,312,320
JNL/Boston Partners Global Long Short Equity Fund - A	1,842,503	294,741	JNL/MC Global Alpha Fund - A*	187,026	3,485,753
JNL/Brookfield Global Infrastructure and MLP Fund - A	24,111,282	23,726,385	JNL/MC Index 5 Fund - A	18,783,418	11,575,489
JNL/Capital Guardian Global Balanced Fund - A	5,344,837	4,339,614	JNL/MC International Index Fund - A	36,927,896	21,866,177
JNL/Capital Guardian Global Diversified Research Fund - A	4,211,120	2,859,133	JNL/MC Pacific Rim 30 Fund - A	15,219,326	6,268,416
JNL/Causeway International Value Select Fund - A	11,733,692	6,020,722	JNL/MC S&P 400 MidCap Index Fund - A	57,150,596	23,989,527
JNL/DFA U.S. Core Equity Fund - A	15,126,436	6,798,277	JNL/MC S&P 500 Index Fund - A	120,395,423	68,000,715
JNL/DoubleLine Shiller Enhanced CAPE Fund - A	631,859	45,968	JNL/MC Small Cap Index Fund - A	45,072,910	16,902,473
JNL/Eastspring Investments Asia ex-Japan Fund - A	3,963,245	3,033,186	JNL/MC Utilities Sector Fund	2,070,904	1,930,995
JNL/Eastspring Investments China-India Fund - A	12,527,728	14,139,145	JNL/MMRS Conservative Fund - A	22,470,373	3,941,081
JNL/Franklin Templeton Founding Strategy Fund - A	13,633,280	18,966,086	JNL/MMRS Growth Fund - A	1,421,220	289,410
JNL/Franklin Templeton Global Growth Fund - A	8,839,929	6,011,466	JNL/MMRS Moderate Fund - A	12,150,160	4,405,391
JNL/Franklin Templeton Global Multisector Bond Fund - A	19,064,576	10,855,988	JNL/Morgan Stanley Mid Cap Growth Fund - A	6,956,916	2,202,761
JNL/Franklin Templeton Income Fund - A	41,934,900	35,543,136	JNL/Neuberger Berman Strategic Income Fund - A	17,037,941	13,002,679
JNL/Franklin Templeton International Small Cap Growth Fund - A	14,662,375	6,139,258	JNL/Oppenheimer Emerging Markets Innovator Fund - A	507,808	141,858
JNL/Franklin Templeton Mutual Shares Fund - A	12,038,266	8,466,802	JNL/Oppenheimer Global Growth Fund - A	41,663,454	13,562,433

JNLNY Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 5 - Purchases and Sales of Investments (continued)

JNL Series Trust (continued)
	Cost of Purchases	Proceeds from Sales		Cost of Purchases	Proceeds from Sales
JNL/PIMCO Real Return Fund - A	$18,399,794	$19,627,422	JNL/S&P Managed Growth Fund - A	$64,357,711	$63,453,442
JNL/PIMCO Total Return Bond Fund - A	54,120,385	53,674,455	JNL/S&P Managed Moderate Fund - A	43,965,205	51,585,773
JNL/PPM America Floating Rate Income Fund - A	35,522,403	33,369,767	JNL/S&P Managed Moderate Growth Fund - A	68,469,397	75,980,686
JNL/PPM America High Yield Bond Fund - A	37,623,374	42,034,260	JNL/S&P Mid 3 Fund - A	12,092,302	3,133,954
JNL/PPM America Mid Cap Value Fund - A	10,616,102	5,301,704	JNL/S&P Total Yield Fund - A	20,072,917	15,672,926
JNL/PPM America Small Cap Value Fund - A	22,213,305	3,625,370	JNL/Scout Unconstrained Bond Fund - A	3,006,023	1,012,728
JNL/PPM America Value Equity Fund - A	2,442,995	2,831,025	JNL/T. Rowe Price Established Growth Fund - A	127,001,376	38,055,366
JNL/Red Rocks Listed Private Equity Fund - A	8,957,321	5,395,534	JNL/T. Rowe Price Mid-Cap Growth Fund - A	79,516,261	36,183,483
JNL/S&P 4 Fund - A	217,526,591	67,677,972	JNL/T. Rowe Price Short-Term Bond Fund - A	28,572,549	17,320,190
JNL/S&P Competitive Advantage Fund - A	49,575,606	23,068,493	JNL/T. Rowe Price Value Fund - A	37,221,820	21,493,311
JNL/S&P Dividend Income & Growth Fund - A	65,126,607	44,795,349	JNL/Westchester Capital Event Driven Fund - A	37,236	2,599
JNL/S&P International 5 Fund - A	2,080,192	352,619	JNL/WMC Balanced Fund - A	95,686,146	66,571,665
JNL/S&P Intrinsic Value Fund - A	47,000,870	28,453,667	JNL/WMC Money Market Fund - A	120,104,710	116,980,911
JNL/S&P Managed Aggressive Growth Fund - A	32,619,724	32,504,932	JNL/WMC Value Fund - A	15,141,686	8,032,273
JNL/S&P Managed Conservative Fund - A	32,472,650	34,205,286

JNL Variable Fund LLC
	Cost of Purchases	Proceeds from Sales		Cost of Purchases	Proceeds from Sales
JNL/MC 25 Fund - A**	$13,831,343	$43,784,172	JNL/MC Nasdaq 25 Fund - A	$32,804,204	$21,445,946
JNL/MC Communications Sector Fund - A	1,882,121	2,464,363	JNL/MC Oil & Gas Sector Fund - A	46,391,519	20,238,925
JNL/MC Consumer Brands Sector Fund - A	43,213,029	10,928,597	JNL/MC S&P 24 Fund - A	45,552,445	7,036,178
JNL/MC Financial Sector Fund - A	31,036,747	14,983,650	JNL/MC S&P SMid 60 Fund - A	11,728,320	6,305,353
JNL/MC Healthcare Sector Fund - A	134,302,498	54,256,707	JNL/MC Technology Sector Fund - A	64,125,940	27,842,433
JNL/MC JNL 5 Fund - A	63,202,984	59,014,806	JNL/MC Value Line 30 Fund - A*	1,140,174	36,894,087
JNL/MC JNL Optimized 5 Fund - A*	2,838,178	39,641,460

JNL Investors Series Trust
	Cost of Purchases	Proceeds from Sales
JNL/PPM America Total Return Fund - A	$6,969,684	$2,097,149
*No longer available as of April 27, 2015.
**No longer available as of September 28, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)
December 31, 2015

Note 6 - Subsequent Events

Management has evaluated subsequent events for the Separate Account through the date the financial statements are issued and the following events occurred:

On March 21, 2016, contract holders of the applicable Investment Division as shareowners in the acquired Fund approved the following acquisitions: JNL/Mellon Capital Frontier Markets 100 Index Fund into JNL/Mellon Capital Emerging Markets Index Fund; JNL/Eastspring Investments Asia ex-Japan Fund into JNL/Eastspring Investments China-India Fund (renamed JNL/Invesco China-India Fund); JNL/Invesco Large Cap Growth Fund into JNL/BlackRock Large Cap Select Growth Fund; and JNL/Capital Guardian Global Diversified Research Fund into JNL/Oppenheimer Global Growth Fund. The acquisitions will be effective after close of business on April 22, 2016. Also effective after close of business on April 22, 2016, JNL/PPM America Total Return Fund will be acquired by JNL/PPM America Total Return Fund, a separate series of JNL Series Trust.

No other events were noted that required adjustments to the financial statements or disclosures in the notes.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights
 The following is a summary for each period in the five-year period ended December 31, 2015, of unit values, total returns and expense ratios for variable annuity contracts with the highest and lowest expense ratios in addition to certain other Investment Division data. Unit values for Investment Divisions that do not have any assets at period end are calculated based on the net asset value of the underlying Fund less expenses charged directly to that Investment Division of the Separate Account.

	CG - Alt 100 Conservative Fund (b) (c)	CG - Alt 100 Growth Fund (b) (c)	CG - International Conservative Fund (b) (c)	CG - International Growth Fund (b) (c)	CG - International Moderate Fund (b) (c)	CG - Institutional Alt 65 Fund (a) (c)	CG - Multi-Strategy Income Fund (b) (c)	CG - Tactical Maximum Growth Fund (a) (c)	CG - Tactical Moderate Growth Fund (a) (c)	Curian Dynamic Risk Advantage - Diversified Fund (a) (c)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$10.227176	$10.494979	$9.439385	$10.111313	$9.733887	$11.651888	$9.864068	$12.388913	$12.361261	$10.736202
Total Return *	3.01%	3.01%	0.30%	4.73%	2.58%	3.84%	1.57%	4.59%	5.40%	2.63%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2014

Unit Value	$9.928452	$10.188288	$9.411280	$9.654782	$9.488765	$11.220893	$9.712030	$11.845421	$11.728244	$10.461171
Total Return *	0.12%	0.93%	-3.25%	-4.45%	-4.41%	1.32%	0.66%	2.49%	3.14%	3.86%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2013

Unit Value	$9.916105	$10.094605	$9.727060	$10.104903	$9.926070	$11.074650	$9.648368	$11.557453	$11.371312	$10.072245
Total Return *	-0.43%***	-0.08%***	0.64%***	5.32%***	-0.59%***	7.28%	-2.56%***	13.92%	11.22%	0.83%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2012

Unit Value	n/a	n/a	n/a	n/a	n/a	$10.323284	n/a	$10.145070	$10.224384	$9.989137
Total Return *	n/a	n/a	n/a	n/a	n/a	4.12%***	n/a	0.44%***	2.23%***	0.39%***
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	1.25%	n/a	1.25%	1.25%	1.25%

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	CG - Alt 100 Conservative Fund (b) (c)	CG - Alt 100 Growth Fund (b) (c)	CG - International Conservative Fund (b) (c)	CG - International Growth Fund (b) (c)	CG - International Moderate Fund (b) (c)	CG - Institutional Alt 65 Fund (a) (c)	CG - Multi-Strategy Income Fund (b) (c)	CG - Tactical Maximum Growth Fund (a) (c)	CG - Tactical Moderate Growth Fund (a) (c)	Curian Dynamic Risk Advantage - Diversified Fund (a) (c)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$10.278073	$10.547214	$9.487367	$10.191574	$9.782234	$11.745804	$9.913191	$12.549173	$12.520903	$10.822740
Total Return *	3.09%	3.09%	0.38%	4.48%***	2.66%	3.92%	1.64%	4.72%	5.53%	2.71%
Ratio of Expenses **	1.00%	1.00%	1.00%	0.85%	1.00%	1.00%	1.00%	0.85%	0.85%	1.00%

Period ended December 31, 2014

Unit Value	$9.970075	$10.231005	$9.451735	$9.694882	$9.528454	$11.302511	$9.752778	$11.983670	$11.864871	$10.537281
Total Return *	0.38%	1.18%	-3.00%	-4.22%	-4.17%	1.57%	0.91%	2.90%	0.82%***	4.12%
Ratio of Expenses **	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%	0.85%	0.85%	1.00%

Period ended December 31, 2013

Unit Value	$9.932810	$10.111625	$9.744467	$10.121536	$9.942700	$11.127362	$9.664656	$11.645665	$11.425453	$10.120201
Total Return *	-0.85%***	0.36%***	1.00%***	3.58%***	-0.62%***	7.55%	-3.10%***	5.83%***	11.50%	1.08%
Ratio of Expenses **	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%	0.85%	1.00%	1.00%

Period ended December 31, 2012

Unit Value	n/a	n/a	n/a	n/a	n/a	$10.346523	n/a	$10.168140	$10.247414	$10.011633
Total Return *	n/a	n/a	n/a	n/a	n/a	5.79%***	n/a	5.54%***	2.21%***	-0.15%***
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	1.00%	n/a	1.00%	1.00%	1.00%

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units, inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	CG - Alt 100 Conservative Fund (b) (c)	CG - Alt 100 Growth Fund (b) (c)	CG - International Conservative Fund (b) (c)	CG - International Growth Fund (b) (c)	CG - International Moderate Fund (b) (c)	CG - Institutional Alt 65 Fund (a) (c)	CG - Multi-Strategy Income Fund (b) (c)	CG - Tactical Maximum Growth Fund (a) (c)	CG - Tactical Moderate Growth Fund (a) (c)	Curian Dynamic Risk Advantage - Diversified Fund (a) (c)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Units Outstanding (in thousands)	—	—	—	—	—	—	—	—	—	—
Investment Income Ratio *	1.15%	1.59%	0.57%	1.30%	1.05%	1.66%	1.42%	1.42%	1.11%	0.50%

Period ended December 31, 2014

Net Assets (in thousands)	$2,138	$3,864	$264	$347	$736	$5,861	$2,063	$6,462	$13,390	$9,474
Units Outstanding (in thousands)	215	378	28	36	77	520	212	542	1,136	901
Investment Income Ratio *	0.61%	0.76%	0.95%	0.81%	0.94%	0.86%	1.49%	0.53%	0.97%	0.00%

Period ended December 31, 2013

Net Assets (in thousands)	$660	$1,441	$92	$182	$431	$5,098	$1,125	$4,985	$8,302	$8,624
Units Outstanding (in thousands)	66	143	9	18	43	459	117	429	728	853
Investment Income Ratio *	0.00%	0.00%	0.00%	0.00%	0.00%	0.17%	0.00%	0.00%	0.34%	0.00%

Period ended December 31, 2012

Net Assets (in thousands)	n/a	n/a	n/a	n/a	n/a	$2,615	n/a	$1,446	$4,623	$2,515
Units Outstanding (in thousands)	n/a	n/a	n/a	n/a	n/a	253	n/a	142	452	251
Investment Income Ratio *	n/a	n/a	n/a	n/a	n/a	0.00%	n/a	0.00%	0.00%	0.00%

Period ended December 31, 2011

Net Assets (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Units Outstanding (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Investment Income Ratio *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	Curian Dynamic Risk Advantage - Growth Fund (a) (c)	Curian Dynamic Risk Advantage - Income Fund (a) (c)	Curian/Aberdeen Latin America Fund (b) (c)	Curian/Ashmore Emerging Market Small Cap Equity Fund (b) (c)	Curian/Baring International Fixed Income Fund (b) (c)	Curian/ CenterSquare International Real Estate Securities Fund (b) (c)	Curian/PineBridge Merger Arbitrage Fund (a) (c)	Curian/Schroder Emerging Europe Fund (b) (c)	Curian/UBS Global Long Short Fixed Income Opportunities Fund (b) (c)	JG - Alt 100 Fund (a)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$9.253510	$11.130679	$6.601040	$10.330068	$8.903221	$9.792579	$9.656561	$8.027141	$9.424768	$10.174888
Total Return *	3.18%	1.45%	-4.28%	12.11%	-3.02%	6.26%	-0.28%	8.27%	1.09%	-2.93%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2014

Unit Value	$8.968683	$10.972007	$6.895913	$9.214531	$9.180556	$9.215972	$9.683597	$7.414266	$9.322837	$10.481547
Total Return *	-5.40%	6.82%	-16.52%	-10.67%	-3.80%	-0.46%	-1.83%	-28.13%	-5.61%	1.00%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2013

Unit Value	$9.481123	$10.271797	$8.260099	$10.314624	$9.543470	$9.258230	$9.864185	$10.316902	$9.876413	$10.377480
Total Return *	0.51%	0.17%	-0.47%***	13.62%***	-1.45%***	-1.76%***	-1.03%	5.02%***	-1.95%***	2.59%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2012

Unit Value	$9.433310	$10.254443	n/a	n/a	n/a	n/a	$9.966882	n/a	n/a	$10.115590
Total Return *	-4.51%***	2.45%***	n/a	n/a	n/a	n/a	-0.02%***	n/a	n/a	3.27%***
Ratio of Expenses **	1.25%	1.25%	n/a	n/a	n/a	n/a	1.25%	n/a	n/a	1.25%

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	Curian Dynamic Risk Advantage - Growth Fund (a) (c)	Curian Dynamic Risk Advantage - Income Fund (a) (c)	Curian/Aberdeen Latin America Fund (b) (c)	Curian/Ashmore Emerging Market Small Cap Equity Fund (b) (c)	Curian/Baring International Fixed Income Fund (b) (c)	Curian/ CenterSquare International Real Estate Securities Fund (b) (c)	Curian/PineBridge Merger Arbitrage Fund (a) (c)	Curian/Schroder Emerging Europe Fund (b) (c)	Curian/UBS Global Long Short Fixed Income Opportunities Fund (b) (c)	JG - Alt 100 Fund (a)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$9.328309	$11.220417	$6.633739	$10.381510	$8.974412	$9.841243	$9.782042	$8.066582	$9.499980	$10.334693
Total Return *	3.26%	1.53%	-4.20%	12.19%	-2.90%	6.34%	-0.15%	8.35%	1.22%	-2.54%
Ratio of Expenses **	1.00%	1.00%	1.00%	1.00%	0.85%	1.00%	0.85%	1.00%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$9.034124	$11.051832	$6.924670	$9.253182	$9.242413	$9.254533	$9.797186	$7.444885	$9.385503	$10.603680
Total Return *	-5.17%	7.08%	-16.31%	-10.44%	-7.07%***	-0.21%	-1.44%	-27.96%	-1.99%***	1.41%
Ratio of Expenses **	1.00%	1.00%	1.00%	1.00%	0.85%	1.00%	0.85%	1.00%	0.85%	0.85%

Period ended December 31, 2013

Unit Value	$9.526462	$10.320692	$8.273825	$10.332040	$9.559820	$9.273734	$9.940048	$10.333666	$9.893089	$10.456496
Total Return *	0.76%	0.42%	-6.50%***	11.53%***	-0.67%***	-0.43%***	-0.63%	-4.74%***	-1.05%***	0.32%***
Ratio of Expenses **	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%	0.85%	1.00%	1.00%	0.85%

Period ended December 31, 2012

Unit Value	$9.454752	$10.277535	n/a	n/a	n/a	n/a	$10.003438	n/a	n/a	$10.138417
Total Return *	-5.60%***	5.00%***	n/a	n/a	n/a	n/a	0.26%***	n/a	n/a	2.29%***
Ratio of Expenses **	1.00%	1.00%	n/a	n/a	n/a	n/a	0.85%	n/a	n/a	1.00%

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	Curian Dynamic Risk Advantage - Growth Fund (a) (c)	Curian Dynamic Risk Advantage - Income Fund (a) (c)	Curian/Aberdeen Latin America Fund (b) (c)	Curian/Ashmore Emerging Market Small Cap Equity Fund (b) (c)	Curian/Baring International Fixed Income Fund (b) (c)	Curian/ CenterSquare International Real Estate Securities Fund (b) (c)	Curian/PineBridge Merger Arbitrage Fund (a) (c)	Curian/Schroder Emerging Europe Fund (b) (c)	Curian/UBS Global Long Short Fixed Income Opportunities Fund (b) (c)	JG - Alt 100 Fund (a)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$25,072
Units Outstanding (in thousands)	—	—	—	—	—	—	—	—	—	2,446
Investment Income Ratio *	0.00%	2.35%	0.01%	0.23%	0.00%	0.75%	0.00%	0.00%	3.32%	1.16%

Period ended December 31, 2014

Net Assets (in thousands)	$3,072	$7,654	$157	$246	$414	$383	$4,822	$317	$1,072	$19,386
Units Outstanding (in thousands)	341	694	23	27	45	41	495	43	115	1,840
Investment Income Ratio *	0.00%	1.90%	1.80%	0.02%	0.01%	4.64%	0.00%	4.08%	0.00%	1.12%

Period ended December 31, 2013

Net Assets (in thousands)	$2,030	$7,950	$56	$160	$145	$96	$4,389	$59	$469	$15,147
Units Outstanding (in thousands)	213	771	7	16	15	10	443	6	47	1,455
Investment Income Ratio *	0.00%	0.00%	1.35%	0.04%	1.14%	2.87%	0.00%	2.21%	0.00%	0.03%

Period ended December 31, 2012

Net Assets (in thousands)	$941	$2,504	n/a	n/a	n/a	n/a	$2,266	n/a	n/a	$6,324
Units Outstanding (in thousands)	100	244	n/a	n/a	n/a	n/a	227	n/a	n/a	624
Investment Income Ratio *	0.00%	2.72%	n/a	n/a	n/a	n/a	0.00%	n/a	n/a	0.00%

Period ended December 31, 2011

Net Assets (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Units Outstanding (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Investment Income Ratio *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JG - Conservative Fund (a)	JG - Equity 100 Fund (a)	JG - Equity Income Fund (a) (d)	JG - Fixed Income 100 Fund (b)	JG - Growth Fund (c)	JG - Interest Rate Opportunities Fund (c)	JG - Maximum Growth Fund (a)	JG - Moderate Fund (a)	JG - Moderate Growth Fund (a)	JG - Real Assets Fund (c)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$10.399303	$13.035932	$11.785562	$9.438343	$10.935242	$9.241209	$12.081553	$11.509665	$11.513449	$8.333126
Total Return *	-2.92%	-2.47%	-8.17%	-3.31%	-2.01%	-5.10%	-2.55%	-2.56%	-2.56%	-12.60%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2014

Unit Value	$10.712578	$13.365617	$12.833553	$9.761060	$11.159017	$9.737747	$12.397100	$11.811623	$11.816086	$9.534581
Total Return *	2.43%	3.53%	7.27%	0.87%	2.87%	-0.20%	2.97%	2.42%	2.82%	-2.88%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2013

Unit Value	$10.458925	$12.909400	$11.964056	$9.676550	$10.848084	$9.757431	$12.040105	$11.532356	$11.492095	$9.816898
Total Return *	-0.40%	25.57%	15.34%	-3.63%	8.34%***	-1.24%***	17.30%	10.76%	10.37%	-0.95%***
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2012

Unit Value	$10.501299	$10.280677	$10.372682	$10.041492	n/a	n/a	$10.263934	$10.412254	$10.412243	n/a
Total Return *	4.19%***	3.38%***	6.99%***	-0.11%***	n/a	n/a	2.16%***	3.86%***	3.08%***	n/a
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	n/a	n/a	1.25%	1.25%	1.25%	n/a

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements. Unit values disclosed are as of September 25, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JG - Conservative Fund (a)	JG - Equity 100 Fund (a)	JG - Equity Income Fund (a) (d)	JG - Fixed Income 100 Fund (b)	JG - Growth Fund (c)	JG - Interest Rate Opportunities Fund (c)	JG - Maximum Growth Fund (a)	JG - Moderate Fund (a)	JG - Moderate Growth Fund (a)	JG - Real Assets Fund (c)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$10.501088	$13.209294	$11.893169	$9.563941	$11.052980	$9.303213	$12.271280	$11.690409	$11.694285	$8.389061
Total Return *	-2.68%	-2.08%	-8.00%	-2.92%	-1.61%	-4.86%	-2.15%	-2.15%***	-2.17%	-12.38%
Ratio of Expenses **	1.00%	0.85%	1.00%	0.85%	0.85%	1.00%	0.85%	0.85%	0.85%	1.00%

Period ended December 31, 2014

Unit Value	$10.790432	$13.489297	$12.926972	$9.851465	$11.234131	$9.778611	$12.541512	$11.897511	$11.953766	$9.574612
Total Return *	2.68%	-1.55%***	7.54%	-2.82%***	-0.37%***	0.05%	-0.50%***	2.68%	3.23%	-2.63%
Ratio of Expenses **	1.00%	0.85%	1.00%	0.85%	0.85%	1.00%	0.85%	1.00%	0.85%	1.00%

Period ended December 31, 2013

Unit Value	$10.508634	$12.951487	$12.021064	$9.708256	$10.866519	$9.773907	$12.097419	$11.587209	$11.579589	$9.833497
Total Return *	-0.15%	25.88%	15.63%	-3.39%	6.27%***	-2.30%***	17.60%	11.03%	7.19%***	-0.07%***
Ratio of Expenses **	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%	0.85%	1.00%

Period ended December 31, 2012

Unit Value	$10.524862	$10.288426	$10.396091	$10.049233	n/a	n/a	$10.287058	$10.435657	$10.435693	n/a
Total Return *	1.45%***	6.81%***	3.77%***	0.31%***	n/a	n/a	0.28%***	0.76%***	3.72%***	n/a
Ratio of Expenses **	1.00%	1.00%	1.00%	1.00%	n/a	n/a	1.00%	1.00%	1.00%	n/a

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements. Unit values disclosed are as of September 25, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JG - Conservative Fund (a)	JG - Equity 100 Fund (a)	JG - Equity Income Fund (a) (d)	JG - Fixed Income 100 Fund (b)	JG - Growth Fund (c)	JG - Interest Rate Opportunities Fund (c)	JG - Maximum Growth Fund (a)	JG - Moderate Fund (a)	JG - Moderate Growth Fund (a)	JG - Real Assets Fund (c)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$10,739	$5,301	$—	$5,594	$17,412	$3,609	$11,982	$30,300	$47,720	$622
Units Outstanding (in thousands)	1,026	404	—	589	1,582	389	982	2,612	4,112	74
Investment Income Ratio *	1.26%	2.25%	1.11%	1.22%	1.65%	0.95%	1.30%	1.64%	1.32%	0.82%

Period ended December 31, 2014

Net Assets (in thousands)	$7,768	$5,110	$8,031	$3,928	$10,217	$3,670	$5,967	$23,663	$27,429	$370
Units Outstanding (in thousands)	722	380	622	401	912	376	478	1,992	2,308	39
Investment Income Ratio *	0.94%	0.73%	4.70%	1.84%	0.48%	1.59%	0.63%	0.92%	0.73%	1.01%

Period ended December 31, 2013

Net Assets (in thousands)	$2,981	$2,259	$3,575	$1,251	$3,163	$2,397	$4,287	$9,543	$13,172	$284
Units Outstanding (in thousands)	284	175	298	129	291	245	355	825	1,142	29
Investment Income Ratio *	0.85%	0.09%	0.51%	0.47%	0.00%	0.00%	0.19%	0.48%	0.17%	0.00%

Period ended December 31, 2012

Net Assets (in thousands)	$797	$292	$1,463	$278	n/a	n/a	$890	$2,455	$4,377	n/a
Units Outstanding (in thousands)	76	28	141	28	n/a	n/a	87	235	420	n/a
Investment Income Ratio *	0.00%	0.00%	0.00%	0.00%	n/a	n/a	0.00%	0.00%	0.00%	n/a

Period ended December 31, 2011

Net Assets (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Units Outstanding (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Investment Income Ratio *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL Tactical ETF Conservative Fund (a)	JNL Tactical ETF Growth Fund (a)	JNL Tactical ETF Moderate Fund (a)	JNL/American Funds Global Growth Fund (d)	JNL/American Funds Growth Fund (a)	JNL/AQR Risk Parity Fund (d)	JNL/BlackRock Global Long Short Credit Fund (c)	JNL/DFA U.S. Micro Cap Fund (b)	JNL/DoubleLine Total Return Fund (d)	JNL/Eaton Vance Global Macro Absolute Return Advantage Fund (c)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$11.057196	$12.539329	$11.940608	$11.632279	$15.134524	$9.465401	$9.750850	$13.531821	$10.235384	$9.835931
Total Return *	-0.97%	-1.24%	-1.09%	5.30%	5.12%	-11.42%	-2.57%	-6.02%	-1.17%***	0.74%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	2.46%	1.25%

Period ended December 31, 2014

Unit Value	$11.165416	$12.696714	$12.072143	$11.046631	$14.397508	$10.686224	$10.008388	$14.398510	$10.478404	$9.763528
Total Return *	2.74%	3.26%	3.23%	0.79%	6.64%	6.61%	-0.07%	0.78%	5.17%	3.43%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2013

Unit Value	$10.868066	$12.295748	$11.694231	$10.960114	$13.500798	$10.023693	$10.015287	$14.286772	$9.963773	$9.440133
Total Return *	5.27%	17.00%	12.29%	4.41%***	27.84%	-1.51%***	0.31%***	41.85%	-0.80%***	-5.90%***
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2012

Unit Value	$10.323518	$10.508894	$10.413985	n/a	$10.560607	n/a	n/a	$10.071412	n/a	n/a
Total Return *	5.41%***	5.47%***	2.70%***	n/a	2.78%***	n/a	n/a	3.58%***	n/a	n/a
Ratio of Expenses **	1.25%	1.25%	1.25%	n/a	1.25%	n/a	n/a	1.25%	n/a	n/a

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) Commencement of operations September 16, 2013.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL Tactical ETF Conservative Fund (a)	JNL Tactical ETF Growth Fund (a)	JNL Tactical ETF Moderate Fund (a)	JNL/American Funds Global Growth Fund (d)	JNL/American Funds Growth Fund (a)	JNL/AQR Risk Parity Fund (d)	JNL/BlackRock Global Long Short Credit Fund (c)	JNL/DFA U.S. Micro Cap Fund (b)	JNL/DoubleLine Total Return Fund (d)	JNL/Eaton Vance Global Macro Absolute Return Advantage Fund (c)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$11.165503	$12.736262	$12.128067	$11.739421	$15.372191	$9.519610	$9.855677	$13.711652	$10.619877	$9.941726
Total Return *	-0.72%	-0.84%	-0.69%	5.72%	5.54%	-11.20%	-2.18%	-5.64%	0.83%	-1.14%***
Ratio of Expenses **	1.00%	0.85%	0.85%	0.85%	0.85%	1.00%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$11.246631	$12.844628	$12.212727	$11.103859	$14.565207	$10.720593	$10.075604	$14.531633	$10.532614	$9.804489
Total Return *	2.99%	0.46%***	3.65%	1.99%***	7.07%	6.88%	-1.18%***	7.80%***	5.59%	3.68%
Ratio of Expenses **	1.00%	0.85%	0.85%	0.85%	0.85%	1.00%	0.85%	0.85%	0.85%	1.00%

Period ended December 31, 2013

Unit Value	$10.919785	$12.354317	$11.783178	$10.968059	$13.603532	$10.030855	$10.032095	$14.333220	$9.975345	$9.456052
Total Return *	5.54%	17.30%	9.33%***	8.41%***	10.03%***	-2.10%***	0.54%***	42.21%	-1.62%***	-1.55%***
Ratio of Expenses **	1.00%	1.00%	0.85%	1.00%	0.85%	1.00%	1.00%	1.00%	0.85%	1.00%

Period ended December 31, 2012

Unit Value	$10.346749	$10.532592	$10.437409	n/a	$10.584333	n/a	n/a	$10.079057	n/a	n/a
Total Return *	3.79%***	0.75%***	5.42%***	n/a	7.76%***	n/a	n/a	6.20%***	n/a	n/a
Ratio of Expenses **	1.00%	1.00%	1.00%	n/a	1.00%	n/a	n/a	1.00%	n/a	n/a

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) Commencement of operations September 16, 2013.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL Tactical ETF Conservative Fund (a)	JNL Tactical ETF Growth Fund (a)	JNL Tactical ETF Moderate Fund (a)	JNL/American Funds Global Growth Fund (d)	JNL/American Funds Growth Fund (a)	JNL/AQR Risk Parity Fund (d)	JNL/BlackRock Global Long Short Credit Fund (c)	JNL/DFA U.S. Micro Cap Fund (b)	JNL/DoubleLine Total Return Fund (d)	JNL/Eaton Vance Global Macro Absolute Return Advantage Fund (c)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$6,362	$9,705	$15,585	$5,206	$14,176	$1,417	$3,620	$2,124	$28,618	$1,374
Units Outstanding (in thousands)	572	767	1,293	445	929	149	369	156	2,721	139
Investment Income Ratio *	1.09%	1.14%	1.06%	0.44%	0.57%	36.53%	5.76%	0.00%	2.32%	6.87%

Period ended December 31, 2014

Net Assets (in thousands)	$5,385	$6,827	$10,651	$1,914	$7,896	$1,064	$2,205	$2,493	$8,702	$904
Units Outstanding (in thousands)	480	534	876	173	545	99	220	172	829	92
Investment Income Ratio *	0.82%	0.80%	0.74%	0.23%	0.29%	0.00%	0.00%	0.00%	0.53%	0.00%

Period ended December 31, 2013

Net Assets (in thousands)	$4,758	$4,407	$7,820	$290	$3,384	$70	$775	$1,029	$463	$268
Units Outstanding (in thousands)	437	357	666	26	250	7	77	72	46	28
Investment Income Ratio *	0.00%	0.00%	0.00%	0.00%	0.19%	0.00%	0.00%	1.03%	0.00%	0.00%

Period ended December 31, 2012

Net Assets (in thousands)	$1,394	$801	$1,451	n/a	$445	n/a	n/a	$14	n/a	n/a
Units Outstanding (in thousands)	135	76	139	n/a	42	n/a	n/a	1	n/a	n/a
Investment Income Ratio *	2.89%	1.53%	2.05%	n/a	0.00%	n/a	n/a	0.00%	n/a	n/a

Period ended December 31, 2011

Net Assets (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Units Outstanding (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Investment Income Ratio *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) Commencement of operations September 16, 2013.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)
	JNL/Epoch Global Shareholder Yield Fund (a)	JNL/FAMCO Flex Core Covered Call Fund (a)	JNL/Franklin Templeton Natural Resources Fund (a) (e)	JNL/Lazard International Strategic Equity Fund (c)	JNL/MC Frontier Markets 100 Index Fund (b)	JNL/Neuberger Berman Currency Fund (b)	JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund (d)	JNL/Nicholas Convertible Arbitrage Fund (a)	JNL/PIMCO Credit Income Fund (a)	JNL/PPM America Long Short Credit Fund (c)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$12.681527	$11.629381	$5.723891	$11.546871	$8.577292	$10.011404	$5.679845	$9.695055	$10.331816	$9.332169
Total Return *	-6.17%	-4.41%	-22.34%	3.11%	-15.99%	0.62%	-26.00%	-4.16%	-1.35%***	-4.94%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	2.02%	1.25%

Period ended December 31, 2014

Unit Value	$13.515080	$12.166246	$7.370542	$11.198173	$10.210125	$9.949288	$7.675001	$10.116375	$10.884006	$9.816721
Total Return *	4.74%	7.49%	-21.58%	-2.65%	-16.03%	2.08%	-22.03%***	-2.30%	6.28%	-2.66%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%

Period ended December 31, 2013

Unit Value	$12.903844	$11.319004	$9.399200	$11.502659	$12.159633	$9.746259	n/a	$10.354499	$10.241175	$10.084773
Total Return *	19.27%***	11.31%	7.30%	15.57%***	8.67%***	-3.13%	n/a	2.06%	-2.92%	3.04%***
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%	n/a	1.25%	1.25%	1.25%

Period ended December 31, 2012

Unit Value	$10.609000	$10.169153	$8.760110	n/a	$10.408022	$10.061422	n/a	$10.145372	$10.549023	n/a
Total Return *	1.28%***	0.34%***	-3.74%***	n/a	1.64%***	0.77%***	n/a	1.88%***	4.88%***	n/a
Ratio of Expenses **	1.10%	1.25%	1.25%	n/a	1.00%	1.25%	n/a	1.25%	1.25%	n/a

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) Commencement of operations April 28, 2014.
(e) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements. Unit values disclosed are as of September 25, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)
	JNL/Epoch Global Shareholder Yield Fund (a)	JNL/FAMCO Flex Core Covered Call Fund (a)	JNL/Franklin Templeton Natural Resources Fund (a) (e)	JNL/Lazard International Strategic Equity Fund (c)	JNL/MC Frontier Markets 100 Index Fund (b)	JNL/Neuberger Berman Currency Fund (b)	JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund (d)	JNL/Nicholas Convertible Arbitrage Fund (a)	JNL/PIMCO Credit Income Fund (a)	JNL/PPM America Long Short Credit Fund (c)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$12.880997	$11.812166	$5.807582	$11.671070	$8.691580	$10.094468	$5.717924	$9.847698	$10.814407	$9.432437
Total Return *	-5.79%	-4.03%	-22.11%	-7.68%***	-15.66%	0.88%	0.15%***	-3.78%	-1.78%	-4.56%
Ratio of Expenses **	0.85%	0.85%	0.85%	0.85%	0.85%	1.00%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$13.672846	$12.308118	$7.456395	$11.245149	$10.304910	$10.006806	$7.687721	$10.234637	$11.010872	$9.882596
Total Return *	-2.03%***	7.92%	-21.27%	-2.40%	-19.04%***	2.34%	-22.75%***	-1.91%	6.70%	-2.27%
Ratio of Expenses **	0.85%	0.85%	0.85%	1.00%	0.85%	1.00%	1.00%	0.85%	0.85%	0.85%

Period ended December 31, 2013

Unit Value	$12.965454	$11.405273	$9.470733	$11.522068	$12.200676	$9.778111	n/a	$10.433734	$10.319164	$10.111911
Total Return *	22.10%	3.60%***	7.73%	22.24%***	17.22%	-2.89%	n/a	2.47%	-0.55%***	1.41%***
Ratio of Expenses **	1.00%	0.85%	0.85%	1.00%	1.00%	1.00%	n/a	0.85%	0.85%	0.85%

Period ended December 31, 2012

Unit Value	$10.618625	$10.191700	$8.791537	n/a	$10.408022	$10.069089	n/a	$10.182201	$10.572784	n/a
Total Return *	1.47%***	-1.03%***	14.55%***	n/a	0.86%***	-0.70%***	n/a	3.40%***	3.46%***	n/a
Ratio of Expenses **	1.00%	1.00%	0.85%	n/a	1.00%	1.00%	n/a	0.85%	1.00%	n/a

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) Commencement of operations April 28, 2014.
(e) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements. Unit values disclosed are as of September 25, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/Epoch Global Shareholder Yield Fund (a)	JNL/FAMCO Flex Core Covered Call Fund (a)	JNL/Franklin Templeton Natural Resources Fund (a) (e)	JNL/Lazard International Strategic Equity Fund (c)	JNL/MC Frontier Markets 100 Index Fund (b)	JNL/Neuberger Berman Currency Fund (b)	JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund (d)	JNL/Nicholas Convertible Arbitrage Fund (a)	JNL/PIMCO Credit Income Fund (a)	JNL/PPM America Long Short Credit Fund (c)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$2,756	$11,651	$—	$3,036	$769	$736	$434	$9,104	$4,737	$514
Units Outstanding (in thousands)	216	994	—	262	89	73	76	932	441	55
Investment Income Ratio *	1.67%	1.99%	3.70%	1.01%	17.42%	1.84%	0.00%	1.17%	2.27%	3.29%

Period ended December 31, 2014

Net Assets (in thousands)	$2,947	$8,762	$1,577	$892	$756	$744	$126	$6,133	$2,599	$476
Units Outstanding (in thousands)	217	716	213	79	74	74	16	603	237	48
Investment Income Ratio *	0.00%	0.03%	0.00%	0.00%	4.55%	0.00%	0.00%	0.94%	0.06%	1.97%

Period ended December 31, 2013

Net Assets (in thousands)	$1,954	$4,697	$1,284	$278	$394	$622	n/a	$3,463	$1,124	$257
Units Outstanding (in thousands)	151	413	136	24	32	64	n/a	333	109	25
Investment Income Ratio *	5.38%	2.12%	0.00%	0.00%	0.00%	1.42%	n/a	0.01%	1.99%	0.00%

Period ended December 31, 2012

Net Assets (in thousands)	$141	$1,104	$474	n/a	$1	$184	n/a	$1,101	$640	n/a
Units Outstanding (in thousands)	13	108	54	n/a	—	18	n/a	108	61	n/a
Investment Income Ratio *	4.29%	2.91%	1.42%	n/a	0.00%	0.00%	n/a	0.00%	1.92%	n/a

Period ended December 31, 2011

Net Assets (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Units Outstanding (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Investment Income Ratio *	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations April 29, 2013.
(d) Commencement of operations April 28, 2014.
(e) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/T. Rowe Price Capital Appreciation Fund (c)	JNL/The Boston Company Equity Income Fund (a)	JNL/The London Company Focused U.S. Equity Fund (c)	JNL/Van Eck International Gold Fund (b)	JNL/WCM Focused International Equity Fund (c)	JNL Alt 65 Fund - A	JNL Disciplined Growth Fund - A	JNL Disciplined Moderate Fund - A	JNL Disciplined Moderate Growth Fund - A	JNL Institutional Alt 20 Fund - A

Highest expense ratio
Period ended December 31, 2015

Unit Value	$11.964387	$15.431350	$10.879032	$3.107312	$10.713150	$15.617926	$10.240816	$11.372665	$11.108196	$14.925908
Total Return *	3.21%	-2.94%	-2.64%	-27.51%	4.47%	-4.29%	-5.09%	-4.30%	-4.38%	-4.71%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	2.56%	2.56%	2.57%	2.46%	2.56%

Period ended December 31, 2014

Unit Value	$11.592746	$15.899410	$11.174001	$4.286291	$10.254878	$16.317361	$10.790542	$11.883565	$11.616939	$15.663060
Total Return *	10.34%	9.69%	2.23%	-7.30%	-2.17%	-0.93%	2.33%	2.68%	2.51%	-0.37%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	2.56%	2.56%	2.57%	2.46%	2.56%

Period ended December 31, 2013

Unit Value	$10.506294	$14.494422	$10.930253	$4.623618	$10.481868	$16.470486	$10.545024	$11.573814	$11.332690	$15.720968
Total Return *	5.33%***	35.12%	9.47%***	-48.54%	6.50%***	6.73%	20.92%	14.14%	19.70%	11.00%
Ratio of Expenses **	1.25%	1.25%	1.25%	1.25%	1.25%	2.56%	2.56%	2.57%	2.46%	2.56%

Period ended December 31, 2012

Unit Value	n/a	$10.727021	n/a	$8.985544	n/a	$15.432167	$8.720397	$10.140190	$9.467785	$14.163042
Total Return *	n/a	11.78%***	n/a	-15.10%***	n/a	8.14%	11.68%	10.42%	11.43%	6.71%***
Ratio of Expenses **	n/a	1.25%	n/a	1.25%	n/a	2.56%	2.56%	2.57%	2.46%	2.56%

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	$14.270232	$7.808324	$9.183228	$8.496595	$13.107121
Total Return *	n/a	n/a	n/a	n/a	n/a	-7.82%	5.91%***	-1.83%	-3.27%	-4.94%
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	2.56%	2.56%	2.57%	2.46%	2.47%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations September 16, 2013.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/T. Rowe Price Capital Appreciation Fund (c)	JNL/The Boston Company Equity Income Fund (a)	JNL/The London Company Focused U.S. Equity Fund (c)	JNL/Van Eck International Gold Fund (b)	JNL/WCM Focused International Equity Fund (c)	JNL Alt 65 Fund - A	JNL Disciplined Growth Fund - A	JNL Disciplined Moderate Fund - A	JNL Disciplined Moderate Growth Fund - A	JNL Institutional Alt 20 Fund - A

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$12.074545	$15.674033	$10.941439	$3.148663	$10.811670	$17.348920	$11.829843	$13.147557	$12.716539	$16.358927
Total Return *	3.62%	1.98%***	-2.40%	-27.22%	4.89%	-6.12%***	-3.55%	-2.74%	-2.92%	-3.40%
Ratio of Expenses **	0.85%	0.85%	1.00%	0.85%	0.85%	1.00%	0.95%	0.95%	0.95%	1.20%

Period ended December 31, 2014

Unit Value	$11.652775	$16.015559	$11.210045	$4.325990	$10.307884	$17.641612	$12.265779	$13.517452	$13.099668	$16.934824
Total Return *	10.78%	9.97%	2.49%	-6.92%	-1.46%***	-0.74%***	3.99%	4.35%	4.07%	0.99%
Ratio of Expenses **	0.85%	1.00%	1.00%	0.85%	0.85%	1.20%	0.95%	0.95%	0.95%	1.20%

Period ended December 31, 2013

Unit Value	$10.518513	$14.563853	$10.938148	$4.647816	$10.490219	$17.524884	$11.795248	$12.953616	$12.587668	$16.768105
Total Return *	2.62%***	35.46%	9.74%***	-20.24%***	2.57%***	8.13%	22.89%	16.00%	21.52%	12.52%
Ratio of Expenses **	0.85%	1.00%	1.00%	0.85%	1.00%	1.25%	0.95%	0.95%	0.95%	1.20%

Period ended December 31, 2012

Unit Value	n/a	$10.751499	n/a	$8.992422	n/a	$16.206761	$9.598504	$11.166780	$10.358582	$14.902370
Total Return *	n/a	15.43%***	n/a	-12.71%***	n/a	9.56%	13.50%	12.23%	13.13%	9.82%
Ratio of Expenses **	n/a	1.00%	n/a	1.00%	n/a	1.25%	0.95%	0.95%	0.95%	1.20%

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	$14.792110	$8.456944	$9.949985	$9.156359	$13.570222
Total Return *	n/a	n/a	n/a	n/a	n/a	-6.60%	-4.05%	-0.23%***	-1.80%***	-3.73%
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	1.25%	0.95%	0.95%	0.95%	1.20%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations September 16, 2013.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/T. Rowe Price Capital Appreciation Fund (c)	JNL/The Boston Company Equity Income Fund (a)	JNL/The London Company Focused U.S. Equity Fund (c)	JNL/Van Eck International Gold Fund (b)	JNL/WCM Focused International Equity Fund (c)	JNL Alt 65 Fund - A	JNL Disciplined Growth Fund - A	JNL Disciplined Moderate Fund - A	JNL Disciplined Moderate Growth Fund - A	JNL Institutional Alt 20 Fund - A

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$15,980	$12,552	$861	$1,398	$779	$17,691	$48,060	$84,073	$99,289	$76,882
Units Outstanding (in thousands)	1,330	807	79	447	72	1,049	4,281	6,740	8,228	4,804
Investment Income Ratio *	0.03%	0.89%	0.21%	3.67%	0.03%	1.88%	2.44%	2.46%	2.47%	2.32%

Period ended December 31, 2014

Net Assets (in thousands)	$3,540	$4,351	$624	$1,326	$486	$15,670	$47,102	$79,706	$92,863	$83,313
Units Outstanding (in thousands)	305	272	56	308	47	907	4,024	6,188	7,431	5,013
Investment Income Ratio *	1.16%	0.08%	0.03%	0.30%	0.00%	1.46%	1.70%	2.22%	1.87%	1.81%

Period ended December 31, 2013

Net Assets (in thousands)	$530	$2,481	$135	$672	$23	$18,921	$32,238	$69,637	$78,307	$74,335
Units Outstanding (in thousands)	50	171	12	145	2	1,096	2,849	5,610	6,488	4,503
Investment Income Ratio *	0.52%	1.71%	0.00%	0.23%	0.00%	0.65%	1.02%	1.37%	1.19%	2.10%

Period ended December 31, 2012

Net Assets (in thousands)	n/a	$258	n/a	$182	n/a	$42,386	$17,076	$49,738	$51,479	$57,285
Units Outstanding (in thousands)	n/a	24	n/a	20	n/a	2,641	1,847	4,626	5,144	3,894
Investment Income Ratio *	n/a	2.90%	n/a	0.00%	n/a	2.42%	1.18%	1.53%	1.44%	1.64%

Period ended December 31, 2011

Net Assets (in thousands)	n/a	n/a	n/a	n/a	n/a	$44,014	$12,883	$35,387	$34,824	$38,069
Units Outstanding (in thousands)	n/a	n/a	n/a	n/a	n/a	3,000	1,572	3,672	3,912	2,833
Investment Income Ratio *	n/a	n/a	n/a	n/a	n/a	0.68%	1.18%	1.41%	1.10%	1.03%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations February 6, 2012.
(b) Commencement of operations September 10, 2012.
(c) Commencement of operations September 16, 2013.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL Institutional Alt 35 Fund - A	JNL Institutional Alt 50 Fund - A	JNL Multi-Manager Alternative Fund - A (c)	JNL Multi-Manager Small Cap Growth Fund - A	JNL Multi-Manager Small Cap Value Fund - A	JNL/AB Dynamic Asset Allocation Fund - A (b)	JNL/American Funds Balanced Allocation Fund - A (a)	JNL/American Funds Blue Chip Income and Growth Fund - A	JNL/American Funds Global Bond Fund - A	JNL/American Funds Global Small Capitalization Fund - A

Highest expense ratio
Period ended December 31, 2015

Unit Value	$15.382780	$15.273454	$9.489056	$27.848275	$14.104043	$9.893266	$11.451350	$14.906859	$9.246058	$11.923689
Total Return *	-4.66%	-4.53%	-3.11%***	-7.42%	-12.05%	-2.91%	0.00%***	-5.67%	-6.89%	-2.57%
Ratio of Expenses **	2.46%	2.56%	1.25%	2.92%	2.92%	1.25%	2.40%	2.46%	2.81%	2.56%

Period ended December 31, 2014

Unit Value	$16.134780	$15.997925	n/a	$30.079750	$16.035604	$10.190133	$11.769809	$15.802258	$9.930369	$12.238466
Total Return *	-0.57%	-0.71%	n/a	-0.16%	-2.73%	-1.31%***	0.64%***	12.20%	-1.63%	-0.77%
Ratio of Expenses **	2.46%	2.56%	n/a	2.92%	2.92%	1.25%	2.32%	2.46%	2.81%	2.56%

Period ended December 31, 2013

Unit Value	$16.227927	$16.112535	n/a	$30.128593	$16.486449	n/a	$11.555447	$14.084479	$10.094860	$12.333247
Total Return *	9.72%	7.56%	n/a	26.72%	30.52%	n/a	12.63%	29.21%	-5.64%	24.67%
Ratio of Expenses **	2.46%	2.56%	n/a	2.92%	2.92%	n/a	2.31%	2.46%	2.81%	2.56%

Period ended December 31, 2012

Unit Value	$14.789750	$14.979408	n/a	$23.775844	$12.631682	n/a	$10.260003	$10.900227	$10.698246	$9.893015
Total Return *	8.62%	8.07%	n/a	10.55%	14.23%	n/a	8.40%***	10.67%	2.82%	10.28%***
Ratio of Expenses **	2.46%	2.56%	n/a	2.92%	2.92%	n/a	2.31%	2.46%	2.81%	2.56%

Period ended December 31, 2011

Unit Value	$13.616571	$13.861468	n/a	$21.507223	$11.058315	n/a	n/a	$9.849416	$10.404360	$8.623965
Total Return *	-8.03%***	-7.05%	n/a	-5.11%	-5.52%	n/a	n/a	-3.64%	1.44%	-21.38%
Ratio of Expenses **	2.46%	2.56%	n/a	2.92%	2.92%	n/a	n/a	2.46%	2.81%	2.46%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 30, 2012.
(b) Commencement of operations April 28, 2014.
(c) Commencement of operations April 27, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL Institutional Alt 35 Fund - A	JNL Institutional Alt 50 Fund - A	JNL Multi-Manager Alternative Fund - A (c)	JNL Multi-Manager Small Cap Growth Fund - A	JNL Multi-Manager Small Cap Value Fund - A	JNL/AB Dynamic Asset Allocation Fund - A (b)	JNL/American Funds Balanced Allocation Fund - A (a)	JNL/American Funds Blue Chip Income and Growth Fund - A	JNL/American Funds Global Bond Fund - A	JNL/American Funds Global Small Capitalization Fund - A

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$16.801610	$16.743560	$9.514887	$41.518296	$17.586708	$9.959834	$11.942954	$16.008925	$10.128721	$12.878624
Total Return *	-3.40%	-3.22%	-1.80%***	-0.67%***	-10.21%	-4.28%***	-1.39%	-4.47%	-5.38%	-1.24%
Ratio of Expenses **	1.15%	1.20%	0.85%	0.85%	0.85%	0.85%	1.25%	1.20%	1.20%	1.20%

Period ended December 31, 2014

Unit Value	$17.393606	$17.300850	n/a	$41.965265	$19.585550	$10.207381	$12.111004	$16.757992	$10.704602	$13.040099
Total Return *	-0.16%***	0.65%	n/a	1.67%	-0.70%	0.81%***	2.36%***	13.62%	-0.03%	0.59%
Ratio of Expenses **	1.15%	1.20%	n/a	1.10%	0.85%	1.00%	1.25%	1.20%	1.20%	1.20%

Period ended December 31, 2013

Unit Value	$17.144008	$17.189416	n/a	$41.275268	$19.723682	n/a	$11.742381	$14.749397	$10.708113	$12.963556
Total Return *	8.33%***	9.04%	n/a	29.05%	2.40%***	n/a	13.71%	30.85%	-4.11%	26.37%
Ratio of Expenses **	1.30%	1.20%	n/a	1.10%	0.85%	n/a	1.35%	1.20%	1.20%	1.20%

Period ended December 31, 2012

Unit Value	$15.416154	$15.764688	n/a	$31.984710	$14.633484	n/a	$10.326225	$11.271931	$11.166907	$10.258146
Total Return *	9.83%	9.55%	n/a	8.78%	11.16%***	n/a	5.95%***	12.07%	4.50%	16.49%
Ratio of Expenses **	1.35%	1.20%	n/a	1.10%	1.00%	n/a	1.35%	1.20%	1.20%	1.20%

Period ended December 31, 2011

Unit Value	$14.036179	$14.390549	n/a	$28.409569	$12.358621	n/a	n/a	$10.057527	$10.686235	$8.806076
Total Return *	-5.10%	-5.76%	n/a	-3.38%	-9.55%***	n/a	n/a	-2.43%	3.08%	-20.39%
Ratio of Expenses **	1.35%	1.20%	n/a	1.10%	1.25%	n/a	n/a	1.20%	1.20%	1.20%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 30, 2012.
(b) Commencement of operations April 28, 2014.
(c) Commencement of operations April 27, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL Institutional Alt 35 Fund - A	JNL Institutional Alt 50 Fund - A	JNL Multi-Manager Alternative Fund - A (c)	JNL Multi-Manager Small Cap Growth Fund - A	JNL Multi-Manager Small Cap Value Fund - A	JNL/AB Dynamic Asset Allocation Fund - A (b)	JNL/American Funds Balanced Allocation Fund - A (a)	JNL/American Funds Blue Chip Income and Growth Fund - A	JNL/American Funds Global Bond Fund - A	JNL/American Funds Global Small Capitalization Fund - A

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$84,508	$111,009	$469	$70,079	$38,893	$2,234	$64,398	$132,011	$24,592	$28,735
Units Outstanding (in thousands)	5,175	6,794	49	1,948	2,369	225	5,454	8,427	2,479	2,277
Investment Income Ratio *	2.29%	2.26%	0.00%	0.00%	0.32%	0.00%	1.28%	2.45%	1.31%	0.00%

Period ended December 31, 2014

Net Assets (in thousands)	$95,505	$123,667	n/a	$74,057	$47,879	$1,576	$40,269	$127,385	$25,887	$23,636
Units Outstanding (in thousands)	5,630	7,301	n/a	1,933	2,608	154	3,354	7,747	2,462	1,844
Investment Income Ratio *	1.64%	1.56%	n/a	0.00%	0.41%	1.32%	1.03%	1.25%	0.01%	0.22%

Period ended December 31, 2013

Net Assets (in thousands)	$93,592	$114,337	n/a	$71,984	$36,575	n/a	$22,788	$69,306	$21,683	$20,367
Units Outstanding (in thousands)	5,536	6,768	n/a	1,910	1,973	n/a	1,948	4,763	2,054	1,592
Investment Income Ratio *	1.79%	1.32%	n/a	0.08%	0.93%	n/a	0.88%	1.19%	2.13%	0.67%

Period ended December 31, 2012

Net Assets (in thousands)	$65,669	$94,136	n/a	$46,089	$22,557	n/a	$5,737	$40,132	$20,921	$13,337
Units Outstanding (in thousands)	4,299	6,055	n/a	1,576	1,615	n/a	557	3,594	1,893	1,313
Investment Income Ratio *	1.85%	1.94%	n/a	0.00%	0.27%	n/a	0.00%	1.02%	1.98%	0.74%

Period ended December 31, 2011

Net Assets (in thousands)	$40,356	$58,074	n/a	$38,957	$16,217	n/a	n/a	$23,678	$16,600	$8,653
Units Outstanding (in thousands)	2,891	4,076	n/a	1,490	1,345	n/a	n/a	2,368	1,563	988
Investment Income Ratio *	0.97%	0.86%	n/a	0.00%	0.32%	n/a	n/a	0.67%	1.01%	0.36%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations April 30, 2012.
(b) Commencement of operations April 28, 2014.
(c) Commencement of operations April 27, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/American Funds Growth-Income Fund - A	JNL/American Funds Growth Allocation Fund - A (c)	JNL/American Funds International Fund - A	JNL/American Funds New World Fund - A	JNL/AQR Managed Futures Strategy Fund - A (a)	JNL/BlackRock Global Allocation Fund - A	JNL/BlackRock Large Cap Select Growth Fund - A	JNL/BlackRock Natural Resources Fund - A	JNL/Boston Partners Global Long Short Equity Fund - A (d)	JNL/Brookfield Global Infrastructure and MLP Fund - A (b)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$15.365214	$12.059572	$10.521271	$9.701383	$10.783332	$10.961929	$31.428639	$6.068285	$10.282456	$12.009328
Total Return *	-1.44%	-2.03%	-7.28%	-6.01%	-7.76%***	-3.84%	3.14%	-26.04%	4.67%	-20.53%
Ratio of Expenses **	2.46%	2.42%	2.60%	2.56%	2.32%	2.56%	2.95%	3.06%	1.25%	2.46%

Period ended December 31, 2014

Unit Value	$15.589418	$12.309648	$11.346974	$10.321385	$11.192544	$11.399499	$30.470480	$8.205309	$9.823942	$15.111540
Total Return *	7.51%	1.58%	-5.52%	-10.53%	7.73%	-0.72%	5.72%	-16.83%	0.12%***	4.74%
Ratio of Expenses **	2.46%	2.42%	2.60%	2.56%	1.25%	2.56%	2.95%	3.06%	1.25%	2.46%

Period ended December 31, 2013

Unit Value	$14.500602	$12.118027	$12.010254	$11.536518	$10.389215	$11.482345	$28.821772	$9.865909	n/a	$14.427859
Total Return *	29.70%	17.97%	18.00%	8.08%	5.75%	11.42%	34.95%	6.21%	n/a	20.43%
Ratio of Expenses **	2.46%	2.42%	2.60%	2.56%	1.25%	2.56%	2.95%	3.06%	n/a	2.46%

Period ended December 31, 2012

Unit Value	$11.179782	$10.271827	$10.178122	$10.673864	$9.823886	$10.305240	$21.357364	$9.289162	n/a	$11.979817
Total Return *	14.07%	1.49%***	14.39%	13.45%***	6.56%***	6.81%	7.39%	-2.26%	n/a	15.78%
Ratio of Expenses **	2.46%	2.42%	2.60%	2.56%	1.25%	2.56%	2.95%	3.06%	n/a	2.46%

Period ended December 31, 2011

Unit Value	$9.800553	n/a	$8.897912	$9.345775	n/a	$9.648319	$19.887664	$9.503708	n/a	$10.347437
Total Return *	-4.67%	n/a	-19.11%***	-16.38%	n/a	-4.98%***	-2.17%	-10.15%	n/a	0.27%***
Ratio of Expenses **	2.46%	n/a	2.60%	2.46%	n/a	2.56%	2.95%	3.06%	n/a	2.46%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations August 29, 2011.
(b) Commencement of operations December 12, 2011.
(c) Commencement of operations April 30, 2012.
(d) Commencement of operations September 15, 2014.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/American Funds Growth-Income Fund - A	JNL/American Funds Growth Allocation Fund - A (c)	JNL/American Funds International Fund - A	JNL/American Funds New World Fund - A	JNL/AQR Managed Futures Strategy Fund - A (a)	JNL/BlackRock Global Allocation Fund - A	JNL/BlackRock Large Cap Select Growth Fund - A	JNL/BlackRock Natural Resources Fund - A	JNL/Boston Partners Global Long Short Equity Fund - A (d)	JNL/Brookfield Global Infrastructure and MLP Fund - A (b)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$16.831668	$12.658356	$11.614360	$10.478207	$11.493821	$11.985592	$45.101406	$7.396392	$10.335772	$12.818939
Total Return *	0.16%	-4.92%***	-5.65%	-4.72%	1.33%	-2.18%	4.97%	-24.39%	5.09%	-19.24%
Ratio of Expenses **	0.85%	1.10%	0.85%	1.20%	0.85%	0.85%	1.20%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$16.804671	$12.700410	$12.309618	$10.997262	$11.343225	$12.252701	$42.967791	$9.782508	$9.835465	$15.872384
Total Return *	9.25%	2.78%	-4.74%***	-9.31%	8.16%	0.99%	7.59%	-14.97%	0.17%***	6.44%
Ratio of Expenses **	0.85%	1.25%	0.85%	1.20%	0.85%	0.85%	1.20%	0.85%	0.85%	0.85%

Period ended December 31, 2013

Unit Value	$15.381271	$12.357278	$12.733397	$12.125908	$10.487045	$12.132492	$39.937760	$11.505214	n/a	$14.912229
Total Return *	22.13%***	14.79%***	7.46%***	9.56%	6.18%	9.10%***	37.33%	8.58%	n/a	22.39%
Ratio of Expenses **	0.85%	1.25%	1.00%	1.20%	0.85%	0.85%	1.20%	0.85%	n/a	0.85%

Period ended December 31, 2012

Unit Value	$11.622914	$10.346059	$10.563954	$11.067687	$9.876802	$10.668681	$29.081001	$10.595859	n/a	$12.184240
Total Return *	-0.19%***	2.62%***	-1.86%	15.97%	3.82%***	0.79%***	9.29%	14.31%***	n/a	13.75%***
Ratio of Expenses **	1.00%	1.35%	1.20%	1.20%	0.85%	1.00%	1.20%	0.85%	n/a	0.85%

Period ended December 31, 2011

Unit Value	$10.007812	n/a	$9.106416	$9.543319	n/a	$9.809639	$26.608782	$10.420986	n/a	$10.353105
Total Return *	-3.47%	n/a	-15.40%	-15.32%	n/a	-4.97%	-0.45%	-8.47%	n/a	1.63%***
Ratio of Expenses **	1.20%	n/a	1.20%	1.20%	n/a	1.20%	1.20%	1.20%	n/a	1.35%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations August 29, 2011.
(b) Commencement of operations December 12, 2011.
(c) Commencement of operations April 30, 2012.
(d) Commencement of operations September 15, 2014.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/American Funds Growth-Income Fund - A	JNL/American Funds Growth Allocation Fund - A (c)	JNL/American Funds International Fund - A	JNL/American Funds New World Fund - A	JNL/AQR Managed Futures Strategy Fund - A (a)	JNL/BlackRock Global Allocation Fund - A	JNL/BlackRock Large Cap Select Growth Fund - A	JNL/BlackRock Natural Resources Fund - A	JNL/Boston Partners Global Long Short Equity Fund - A (d)	JNL/Brookfield Global Infrastructure and MLP Fund - A (b)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$169,248	$43,553	$53,202	$37,690	$13,833	$170,802	$63,323	$42,216	$1,855	$52,589
Units Outstanding (in thousands)	10,413	3,497	4,760	3,677	1,215	14,721	1,572	6,050	180	4,197
Investment Income Ratio *	0.79%	1.12%	0.88%	0.87%	9.65%	2.12%	0.00%	0.49%	0.00%	1.73%

Period ended December 31, 2014

Net Assets (in thousands)	$128,384	$29,908	$37,524	$34,440	$6,589	$150,194	$40,302	$47,648	$273	$67,480
Units Outstanding (in thousands)	7,862	2,375	3,150	3,190	584	12,596	1,070	5,144	28	4,326
Investment Income Ratio *	0.70%	0.79%	0.76%	0.86%	2.75%	0.63%	0.00%	0.00%	0.00%	0.72%

Period ended December 31, 2013

Net Assets (in thousands)	$82,480	$15,516	$29,626	$29,110	$5,106	$112,382	$32,979	$50,906	n/a	$28,526
Units Outstanding (in thousands)	5,490	1,262	2,377	2,436	489	9,465	957	4,648	n/a	1,935
Investment Income Ratio *	0.82%	0.64%	0.82%	0.57%	4.80%	0.63%	0.03%	0.40%	n/a	0.93%

Period ended December 31, 2012

Net Assets (in thousands)	$48,188	$4,260	$19,107	$21,332	$1,647	$66,293	$24,075	$43,540	n/a	$4,763
Units Outstanding (in thousands)	4,205	413	1,827	1,948	167	6,292	971	4,294	n/a	393
Investment Income Ratio *	0.80%	0.00%	1.19%	1.07%	0.00%	0.00%	0.15%	0.00%	n/a	0.06%

Period ended December 31, 2011

Net Assets (in thousands)	$29,983	n/a	$11,987	$13,117	n/a	$18,579	$21,851	$40,160	n/a	$350
Units Outstanding (in thousands)	3,012	n/a	1,324	1,383	n/a	1,902	977	3,939	n/a	34
Investment Income Ratio *	0.55%	n/a	0.75%	0.63%	n/a	0.57%	0.33%	0.62%	n/a	0.00%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations August 29, 2011.
(b) Commencement of operations December 12, 2011.
(c) Commencement of operations April 30, 2012.
(d) Commencement of operations September 15, 2014.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/Capital Guardian Global Balanced Fund - A	JNL/Capital Guardian Global Diversified Research Fund - A	JNL/Causeway International Value Select Fund - A	JNL/DFA U.S. Core Equity Fund - A	JNL/DoubleLine Shiller Enhanced CAPE Fund - A (b)	JNL/Eastspring Investments Asia ex-Japan Fund - A	JNL/Eastspring Investments China-India Fund - A	JNL/Franklin Templeton Founding Strategy Fund - A	JNL/Franklin Templeton Global Growth Fund - A	JNL/Franklin Templeton Global Multisector Bond Fund - A (a)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$9.030447	$26.047062	$8.720820	$17.346364	$10.954685	$6.327309	$6.608352	$9.732670	$8.796670	$10.604347
Total Return *	-5.38%	-0.28%	-7.03%	-5.41%	3.11%***	-18.94%	-7.67%	-8.89%	-9.12%	-6.48%
Ratio of Expenses **	4.00%	2.92%	3.67%	3.45%	1.25%	2.77%	2.81%	2.92%	2.92%	2.46%

Period ended December 31, 2014

Unit Value	$9.544048	$26.120657	$9.379997	$18.339006	n/a	$7.805575	$7.156934	$10.682032	$9.679582	$11.338854
Total Return *	-3.40%	-0.60%	-13.76%	6.10%	n/a	2.77%	8.31%	-0.29%	-5.17%	-2.87%
Ratio of Expenses **	4.00%	2.92%	3.67%	3.45%	n/a	2.77%	2.81%	2.92%	2.92%	2.46%

Period ended December 31, 2013

Unit Value	$9.879777	$26.277428	$10.876593	$17.283979	n/a	$7.594985	$6.607529	$10.712698	$10.207749	$11.673816
Total Return *	11.02%	19.69%	17.10%	30.59%	n/a	-8.61%	-5.05%	20.40%	26.60%	1.01%
Ratio of Expenses **	4.00%	2.92%	3.67%	3.45%	n/a	2.77%	2.81%	2.92%	2.92%	2.46%

Period ended December 31, 2012

Unit Value	$8.899463	$21.955160	$9.288562	$13.235343	n/a	$8.310648	$6.959027	$8.897691	$8.063049	$11.557034
Total Return *	8.60%	13.65%	12.92%	9.84%	n/a	19.19%	20.04%	12.61%	18.53%	8.29%***
Ratio of Expenses **	4.00%	2.92%	3.67%	3.45%	n/a	2.77%	2.81%	2.92%	2.92%	2.46%

Period ended December 31, 2011

Unit Value	$8.194877	$19.319006	$8.225484	$12.050048	n/a	$6.972502	$5.797024	$7.901322	$6.802345	$10.050974
Total Return *	-8.48%	-7.25%	-16.00%	-4.19%	n/a	-23.34%	-29.88%	-4.19%	-8.78%	0.51%***
Ratio of Expenses **	4.00%	2.92%	3.67%	3.45%	n/a	2.77%	2.81%	2.92%	2.92%	1.82%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations December 12, 2011.
(b) Commencement of operations September 28, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/Capital Guardian Global Balanced Fund - A	JNL/Capital Guardian Global Diversified Research Fund - A	JNL/Causeway International Value Select Fund - A	JNL/DFA U.S. Core Equity Fund - A	JNL/DoubleLine Shiller Enhanced CAPE Fund - A (b)	JNL/Eastspring Investments Asia ex-Japan Fund - A	JNL/Eastspring Investments China-India Fund - A	JNL/Franklin Templeton Founding Strategy Fund - A	JNL/Franklin Templeton Global Growth Fund - A	JNL/Franklin Templeton Global Multisector Bond Fund - A (a)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$14.003186	$37.148065	$13.793209	$28.618220	$10.965968	$7.388843	$7.742140	$11.353265	$10.261495	$11.319229
Total Return *	-6.08%***	1.45%	-4.61%	-2.93%	-2.27%***	-17.37%	-16.76%***	-7.31%	-7.54%	-4.96%
Ratio of Expenses **	1.20%	1.20%	1.10%	0.85%	0.85%	0.85%	0.85%	1.20%	1.20%	0.85%

Period ended December 31, 2014

Unit Value	$14.287424	$36.617703	$14.459347	$29.480814	n/a	$8.941782	$8.135595	$12.248203	$11.098860	$11.909819
Total Return *	-0.70%	1.13%	-11.51%	8.89%	n/a	-0.64%***	10.29%	1.44%	-3.53%	-1.29%
Ratio of Expenses **	1.25%	1.20%	1.10%	0.85%	n/a	0.85%	1.00%	1.20%	1.20%	0.85%

Period ended December 31, 2013

Unit Value	$14.388763	$36.209240	$16.340932	$27.073038	n/a	$8.457573	$7.376329	$12.073890	$11.504855	$12.065777
Total Return *	14.11%	21.76%	20.15%	15.09%***	n/a	-6.98%	-3.32%	22.49%	28.80%	0.31%***
Ratio of Expenses **	1.25%	1.20%	1.10%	0.85%	n/a	1.00%	1.00%	1.20%	1.20%	0.85%

Period ended December 31, 2012

Unit Value	$12.609448	$29.737379	$13.600982	$19.712406	n/a	$9.092134	$7.629376	$9.857235	$8.932659	$11.736107
Total Return *	11.63%	15.62%***	15.87%	1.42%***	n/a	6.96%***	3.02%***	14.57%	20.60%	3.09%***
Ratio of Expenses **	1.25%	1.20%	1.10%	1.00%	n/a	1.00%	1.00%	1.20%	1.20%	1.00%

Period ended December 31, 2011

Unit Value	$11.295328	$25.507270	$11.737899	$17.247755	n/a	$7.418200	$6.177716	$8.603731	$7.407117	$10.053056
Total Return *	-5.94%	-5.69%	-13.82%	-1.92%	n/a	-22.17%	-28.78%	-6.63%***	-7.20%***	0.53%***
Ratio of Expenses **	1.25%	1.25%	1.10%	1.10%	n/a	1.25%	1.25%	1.20%	1.20%	1.40%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations December 12, 2011.
(b) Commencement of operations September 28, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/Capital Guardian Global Balanced Fund - A	JNL/Capital Guardian Global Diversified Research Fund - A	JNL/Causeway International Value Select Fund - A	JNL/DFA U.S. Core Equity Fund - A	JNL/DoubleLine Shiller Enhanced CAPE Fund - A (b)	JNL/Eastspring Investments Asia ex-Japan Fund - A	JNL/Eastspring Investments China-India Fund - A	JNL/Franklin Templeton Founding Strategy Fund - A	JNL/Franklin Templeton Global Growth Fund - A	JNL/Franklin Templeton Global Multisector Bond Fund - A (a)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$21,515	$15,940	$34,218	$38,576	$590	$10,764	$28,450	$85,001	$28,795	$42,800
Units Outstanding (in thousands)	1,624	485	2,679	1,523	54	1,539	3,887	7,726	2,894	3,871
Investment Income Ratio *	0.74%	0.89%	3.35%	0.92%	0.00%	2.10%	0.90%	1.57%	2.34%	8.68%

Period ended December 31, 2014

Net Assets (in thousands)	$22,277	$14,413	$31,174	$32,781	n/a	$12,500	$32,124	$97,523	$29,405	$40,309
Units Outstanding (in thousands)	1,636	448	2,322	1,258	n/a	1,468	4,120	8,199	2,724	3,448
Investment Income Ratio *	0.89%	0.76%	2.01%	0.60%	n/a	1.06%	0.93%	1.66%	0.79%	3.98%

Period ended December 31, 2013

Net Assets (in thousands)	$23,593	$14,613	$31,060	$20,880	n/a	$10,589	$25,156	$90,996	$26,200	$28,988
Units Outstanding (in thousands)	1,717	463	2,046	877	n/a	1,296	3,537	7,741	2,335	2,435
Investment Income Ratio *	1.69%	1.26%	3.63%	1.00%	n/a	1.22%	0.90%	2.00%	1.30%	2.78%

Period ended December 31, 2012

Net Assets (in thousands)	$20,485	$11,953	$21,942	$9,008	n/a	$11,645	$26,375	$71,831	$15,856	$11,176
Units Outstanding (in thousands)	1,696	468	1,733	512	n/a	1,320	3,568	7,459	1,813	959
Investment Income Ratio *	2.03%	1.19%	4.83%	0.89%	n/a	0.68%	0.78%	2.20%	1.55%	0.34%

Period ended December 31, 2011

Net Assets (in thousands)	$18,675	$10,792	$17,379	$7,533	n/a	$7,751	$19,522	$61,514	$12,114	$—
Units Outstanding (in thousands)	1,722	491	1,586	482	n/a	1,060	3,207	7,295	1,665	—
Investment Income Ratio *	1.08%	0.94%	2.80%	0.58%	n/a	0.46%	0.36%	1.48%	0.96%	0.00%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations December 12, 2011.
(b) Commencement of operations September 28, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/Franklin Templeton Income Fund - A	JNL/Franklin Templeton International Small Cap Growth Fund - A	JNL/Franklin Templeton Mutual Shares Fund - A	JNL/Goldman Sachs Core Plus Bond Fund - A	JNL/Goldman Sachs Emerging Markets Debt Fund - A	JNL/Goldman Sachs Mid Cap Value Fund - A	JNL/Goldman Sachs U.S. Equity Flex Fund - A	JNL/Harris Oakmark Global Equity Fund - A (a)	JNL/Invesco Global Real Estate Fund - A	JNL/Invesco International Growth Fund - A

Highest expense ratio
Period ended December 31, 2015

Unit Value	$10.969979	$9.169448	$10.355809	$17.322827	$9.905667	$15.546390	$11.456501	$8.785144	$13.753062	$13.985391
Total Return *	-10.15%	1.10%	-7.07%	-2.87%	-14.76%	-11.70%	-4.45%	-12.10%***	-3.95%	-4.98%
Ratio of Expenses **	3.06%	2.65%	2.56%	3.30%	2.81%	3.06%	2.81%	1.25%	3.06%	3.06%

Period ended December 31, 2014

Unit Value	$12.209732	$9.069887	$11.144236	$17.834916	$11.621173	$17.606617	$11.989800	n/a	$14.318392	$14.718224
Total Return *	0.08%	-11.79%	4.59%	1.97%	-7.58%	9.72%	10.77%	n/a	11.56%	-2.78%
Ratio of Expenses **	3.06%	2.65%	2.56%	3.30%	2.81%	3.06%	2.81%	n/a	3.06%	3.06%

Period ended December 31, 2013

Unit Value	$12.200544	$10.281784	$10.655559	$17.489665	$12.573658	$16.046163	$10.824188	n/a	$12.834530	$15.139828
Total Return *	10.64%	28.95%	25.05%	-4.26%	-10.39%	28.73%	30.48%	n/a	-0.33%	15.39%
Ratio of Expenses **	3.06%	2.65%	2.56%	3.30%	2.81%	3.06%	2.81%	n/a	3.06%	3.06%

Period ended December 31, 2012

Unit Value	$11.026824	$7.973159	$8.521104	$18.268639	$14.032145	$12.464803	$8.295683	n/a	$12.877546	$13.120420
Total Return *	8.81%	23.93%	10.78%	4.26%	16.71%	14.45%	16.27%	n/a	24.44%	12.26%
Ratio of Expenses **	3.06%	2.65%	2.56%	3.30%	2.81%	3.06%	2.81%	n/a	3.06%	3.06%

Period ended December 31, 2011

Unit Value	$10.134060	$6.433521	$7.691597	$17.522972	$12.023017	$10.891241	$7.134821	n/a	$10.348752	$11.687458
Total Return *	-0.55%	-16.61%***	-3.16%	2.82%	-7.31%	-9.35%	-13.10%	n/a	-9.08%	-9.68%
Ratio of Expenses **	3.06%	2.65%	2.56%	3.30%	2.81%	3.06%	2.81%	n/a	3.06%	3.06%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 27, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/Franklin Templeton Income Fund - A	JNL/Franklin Templeton International Small Cap Growth Fund - A	JNL/Franklin Templeton Mutual Shares Fund - A	JNL/Goldman Sachs Core Plus Bond Fund - A	JNL/Goldman Sachs Emerging Markets Debt Fund - A	JNL/Goldman Sachs Mid Cap Value Fund - A	JNL/Goldman Sachs U.S. Equity Flex Fund - A	JNL/Harris Oakmark Global Equity Fund - A (a)	JNL/Invesco Global Real Estate Fund - A	JNL/Invesco International Growth Fund - A

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$13.582740	$10.599748	$11.697168	$27.277521	$11.414527	$18.957723	$13.655452	$8.808979	$17.408382	$22.067470
Total Return *	-8.15%	2.93%	-5.80%	-0.71%	-13.07%	-10.04%	-2.56%	4.24%***	-1.80%	-2.86%
Ratio of Expenses **	0.85%	0.85%	1.20%	1.10%	0.85%	1.20%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$14.787315	$10.298121	$12.417678	$27.472760	$13.131425	$21.074348	$14.013717	n/a	$17.727799	$22.716170
Total Return *	2.28%***	-10.19%	6.02%	4.24%	-5.75%	11.78%	0.11%***	n/a	14.05%	-0.61%
Ratio of Expenses **	0.85%	0.85%	1.20%	1.10%	0.85%	1.20%	0.85%	n/a	0.85%	0.85%

Period ended December 31, 2013

Unit Value	$14.287741	$11.466446	$11.712767	$26.354655	$13.931926	$18.852593	$12.107867	n/a	$15.543283	$22.856138
Total Return *	5.52%***	3.01%***	26.76%	-2.13%	-8.62%	31.15%	32.60%	n/a	1.89%	2.83%***
Ratio of Expenses **	1.00%	0.85%	1.20%	1.10%	0.85%	1.20%	1.20%	n/a	0.85%	0.85%

Period ended December 31, 2012

Unit Value	$12.482631	$8.667349	$9.240017	$26.929413	$15.246170	$14.374973	$9.131280	n/a	$15.254481	$18.868951
Total Return *	10.86%	17.64%***	12.30%	6.58%	13.03%***	16.60%	18.16%	n/a	16.75%***	8.78%***
Ratio of Expenses **	1.20%	1.00%	1.20%	1.10%	0.85%	1.20%	1.20%	n/a	0.85%	1.00%

Period ended December 31, 2011

Unit Value	$11.260011	$6.823433	$8.227627	$25.266640	$12.665430	$12.328155	$7.727713	n/a	$11.713852	$15.926058
Total Return *	1.31%	-15.40%	-1.84%	5.10%	-5.81%	-7.65%	-11.69%	n/a	-7.38%***	-7.99%
Ratio of Expenses **	1.20%	1.20%	1.20%	1.10%	1.20%	1.20%	1.20%	n/a	1.20%	1.20%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 27, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/Franklin Templeton Income Fund - A	JNL/Franklin Templeton International Small Cap Growth Fund - A	JNL/Franklin Templeton Mutual Shares Fund - A	JNL/Goldman Sachs Core Plus Bond Fund - A	JNL/Goldman Sachs Emerging Markets Debt Fund - A	JNL/Goldman Sachs Mid Cap Value Fund - A	JNL/Goldman Sachs U.S. Equity Flex Fund - A	JNL/Harris Oakmark Global Equity Fund - A (a)	JNL/Invesco Global Real Estate Fund - A	JNL/Invesco International Growth Fund - A

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$141,626	$31,890	$43,430	$60,732	$9,817	$65,900	$37,637	$883	$72,203	$49,732
Units Outstanding (in thousands)	11,093	3,176	3,826	2,456	896	3,608	2,936	100	4,444	2,574
Investment Income Ratio *	4.18%	0.92%	3.38%	1.98%	0.00%	0.61%	0.00%	0.00%	2.88%	1.89%

Period ended December 31, 2014

Net Assets (in thousands)	$153,053	$24,693	$45,492	$59,549	$12,850	$64,650	$31,023	n/a	$63,128	$43,849
Units Outstanding (in thousands)	10,958	2,519	3,766	2,382	1,017	3,178	2,352	n/a	3,799	2,213
Investment Income Ratio *	3.41%	0.89%	0.79%	2.33%	1.68%	0.89%	0.08%	n/a	1.32%	1.13%

Period ended December 31, 2013

Net Assets (in thousands)	$115,313	$20,155	$40,022	$44,744	$15,020	$42,939	$11,686	n/a	$44,391	$33,600
Units Outstanding (in thousands)	8,409	1,837	3,499	1,862	1,116	2,353	990	n/a	3,035	1,687
Investment Income Ratio *	4.10%	1.01%	0.92%	3.03%	7.64%	0.42%	0.18%	n/a	3.41%	1.14%

Period ended December 31, 2012

Net Assets (in thousands)	$85,711	$13,432	$28,473	$41,804	$17,700	$26,407	$6,831	n/a	$36,326	$23,664
Units Outstanding (in thousands)	7,036	1,599	3,145	1,701	1,197	1,891	765	n/a	2,520	1,405
Investment Income Ratio *	4.68%	1.63%	1.55%	2.46%	0.00%	1.18%	0.39%	n/a	0.78%	1.73%

Period ended December 31, 2011

Net Assets (in thousands)	$67,216	$8,741	$22,395	$30,199	$17,233	$22,894	$5,277	n/a	$19,221	$18,854
Units Outstanding (in thousands)	6,100	1,302	2,771	1,310	1,378	1,902	696	n/a	1,688	1,283
Investment Income Ratio *	4.18%	1.46%	2.62%	2.07%	5.19%	0.86%	0.12%	n/a	2.67%	0.71%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations April 27, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/Invesco Large Cap Growth Fund - A	JNL/Invesco Mid Cap Value Fund - A	JNL/Invesco Small Cap Growth Fund - A	JNL/Ivy Asset Strategy Fund - A	JNL/JPMorgan MidCap Growth Fund - A	JNL/JPMorgan U.S. Government & Quality Bond Fund - A	JNL/Lazard Emerging Markets Fund - A	JNL/MC 10 x 10 Fund - A	JNL/MC Bond Index Fund - A	JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A (a) (b)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$13.463068	$16.744112	$18.249863	$11.211279	$30.003755	$12.113161	$8.630951	$11.359999	$10.098181	$12.823465
Total Return *	0.89%	-12.31%	-5.27%	-11.67%	0.05%	-3.48%	-21.14%	-4.65%	-3.87%	-9.50%
Ratio of Expenses **	4.00%	3.62%	3.60%	2.81%	2.92%	4.00%	3.06%	2.47%	3.82%	2.56%

Period ended December 31, 2014

Unit Value	$13.344782	$19.094955	$19.264517	$12.692315	$29.989944	$12.550201	$10.944539	$11.913933	$10.504440	$14.169340
Total Return *	4.08%	5.37%	4.17%	-6.70%	7.99%	1.27%	-8.11%	5.62%	1.66%	3.99%
Ratio of Expenses **	4.00%	3.62%	3.60%	2.81%	2.92%	4.00%	3.06%	2.47%	3.82%	2.56%

Period ended December 31, 2013

Unit Value	$12.821086	$18.122302	$18.493104	$13.603059	$27.770029	$12.393151	$11.910786	$11.280317	$10.333287	$13.625439
Total Return *	34.11%	26.25%	34.75%	20.23%	37.95%	-7.30%	-4.08%	24.59%	-6.38%	35.62%
Ratio of Expenses **	4.00%	3.62%	3.60%	2.81%	2.92%	4.00%	3.06%	2.47%	3.82%	2.56%

Period ended December 31, 2012

Unit Value	$9.560387	$14.354642	$13.724219	$11.314614	$20.131128	$13.368705	$12.416942	$9.054294	$11.037020	$10.046457
Total Return *	8.07%	3.90%	13.50%	14.00%	12.89%	-0.43%	18.51%	13.13%	-0.28%	-0.09%***
Ratio of Expenses **	4.00%	3.62%	3.60%	2.81%	2.92%	4.00%	3.06%	2.47%	3.82%	2.56%

Period ended December 31, 2011

Unit Value	$8.846506	$13.815382	$12.091397	$9.925279	$17.832882	$13.426724	$10.477346	$8.003769	$11.068043	n/a
Total Return *	-10.33%	-9.01%	-4.84%	-10.05%	-8.60%	5.54%	-20.22%	-4.47%	3.15%	n/a
Ratio of Expenses **	4.00%	3.62%	3.60%	2.81%	2.92%	4.00%	3.06%	2.47%	3.82%	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 30, 2012.
(b) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements. Unit values disclosed are as of September 25, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/Invesco Large Cap Growth Fund - A	JNL/Invesco Mid Cap Value Fund - A	JNL/Invesco Small Cap Growth Fund - A	JNL/Ivy Asset Strategy Fund - A	JNL/JPMorgan MidCap Growth Fund - A	JNL/JPMorgan U.S. Government & Quality Bond Fund - A	JNL/Lazard Emerging Markets Fund - A	JNL/MC 10 x 10 Fund - A	JNL/MC Bond Index Fund - A	JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A (a) (b)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$20.308342	$26.247502	$26.947593	$12.673972	$45.994072	$23.200167	$10.686731	$12.681715	$15.284682	$13.407920
Total Return *	3.86%	-10.07%	-2.63%	-9.92%	2.14%	-1.04%***	-19.38%	-3.43%	-1.14%***	-8.62%
Ratio of Expenses **	1.10%	1.10%	0.85%	0.85%	0.85%	0.85%	0.85%	1.20%	0.85%	1.25%

Period ended December 31, 2014

Unit Value	$19.554490	$29.187687	$27.674168	$14.069742	$45.030983	$22.615493	$13.255177	$13.132237	$15.136551	$14.673252
Total Return *	7.15%	8.06%	7.08%***	-4.85%	10.25%	1.76%***	-6.06%	6.97%	4.56%	5.15%***
Ratio of Expenses **	1.10%	1.10%	0.85%	0.85%	0.85%	1.00%	0.85%	1.20%	1.00%	1.25%

Period ended December 31, 2013

Unit Value	$18.250068	$27.011558	$25.378300	$14.786626	$40.843386	$20.880817	$14.110089	$12.276911	$14.475854	$13.904075
Total Return *	38.05%	29.47%	38.30%	17.48%***	15.37%***	-4.66%	0.01%***	14.58%***	-3.70%	37.28%
Ratio of Expenses **	1.10%	1.10%	1.00%	0.85%	0.85%	1.20%	0.85%	1.20%	1.00%	1.35%

Period ended December 31, 2012

Unit Value	$13.219647	$20.863336	$18.350522	$12.001718	$28.245166	$21.902507	$14.245087	$9.702499	$15.031760	$10.128567
Total Return *	11.26%	6.56%	7.02%***	2.38%***	2.12%***	2.40%	6.77%***	14.52%	-0.04%***	6.40%***
Ratio of Expenses **	1.10%	1.10%	1.00%	1.00%	1.00%	1.20%	1.00%	1.25%	1.00%	1.35%

Period ended December 31, 2011

Unit Value	$11.881918	$19.578498	$15.356308	$10.292229	$23.739928	$21.388486	$11.641544	$8.472480	$14.509875	n/a
Total Return *	-7.70%	-6.69%	-2.58%	-8.59%***	-7.01%***	8.53%	-18.73%	-3.31%	5.98%	n/a
Ratio of Expenses **	1.10%	1.10%	1.25%	1.20%	1.20%	1.20%	1.20%	1.25%	1.10%	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 30, 2012.
(b) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements. Unit values disclosed are as of September 25, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/Invesco Large Cap Growth Fund - A	JNL/Invesco Mid Cap Value Fund - A	JNL/Invesco Small Cap Growth Fund - A	JNL/Ivy Asset Strategy Fund - A	JNL/JPMorgan MidCap Growth Fund - A	JNL/JPMorgan U.S. Government & Quality Bond Fund - A	JNL/Lazard Emerging Markets Fund - A	JNL/MC 10 x 10 Fund - A	JNL/MC Bond Index Fund - A	JNL/MC Dow Jones U.S. Contrarian Opportunities Index Fund - A (a) (b)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$49,987	$24,976	$77,052	$98,690	$73,189	$48,575	$25,690	$39,426	$48,479	$—
Units Outstanding (in thousands)	2,624	1,038	3,131	8,128	1,850	2,424	2,549	3,199	3,478	—
Investment Income Ratio *	0.00%	0.35%	0.00%	0.68%	0.00%	2.31%	3.05%	1.98%	2.05%	0.39%

Period ended December 31, 2014

Net Assets (in thousands)	$41,508	$25,894	$53,056	$125,833	$50,238	$38,737	$33,154	$43,036	$40,787	$4,554
Units Outstanding (in thousands)	2,253	966	2,095	9,277	1,311	1,926	2,646	3,363	2,888	313
Investment Income Ratio *	0.06%	0.21%	0.00%	1.10%	0.00%	3.12%	1.63%	1.78%	3.42%	0.48%

Period ended December 31, 2013

Net Assets (in thousands)	$33,216	$23,526	$31,745	$122,561	$30,656	$34,446	$38,741	$41,074	$32,592	$2,305
Units Outstanding (in thousands)	1,924	947	1,338	8,545	900	1,782	2,894	3,423	2,413	167
Investment Income Ratio *	0.42%	0.20%	0.13%	1.41%	0.18%	3.23%	1.39%	2.04%	2.15%	0.80%

Period ended December 31, 2012

Net Assets (in thousands)	$21,018	$15,967	$15,231	$81,633	$17,299	$41,937	$45,233	$34,975	$32,939	$433
Units Outstanding (in thousands)	1,678	831	887	6,936	731	2,069	3,301	3,665	2,345	43
Investment Income Ratio *	0.00%	0.27%	0.00%	0.11%	0.00%	2.28%	2.02%	2.36%	2.34%	0.00%

Period ended December 31, 2011

Net Assets (in thousands)	$16,200	$14,088	$10,988	$53,309	$19,639	$35,432	$41,161	$31,010	$28,141	n/a
Units Outstanding (in thousands)	1,433	782	743	5,225	945	1,791	3,618	3,710	2,044	n/a
Investment Income Ratio *	0.16%	0.68%	0.00%	0.16%	0.00%	2.62%	1.04%	1.48%	3.03%	n/a

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations April 30, 2012.
(b) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/MC Emerging Markets Index Fund - A (a)	JNL/MC European 30 Fund - A	JNL/MC Global Alpha Fund - A (c)	JNL/MC Index 5 Fund - A	JNL/MC International Index Fund - A	JNL/MC Pacific Rim 30 Fund - A	JNL/MC S&P 400 MidCap Index Fund - A	JNL/MC S&P 500 Index Fund - A	JNL/MC Small Cap Index Fund - A	JNL/MC Utilities Sector Fund - A (b)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$7.500752	$12.632821	$9.397514	$11.525579	$12.024823	$14.773234	$18.254028	$12.796770	$15.508081	$11.086493
Total Return *	-17.35%	-4.65%	3.23%	-4.09%	-4.79%	2.10%	-6.33%	-2.91%	-8.14%	-6.58%
Ratio of Expenses **	2.46%	2.80%	2.32%	2.70%	3.82%	2.77%	3.82%	3.82%	3.82%	1.25%

Period ended December 31, 2014

Unit Value	$9.075531	$13.249537	$9.103545	$12.016786	$12.630226	$14.469323	$19.488282	$13.180009	$16.881594	$11.867462
Total Return *	-6.03%	-6.07%	-3.61%	2.50%	-9.60%	0.39%	5.14%	8.83%	0.73%	24.63%
Ratio of Expenses **	2.46%	2.80%	2.32%	2.70%	3.82%	2.77%	3.82%	3.82%	3.82%	1.25%

Period ended December 31, 2013

Unit Value	$9.657680	$14.105397	$9.444736	$11.723567	$13.972251	$14.412854	$18.535898	$12.110445	$16.759446	$9.521931
Total Return *	-6.49%	3.12%***	-3.64%	20.45%	16.88%	9.58%	28.01%	26.71%	33.25%	-2.91%***
Ratio of Expenses **	2.46%	2.80%	2.32%	2.70%	3.82%	2.77%	3.82%	3.82%	3.82%	1.25%

Period ended December 31, 2012

Unit Value	$10.327566	$11.268651	$9.801287	$9.732936	$11.954577	$13.152889	$14.480131	$9.557977	$12.577766	n/a
Total Return *	11.21%***	6.00%	-4.15%	10.92%	13.58%	8.96%	12.84%	11.04%	11.53%	n/a
Ratio of Expenses **	2.46%	2.46%	2.32%	2.70%	3.82%	2.77%	3.82%	3.82%	3.82%	n/a

Period ended December 31, 2011

Unit Value	$9.041881	$10.631165	$10.225383	$8.774960	$10.525030	$12.071817	$12.832940	$8.607958	$11.277101	n/a
Total Return *	-0.09%***	-9.60%	0.52%	-4.68%***	-15.54%	-4.55%	-5.80%	-2.32%	-7.92%	n/a
Ratio of Expenses **	1.82%	2.46%	2.32%	2.70%	3.82%	2.77%	3.82%	3.82%	3.82%	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations August 29, 2011.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/MC Emerging Markets Index Fund - A (a)	JNL/MC European 30 Fund - A	JNL/MC Global Alpha Fund - A (c)	JNL/MC Index 5 Fund - A	JNL/MC International Index Fund - A	JNL/MC Pacific Rim 30 Fund - A	JNL/MC S&P 400 MidCap Index Fund - A	JNL/MC S&P 500 Index Fund - A	JNL/MC Small Cap Index Fund - A	JNL/MC Utilities Sector Fund - A (b)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$8.043708	$14.547985	$10.681371	$13.349777	$18.202432	$16.974580	$27.632298	$19.370958	$23.475290	$11.204632
Total Return *	-16.01%	-2.78%	8.59%	-2.45%	-1.92%	4.08%	-3.51%	0.02%	-5.37%	-6.21%
Ratio of Expenses **	0.85%	0.85%	0.85%	1.00%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$9.577076	$14.963539	$9.836628	$13.684791	$18.559333	$16.309206	$28.637327	$19.367215	$24.806591	$11.946040
Total Return *	-4.50%	-11.61%***	-2.17%	2.01%***	-6.88%	-8.95%***	8.31%***	12.11%***	3.77%	13.01%***
Ratio of Expenses **	0.85%	0.85%	0.85%	1.00%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2013

Unit Value	$10.028636	$15.500182	$10.055260	$12.824234	$19.930516	$15.811938	$25.970550	$16.967550	$23.906405	$9.537029
Total Return *	-4.73%***	23.00%***	-2.21%	22.08%	16.38%***	11.54%	31.67%	30.33%	28.62%***	-3.95%***
Ratio of Expenses **	0.85%	1.00%	0.85%	1.35%	0.85%	1.00%	1.00%	1.00%	0.85%	1.00%

Period ended December 31, 2012

Unit Value	$10.531884	$11.860954	$10.282229	$10.504460	$16.283294	$14.176473	$19.723854	$13.018981	$17.132383	n/a
Total Return *	0.73%***	7.29%	-0.24%***	12.42%	2.01%***	0.31%***	3.32%***	-1.54%***	1.32%***	n/a
Ratio of Expenses **	1.00%	1.25%	0.85%	1.35%	1.00%	1.00%	1.00%	1.00%	1.00%	n/a

Period ended December 31, 2011

Unit Value	$9.038785	$11.055224	$10.451281	$9.343671	$13.662299	$12.679823	$16.658478	$11.285867	$14.638349	n/a
Total Return *	-0.03%***	-8.50%	1.51%	-3.39%	-13.31%	-3.09%	-3.31%	0.36%	-5.48%	n/a
Ratio of Expenses **	1.35%	1.25%	1.35%	1.35%	1.20%	1.25%	1.20%	1.10%	1.20%	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations August 29, 2011.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/MC Emerging Markets Index Fund - A (a)	JNL/MC European 30 Fund - A	JNL/MC Global Alpha Fund - A (c)	JNL/MC Index 5 Fund - A	JNL/MC International Index Fund - A	JNL/MC Pacific Rim 30 Fund - A	JNL/MC S&P 400 MidCap Index Fund - A	JNL/MC S&P 500 Index Fund - A	JNL/MC Small Cap Index Fund - A	JNL/MC Utilities Sector Fund - A (b)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$30,412	$31,683	$—	$71,785	$73,405	$16,987	$112,335	$306,397	$88,288	$3,031
Units Outstanding (in thousands)	3,889	2,279	—	5,654	4,422	1,046	4,454	17,304	4,112	272
Investment Income Ratio *	1.70%	1.99%	0.00%	1.80%	2.37%	2.35%	0.98%	1.51%	0.67%	1.33%

Period ended December 31, 2014

Net Assets (in thousands)	$27,610	$13,852	$3,029	$69,791	$61,638	$8,811	$91,315	$259,697	$74,714	$3,141
Units Outstanding (in thousands)	2,947	963	315	5,342	3,631	562	3,482	14,604	3,286	264
Investment Income Ratio *	1.30%	1.38%	10.72%	1.42%	3.52%	2.56%	0.93%	1.37%	1.00%	0.00%

Period ended December 31, 2013

Net Assets (in thousands)	$16,399	$5,020	$3,193	$65,059	$49,446	$6,356	$75,340	$205,436	$72,482	$271
Units Outstanding (in thousands)	1,661	333	324	5,170	2,705	414	3,105	12,934	3,306	28
Investment Income Ratio *	0.82%	1.14%	0.00%	1.56%	2.53%	3.78%	0.93%	1.35%	1.27%	5.42%

Period ended December 31, 2012

Net Assets (in thousands)	$8,491	$1,887	$2,444	$50,449	$36,273	$4,074	$40,766	$123,527	$34,922	n/a
Units Outstanding (in thousands)	812	161	242	4,879	2,387	294	2,206	10,096	2,178	n/a
Investment Income Ratio *	0.04%	3.62%	0.00%	1.50%	2.69%	1.92%	1.00%	1.66%	1.66%	n/a

Period ended December 31, 2011

Net Assets (in thousands)	$113	$1,492	$2,092	$42,884	$31,357	$3,212	$35,429	$95,155	$29,344	n/a
Units Outstanding (in thousands)	13	137	201	4,652	2,402	256	2,218	8,847	2,094	n/a
Investment Income Ratio *	0.00%	2.08%	0.95%	1.11%	2.64%	1.44%	0.63%	2.17%	0.78%	n/a

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations August 29, 2011.
(b) Commencement of operations April 29, 2013.
(c) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/MMRS Conservative Fund - A (c)	JNL/MMRS Growth Fund - A (c)	JNL/MMRS Moderate Fund - A (c)	JNL/Morgan Stanley Mid Cap Growth Fund - A (b)	JNL/Neuberger Berman Strategic Income Fund - A (b)	JNL/Oppenheimer Emerging Markets Innovator Fund - A (d)	JNL/Oppenheimer Global Growth Fund - A	JNL/PIMCO Real Return Fund - A	JNL/PIMCO Total Return Bond Fund - A	JNL/PPM America Floating Rate Income Fund - A (a)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$10.037407	$9.645712	$9.773015	$11.500987	$10.018393	$8.418188	$14.620129	$11.436394	$12.462997	$9.736350
Total Return *	-3.50%	-6.82%	-5.77%	-6.64%	-3.50%	-13.17%***	0.43%	-5.89%	-3.53%	-4.02%
Ratio of Expenses **	1.25%	1.25%	1.25%	2.45%	2.32%	1.25%	3.30%	2.92%	4.00%	2.81%

Period ended December 31, 2014

Unit Value	$10.401642	$10.352069	$10.371899	$12.318387	$10.381966	n/a	$14.557493	$12.152589	$12.919306	$10.143632
Total Return *	3.05%***	-0.37%***	0.21%***	-2.81%	2.49%	n/a	-1.40%	0.32%	-0.10%	-2.56%
Ratio of Expenses **	1.25%	1.25%	1.25%	2.45%	2.32%	n/a	3.30%	2.92%	4.00%	2.81%

Period ended December 31, 2013

Unit Value	n/a	n/a	n/a	$12.674195	$10.130188	n/a	$14.764434	$12.113850	$12.932439	$10.410476
Total Return *	n/a	n/a	n/a	34.40%	-2.89%***	n/a	22.14%	-11.74%	-5.92%	1.43%
Ratio of Expenses **	n/a	n/a	n/a	2.45%	2.32%	n/a	3.30%	2.92%	4.00%	2.81%

Period ended December 31, 2012

Unit Value	n/a	n/a	n/a	$9.430240	$10.378186	n/a	$12.087946	$13.725632	$13.745677	$10.264129
Total Return *	n/a	n/a	n/a	3.41%***	4.46%***	n/a	16.62%	5.30%	3.84%	2.69%***
Ratio of Expenses **	n/a	n/a	n/a	2.45%	2.31%	n/a	3.30%	2.92%	4.00%	2.81%

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	$10.365544	$13.034508	$13.237441	$9.813265
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	-11.19%	8.51%	0.73%	3.29%***
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	3.30%	2.92%	4.00%	2.60%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations January 1, 2011.
(b) Commencement of operations April 30, 2012.
(c) Commencement of operations April 28, 2014.
(d) Commencement of operations April 27, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/MMRS Conservative Fund - A (c)	JNL/MMRS Growth Fund - A (c)	JNL/MMRS Moderate Fund - A (c)	JNL/Morgan Stanley Mid Cap Growth Fund - A (b)	JNL/Neuberger Berman Strategic Income Fund - A (b)	JNL/Oppenheimer Emerging Markets Innovator Fund - A (d)	JNL/Oppenheimer Global Growth Fund - A	JNL/PIMCO Real Return Fund - A	JNL/PIMCO Total Return Bond Fund - A	JNL/PPM America Floating Rate Income Fund - A (a)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$10.079561	$9.686243	$9.838769	$12.040674	$10.438491	$8.441103	$20.189406	$13.765763	$21.859627	$10.738827
Total Return *	-3.26%	-6.59%	-6.95%***	-8.14%***	-2.42%	-12.50%***	2.66%	-3.92%	-0.44%	-2.12%
Ratio of Expenses **	1.00%	1.00%	0.85%	1.20%	1.20%	0.85%	1.10%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$10.419247	$10.369613	$10.389448	$12.685568	$10.696824	n/a	$19.665443	$14.328127	$21.957250	$10.970883
Total Return *	3.10%***	1.45%***	2.60%***	-1.73%	3.65%***	n/a	0.79%	2.42%	3.10%	-0.63%
Ratio of Expenses **	1.00%	1.00%	1.00%	1.35%	1.20%	n/a	1.10%	0.85%	0.85%	0.85%

Period ended December 31, 2013

Unit Value	n/a	n/a	n/a	$12.909203	$10.311970	n/a	$19.510969	$13.989820	$21.297973	$11.040930
Total Return *	n/a	n/a	n/a	35.88%	1.46%***	n/a	24.86%	-10.80%***	-3.00%***	2.52%***
Ratio of Expenses **	n/a	n/a	n/a	1.35%	1.25%	n/a	1.10%	0.85%	0.85%	0.85%

Period ended December 31, 2012

Unit Value	n/a	n/a	n/a	$9.500450	$10.445070	n/a	$15.626425	$15.388594	$21.452391	$10.642622
Total Return *	n/a	n/a	n/a	3.94%***	0.81%***	n/a	19.22%	6.33%***	0.53%***	1.40%***
Ratio of Expenses **	n/a	n/a	n/a	1.35%	1.35%	n/a	1.10%	1.00%	1.00%	1.00%

Period ended December 31, 2011

Unit Value	n/a	n/a	n/a	n/a	n/a	n/a	$13.107449	$14.193702	$19.772736	$9.950207
Total Return *	n/a	n/a	n/a	n/a	n/a	n/a	-9.22%	10.38%	3.68%	-0.95%***
Ratio of Expenses **	n/a	n/a	n/a	n/a	n/a	n/a	1.10%	1.20%	1.10%	1.20%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations January 1, 2011.
(b) Commencement of operations April 30, 2012.
(c) Commencement of operations April 28, 2014.
(d) Commencement of operations April 27, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/MMRS Conservative Fund - A (c)	JNL/MMRS Growth Fund - A (c)	JNL/MMRS Moderate Fund - A (c)	JNL/Morgan Stanley Mid Cap Growth Fund - A (b)	JNL/Neuberger Berman Strategic Income Fund - A (b)	JNL/Oppenheimer Emerging Markets Innovator Fund - A (d)	JNL/Oppenheimer Global Growth Fund - A	JNL/PIMCO Real Return Fund - A	JNL/PIMCO Total Return Bond Fund - A	JNL/PPM America Floating Rate Income Fund - A (a)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$19,204	$1,231	$7,804	$10,796	$33,382	$343	$83,341	$75,850	$224,766	$76,164
Units Outstanding (in thousands)	1,907	127	796	909	3,237	41	4,415	5,853	11,614	7,290
Investment Income Ratio *	0.00%	0.00%	0.00%	0.00%	1.33%	0.00%	0.92%	3.69%	2.88%	3.82%

Period ended December 31, 2014

Net Assets (in thousands)	$1,848	$168	$680	$7,084	$30,886	n/a	$56,345	$82,537	$234,444	$78,107
Units Outstanding (in thousands)	178	16	66	562	2,914	n/a	3,057	6,086	12,022	7,274
Investment Income Ratio *	0.00%	0.00%	0.00%	0.00%	1.03%	n/a	0.59%	0.73%	3.37%	2.48%

Period ended December 31, 2013

Net Assets (in thousands)	n/a	n/a	n/a	$3,787	$10,544	n/a	$47,210	$80,705	$241,408	$55,347
Units Outstanding (in thousands)	n/a	n/a	n/a	294	1,028	n/a	2,571	6,059	12,715	5,104
Investment Income Ratio *	n/a	n/a	n/a	0.00%	0.23%	n/a	1.01%	1.21%	1.18%	2.32%

Period ended December 31, 2012

Net Assets (in thousands)	n/a	n/a	n/a	$702	$3,680	n/a	$32,152	$111,530	$259,261	$14,170
Units Outstanding (in thousands)	n/a	n/a	n/a	74	353	n/a	2,182	7,508	13,242	1,348
Investment Income Ratio *	n/a	n/a	n/a	0.76%	0.00%	n/a	1.06%	2.07%	2.12%	3.29%

Period ended December 31, 2011

Net Assets (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	$25,541	$76,215	$191,091	$5,808
Units Outstanding (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	2,059	5,478	10,425	586
Investment Income Ratio *	n/a	n/a	n/a	n/a	n/a	n/a	0.64%	0.99%	3.19%	0.00%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations January 1, 2011.
(b) Commencement of operations April 30, 2012.
(c) Commencement of operations April 28, 2014.
(d) Commencement of operations April 27, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/PPM America High Yield Bond Fund - A	JNL/PPM America Mid Cap Value Fund - A	JNL/PPM America Small Cap Value Fund - A	JNL/PPM America Value Equity Fund - A	JNL/Red Rocks Listed Private Equity Fund - A	JNL/S&P 4 Fund - A	JNL/S&P Competitive Advantage Fund - A	JNL/S&P Dividend Income & Growth Fund - A	JNL/S&P International 5 Fund - A (a)	JNL/S&P Intrinsic Value Fund - A

Highest expense ratio
Period ended December 31, 2015

Unit Value	$13.380499	$13.562701	$13.685427	$17.017675	$13.222673	$16.580961	$18.898667	$16.255184	$9.108275	$17.109588
Total Return *	-9.69%	-10.57%	-5.93%	-11.95%	-2.99%	-7.81%	-1.43%	-1.91%	-3.36%	-16.09%
Ratio of Expenses **	3.06%	2.77%	2.56%	3.62%	2.62%	2.95%	2.62%	2.61%	1.25%	2.65%

Period ended December 31, 2014

Unit Value	$14.816619	$15.166470	$14.548215	$19.326464	$13.629676	$17.984681	$19.172507	$16.571231	$9.425269	$20.390385
Total Return *	-2.89%	7.43%	3.18%	8.50%	-1.98%	11.08%	7.21%	10.77%	-1.93%***	14.96%
Ratio of Expenses **	3.06%	2.77%	2.56%	3.62%	2.62%	2.95%	2.62%	2.61%	1.25%	2.65%

Period ended December 31, 2013

Unit Value	$15.257323	$14.117385	$14.100486	$17.812896	$13.905517	$16.191433	$17.883030	$14.960387	n/a	$17.737411
Total Return *	4.94%	37.23%	33.88%	35.24%	38.00%	39.46%	39.24%	27.41%	n/a	46.03%
Ratio of Expenses **	3.06%	2.77%	2.56%	3.62%	2.62%	2.95%	2.62%	2.61%	n/a	2.65%

Period ended December 31, 2012

Unit Value	$14.539145	$10.287545	$10.532033	$13.171132	$10.076497	$11.610352	$12.843302	$11.741770	n/a	$12.146108
Total Return *	13.22%	13.24%	16.65%	11.54%	26.89%	12.84%	13.60%	9.89%	n/a	11.12%
Ratio of Expenses **	3.06%	2.77%	2.56%	3.62%	2.62%	2.95%	2.62%	2.61%	n/a	2.65%

Period ended December 31, 2011

Unit Value	$12.840972	$9.084554	$9.028677	$11.808634	$7.941350	$10.288829	$11.305556	$10.684731	n/a	$10.930285
Total Return *	1.52%	-9.93%	-10.34%	-8.62%	-20.08%	2.80%	7.68%	1.23%***	n/a	3.74%
Ratio of Expenses **	3.06%	2.77%	2.56%	3.62%	2.62%	2.95%	2.62%	2.61%	n/a	2.65%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations September 15, 2014.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/PPM America High Yield Bond Fund - A	JNL/PPM America Mid Cap Value Fund - A	JNL/PPM America Small Cap Value Fund - A	JNL/PPM America Value Equity Fund - A	JNL/Red Rocks Listed Private Equity Fund - A	JNL/S&P 4 Fund - A	JNL/S&P Competitive Advantage Fund - A	JNL/S&P Dividend Income & Growth Fund - A	JNL/S&P International 5 Fund - A (a)	JNL/S&P Intrinsic Value Fund - A

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$19.845535	$15.739543	$15.206775	$27.777385	$15.029479	$19.646838	$21.803786	$18.738663	$9.155836	$19.783427
Total Return *	-7.67%	-8.84%	-4.64%	-9.83%	-1.25%	-5.85%	0.33%	-0.17%	-8.43%***	-14.57%
Ratio of Expenses **	0.85%	0.85%	1.20%	1.25%	0.85%	0.85%	0.85%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$21.495176	$17.265994	$15.947097	$30.807024	$15.220300	$20.867188	$21.731617	$18.769706	$9.432305	$23.157493
Total Return *	-0.72%	9.51%	4.59%	11.10%	-0.23%	13.43%	10.06%***	6.16%***	2.84%***	13.83%***
Ratio of Expenses **	0.85%	0.85%	1.20%	1.25%	0.85%	0.85%	0.85%	0.85%	1.00%	0.85%

Period ended December 31, 2013

Unit Value	$21.650695	$15.766040	$15.247512	$27.729282	$15.255883	$18.396101	$19.494925	$16.299350	n/a	$19.311174
Total Return *	4.03%***	13.21%***	35.72%	38.49%	40.46%	24.81%***	23.34%***	29.22%	n/a	48.09%
Ratio of Expenses **	0.85%	0.85%	1.20%	1.25%	0.85%	0.85%	1.20%	1.20%	n/a	1.25%

Period ended December 31, 2012

Unit Value	$19.736528	$11.190626	$11.234940	$20.023195	$10.861067	$12.819083	$13.769500	$12.613424	n/a	$13.040569
Total Return *	10.16%***	6.15%***	18.25%***	14.22%	20.39%***	-0.52%***	15.17%	11.46%	n/a	12.69%
Ratio of Expenses **	1.00%	1.00%	1.20%	1.25%	0.85%	1.00%	1.25%	1.20%	n/a	1.25%

Period ended December 31, 2011

Unit Value	$16.850240	$9.581893	$9.483068	$17.530227	$8.301161	$11.049760	$11.955476	$11.316966	n/a	$11.572214
Total Return *	3.53%	-8.65%	-9.16%***	-6.44%	-23.94%***	4.61%	9.16%	11.09%***	n/a	-8.15%***
Ratio of Expenses **	1.10%	1.35%	1.25%	1.25%	1.25%	1.20%	1.25%	1.20%	n/a	1.25%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations September 15, 2014.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/PPM America High Yield Bond Fund - A	JNL/PPM America Mid Cap Value Fund - A	JNL/PPM America Small Cap Value Fund - A	JNL/PPM America Value Equity Fund - A	JNL/Red Rocks Listed Private Equity Fund - A	JNL/S&P 4 Fund - A	JNL/S&P Competitive Advantage Fund - A	JNL/S&P Dividend Income & Growth Fund - A	JNL/S&P International 5 Fund - A (a)	JNL/S&P Intrinsic Value Fund - A

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$88,965	$18,514	$27,059	$8,505	$25,383	$409,478	$63,579	$188,179	$1,738	$59,765
Units Outstanding (in thousands)	5,029	1,230	1,825	363	1,743	21,910	3,072	10,617	190	3,189
Investment Income Ratio *	5.67%	0.73%	0.71%	0.00%	5.80%	5.32%	0.80%	2.47%	1.12%	1.09%

Period ended December 31, 2014

Net Assets (in thousands)	$106,798	$17,365	$12,126	$9,690	$24,826	$314,115	$43,253	$182,015	$142	$59,875
Units Outstanding (in thousands)	5,576	1,046	775	374	1,680	15,734	2,092	10,200	15	2,720
Investment Income Ratio *	6.12%	0.61%	0.29%	5.14%	7.27%	2.42%	0.32%	1.50%	0.00%	0.83%

Period ended December 31, 2013

Net Assets (in thousands)	$89,003	$10,913	$8,596	$7,682	$22,471	$167,200	$32,333	$129,777	n/a	$36,298
Units Outstanding (in thousands)	4,628	719	573	339	1,516	9,461	1,696	8,150	n/a	1,916
Investment Income Ratio *	6.48%	0.57%	0.39%	1.34%	9.56%	0.84%	0.80%	2.03%	n/a	1.05%

Period ended December 31, 2012

Net Assets (in thousands)	$71,646	$5,314	$4,598	$5,003	$12,552	$67,214	$14,021	$55,100	n/a	$13,731
Units Outstanding (in thousands)	4,004	488	415	320	1,191	5,399	1,035	4,453	n/a	1,071
Investment Income Ratio *	5.98%	0.36%	1.08%	1.38%	0.00%	1.88%	0.69%	1.77%	n/a	0.78%

Period ended December 31, 2011

Net Assets (in thousands)	$49,959	$3,700	$3,097	$4,165	$9,423	$53,136	$3,763	$28,048	n/a	$15,737
Units Outstanding (in thousands)	3,231	390	330	320	1,150	4,885	318	2,516	n/a	1,379
Investment Income Ratio *	7.50%	0.13%	0.23%	1.12%	9.14%	4.77%	0.59%	1.83%	n/a	1.10%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations September 15, 2014.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/S&P Managed Aggressive Growth Fund - A	JNL/S&P Managed Conservative Fund - A	JNL/S&P Managed Growth Fund - A	JNL/S&P Managed Moderate Fund - A	JNL/S&P Managed Moderate Growth Fund - A	JNL/S&P Mid 3 Fund - A (a)	JNL/S&P Total Yield Fund - A	JNL/Scout Unconstrained Bond Fund - A (a)	JNL/T. Rowe Price Established Growth Fund - A	JNL/T. Rowe Price Mid-Cap Growth Fund - A

Highest expense ratio
Period ended December 31, 2015

Unit Value	$14.186639	$11.227064	$13.688595	$12.320149	$12.921449	$9.789655	$15.186258	$9.371504	$32.220403	$49.019037
Total Return *	-3.64%	-4.40%	-3.80%	-4.11%	-4.29%	-15.00%***	-10.28%	-1.76%	6.36%	2.29%
Ratio of Expenses **	3.47%	2.92%	3.67%	3.06%	3.62%	2.46%	2.81%	1.25%	4.00%	4.00%

Period ended December 31, 2014

Unit Value	$14.722139	$11.743388	$14.229284	$12.847889	$13.500712	$11.256496	$16.926497	$9.538960	$30.293957	$47.920519
Total Return *	2.94%	0.15%	1.83%	0.84%	0.79%	4.70%***	12.68%	-3.96%***	4.45%	8.40%
Ratio of Expenses **	3.47%	2.92%	3.67%	3.06%	3.62%	2.00%	2.81%	1.25%	4.00%	4.00%

Period ended December 31, 2013

Unit Value	$14.301457	$11.725503	$13.974207	$12.740242	$13.394953	n/a	$15.021726	n/a	$29.004459	$44.205722
Total Return *	21.48%	1.51%	18.17%	7.10%	11.73%	n/a	47.48%	n/a	33.23%	31.15%
Ratio of Expenses **	3.47%	2.92%	3.67%	3.06%	3.62%	n/a	2.81%	n/a	4.00%	4.00%

Period ended December 31, 2012

Unit Value	$11.772322	$11.550775	$11.825962	$11.895904	$11.988953	n/a	$10.185716	n/a	$21.770550	$33.706054
Total Return *	11.88%	5.63%	11.17%	7.57%	9.68%	n/a	18.45%	n/a	14.16%	9.12%
Ratio of Expenses **	3.47%	2.92%	3.67%	3.06%	3.62%	n/a	2.81%	n/a	4.00%	4.00%

Period ended December 31, 2011

Unit Value	$10.522116	$10.934617	$10.637647	$11.058493	$10.930358	n/a	$8.599454	n/a	$19.069527	$30.888728
Total Return *	-8.03%	0.16%	-6.62%	-2.19%	-4.77%	n/a	-8.01%	n/a	-5.04%	-5.31%
Ratio of Expenses **	3.47%	2.92%	3.67%	3.06%	3.62%	n/a	2.81%	n/a	4.00%	4.00%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 28, 2014.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/S&P Managed Aggressive Growth Fund - A	JNL/S&P Managed Conservative Fund - A	JNL/S&P Managed Growth Fund - A	JNL/S&P Managed Moderate Fund - A	JNL/S&P Managed Moderate Growth Fund - A	JNL/S&P Mid 3 Fund - A (a)	JNL/S&P Total Yield Fund - A	JNL/Scout Unconstrained Bond Fund - A (a)	JNL/T. Rowe Price Established Growth Fund - A	JNL/T. Rowe Price Mid-Cap Growth Fund - A

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$21.218489	$13.621413	$21.212985	$15.184807	$19.845710	$10.055207	$17.791675	$9.434572	$61.722195	$89.185169
Total Return *	-1.42%	-2.74%	-1.39%	-2.31%	-1.95%	-11.37%	-8.51%	-1.36%	9.76%	5.30%
Ratio of Expenses **	1.20%	1.20%	1.20%	1.20%	1.20%	0.85%	0.85%	0.85%	0.85%	1.10%

Period ended December 31, 2014

Unit Value	$21.525177	$14.004861	$21.512865	$15.543434	$20.239581	$11.344547	$19.445569	$9.564822	$56.232230	$84.694266
Total Return *	5.31%	1.89%	4.37%	2.74%	3.26%	12.03%***	7.26%***	-1.11%***	7.79%	11.59%
Ratio of Expenses **	1.20%	1.20%	1.20%	1.20%	1.20%	0.85%	0.85%	0.85%	0.85%	1.10%

Period ended December 31, 2013

Unit Value	$20.440770	$13.745057	$20.611744	$15.129153	$19.600872	n/a	$16.565974	n/a	$52.169036	$75.895422
Total Return *	24.27%	3.27%	21.12%	9.11%	14.46%	n/a	49.87%	n/a	28.82%***	35.01%
Ratio of Expenses **	1.20%	1.20%	1.20%	1.20%	1.20%	n/a	1.20%	n/a	0.85%	1.10%

Period ended December 31, 2012

Unit Value	$16.448262	$13.309324	$17.017523	$13.866156	$17.123982	n/a	$11.053407	n/a	$36.952947	$56.214659
Total Return *	14.46%	7.47%	13.96%	9.60%***	12.38%	n/a	1.63%***	n/a	10.06%***	12.34%
Ratio of Expenses **	1.20%	1.20%	1.20%	1.20%	1.20%	n/a	1.20%	n/a	1.00%	1.10%

Period ended December 31, 2011

Unit Value	$14.370593	$12.383906	$14.933032	$12.606526	$15.237672	n/a	$9.164285	n/a	$30.892401	$50.039375
Total Return *	-5.93%***	1.89%	-4.29%	-0.41%	-2.44%***	n/a	-6.57%	n/a	-2.26%	-2.53%
Ratio of Expenses **	1.20%	1.20%	1.20%	1.25%	1.20%	n/a	1.25%	n/a	1.10%	1.10%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 28, 2014.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/S&P Managed Aggressive Growth Fund - A	JNL/S&P Managed Conservative Fund - A	JNL/S&P Managed Growth Fund - A	JNL/S&P Managed Moderate Fund - A	JNL/S&P Managed Moderate Growth Fund - A	JNL/S&P Mid 3 Fund - A (a)	JNL/S&P Total Yield Fund - A	JNL/Scout Unconstrained Bond Fund - A (a)	JNL/T. Rowe Price Established Growth Fund - A	JNL/T. Rowe Price Mid-Cap Growth Fund - A

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$135,512	$142,097	$339,937	$280,867	$443,578	$11,122	$30,621	$3,733	$259,476	$199,716
Units Outstanding (in thousands)	6,882	10,875	17,079	19,230	23,737	1,117	1,816	397	4,907	2,485
Investment Income Ratio *	0.00%	0.00%	0.00%	0.00%	0.00%	0.18%	1.34%	0.00%	0.00%	0.00%

Period ended December 31, 2014

Net Assets (in thousands)	$135,815	$146,026	$339,783	$291,636	$454,436	$3,468	$33,313	$1,767	$168,167	$162,598
Units Outstanding (in thousands)	6,774	10,833	16,781	19,457	23,808	307	1,800	185	3,516	2,134
Investment Income Ratio *	0.48%	0.30%	0.54%	0.21%	0.24%	0.00%	0.99%	0.00%	0.00%	0.15%

Period ended December 31, 2013

Net Assets (in thousands)	$121,398	$143,689	$298,547	$264,135	$403,506	n/a	$17,480	n/a	$149,250	$131,138
Units Outstanding (in thousands)	6,367	10,837	15,340	18,062	21,809	n/a	1,080	n/a	3,368	1,919
Investment Income Ratio *	0.77%	0.58%	0.90%	0.46%	0.51%	n/a	1.26%	n/a	0.08%	0.00%

Period ended December 31, 2012

Net Assets (in thousands)	$77,048	$146,424	$221,040	$236,192	$325,921	n/a	$5,496	n/a	$101,080	$95,965
Units Outstanding (in thousands)	5,056	11,378	13,768	17,574	20,148	n/a	506	n/a	3,156	1,902
Investment Income Ratio *	0.92%	2.50%	1.21%	1.85%	1.50%	n/a	1.07%	n/a	0.00%	0.21%

Period ended December 31, 2011

Net Assets (in thousands)	$67,978	$105,755	$184,728	$183,032	$257,461	n/a	$3,001	n/a	$66,027	$75,215
Units Outstanding (in thousands)	5,126	8,785	13,104	14,882	17,870	n/a	332	n/a	2,451	1,676
Investment Income Ratio *	0.64%	2.25%	0.71%	1.93%	1.64%	n/a	1.24%	n/a	0.00%	0.02%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations April 28, 2014.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/T. Rowe Price Short-Term Bond Fund - A	JNL/T. Rowe Price Value Fund - A	JNL/Westchester Capital Event Driven Fund - A (a)	JNL/WMC Balanced Fund - A	JNL/WMC Money Market Fund - A	JNL/WMC Value Fund - A	JNL/MC 25 Fund - A (b)	JNL/MC Communications Sector Fund - A	JNL/MC Consumer Brands Sector Fund - A	JNL/MC Financial Sector Fund - A

Highest expense ratio
Period ended December 31, 2015

Unit Value	$8.985961	$17.389913	$9.411507	$26.645724	$8.568705	$22.420084	$17.327484	$6.054948	$16.257361	$8.918358
Total Return *	-2.46%	-5.31%	-6.10%***	-4.14%	-3.01%	-6.57%	-8.92%	-0.37%	2.16%	-4.14%
Ratio of Expenses **	2.81%	3.60%	1.25%	3.30%	3.06%	3.62%	2.92%	3.06%	3.60%	3.10%

Period ended December 31, 2014

Unit Value	$9.212594	$18.365119	n/a	$27.796839	$8.834862	$23.995506	$19.025413	$6.077288	$15.914213	$9.303494
Total Return *	-2.36%	9.25%	n/a	6.30%	-3.01%	7.37%	-0.85%	2.34%	6.90%	9.61%
Ratio of Expenses **	2.81%	3.60%	n/a	3.30%	3.06%	3.62%	2.92%	3.06%	3.60%	3.10%

Period ended December 31, 2013

Unit Value	$9.434969	$16.810898	n/a	$26.150020	$9.109248	$22.348000	$19.187705	$5.938096	$14.887088	$8.487959
Total Return *	-2.68%	32.29%	n/a	15.46%	-3.01%	26.39%	32.92%	17.37%	36.12%	29.28%
Ratio of Expenses **	2.81%	3.60%	n/a	3.30%	3.06%	3.62%	2.92%	3.06%	3.60%	3.10%

Period ended December 31, 2012

Unit Value	$9.694295	$12.707361	n/a	$22.649504	$9.392217	$17.682097	$14.435226	$5.059207	$10.936346	$6.565716
Total Return *	-0.40%	15.11%	n/a	6.51%	-3.02%	12.20%	14.31%	16.70%	19.10%	22.26%
Ratio of Expenses **	2.81%	3.60%	n/a	3.30%	3.06%	3.62%	2.92%	3.06%	3.60%	3.10%

Period ended December 31, 2011

Unit Value	$9.733370	$11.039639	n/a	$21.264551	$9.684774	$15.759197	$12.628671	$4.335113	$9.182378	$5.370175
Total Return *	-1.42%	-5.52%***	n/a	-0.07%	-3.00%	-5.53%	5.75%	-6.10%	2.78%	-15.54%
Ratio of Expenses **	2.81%	3.60%	n/a	3.30%	3.06%	3.62%	2.92%	3.06%	3.60%	3.10%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 27, 2015.
(b) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements. Unit values disclosed are as of September 25, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/T. Rowe Price Short-Term Bond Fund - A	JNL/T. Rowe Price Value Fund - A	JNL/Westchester Capital Event Driven Fund - A (a)	JNL/WMC Balanced Fund - A	JNL/WMC Money Market Fund - A	JNL/WMC Value Fund - A	JNL/MC 25 Fund - A (b)	JNL/MC Communications Sector Fund - A	JNL/MC Consumer Brands Sector Fund - A	JNL/MC Financial Sector Fund - A

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$10.861319	$26.735011	$9.425575	$44.176861	$13.519203	$31.310920	$22.910062	$8.719714	$25.561759	$12.922062
Total Return *	-0.53%	-2.67%	-5.93%***	-1.76%	-0.85%	-4.18%	-7.77%	1.86%	5.00%	-1.96%
Ratio of Expenses **	0.85%	0.85%	1.00%	0.85%	0.85%	1.10%	1.20%	0.85%	0.85%	0.85%

Period ended December 31, 2014

Unit Value	$10.919162	$27.469745	n/a	$44.969905	$13.634433	$32.677119	$24.839338	$8.560594	$24.344656	$13.180174
Total Return *	-0.42%	12.29%	n/a	8.93%	-0.84%	10.11%	0.87%	1.89%***	9.87%	12.10%
Ratio of Expenses **	0.85%	0.85%	n/a	0.85%	0.85%	1.10%	1.20%	0.85%	0.85%	0.85%

Period ended December 31, 2013

Unit Value	$10.965523	$24.464134	n/a	$41.281711	$13.750591	$29.676154	$24.624011	$8.005423	$22.156773	$11.757276
Total Return *	-0.59%***	21.30%***	n/a	14.41%***	-0.37%***	29.61%	35.23%	19.81%	12.21%***	5.19%***
Ratio of Expenses **	0.85%	0.85%	n/a	0.85%	0.85%	1.10%	1.20%	1.00%	0.85%	0.85%

Period ended December 31, 2012

Unit Value	$10.938309	$17.653107	n/a	$33.979116	$13.505871	$22.895903	$18.209120	$6.681594	$15.518465	$8.482107
Total Return *	-0.14%***	10.65%***	n/a	-0.95%***	-0.56%***	15.07%	15.04%***	-0.81%***	0.76%***	24.61%
Ratio of Expenses **	1.00%	1.00%	n/a	1.00%	1.00%	1.10%	1.20%	1.00%	1.00%	1.20%

Period ended December 31, 2011

Unit Value	$10.663490	$14.769881	n/a	$30.154336	$13.196508	$19.896804	$15.560870	$5.437031	$12.304904	$6.806673
Total Return *	0.17%***	-3.14%	n/a	2.04%	-1.19%	-3.13%	7.52%	-4.39%	5.21%	-13.93%
Ratio of Expenses **	1.20%	1.10%	n/a	1.20%	1.20%	1.10%	1.25%	1.25%	1.25%	1.20%

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) Commencement of operations April 27, 2015.
(b) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements. Unit values disclosed are as of September 25, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/T. Rowe Price Short-Term Bond Fund - A	JNL/T. Rowe Price Value Fund - A	JNL/Westchester Capital Event Driven Fund - A (a)	JNL/WMC Balanced Fund - A	JNL/WMC Money Market Fund - A	JNL/WMC Value Fund - A	JNL/MC 25 Fund - A (b)	JNL/MC Communications Sector Fund - A	JNL/MC Consumer Brands Sector Fund - A	JNL/MC Financial Sector Fund - A

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$58,280	$103,769	$33	$228,923	$70,791	$44,306	$—	$11,240	$60,047	$52,080
Units Outstanding (in thousands)	5,700	4,354	4	5,904	5,888	1,505	—	1,447	2,622	4,502
Investment Income Ratio *	1.03%	0.83%	0.00%	1.17%	0.00%	1.49%	2.97%	3.61%	0.53%	1.19%

Period ended December 31, 2014

Net Assets (in thousands)	$47,459	$98,722	n/a	$214,173	$67,667	$44,081	$41,333	$12,293	$30,112	$39,790
Units Outstanding (in thousands)	4,599	4,005	n/a	5,422	5,497	1,429	1,766	1,608	1,375	3,361
Investment Income Ratio *	1.15%	0.83%	n/a	1.34%	0.00%	1.45%	2.02%	2.93%	0.57%	0.93%

Period ended December 31, 2013

Net Assets (in thousands)	$44,959	$74,023	n/a	$145,061	$58,662	$40,693	$48,340	$9,606	$27,063	$33,962
Units Outstanding (in thousands)	4,322	3,345	n/a	3,995	4,817	1,448	2,085	1,311	1,353	3,234
Investment Income Ratio *	1.56%	1.25%	n/a	1.54%	0.00%	1.91%	2.54%	2.43%	0.68%	0.92%

Period ended December 31, 2012

Net Assets (in thousands)	$31,283	$47,218	n/a	$98,608	$45,026	$27,688	$32,852	$10,005	$12,972	$19,350
Units Outstanding (in thousands)	2,973	2,883	n/a	3,212	3,689	1,275	1,913	1,611	906	2,433
Investment Income Ratio *	1.07%	1.41%	n/a	1.30%	0.00%	2.30%	2.37%	3.49%	0.57%	1.05%

Period ended December 31, 2011

Net Assets (in thousands)	$20,001	$35,098	n/a	$77,021	$40,932	$22,913	$22,351	$6,054	$5,465	$9,654
Units Outstanding (in thousands)	1,918	2,523	n/a	2,739	3,340	1,209	1,520	1,182	463	1,509
Investment Income Ratio *	1.24%	1.45%	n/a	1.17%	0.00%	1.07%	2.58%	3.27%	0.56%	0.69%

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) Commencement of operations April 27, 2015.
(b) The period is from January 1, 2015 through September 28, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/MC Healthcare Sector Fund - A	JNL/MC JNL 5 Fund - A	JNL/MC JNL Optimized 5 Fund - A (b)	JNL/MC Nasdaq 25 Fund - A	JNL/MC Oil & Gas Sector Fund - A	JNL/MC S&P 24 Fund - A	JNL/MC S&P SMid 60 Fund - A	JNL/MC Technology Sector Fund - A	JNL/MC Value Line 30 Fund - A (b)	JNL/PPM America Total Return Fund - A (a)

Highest expense ratio
Period ended December 31, 2015

Unit Value	$18.834232	$13.738420	$12.108113	$18.586349	$18.978638	$12.615395	$13.479578	$8.736021	$11.897248	$14.637327
Total Return *	2.79%	-6.22%	3.21%	-1.39%	-26.02%	-10.73%	-7.68%	1.22%	-0.73%	0.16%***
Ratio of Expenses **	3.62%	3.36%	2.95%	2.82%	3.67%	2.70%	2.80%	3.10%	3.36%	2.32%

Period ended December 31, 2014

Unit Value	$18.323653	$14.649591	$11.731788	$18.847701	$25.654937	$14.132220	$14.600272	$8.630642	$11.984595	n/a
Total Return *	20.69%	7.65%	3.88%	15.14%	-13.59%	2.38%	0.64%	16.93%	4.16%	n/a
Ratio of Expenses **	3.62%	3.36%	2.95%	2.82%	3.67%	2.70%	2.80%	3.10%	3.36%	n/a

Period ended December 31, 2013

Unit Value	$15.182719	$13.609160	$11.293493	$16.368926	$29.688434	$13.803245	$14.507118	$7.381020	$11.505592	n/a
Total Return *	35.88%	27.33%	28.44%	37.18%	20.83%	36.77%	33.11%	22.33%	30.37%	n/a
Ratio of Expenses **	3.62%	3.36%	2.95%	2.82%	3.67%	2.70%	2.80%	3.10%	3.36%	n/a

Period ended December 31, 2012

Unit Value	$11.173519	$10.687935	$8.793140	$11.932755	$24.570833	$10.092357	$10.898391	$6.033679	$8.825143	n/a
Total Return *	14.33%	14.13%	10.98%	16.32%	0.58%	8.55%	10.70%	7.83%	5.55%	n/a
Ratio of Expenses **	3.62%	3.36%	2.95%	2.82%	3.67%	2.70%	2.80%	3.10%	3.36%	n/a

Period ended December 31, 2011

Unit Value	$9.773195	$9.364430	$7.923453	$10.258367	$24.429425	$9.297026	$9.845349	$5.595727	$8.361326	n/a
Total Return *	6.95%	-5.30%	-12.46%	-0.84%	-0.44%	2.13%***	-10.26%	-3.36%	-25.52%	n/a
Ratio of Expenses **	3.62%	3.36%	2.95%	2.82%	3.67%	2.70%	2.80%	3.10%	3.36%	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) The Fund was made available to the separate account effective April 27, 2015.
(b) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/MC Healthcare Sector Fund - A	JNL/MC JNL 5 Fund - A	JNL/MC JNL Optimized 5 Fund - A (b)	JNL/MC Nasdaq 25 Fund - A	JNL/MC Oil & Gas Sector Fund - A	JNL/MC S&P 24 Fund - A	JNL/MC S&P SMid 60 Fund - A	JNL/MC Technology Sector Fund - A	JNL/MC Value Line 30 Fund - A (b)	JNL/PPM America Total Return Fund - A (a)

Lowest expense ratio
Period ended December 31, 2015

Unit Value	$29.736848	$17.514230	$14.168881	$23.192699	$30.226149	$14.864081	$15.756157	$12.657594	$15.261396	$16.056101
Total Return *	5.67%	-4.17%	3.77%	0.58%	-23.91%	-9.30%***	-6.00%	3.52%	0.01%	-1.83%***
Ratio of Expenses **	0.85%	1.20%	1.20%	0.85%	0.85%	1.00%	1.00%	0.85%	1.00%	1.00%

Period ended December 31, 2014

Unit Value	$28.140272	$18.276810	$13.653668	$23.060016	$39.722883	$16.087525	$16.761660	$12.226668	$15.260536	n/a
Total Return *	24.08%	10.00%	5.72%	17.43%	-11.11%	3.93%	2.47%	19.59%***	6.65%	n/a
Ratio of Expenses **	0.85%	1.20%	1.20%	0.85%	0.85%	1.20%	1.00%	0.85%	1.00%	n/a

Period ended December 31, 2013

Unit Value	$22.679603	$16.615938	$12.915534	$19.636541	$44.689859	$15.479858	$16.357605	$10.003673	$14.308882	n/a
Total Return *	4.14%***	30.11%	30.70%	13.84%***	6.46%***	8.15%***	35.54%	24.93%	25.78%***	n/a
Ratio of Expenses **	0.85%	1.20%	1.20%	0.85%	0.85%	1.20%	1.00%	1.00%	1.00%	n/a

Period ended December 31, 2012

Unit Value	$15.909183	$12.770439	$9.881606	$13.863086	$35.236162	$11.040021	$12.068857	$8.007603	$10.544705	n/a
Total Return *	-1.98%***	16.63%	12.94%	-1.45%***	-3.63%***	10.03%	3.64%***	-5.30%***	7.86%	n/a
Ratio of Expenses **	1.00%	1.20%	1.20%	1.00%	1.00%	1.35%	1.00%	1.00%	1.20%	n/a

Period ended December 31, 2011

Unit Value	$13.145097	$10.949320	$8.749376	$11.534623	$33.267572	$10.033768	$10.583722	$7.052998	$9.776439	n/a
Total Return *	9.50%	-3.23%	-10.92%	0.77%	2.04%	3.51%	-8.86%	-1.56%	-23.90%	n/a
Ratio of Expenses **	1.25%	1.20%	1.20%	1.20%	1.20%	1.35%	1.25%	1.25%	1.20%	n/a

* Total return for period indicated, includes changes in the value of the underlying Fund, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units,inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return for Investment Divisions with no assets at period end is calculated based on the total return of the underlying Fund less expenses that are charged directly to that Investment Division of the Separate Account.

** Annualized contract expenses of Investment Divisions of the Separate Account, consist primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Funds are excluded.

*** Total return is calculated from the effective date through the end of the reporting period. The effective date is the date when the optional benefit in the variable account was elected by a contract owner.

(a) The Fund was made available to the separate account effective April 27, 2015.
(b) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired.  The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements. Unit values disclosed are as of April 24, 2015.

JNLNY Separate Account I
Notes to Financial Statements (continued)

Note 7 - Financial Highlights (continued)

	JNL/MC Healthcare Sector Fund - A	JNL/MC JNL 5 Fund - A	JNL/MC JNL Optimized 5 Fund - A (b)	JNL/MC Nasdaq 25 Fund - A	JNL/MC Oil & Gas Sector Fund - A	JNL/MC S&P 24 Fund - A	JNL/MC S&P SMid 60 Fund - A	JNL/MC Technology Sector Fund - A	JNL/MC Value Line 30 Fund - A (b)	JNL/PPM America Total Return Fund - A (a)

Investment Division data
Period ended December 31, 2015

Net Assets (in thousands)	$210,768	$239,192	$—	$50,366	$73,657	$29,558	$15,746	$105,648	$—	$4,717
Units Outstanding (in thousands)	7,893	14,272	—	2,333	2,726	2,098	1,042	9,382	—	306
Investment Income Ratio *	0.45%	2.63%	0.00%	0.56%	1.63%	1.63%	2.61%	0.61%	0.00%	6.56%

Period ended December 31, 2014

Net Assets (in thousands)	$132,507	$250,441	$35,385	$44,616	$71,624	$5,163	$18,732	$72,883	$35,703	n/a
Units Outstanding (in thousands)	5,236	14,279	2,689	2,080	2,012	331	1,168	6,681	2,479	n/a
Investment Income Ratio *	0.58%	2.03%	1.96%	0.23%	1.24%	0.87%	0.64%	0.69%	0.26%	n/a

Period ended December 31, 2013

Net Assets (in thousands)	$64,183	$262,164	$36,911	$19,932	$62,863	$3,874	$13,174	$46,277	$29,080	n/a
Units Outstanding (in thousands)	3,136	16,407	2,958	1,086	1,567	257	837	5,053	2,154	n/a
Investment Income Ratio *	0.79%	2.59%	2.89%	0.88%	1.25%	0.97%	1.74%	0.73%	1.96%	n/a

Period ended December 31, 2012

Net Assets (in thousands)	$27,339	$229,094	$31,818	$14,651	$46,921	$2,337	$6,871	$32,856	$23,652	n/a
Units Outstanding (in thousands)	1,865	18,622	3,322	1,112	1,450	215	590	4,470	2,333	n/a
Investment Income Ratio *	0.88%	2.89%	2.82%	0.27%	1.13%	0.48%	0.67%	0.28%	0.06%	n/a

Period ended December 31, 2011

Net Assets (in thousands)	$18,150	$224,788	$30,661	$6,906	$40,885	$2,306	$11,333	$20,787	$29,159	n/a
Units Outstanding (in thousands)	1,449	21,250	3,601	620	1,302	233	1,090	3,099	3,089	n/a
Investment Income Ratio *	0.94%	3.20%	1.89%	0.53%	0.77%	0.52%	0.75%	0.18%	0.00%	n/a

*    These amounts represent the dividends, excluding distributions of capital gains, received by the Investment Division from the underlying Fund divided by the average net assets.  In some instances, the investment income ratio may be rounded to 0.00% even though the Investment Division received dividend income from the underlying Fund.

(a) The Fund was made available to the separate account effective April 27, 2015.
(b) The period is from January 1, 2015 through April 27, 2015, the date the Fund was acquired. The respective acquisitions can be found on pages 72-73 of the Notes to Financial Statements.

KPMG LLP Aon Center Suite 5500 200 East Randolph Drive Chicago, IL 60601-6436

Independent Registered Public Accounting Firm Report
The Board of Directors and Shareholders
Jackson National Life Insurance Company of New York and
Contract Owners of JNLNY Separate Account I:

We have audited the accompanying statement of assets and liabilities of each Investment Division within JNLNY Separate Account I (the “Company”), as of December 31, 2015, and the related statement of operations for the year or period then ended, the statements of changes in net assets for each of the years or periods in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2015, by correspondence with the transfer agent of the underlying mutual funds and other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each Investment Division within the Company as of December 31, 2015, the results of its operations for the year or period then ended, the changes in its net assets for each of the years or periods in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

/s/KPMG LLP

Chicago, Illinois
March 22, 2016

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.

APPENDIX B

KPMG LLP Suite 500 191 West Nationwide Blvd. Columbus, OH 43215-2568

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder
Jackson National Life Insurance Company of New York:
We have audited the accompanying balance sheets of Jackson National Life Insurance Company of New York (the Company) as of December 31, 2015 and 2014, and the related income statements, statements of comprehensive income, stockholder’s equity, and cash flows for each of the years in the three‑year period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jackson National Life Insurance Company of New York as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the three‑year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/KPMG LLP
Columbus, Ohio
March 16, 2016

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Balance Sheets
(In thousands, except per share information)

	December 31,
Assets	2015	2014
Investments:
Securities available for sale, at fair value:
Fixed maturities (amortized cost: 2015 $1,792,863; 2014 $1,686,454)	$1,835,373	$1,789,455
Trading securities, at fair value	532	566
Policy loans	282	238
Total investments	1,836,187	1,790,259
Cash and cash equivalents	119,596	90,829
Accrued investment income	16,636	16,220
Deferred acquisition costs	359,229	297,583
Deferred sales inducements	5,486	5,661
Reinsurance recoverable, net	139,299	119,113
Income taxes receivable from Parent	70,499	67,309
Receivable from Parent	562	1,334
Separate account assets	8,515,156	7,827,657
Total assets	$11,062,650	$10,215,965

Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$185,837	$182,864
Other contract holder funds	1,669,744	1,563,817
Deferred income taxes, net	24,111	25,329
Other liabilities	52,603	42,627
Separate account liabilities	8,515,156	7,827,657
Total liabilities	10,447,451	9,642,294

Stockholder's Equity
Common stock, $1,000 par value; 2,000 shares
authorized, issued and outstanding	2,000	2,000
Additional paid-in capital	256,000	256,000
Accumulated other comprehensive income, net of
tax expense of $976 in 2015 and $13,009 in 2014	23,442	45,789
Retained earnings	333,757	269,882
Total stockholder's equity	615,199	573,671
Total liabilities and stockholder's equity	$11,062,650	$10,215,965

See accompanying Notes to Financial Statements

2

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Income Statements
(In thousands)

	Years Ended December 31,
	2015	2014	2013
Revenues
Fee income	$213,379	$180,616	$140,543
Premium, net of reinsurance	(74,889)	(61,144)	(32,303)
Net investment income	78,753	81,690	83,590
Net realized (losses) gains on investments:
Total other-than-temporary impairments	(1,525)	(2,642)	(2,891)
Portion of other-than-temporary impairments included in
other comprehensive income	(32)	1,890	2,455
Net other-than-temporary impairments	(1,557)	(752)	(436)
Other investment gains	1,047	4,018	2,731
Total net realized (losses) gains on investments	(510)	3,266	2,295
Other income	135	147	157
Total revenues	216,868	204,575	194,282
Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	(15,068)	27,668	(26,393)
Interest credited on other contract holder funds, net of deferrals	38,637	39,481	39,723
Operating costs and other expenses, net of deferrals	70,004	60,430	56,017
Amortization of deferred acquisition and sales inducement costs	49,019	29,718	69,001
Total benefits and expenses	142,592	157,297	138,348
Pretax income	74,276	47,278	55,934
Income tax expense	10,401	10,336	10,251
Net income	$63,875	$36,942	$45,683

See accompanying Notes to Financial Statements

3

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Statements of Comprehensive Income
(In thousands)

	Years Ended December 31,
	2015	2014	2013
Net income	$63,875	$36,942	$45,683

Other comprehensive (loss) income, net of tax:
Net unrealized (losses) gains on securities not other-than-temporarily impaired (net of tax (benefit) expense of: 2015 $(11,300); 2014 $5,389; 2013 $(21,161))	(20,987)	10,007	(39,300)

Net unrealized gains (losses) on other-than-temporarily impaired securities (net of tax expense (benefit) of: 2015 $8; 2014 $(526); 2013 $(682))	16	(977)	(1,267)

Reclassification adjustment for losses included in net income (net of tax benefit of: 2015 $741; 2014 $1,011; 2013 $1,179)	(1,376)	(1,877)	(2,189)
Total other comprehensive (loss) income	(22,347)	7,153	(42,756)
Comprehensive income	$41,528	$44,095	$2,927

See accompanying Notes to Financial Statements

4

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Statements of Stockholder's Equity
(In thousands)

			Accumulated
		Additional	Other		Total
	Common	Paid-In	Comprehensive	Retained	Stockholder's
	Stock	Capital	Income	Earnings	Equity
Balances as of December 31, 2012	$2,000	$256,000	$81,392	$187,257	$526,649

Net income	—	—	—	45,683	45,683
Change in unrealized investment gains
and losses, net of tax	—	—	(42,756)	—	(42,756)
Balances as of December 31, 2013	2,000	256,000	38,636	232,940	529,576

Net income	—	—	—	36,942	36,942
Change in unrealized investment gains
and losses, net of tax	—	—	7,153	—	7,153
Balances as of December 31, 2014	2,000	256,000	45,789	269,882	573,671

Net income	—	—	—	63,875	63,875
Change in unrealized investment gains
and losses, net of tax	—	—	(22,347)	—	(22,347)
Balances as of December 31, 2015	$2,000	$256,000	$23,442	$333,757	$615,199

See accompanying Notes to Financial Statements

5

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Statements of Cash Flows
(In thousands)

	Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income	$63,875	$36,942	$45,683
Adjustments to reconcile net income to net cash
provided by operating activities:
Net realized losses (gains) on investments	510	(3,266)	(2,295)
Interest credited on deposit liabilities, gross	38,692	39,553	39,803
Amortization of discount and premium on investments	(1,690)	(1,140)	(1,094)
Deferred income tax expense	10,816	(3,328)	272
Change in:
Accrued investment income	(416)	537	(31)
Deferred sales inducements and acquisition costs	(35,359)	(59,027)	1,120
Trading portfolio activity, net	34	261	(180)
Income taxes receivable from Parent	(3,190)	4,734	(9,960)
Claims payable	279	5,631	9,285
Receivable from Parent	772	(1,246)	338
Other assets and liabilities, net	(11,341)	20,508	(22,807)
Net cash provided by operating activities	62,982	40,159	60,134

Cash flows from investing activities:
Fixed maturities:
Proceeds from sales, maturities and repayments	205,307	190,478	171,067
Purchases	(310,554)	(195,744)	(210,857)
Other investing activities	2,820	(2,571)	(815)
Net cash used in investing activities	(102,427)	(7,837)	(40,605)

Cash flows from financing activities:
Policyholders' account balances:
Deposits	1,733,663	1,828,977	1,349,791
Withdrawals	(659,083)	(625,021)	(513,648)
Net transfers to separate accounts	(1,006,368)	(1,248,902)	(858,175)
Net cash provided by (used in) financing activities	68,212	(44,946)	(22,032)

Net increase (decrease) in cash and cash equivalents	28,767	(12,624)	(2,503)

Cash and cash equivalents, beginning of year	90,829	103,453	105,956
Total cash and cash equivalents, end of year	$119,596	$90,829	$103,453

Supplemental Cash Flow Information
Income tax paid to Parent	$2,775	$8,930	$19,939

See accompanying Notes to Financial Statements

6

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

1.	Business and Basis of Presentation

Jackson National Life Insurance Company of New York, (the “Company” or “Jackson-NY”) is wholly owned by Jackson National Life Insurance Company (“Jackson” or the “Parent”), a wholly owned subsidiary of Brooke Life Insurance Company (“Brooke Life”), which is ultimately a wholly owned subsidiary of Prudential plc (“Prudential”), London, England. Jackson-NY is licensed to sell group and individual annuity products (including immediate annuities, deferred fixed annuities and variable annuities), guaranteed investment contracts and individual life insurance products, including variable universal life, in the states of New York, Delaware and Michigan.

Basis of Presentation
The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain amounts in the 2014 notes to the financial statements have been reclassified to conform to the 2015 presentation.
The preparation of the financial statements in conformity with GAAP requires the use of estimates and assumptions about future events that affect the amounts reported in the financial statements and the accompanying notes. Significant estimates or assumptions, as further discussed in the notes, include: 1) valuation of investments, including fair values of securities deemed to be in an illiquid market and the determination of when an impairment is other-than-temporary; 2) assumptions impacting estimated future gross profits, including but not limited to, policyholder behavior, mortality rates, expenses, investment returns and policy crediting rates, used in the calculation of amortization of deferred acquisition costs and deferred sales inducements; 3) assumptions used in calculating policy reserves and liabilities, including but not limited to, policyholder behavior, mortality rates, expenses, investment returns and policy crediting rates; 4) assumptions as to future earnings levels being sufficient to realize deferred tax benefits; 5) estimates related to liabilities for lawsuits, contingencies and other accruals; 6) assumptions and estimates associated with the Company’s tax positions which impact the amount of recognized tax benefits recorded by the Company; and 7) value of guaranteed benefits. These estimates and assumptions are based on management’s best estimates and judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors deemed appropriate. As facts and circumstances dictate, these estimates and assumptions may be adjusted. Since future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in estimates, including those resulting from continuing changes in the economic environment, will be reflected in the financial statements in the periods the estimates are changed.

2.	Summary of Significant Accounting Policies

Changes in Accounting Principles - Adopted in Current Year
In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-11, “Repurchase-to-Maturity Transactions, Repurchase Financings and Disclosures.” The updated guidance changes the accounting for repurchase-to-maturity transactions and repurchase financing such that they will be consistent with secured borrowing accounting. In addition, the guidance requires new disclosures for all repurchase agreements and securities lending transactions. Effective January 1, 2015, the Company adopted ASU No. 2014-11 and has included the required disclosures in Note 3, with no impact on the Company’s financial statements.

Changes in Accounting Principles - Issued but Not Yet Adopted
In May 2015, the FASB issued ASU No. 2015-07, “Fair Value Measurement: Disclosures for Certain Investments that Calculate Net Asset Value per Share (or Its Equivalent),” which removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. In addition, the amendments remove the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient, and limits those disclosures only to those investments for which the practical expedient has been elected. ASU No. 2015-07 is effective for annual periods beginning after December 15, 2015 and should be applied retrospectively

7

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

for all periods presented. Early adoption is permitted. The adoption of ASU No. 2015-07 is not expected to have an impact on the Company’s financial statements.

In January 2015, the FASB issued ASU No. 2015-01, “Extraordinary and Unusual Items: Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items,” which eliminates the concept of extraordinary items. This ASU may be applied prospectively or retrospectively. Early adoption is permitted if the guidance is applied as of the beginning of the annual period of adoption. ASU No. 2015-01 is effective for annual periods ending after December 15, 2016 and is not expected to have an impact on the Company’s financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern,” which defines management’s responsibility to evaluate whether there is substantial doubt about the organization’s ability to continue as a going concern and to provide related disclosures in the footnotes. Management is required to evaluate for each annual period whether it is probable that the entity will not be able to meet its obligations as they become due within one year after the date that financial statements are issued, or available to be issued. ASU No. 2014-15 is effective for periods beginning after December 15, 2016 and is not expected to have an impact on the Company’s financial statements.

Comprehensive Income
Comprehensive income includes all changes in stockholder’s equity (except those arising from transactions with owner/stockholder) and, in the Company’s case, includes net income and net unrealized gains or losses on available for sale securities.

Investments
Fixed maturities consist primarily of bonds and asset-backed securities. Acquisition discounts and premiums on fixed maturities are amortized into investment income through call or maturity dates using the effective interest method. Discounts and premiums on asset-backed securities are amortized over the estimated redemption period. Certain asset-backed securities are considered to be other than high quality or otherwise deemed to be high-risk, meaning the Company might not recover substantially all of its recorded investment due to unanticipated prepayment events. For these securities, changes in investment yields due to changes in estimated future cash flows are accounted for on a prospective basis. The carrying value of such securities was $20.2 million and $28.1 million as of December 31, 2015 and 2014, respectively.

Fixed maturities are classified as available for sale and are carried at fair value. For declines in fair value considered to be other-than-temporary, an impairment charge reflecting the difference between the amortized cost basis and fair value is included in net realized losses on investments. If management believes the Company does not intend to sell the security and is not more likely than not to be required to sell the security prior to recovery of its amortized cost basis, an amount representing the non-credit related portion of a loss is reclassified out of net realized losses on investments and into other comprehensive income. In determining whether an other-than-temporary impairment has occurred, and in calculating the non-credit related component of the total impairment loss, the Company considers a number of factors, which are further described in Note 3.

Equity securities are classified as trading. Trading securities are carried at fair value with changes in value included in net investment income.

Policy loans are loans the Company issues to contract holders that use the cash surrender value of their life insurance policy or annuity contract as collateral.

Realized gains and losses on sales of investments are recognized in income at the date of sale and are determined using the specific cost identification method.

The changes in unrealized gains and losses on certain investments that are classified as available for sale and the non-credit related portion of other-than-temporary impairment charges are excluded from net income and included

8

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

as a component of other comprehensive income and stockholder’s equity, net of tax, and the effect of the adjustment for deferred acquisition costs and deferred sales inducements.

Embedded Derivatives
Certain guarantees offered in connection with variable annuities issued by the Company contain embedded derivatives as defined by current accounting guidance. These derivatives, embedded in certain host liabilities that have been separated for accounting and financial reporting purposes, are carried at fair value. Jackson-NY’s guaranteed minimum income benefit (“GMIB”) book is reinsured through an unrelated party, and due to the net settlement provisions of the reinsurance agreement, this contract meets the definition of a derivative. Accordingly, the GMIB reinsurance agreement is recorded at fair value. In 2013, Jackson-NY amended its reinsurance contract with its Parent related to guaranteed minimum withdrawal benefits (“GMWB”) associated with variable annuities. The direct GMWB reserve and related ceded reserves are also considered an embedded derivative and are carried at fair value. Further details regarding the fair values of these items are included in Note 4 and details regarding this amendment are included in Note 6. Embedded derivative results are reported in death, other policy benefits and change in policy reserves.

Cash and Cash Equivalents
Cash and cash equivalents primarily include money market instruments and bank deposits.

Fair Value Measurement
Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s view of market assumptions in the absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. All financial assets and liabilities measured at fair value are required to be classified into one of the following categories:

Level 1
Observable inputs that reflect quoted prices for identical assets or liabilities in active markets that the Company has the ability to access at the measurement date. Level 1 securities include U.S. Treasury securities and exchange traded equity securities.

Level 2
Observable inputs, other than quoted prices included in Level 1, for the asset or liability or prices for similar assets and liabilities. Most fixed maturity securities that are model priced using observable inputs are classified within Level 2.

Level 3
Valuations that are derived from techniques in which one or more of the significant inputs are unobservable (including assumptions about risk). Embedded derivative instruments that are valued using unobservable inputs are included in Level 3. Because Level 3 fair values, by their nature, contain unobservable market inputs, considerable judgment may be used to determine the Level 3 fair values. Level 3 fair values represent the Company’s best estimate of an amount that could be realized in a current market exchange absent actual market exchanges.

In many situations, inputs used to measure the fair value of an asset or liability may fall into different levels of the fair value hierarchy. In these situations, the Company determines the level in which the fair value falls based upon the lowest level input that is significant to the determination of the fair value. As a result, both observable and unobservable inputs may be used in the determination of fair values that the Company has classified within Level 3.

The Company determines the fair values of certain financial assets and liabilities based on quoted market prices, where available. The Company may also determine fair value based on estimated future cash flows discounted at the appropriate current market rate. When appropriate, fair values reflect adjustments for counterparty credit quality, the Company’s credit standing, liquidity and risk margins on unobservable inputs.

9

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

Where quoted market prices are not available, fair value estimates are made at a point in time, based on relevant market data, as well as the best information about the individual financial instrument. At times, illiquid market conditions may result in inactive markets for certain of the Company’s financial instruments. In such instances, there may be no or limited observable market data for these assets and liabilities. Fair value estimates for financial instruments deemed to be in an illiquid market are based on judgments regarding current economic conditions, liquidity discounts, currency, credit and interest rate risks, loss experience and other factors. These fair values are estimates and involve considerable uncertainty and variability as a result of the inputs selected and may differ materially from the values that would have been used had an active market existed. As a result of market inactivity, such calculated fair value estimates may not be realizable in an immediate sale or settlement of the instrument. In addition, changes in the underlying assumptions used in the fair value measurement technique could significantly affect these fair value estimates.

Refer to Note 4 for further discussion of the methodologies used to determine fair values of the Company’s financial instruments.

Deferred Acquisition Costs
Under current accounting guidance, certain costs that are directly related to the successful acquisition of new or renewal insurance business can be capitalized as deferred acquisition costs. These costs primarily pertain to commissions and certain costs associated with policy issuance and underwriting. All other acquisition costs are expensed as incurred.

Deferred acquisition costs are increased by interest thereon and amortized into income in proportion to anticipated premium revenues for traditional life policies and in proportion to estimated gross profits, including realized gains and losses and embedded derivative movements, for annuities and interest-sensitive life products. Due to volatility of certain factors that affect gross profits, including realized capital gains and losses and embedded derivative movements, amortization may be a benefit or a charge in any given period. In the event of negative amortization, the related deferred acquisition cost balance is capped at the initial amount capitalized, plus interest. Unamortized deferred acquisition costs are written off when a contract is internally replaced and substantially changed.

As certain fixed maturities available for sale are carried at fair value, an adjustment is made to deferred acquisition costs equal to the change in amortization that would have occurred if such securities had been sold at their stated fair value and the proceeds reinvested at current yields. This adjustment, along with the change in net unrealized gains (losses) on fixed maturities available for sale, net of applicable tax, is credited or charged directly to stockholder’s equity as a component of other comprehensive income. At December 31, 2015 and 2014, deferred acquisition costs decreased by $17.2 million and $42.0 million, respectively, to reflect this adjustment.

For variable annuity business, the Company employs a mean reversion methodology that is applied with the objective of adjusting the amortization of deferred acquisition costs that would otherwise be highly volatile due to fluctuations in the level of future gross profits arising from changes in equity market levels.  The mean reversion methodology achieves this objective by applying a dynamic adjustment to the assumption for short-term future investment returns. Under this methodology, the projected returns for the next five years are set such that, when combined with the actual returns for the current and preceding two years, the average rate of return over the eight year period is 7.4%, after investment management fees for both 2015 and 2014. The mean reversion methodology does, however, include a cap and a floor of 15% and 0% per annum, respectively, on the projected return for each of the next five years. At December 31, 2015 and 2014, projected returns after the next five years were set at 7.4%. At December 31, 2015 and 2014, projected returns under mean reversion were within the range bounded by the 15% cap and 0% floor.

Deferred acquisition costs are reviewed periodically to ensure that the unamortized portion does not exceed the expected recoverable amounts. Any amount deemed unrecoverable is written off with a charge through deferred acquisition costs amortization. No such write-offs were required for 2015, 2014 and 2013.

10

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

Deferred Sales Inducements
Under current accounting guidance, certain sales inducement costs that are directly related to the successful acquisition of new or renewal insurance business can be capitalized as deferred sales inducement costs. Bonus interest on deferred fixed annuities and contract enhancements on variable annuities are capitalized as deferred sales inducements. Deferred sales inducements are increased by interest thereon and amortized into income in proportion to estimated gross profits, including realized capital gains and losses and embedded derivative movements. Due to volatility of certain factors that affect gross profits, including realized capital gains and losses and embedded derivative movements, amortization may be a benefit or a charge in any given period. In the event of negative amortization, the related deferred sales inducements balance is capped at the initial amount capitalized, plus interest. Unamortized deferred sales inducements are written off when a contract is internally replaced and substantially changed.

As certain fixed maturities available for sale are carried at fair value, an adjustment is made to deferred sales inducements equal to the change in amortization that would have occurred if such securities had been sold at their stated fair value and the proceeds reinvested at current yields. This adjustment, along with the change in net unrealized gains (losses) on fixed maturities available for sale, net of applicable tax, is credited or charged directly to stockholder’s equity as a component of other comprehensive income. At December 31, 2015 and 2014, deferred sales inducements decreased by $0.8 million and $2.2 million, respectively, to reflect this adjustment.

For variable annuity business, the Company employs the same mean reversion methodology as is employed for deferred acquisition costs as described above.

Deferred sales inducements are reviewed periodically to ensure that the unamortized portion does not exceed the expected recoverable amounts. Any amount deemed unrecoverable is written off with a charge through deferred sales inducements amortization. No such write-offs were required for 2015, 2014 and 2013.

Actuarial Assumption Changes (Unlocking)
Annually, or as circumstances warrant, the Company conducts a comprehensive review of the assumptions used for its estimates of future gross profits underlying the amortization of deferred acquisition costs and deferred sales inducements, as well as the valuation of the embedded derivatives and reserves for life insurance and annuity products with living benefit and death benefit guarantees.  These assumptions include, but may not be limited to, policyholder behavior, mortality rates, expenses, investment returns and policy crediting rates.  Based on this review, the cumulative balances of deferred acquisition costs, deferred sales inducements and life and annuity guaranteed benefit reserves are adjusted with a corresponding benefit or charge to net income.

Reinsurance
The Company enters into ceded reinsurance agreements with other companies in the normal course of business.  Reinsurance agreements are reported on a gross basis on the Company’s balance sheets as an asset for amounts recoverable from reinsurers or as a component of other liabilities for amounts, such as premiums, owed to reinsurers.  Reinsurance ceded premiums and benefits provided are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.  Premium income and benefit expenses are reported net of insurance ceded.

Federal Income Taxes
The Company files a consolidated federal income tax return with Jackson and Brooke Life. The Company has entered into a written tax sharing agreement, which is generally based on separate return calculations. Intercompany balances are settled on a quarterly basis.

Deferred federal income taxes arise from the recognition of temporary differences between the basis of assets and liabilities determined for financial reporting purposes and the basis determined for income tax purposes. Such temporary differences are principally related to the effects of recording certain invested assets at market value, the deferral of policy acquisition costs and sales inducements and the provisions for future policy benefits and expenses. Deferred tax assets and liabilities are measured using the tax rates expected to be in effect when such

11

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

benefits are realized. Jackson-NY is required to test the value of deferred tax assets for realizability. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available positive and negative evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. In determining the need for a valuation allowance, the Company considers the carryback eligibility of losses, reversal of existing temporary differences, estimated future taxable income and tax planning strategies.

The determination of the valuation allowance for Jackson-NY’s deferred tax assets requires management to make certain judgments and assumptions regarding future operations that are based on historical experience and expectations of future performance. In order to recognize a tax benefit in the financial statements, there must be a greater than fifty percent chance of success of the Company’s position being sustained by the relevant taxing authority with regard to that tax position. Management’s judgments are potentially subject to change given the inherent uncertainty in predicting future performance, which is impacted by such factors as policyholder behavior, competitor pricing and other specific industry and market conditions.

The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits as a component of tax expense.

Reserves for Future Policy Benefits and Claims Payable and Other Contract Holder Funds
For traditional life insurance contracts, which include term and whole life, reserves for future policy benefits are determined using the net level premium method and assumptions as of the issue date or acquisition date as to mortality, interest, persistency and expenses plus provisions for adverse deviations. These assumptions are not unlocked unless the reserve is determined to be deficient. Mortality assumptions range from 30% to 160% of the 1975-1980 Basic Select and Ultimate tables depending on policy duration. Interest rate assumptions range from 3.5% to 6.0%. Lapse and expense assumptions are based on Company experience in combination with that of its Parent. The Company’s liability for future policy benefits also includes net liabilities for guaranteed benefits related to certain nontraditional long-duration life and annuity contracts, which are further discussed in Note 8.

For the Company’s interest-sensitive life contracts, liabilities approximate the policyholder’s account value. For fixed deferred annuities and the fixed option on variable annuity contracts, the liability is the policyholder’s account value.

Contingent Liabilities
The Company is a party to legal actions and, at times, regulatory investigations. Given the inherent unpredictability of these matters, it is difficult to estimate their impact on the Company’s financial position. A reserve is established for contingent liabilities if it is probable that a loss has been incurred and the amount is reasonably estimable. It is possible that an adverse outcome in certain of the Company’s contingent liabilities, or the use of different assumptions in the determination of amounts recorded, could have a material effect upon the Company’s financial position. However, it is the opinion of management that the ultimate disposition of contingent liabilities is unlikely to have a material adverse effect on the Company's financial position.

Separate Account Assets and Liabilities
The Company maintains separate account assets associated with variable life and annuity contracts, which are reported at fair value. The related liabilities are reported at an amount equivalent to the separate account assets. Investment risks associated with market value changes are borne by the contract holders, except to the extent of minimum guarantees made by the Company. Refer to Note 8 for additional information regarding the Company’s contractual guarantees. Separate account net investment income, net investment realized and unrealized gains and losses, and the related liability changes are offset within the same line item in the income statements. Amounts assessed against the contract holders for mortality, administrative, and other services are reported in revenue as fee income.

Revenue and Expense Recognition
Premiums for traditional life insurance are reported as revenues when due. Benefits, claims and expenses are associated with earned revenues in order to recognize profit over the lives of the contracts. This association is

12

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

accomplished through provisions for future policy benefits and the deferral and amortization of certain acquisition costs.

Deposits on interest-sensitive life products and investment contracts, principally universal and variable universal life contracts and deferred annuities, are treated as policyholder deposits and excluded from revenue. Revenues consist primarily of investment income and charges assessed against the account value for mortality charges, surrenders, variable annuity benefit guarantees and administrative expenses. Surrender benefits are treated as repayments of the policyholder account. Annuity benefit payments are treated as reductions to the policyholder account. Death benefits in excess of the policyholder account are recognized as an expense when incurred. Expenses consist primarily of the interest credited to policyholder deposits. Underwriting and other direct acquisition expenses are associated with gross profit in order to recognize profit over the life of the business. This is accomplished through deferral and amortization of acquisition costs and sales inducements. Expenses not related to policy acquisition are recognized when incurred.

Investment income is not accrued on securities in default and otherwise where the collection is uncertain. In these cases, receipts of interest on such securities are used to reduce the cost basis of the securities.

Subsequent Events
The Company has evaluated events through March 16, 2016, which is the date the financial statements were available to be issued.

3.	Investments

Investments are comprised primarily of fixed-income securities, primarily publicly-traded corporate and government bonds and asset-backed securities. Asset-backed securities include mortgage-backed and other structured securities. The Company generates the majority of its general account deposits from interest-sensitive individual annuity contracts on which it has committed to pay a declared rate of interest. The Company's strategy of investing in fixed-income securities aims to ensure matching of the asset yield with the amounts credited to the interest-sensitive liabilities and to earn a stable return on its investments.

Fixed Maturities
The following table sets forth the composition of the fair value of fixed maturities at December 31, 2015, classified by rating categories as assigned by nationally recognized statistical rating organizations (“NRSRO”), the National Association of Insurance Commissioners (“NAIC”), or if not rated by such organizations, the Company’s affiliated investment advisor. At December 31, 2015, the carrying value of investments rated by the Company’s affiliated investment advisor totaled $2.5 million. For purposes of the table, if not otherwise rated higher by a NRSRO, NAIC Class 1 investments are included in the A rating, Class 2 in BBB, Class 3 in BB and Classes 4 through 6 in B and below.

Percent of Total
Fixed Maturities
Carrying Value
Investment Rating	December 31, 2015
AAA	18.2%
AA	7.3%
A	36.6%
BBB	33.6%
Investment grade	95.7%
BB	2.2%
B and below	2.1%
Below investment grade	4.3%
Total fixed maturities	100.0%

13

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

At December 31, 2015, based on ratings by NRSROs, of the total carrying value of fixed maturities in an unrealized loss position, 85% were investment grade, 4% were below investment grade and 11% were not rated. Unrealized losses on fixed maturities that were below investment grade or not rated were approximately 24% of the aggregate gross unrealized losses on available for sale fixed maturities.

Corporate securities in an unrealized loss position were diversified across industries. As of December 31, 2015, the industries accounting for the larger percentage of unrealized losses included energy (39% of fixed maturities gross unrealized losses) and basic industry (21%). The largest unrealized loss related to a single corporate obligor was $2.0 million at December 31, 2015.

At December 31, 2015 and 2014, the amortized cost, gross unrealized gains and losses, fair value and non-credit other-than-temporary impairment (“OTTI”) of available for sale fixed maturities were as follows (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Non-credit
December 31, 2015	Cost	Gains	Losses	Value	OTTI (1)
Fixed Maturities
Government securities	$58,159	$3,419	$—	$61,578	$—
Public utilities	139,415	9,775	947	148,243	—
Corporate securities	1,221,849	43,277	23,236	1,241,890	—
Residential mortgage-backed	61,132	2,898	459	63,571	(1,926)
Commercial mortgage-backed	225,675	7,819	1,050	232,444	(158)
Other asset-backed securities	86,633	1,627	613	87,647	(691)
Total fixed maturities	$1,792,863	$68,815	$26,305	$1,835,373	$(2,775)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Non-credit
December 31, 2014	Cost	Gains	Losses	Value	OTTI (1)
Fixed Maturities
Government securities	$68,217	$4,153	$—	$72,370	$—
Public utilities	129,064	14,565	145	143,484	—
Corporate securities	1,120,463	69,536	5,899	1,184,100	—
Residential mortgage-backed	78,924	3,137	1,859	80,202	(3,069)
Commercial mortgage-backed	203,948	17,407	237	221,118	(158)
Other asset-backed securities	85,838	2,652	309	88,181	(691)
Total fixed maturities	$1,686,454	$111,450	$8,449	$1,789,455	$(3,918)

(1) Represents the amount of cumulative non-credit OTTI gains (losses) recognized in other comprehensive income for securities on which credit impairments have been recorded.

The amortized cost, gross unrealized gains and losses, and fair value of fixed maturities at December 31, 2015, by contractual maturity, are shown below (in thousands). Actual maturities may differ from contractual maturities where securities can be called or prepaid with or without early redemption penalties.

14

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Due in 1 year or less	$51,583	$858	$—	$52,441
Due after 1 year through 5 years	425,936	28,444	3,292	451,088
Due after 5 years through 10 years	869,318	19,088	20,237	868,169
Due after 10 years through 20 years	45,254	4,870	178	49,946
Due after 20 years	27,332	3,211	476	30,067
Residential mortgage-backed	61,132	2,898	459	63,571
Commercial mortgage-backed	225,675	7,819	1,050	232,444
Other asset-backed securities	86,633	1,627	613	87,647
Total	$1,792,863	$68,815	$26,305	$1,835,373

Securities with a carrying value of $527 thousand and $533 thousand at December 31, 2015 and 2014, respectively, were on deposit with the state of New York as required by state insurance law.

At December 31, 2015 and 2014, there were no fixed maturities in default that were anticipated to be income producing when purchased and no fixed maturities that have been non-income producing for the preceding 12 months.

Residential mortgage-backed securities (“RMBS”) include certain RMBS which are collateralized by residential mortgage loans and are neither explicitly nor implicitly guaranteed by U.S. government agencies (“non-agency RMBS”). The Company’s non-agency RMBS include investments in securities backed by prime, Alt-A, and subprime loans as follows (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2015	Cost	Gains	Losses	Value
Prime	$10,938	$616	$70	$11,484
Alt-A	9,507	551	16	10,042
Subprime	12,966	115	373	12,708
Total non-agency RMBS	$33,411	$1,282	$459	$34,234

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2014	Cost	Gains	Losses	Value
Prime	$14,660	$603	$129	$15,134
Alt-A	14,030	600	86	14,544
Subprime	19,482	202	1,626	18,058
Total non-agency RMBS	$48,172	$1,405	$1,841	$47,736

The Company defines its exposure to non-agency residential mortgage loans as follows. Prime loan-backed securities are collateralized by mortgage loans made to the highest rated borrowers. Alt-A loan-backed securities are collateralized by mortgage loans made to borrowers who lack credit documentation or necessary requirements to obtain prime borrower rates. Subprime loan-backed securities are collateralized by mortgage loans made to borrowers that have a FICO score of 680 or lower.

15

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

The following table summarizes the number of securities, fair value and the related amount of gross unrealized losses aggregated by investment category and length of time that individual fixed maturities have been in a continuous loss position (dollars in thousands):

	December 31, 2015			December 31, 2014
	Less than 12 months			Less than 12 months
	Gross			Gross
	Unrealized	Fair	# of	Unrealized	Fair	# of
	Losses	Value	securities	Losses	Value	securities
Fixed Maturities
Public utilities	$947	$19,718	12	$8	$1,989	1
Corporate securities	16,026	365,365	244	3,036	87,081	68
Residential mortgage-backed	46	4,953	1	72	11,126	4
Commercial mortgage-backed	1,050	47,936	21	—	—	—
Other asset-backed securities	430	48,255	35	82	21,229	14
Total temporarily impaired
securities	$18,499	$486,227	313	$3,198	$121,425	87

	12 months or longer			12 months or longer
	Gross			Gross
	Unrealized	Fair	# of	Unrealized	Fair	# of
	Losses	Value	securities	Losses	Value	securities
Fixed Maturities
Public utilities	$—	$—	—	$137	$5,854	3
Corporate securities	7,210	39,995	26	2,863	98,828	60
Residential mortgage-backed	413	7,376	5	1,787	14,741	9
Commercial mortgage-backed	—	—	—	237	9,051	5
Other asset-backed securities	183	4,656	5	227	10,973	7
Total temporarily impaired
securities	$7,806	$52,027	36	$5,251	$139,447	84

	Total			Total
	Gross			Gross
	Unrealized	Fair	# of	Unrealized	Fair	# of
	Losses	Value	securities	Losses	Value	securities
Fixed Maturities
Public utilities	$947	$19,718	12	$145	$7,843	4
Corporate securities	23,236	405,360	270	5,899	185,909	128
Residential mortgage-backed	459	12,329	6	1,859	25,867	13
Commercial mortgage-backed	1,050	47,936	21	237	9,051	5
Other asset-backed securities	613	52,911	40	309	32,202	21
Total temporarily impaired
securities	$26,305	$538,254	349	$8,449	$260,872	171

Other-Than-Temporary Impairments on Available For Sale Securities
The Company periodically reviews its available for sale fixed maturities on a case-by-case basis to determine if any decline in fair value to below cost or amortized cost is other-than-temporary. Factors considered in determining whether a decline is other-than-temporary include the length of time a security has been in an unrealized loss position, the severity of the unrealized loss and the reasons for the decline in value and expectations for the amount and timing of a recovery in fair value.

16

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

Securities the Company determines are underperforming or potential problem securities are subject to regular review. To facilitate the review, securities with significant declines in value, or where other objective criteria evidencing credit deterioration have been met, are included on a watch list. Among the criteria for securities to be included on a watch list are: credit deterioration that has led to a significant decline in fair value of the security; a significant covenant related to the security has been breached; or an issuer has filed or indicated a possibility of filing for bankruptcy, has missed or announced it intends to miss a scheduled interest or principal payment, or has experienced a specific material adverse change that may impair its creditworthiness.

In performing these reviews, the Company considers the relevant facts and circumstances relating to each investment and exercises considerable judgment in determining whether a security is other-than-temporarily impaired. Assessment factors include judgments about an obligor’s current and projected financial position, an issuer’s current and projected ability to service and repay its debt obligations, the existence of, and realizable value of, any collateral backing the obligations and the macro-economic and micro-economic outlooks for specific industries and issuers. This assessment may also involve assumptions regarding underlying collateral such as prepayment rates, default and recovery rates, and third-party servicing capabilities.

Among the specific factors considered are whether the decline in fair value results from a change in the credit quality of the security itself, or from a downward movement in the market as a whole, and the likelihood of recovering the carrying value based on the near-term prospects of the issuer. Unrealized losses that are considered to be primarily the result of market conditions (e.g., minor increases in interest rates, temporary market illiquidity or volatility or industry-related events) and where the Company also believes there exists a reasonable expectation for recovery in the near term are usually determined to be temporary. To the extent that factors contributing to impairment losses recognized affect other investments, such investments are also reviewed for other-than-temporary impairment and losses are recorded when appropriate.

In addition to the review procedures described above, investments in asset-backed securities where market prices are depressed are subject to a review of their future estimated cash flows, including expected and stress case scenarios, to identify potential shortfalls in contractual payments. These estimated cash flows are developed using available performance indicators from the underlying assets including current and projected default or delinquency rates, levels of credit enhancement, current subordination levels, vintage, expected loss severity and other relevant characteristics. These estimates reflect a combination of data derived by third parties and internally developed assumptions. Where possible, this data is benchmarked against third-party sources.

Even in the case of severely depressed market values on asset-backed securities, the Company places significant reliance on the results of its cash flow testing and its lack of an intent to sell these securities until their fair values recover when reaching other-than-temporary impairment conclusions with regard to these securities. Other-than-temporary impairment charges are recorded on asset-backed securities when the Company forecasts a contractual payment shortfall.

The Company recognizes other-than-temporary impairments on debt securities in an unrealized loss position when any of the following circumstances exists:

•	The Company does not expect full recovery of the amortized cost based on the discounted cash flows estimated to be collected;

•	The Company intends to sell a security; or,

•	It is more likely than not that the Company will be required to sell a security prior to recovery.

For mortgage-backed securities, credit impairment is assessed using a cash flow model that estimates the cash flows on the underlying mortgages, using the security-specific collateral characteristics and transaction structure. The model estimates cash flows from the underlying mortgage loans and distributes those cash flows to various tranches of securities, considering the transaction structure and any subordination and credit enhancements existing in that structure. The cash flow model incorporates actual cash flows on the mortgage-backed securities

17

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

through the current period and then projects the remaining cash flows using a number of assumptions, including prepayment speeds, default rates and loss severity.

Specifically for prime and Alt-A RMBS, the assumed default percentage is dependent on the severity of delinquency status, with foreclosures and real estate owned receiving higher rates, but also includes the currently performing loans. As of December 31, 2015 and 2014, assumed default rates for delinquent loans ranged from 15% to 100%. At December 31, 2015 and 2014, assumed loss severities were applied to generate and analyze cash flows of each security and ranged from 25% to 68%.

These estimates reflect a combination of data derived by third-parties and internally developed assumptions. Where possible, this data is benchmarked against other third-party sources. In addition, these estimates are extrapolated along a default timing curve to estimate the total lifetime pool default rate.

Other-than-temporary impairments are calculated as the difference between amortized cost and fair value. For other-than-temporarily impaired securities where Jackson-NY does not intend to sell the security and it is not more likely than not that Jackson-NY will be required to sell the security prior to recovery, total other-than-temporary impairments are reduced by the non-credit portion of the other-than-temporary impairments, which are recognized in other comprehensive income. The resultant net other-than-temporary impairments recorded in net income reflect only the credit loss on the other-than-temporarily impaired securities. The amortized cost of the other-than-temporarily impaired securities is reduced by the amount of this credit loss.

For securities that were deemed to be other-than-temporarily impaired and for which a non-credit loss was recorded in other comprehensive income, the amount recorded as an unrealized gain (loss) represents the difference between the fair value and the new amortized cost basis of the securities. The unrealized gain (loss) on other-than-temporarily impaired securities is recorded in other comprehensive income.

The following table summarizes net realized (losses) gains on investments (in thousands):

	Years Ended December 31,
	2015	2014	2013
Available-for-sale securities
Realized gains on sale	$4,175	$4,439	$3,057
Realized losses on sale	(3,146)	(421)	(326)
Impairments:
Total other-than-temporary impairments	(1,525)	(2,642)	(2,891)
Portion of other-than-temporary impairments
included in other comprehensive income	(32)	1,890	2,455
Net other-than-temporary impairments	(1,557)	(752)	(436)
Other	18	—	—
Net realized (losses) gains on investments	$(510)	$3,266	$2,295

The aggregate fair value of securities sold at a loss for the years ended December 31, 2015, 2014 and 2013 was $16.4 million, $18.4 million and $5.9 million, respectively, which was approximately 84%, 98% and 95% of book value, respectively.

18

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

The following summarizes the current year activity for credit losses recognized in net income on debt securities where an other-than-temporary impairment was identified and the non-credit portion of the other-than-temporary impairment was included in other comprehensive income (in thousands):

	Years Ended December 31,
	2015	2014
Cumulative credit loss beginning balance	$8,512	$8,593
Additions:
New credit losses	1,381	131
Incremental credit losses	176	621
Reductions:
Securities sold, paid down or disposed of	(1,396)	(702)
Securities where there is intent to sell	—	(131)
Cumulative credit loss ending balance	$8,673	$8,512

There are inherent uncertainties in assessing the fair values assigned to the Company’s investments and in determining whether a decline in fair value is other-than-temporary. The Company’s reviews of net present value and fair value involve several criteria including economic conditions, credit loss experience, other issuer-specific developments and estimated future cash flows. These assessments are based on the best available information at the time. Factors such as market liquidity, the widening of bid/ask spreads and a change in the cash flow assumptions can contribute to future price volatility. If actual experience differs negatively from the assumptions and other considerations used in the financial statements, unrealized losses currently reported in accumulated other comprehensive income may be recognized in the income statements in future periods.

The Company currently has no intent to sell securities with unrealized losses considered to be temporary until they mature or recover in value and believes that it has the ability to do so. However, if the specific facts and circumstances surrounding an individual security, or the outlook for its industry sector change, the Company may sell the security prior to its maturity or recovery and realize a loss.

Securities Lending
The Company has entered into a securities lending agreement with an agent bank whereby blocks of securities are loaned to third parties, primarily major brokerage firms. This agreement is subject to master netting arrangements and collateral arrangements, which creates a right of offset for amounts due to and due from that same counterparty that is enforceable in the event of a default or bankruptcy. The Company recognizes amounts subject to master netting arrangements on a gross basis within the balance sheets.

As of December 31, 2015 and 2014, the estimated fair value of loaned securities was $8.7 million and $5.9 million, respectively. The agreements require a minimum of 102 percent of the fair value of the loaned securities to be held as collateral, calculated on a daily basis. To further minimize the credit risks related to this program, the financial condition of counterparties is monitored on a regular basis. At December 31, 2015 and 2014, cash collateral received in the amount of $9.0 million and $6.2 million, respectively, was invested by the agent bank and included in cash and cash equivalents of the Company. A securities lending payable for the overnight and continuous loans is included in other liabilities in the amount of cash collateral received.

Securities lending transactions are used to generate income. Income and expenses associated with these transactions are reported in net investment income.

19

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

4.	Fair Value Measurements

The following chart summarizes the fair value and carrying value of Jackson-NY’s financial instruments (in thousands). The basis for determining the fair value of each instrument is described in Note 2.

	December 31, 2015		December 31, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets
Fixed maturities	$1,835,373	$1,835,373	$1,789,455	$1,789,455
Trading securities	532	532	566	566
Policy loans	282	282	238	238
Cash and cash equivalents	119,596	119,596	90,829	90,829
Reinsurance recoverable, net (1)	134,580	134,580	114,699	114,699
Separate account assets	8,515,156	8,515,156	7,827,657	7,827,657

Liabilities
Annuity reserves (2)	$1,750,750	$2,246,908	$1,623,409	$2,163,786
Securities lending payable	9,021	9,021	6,174	6,174
Separate account liabilities	8,515,156	8,515,156	7,827,657	7,827,657

(1) Represents only the components of reinsurance recoverable that are considered to be financial instruments, which arise from the GMWB and GMIB reinsurance agreements.
(2) Annuity reserves represent only the components of other contract holder funds and reserves for future policy benefits and claims payable that are considered to be financial instruments.

The following is a discussion of the methodologies used to determine fair values of the financial instruments measured on both a recurring and nonrecurring basis reported in the following tables.

Fixed Maturity and Trading Securities
The fair values for fixed maturity and trading securities are determined using information available from independent pricing services, broker-dealer quotes, or internally derived estimates. Priority is given to publicly available prices from independent sources, when available. Securities for which the independent pricing service does not provide a quotation are either submitted to independent broker-dealers for prices or priced internally. Typical inputs used by these three pricing methods include, but are not limited to, reported trades, benchmark yields, credit spreads, liquidity premiums, and/or estimated cash flows based on default and prepayment assumptions.

As a result of typical trading volumes and the lack of specific quoted market prices for most fixed maturities, independent pricing services will normally derive the security prices through recently reported trades for identical or similar securities, making adjustments through the reporting date based upon available market observable information as outlined above. If there are no recently reported trades, the independent pricing services and broker-dealers may use matrix or pricing model processes to develop a security price where future cash flow expectations are developed based upon collateral performance and discounted at relevant market rates. Certain securities are priced using broker-dealer quotes, which may utilize proprietary inputs and models. Additionally, the majority of these quotes are non-binding.

Included in the pricing of asset-backed securities are estimates of the rate of future prepayments of principal over the remaining life of the securities. Such estimates are derived based on the characteristics of the underlying structure and prepayment assumptions believed to be relevant for the underlying collateral. Actual prepayment experience may vary from these estimates.

20

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

Internally derived estimates may be used to develop a fair value for securities for which the Company is unable to obtain either a reliable price from an independent pricing service or a suitable broker-dealer quote. These fair value estimates may incorporate Level 2 and Level 3 inputs and are generally derived using expected future cash flows, discounted at market interest rates available from market sources based on the credit quality and duration of the instrument. For securities that may not be reliably priced using these internally developed pricing models, a fair value may be estimated using indicative market prices. These prices are indicative of an exit price, but the assumptions used to establish the fair value may not be observable or corroborated by market observable information and, therefore, represent Level 3 inputs.

The Company performs a monthly analysis on the prices and credit spreads received from third parties to ensure that the prices represent a reasonable estimate of the fair value. This process involves quantitative and qualitative analysis and is overseen by investment and accounting professionals. Examples of procedures performed include, but are not limited to, initial and ongoing review of third party pricing service methodologies, review of pricing statistics and trends, back testing recent trades and monitoring of trading volumes. In addition, the Company considers whether prices received from independent broker-dealers represent a reasonable estimate of fair value through the use of internal and external cash flow models, which are developed based on spreads and, when available, market indices. As a result of this analysis, if the Company determines there is a more appropriate fair value based upon the available market data, the price received from the third party may be adjusted accordingly.

For those securities that were internally valued at December 31, 2015 and 2014, the pricing model used by the Company utilizes current spread levels of similarly rated securities to determine the market discount rate for the security.  Furthermore, appropriate risk premiums for illiquidity and non-performance are incorporated in the discount rate.  Cash flows, as estimated by the Company using issuer-specific default statistics and prepayment assumptions, are discounted to determine an estimated fair value.

On an ongoing basis, the Company reviews the independent pricing services’ valuation methodologies and related inputs, and evaluates the various types of securities in its investment portfolio to determine an appropriate fair value hierarchy distribution based upon trading activity and the observability of market inputs. Based on the results of this evaluation, each price is classified into Level 1, 2, or 3. Most prices provided by independent pricing services, including broker quotes, are classified into Level 2 due to their use of market observable inputs.

Policy Loans
Policy loans are funds provided to policyholders in return for a claim on the policies values and function like demand deposits which are redeemable upon repayment, death or surrender, and there is only one market price at which the transaction could be settled - the then current carrying value.  The funds provided are limited to the cash surrender value of the underlying policy.  The nature of policy loans is to have a negligible default risk as the loans are fully collateralized by the value of the policy.  Policy loans do not have a stated maturity and the balances and accrued interest are repaid either by the policyholder or with proceeds from the policy.  Due to the collateralized nature of policy loans and unpredictable timing of payments, the Company believes the carrying value of policy loans approximates fair value.

Cash and Cash Equivalents
Cash and cash equivalents primarily include money market instruments and bank deposits. Money market instruments are valued using unadjusted quoted prices in active markets and are classified as Level 1.

Separate Account Assets and Liabilities
Separate account assets are comprised of investments in mutual funds that transact regularly, but do not trade in active markets as they are not publically available, are categorized as Level 2 assets. The value of separate account liabilities are set equal to the values of separate account assets.

21

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

Other Contract Holder Funds
Fair values for immediate annuities without mortality features are derived by discounting the future estimated cash flows using current market interest rates for similar maturities. Fair values for deferred annuities are determined using projected future cash flows discounted at current market interest rates.

Securities Lending Payable
The Company’s securities lending payable, which is included in other liabilities, is set equal to the cash collateral received. Due to the short-term nature of the loans, carrying value is a reasonable estimate of fair value and is classified as Level 2.

Certain Guaranteed Benefits
Variable annuity contracts issued by the Company offer various guaranteed minimum death, withdrawal, and income benefits. Certain benefits, primarily non-life contingent GMWBs and the reinsurance recoverable on the Company’s GMIBs, are recorded at fair value. Guaranteed benefits that are not subject to fair value accounting are accounted for as insurance benefits.

Non-life contingent components of GMWBs are recorded at fair value with changes in fair value recorded in death, other policy benefits and change in policy reserves. The fair value of the reserve is based on the expectations of future benefit payments and certain future fees associated with the benefits. At the inception of the contract, the Company attributes to the embedded derivative a portion of total fees collected from the contract holder, which is then held static in future valuations. Those fees, generally referred to as the attributed fees, are set such that the present value of the attributed fees is equal to the present value of future claims expected to be paid under the guaranteed benefit at the inception of the contract. In subsequent valuations, both the present value of future benefits and the present value of attributed fees are revalued based on current market conditions and policyholder behavior assumptions. The difference between each of the two components represents the fair value of the embedded derivative. The ceded reserves for these products are calculated based on the assuming company’s share of the direct reserve.

Jackson-NY’s GMIB book is reinsured through an unrelated party, and due to the net settlement provisions of the reinsurance agreement, this contract meets the definition of a derivative. Accordingly, the GMIB reinsurance agreement is recorded at fair value, with changes in fair value recorded in death, other policy benefits and change in policy reserves. Due to the inability to economically reinsure or hedge new issues of the GMIB, the Company discontinued offering the benefit in 2009.

Fair values for direct and ceded GMWB embedded derivatives, as well as GMIB reinsurance recoverables, are calculated using internally developed models because active, observable markets do not exist for those guaranteed benefits.

The fair value calculation is based on the present value of future cash flows comprised of future expected benefit payments, less future attributed rider fees, over the lives of the contracts. Estimating these cash flows requires numerous estimates and subjective judgments related to capital market inputs, as well as actuarially determined assumptions related to expectations concerning policyholder behavior. Capital market inputs include expected market rates of return, market volatility, correlations of market index returns to funds, fund performance and discount rates. The more significant actuarial assumptions include benefit utilization by policyholders under varying conditions, fund allocation, persistency, mortality, and withdrawal rates. Best estimate assumptions plus risk margins are used as applicable.

At each valuation date, the Company assumes expected returns based on LIBOR swap rates as of that date to determine the value of expected future cash flows produced in a stochastic process. Volatility assumptions are based on a weighting of available market data for implied market volatility for durations up to 10 years, grading to a historical volatility level by year 15, where such long-term historical volatility levels contain an explicit risk margin. Additionally, non-performance risk is incorporated into the calculation through the use of discount rates

22

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

based on a AA corporate credit curve as an approximation of Jackson-NY’s own credit risk. Risk margins are also incorporated into the model assumptions, particularly for policyholder behavior. Estimates of future policyholder behavior are subjective and are based primarily on the Company’s experience and that of its Parent.

As markets change, mature and evolve and actual policyholder behavior emerges, management continually evaluates the appropriateness of its assumptions for this component of the fair value model.

The use of the models and assumptions described above requires a significant amount of judgment. Management believes the aggregation of each of these components results in an amount that the Company would be required to transfer for a liability, or receive for an asset, to or from a willing buyer or seller, if one existed, for those market participants to assume the risks associated with the guaranteed benefits and the related reinsurance. However, the ultimate settlement amount of the asset or liability, which is currently unknown, could likely be significantly different than the fair value.

Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table summarizes the Company’s assets and liabilities that are carried at fair value by hierarchy levels (in thousands):

	December 31, 2015
	Total	Level 1	Level 2	Level 3
Assets
Fixed maturities
Government securities	$61,578	$61,578	$—	$—
Public utilities	148,243	—	148,243	—
Corporate securities	1,241,890	—	1,241,890	—
Residential mortgage-backed	63,571	—	63,571	—
Commercial mortgage-backed	232,444	—	232,398	46
Other asset-backed securities	87,647	—	87,647	—
Trading securities	532	532	—	—
Reinsurance recoverable, net (1)	134,580	—	—	134,580
Separate account assets	8,515,156	—	8,515,156	—
Total	$10,485,641	$62,110	$10,288,905	$134,626

Liabilities
Embedded derivative liability	$129,386	$—	$—	$129,386

	December 31, 2014
	Total	Level 1	Level 2	Level 3
Assets
Fixed maturities
Government securities	$72,370	$72,370	$—	$—
Public utilities	143,484	—	143,484	—
Corporate securities	1,184,099	—	1,184,099	—
Residential mortgage-backed	80,203	—	80,203	—
Commercial mortgage-backed	221,118	—	221,072	46
Other asset-backed securities	88,181	—	88,181	—
Trading securities	566	566	—	—
Reinsurance recoverable, net (1)	114,699	—	—	114,699
Separate account assets	7,827,657	—	7,827,657	—
Total	$9,732,377	$72,936	$9,544,696	$114,745

Liabilities
Embedded derivative liability	$107,729	$—	$—	$107,729

(1) Represents only the components of reinsurance recoverable that are considered to be financial instruments, which arise from the GMWB and GMIB reinsurance agreements.

23

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

Assets and Liabilities Measured at Fair Value Using Significant Unobservable Inputs (Level 3)

Level 3 Assets and Liabilities by Price Source
The table below presents the balances of Level 3 assets and liabilities measured at fair value with their corresponding pricing sources (in thousands).

	December 31, 2015
Assets	Total	Internal	External
Commercial mortgage-backed	$46	$46	$—
Reinsurance recoverable, net (1)	134,580	134,580	—
Total	$134,626	$134,626	$—

Liabilities
Embedded derivative liability	$129,386	$129,386	$—

	December 31, 2014
Assets	Total	Internal	External
Commercial mortgage-backed	$46	$46	$—
Reinsurance recoverable, net (1)	114,699	114,699	—
Total	$114,745	$114,745	$—

Liabilities
Embedded derivative liability	$107,729	$107,729	$—

(1) Represents only the components of reinsurance recoverable that are considered to be financial instruments, which arise from the GMWB and GMIB reinsurance agreements.

Quantitative Information Regarding Internally-Priced Level 3 Assets and Liabilities
The table below presents quantitative information on significant internally-priced Level 3 assets and liabilities (in thousands).

	December 31, 2015
	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range (Weighted Average)	Impact of Increase in Input on Fair Value
Assets
Reinsurance recoverable, net (1)	$134,580	Discounted cash flow	See below	See below	See below

Liabilities
Embedded derivative liability	$129,386	Discounted cash flow	See below	See below	See below

	December 31, 2014
	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Range (Weighted Average)	Impact of Increase in Input on Fair Value
Assets
Reinsurance recoverable, net (1)	$114,699	Discounted cash flow	See below	See below	See below

Liabilities
Embedded derivative liability	$107,729	Discounted cash flow	See below	See below	See below

(1) Represents only the components of reinsurance recoverable that are considered to be financial instruments, which arise from the GMWB and GMIB reinsurance agreements.
24

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

Sensitivity to Changes in Unobservable Inputs
The following is a general description of sensitivities of significant unobservable inputs and their impact on the fair value measurement, for the assets and liabilities reflected in the table above.

At both December 31, 2015 and 2014, commercial mortgage-backed securities of $46 thousand, are fair valued using techniques incorporating unobservable inputs and are classified in Level 3 of the fair value hierarchy. For these assets, their unobservable inputs and ranges of possible inputs do not materially affect their fair valuations and have been excluded from the quantitative information in the table above.

The GMIB reinsurance recoverable fair value calculation is based on the present value of future cash flows comprised of future expected reinsurance benefit receipts, less future attributed premium payments to reinsurers, over the lives of the contracts. Estimating these cash flows requires actuarially determined assumptions related to expectations concerning policyholder behavior and long-term market volatility. The more significant policyholder behavior actuarial assumptions include benefit utilization, fund allocation, persistency, and mortality. In general, an increase (decrease) in assumed benefit utilization would increase (decrease) the fair value of the reinsurance recoverable; an increase (decrease) in allocation to equity funds would increase (decrease) the fair value of the reinsurance recoverable; an increase (decrease) in assumed persistency would increase (decrease) the fair value of the reinsurance recoverable; an increase (decrease) in assumed mortality would decrease (increase) the fair value of the reinsurance recoverable; and an increase (decrease) in long-term market volatility would increase (decrease) the fair value of the reinsurance recoverable.

Embedded derivative liabilities classified in Level 3 represent the fair value of GMWB liabilities.  These fair value calculations are based on the present value of future cash flows comprised of future expected benefit payments, less future attributed rider fees, over the lives of the contracts.   Estimating these cash flows requires actuarially determined assumptions related to expectations concerning policyholder behavior and long-term market volatility.  The more significant policyholder behavior actuarial assumptions include benefit utilization, fund allocation, persistency, and mortality.  In general, an increase (decrease) in assumed benefit utilization would increase (decrease) the fair value of the liabilities; an increase (decrease) in allocation to equity funds would increase (decrease) the fair value of the liabilities; an increase (decrease) in assumed persistency would increase (decrease) the fair value of the liabilities; an increase (decrease) in assumed mortality would decrease (increase) the fair value of the liabilities; and an increase (decrease) in long-term market volatility would increase (decrease) the fair value of the liabilities.

GMWB reinsurance recoverable fair value calculations are based on the assuming company’s share of the direct reserve, which is described above. The more significant actuarial assumptions include benefit utilization, fund allocation, persistency, mortality, and long-term market volatility. In general, an increase (decrease) in assumed benefit utilization would increase (decrease) the fair value of the reinsurance recoverable; an increase (decrease) in allocation to equity funds would increase (decrease) the fair value of the reinsurance recoverable; an increase (decrease) in assumed persistency would increase (decrease) the fair value of the reinsurance recoverable; an increase (decrease) in assumed mortality would decrease (increase) the fair value of the reinsurance recoverable; and an increase (decrease) in long-term market volatility would increase (decrease) the fair value of the reinsurance recoverable.

25

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

The tables below provide rollforwards for 2015 and 2014 of the financial instruments for which significant unobservable inputs (Level 3) are used in the fair value measurement. Gains and losses in the table below include changes in fair value due partly to observable and unobservable factors. Additionally, the Company’s policy for determining and disclosing transfers between levels is to recognize transfers using the beginning of period balances.

		Total Realized/Unrealized Gains (Losses) Included in
				Purchases,
	Fair Value			Sales,		Fair Value
	as of		Other	Issuances	Transfers in	as of
	January 1,	Net	Comprehensive	and	and/or out	December 31,
(in thousands)	2015	Income	Income	Settlements	of Level 3	2015
Assets
Commercial mortgage-backed	$46	$(104)	$104	$—	$—	$46
Reinsurance recoverable, net (1)	114,699	19,881	—	—	—	134,580

Liabilities
Embedded derivative liability	$(107,729)	$(21,657)	$—	$—	$—	$(129,386)

		Total Realized/Unrealized Gains (Losses) Included in
				Purchases,
	Fair Value			Sales,		Fair Value
	as of		Other	Issuances	Transfers in	as of
	January 1,	Net	Comprehensive	and	and/or out	December 31,
(in thousands)	2014	Income	Income	Settlements	of Level 3	2014
Assets
Commercial mortgage-backed	$114	$(459)	$391	$—	$—	$46
Reinsurance (payable) recoverable, net (1)	(53,842)	168,541	—	—	—	114,699

Liabilities
Embedded derivative asset (liability)	$68,220	$(175,949)	$—	$—	$—	$(107,729)

(1) Represents only the components of reinsurance recoverable that are considered to be financial instruments, which arise from the GMWB and GMIB reinsurance agreements.

There were no transfers between Level 2 and Level 3 in 2015 or 2014. In addition, there were no transfers between Level 1 and 2 of the fair value hierarchy in 2015 or 2014.

The portion of gains (losses) included in net income or other comprehensive income attributable to the change in unrealized gains and losses on Level 3 financial instruments still held at December 31, 2015 and 2014, was as follows (in thousands):

	2015	2014
Assets
Commercial mortgage-backed	$—	$(68)
Reinsurance recoverable, net (1)	19,881	168,541

Liabilities
Embedded derivative liability	$(21,657)	$(175,949)

(1) Represents only the components of reinsurance recoverable that are considered to be financial instruments, which arise from the GMWB and GMIB reinsurance agreements.

26

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

Fair Value of Financial Instruments Carried at Other Than Fair Value
The table below presents the carrying amount and fair value by fair value hierarchy level of certain financial instruments that are not reported at fair value (in thousands).

		December 31, 2015		December 31, 2014
	Fair Value Hierarchy Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets
Policy loans	Level 3	$282	$282	$238	$238

Liabilities
Annuity reserves (1)	Level 3	$1,621,364	$2,117,522	$1,515,680	$2,056,057
Securities lending payable	Level 2	9,021	9,021	6,174	6,174
Separate account liabilities (2)	Level 2	8,515,156	8,515,156	7,827,657	7,827,657

(1) Annuity reserves represent only the components of other contract holder funds that are considered to be financial instruments.
(2) The values of separate account liabilities are set equal to the values of separate account values.

5.	Deferred Acquisition Costs and Deferred Sales Inducements

The balances of and changes in deferred acquisition costs, as of and for the years ended December 31, were as follows (in thousands):

	2015	2014	2013
Balance, beginning of year	$297,583	$244,983	$216,638
Deferrals of acquisition costs	83,978	88,201	67,328
Amortization related to:
Operations	(47,196)	(26,468)	(62,949)
Net realized losses (gains)	92	(635)	(447)
Total amortization	(47,104)	(27,103)	(63,396)
Unrealized investment losses (gains)	24,772	(8,498)	24,413
Balance, end of year	$359,229	$297,583	$244,983

The balances of and changes in deferred sales inducements, as of and for the years ended December 31, were as follows (in thousands):

	2015	2014	2013
Balance, beginning of year	$5,661	$7,403	$9,617
Deferrals of sales inducements	400	544	553
Amortization related to:
Operations	(1,918)	(2,582)	(5,579)
Net realized losses (gains)	3	(33)	(26)
Total amortization	(1,915)	(2,615)	(5,605)
Unrealized investment losses	1,340	329	2,838
Balance, end of year	$5,486	$5,661	$7,403

27

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

6.	Reinsurance

The Company cedes reinsurance to unaffiliated insurance companies in order to limit losses from large exposures; however, if the reinsurer is unable to meet its obligations, the originating issuer of the coverage retains the liability. The Company reinsures certain of its risks to other reinsurers under a yearly renewable term or coinsurance basis. The Company regularly monitors the financial strength rating of reinsurers.

Jackson-NY also cedes 90% of the GMWB associated with variable annuities to its Parent. The original reinsurance agreement, covering contracts issued prior to 2009, resulted in an initial gain to Jackson-NY of $0.9 million, which was deferred and included in other liabilities in the accompanying balance sheet. The deferred gain is being amortized into income over the life of the business. Effective June 30, 2013, with the approval of the Superintendent of Insurance for the state of New York, this reinsurance agreement was amended to include all current and future variable annuity contracts issued by the Company. The transaction resulted in the payment of $3.7 million of premium, reduction of the embedded derivative asset by $0.7 million, reduction of reserves for future policy benefits and claims payable by $0.5 million, and accelerated amortization of DAC of $30.3 million, resulting in a pretax loss of $34.2 million. Premiums ceded to Jackson for guaranteed minimum withdrawal benefits were $74.1 million, $60.3 million and $31.4 million in 2015, 2014 and 2013, respectively.

The effect of reinsurance on premiums was as follows (in thousands):

	Years Ended December 31,
	2015	2014	2013
Direct premiums	$373	$423	$489
Less reinsurance ceded:
Life	(287)	(359)	(414)
Guaranteed annuity benefits	(74,975)	(61,208)	(32,378)
Net premiums	$(74,889)	$(61,144)	$(32,303)

Death, other policy benefits, and change in policy reserves, net of deferrals, is net of change in GMWB reserves ceded of $19.8 million, $158.4 million, and $(93.2) million in 2015, 2014 and 2013, respectively.

Components of the reinsurance recoverable were as follows (in thousands):

	December 31,
	2015	2014
Reinsurance recoverable:
Ceded reserves	$139,238	$119,114
Ceded other	61	(1)
Total	$139,299	$119,113

Reserves recoverable from the Parent totaled $119.1 million and $99.3 million at December 31, 2015 and 2014, respectively.

The following table sets forth the Company’s net life insurance in-force (in thousands):

	December 31,
	2015	2014
Direct life insurance in-force	$247,143	$265,223
Amounts ceded to other companies	(182,440)	(198,065)
Net life insurance in-force	$64,703	$67,158

28

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

7.	Reserves for Future Policy Benefits and Claims Payable and Deposits on Investment Contracts

The following table sets forth the Company’s reserves for future policy benefits and claims payable balances (in thousands):

	December 31,
	2015	2014
Traditional life	$2,303	$2,390
Guaranteed benefits	144,290	141,486
Claims payable	39,238	38,959
Other	6	29
Total	$185,837	$182,864

For traditional life insurance contracts, which include term and whole life, reserves are determined using the net level premium method and assumptions as of the issue date or acquisition date as to mortality, interest rates, persistency and expenses, plus provisions for adverse deviation. These assumptions are not unlocked unless the reserve is determined to be deficient.

The Company’s liability for future policy benefits also includes liabilities for guaranteed benefits related to certain nontraditional long-duration life and annuity contracts, which are further discussed in Note 8.

The following table sets forth the Company’s liabilities for deposits on investment contracts (in thousands):

	December 31,
	2015	2014
Interest-sensitive life	$9,034	$8,452
Variable annuity fixed option	1,070,213	938,560
Fixed annuity	590,497	616,805
Total	$1,669,744	$1,563,817

For interest-sensitive life contracts, liabilities approximate the policyholder’s account value. For fixed annuities, the liability is the policyholder’s account value. At December 31, 2015, the Company had interest sensitive life business with minimum guaranteed interest rates ranging from 3.0% to 4.0%, with a 3.99% average guaranteed rate and fixed interest rate annuities with minimum guaranteed rates ranging from 1.0% to 3.0% and a 2.16% average guaranteed rate.

At both December 31, 2015 and 2014, approximately 97% of the Company’s interest sensitive life business account values correspond to crediting rates that are at the minimum guaranteed interest rates.

29

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

At December 31, 2015 and 2014, approximately 88% and 87%, respectively, of the Company’s fixed interest rate annuity account values correspond to crediting rates that are at the minimum guaranteed interest rates. The following tables show the distribution of the fixed interest rate annuities’ account values within the presented ranges of minimum guaranteed interest rates (in millions):

	December 31, 2015
Minimum Guaranteed Interest Rate	Account Value
	Fixed	Variable	Total
1.0%	$30.9	$410.8	$441.7
>1.0% - 2.0%	82.2	325.8	408.0
>2.0% - 3.0%	424.2	333.6	757.8
Total	$537.3	$1,070.2	$1,607.5

	December 31, 2014
Minimum Guaranteed Interest Rate	Account Value
	Fixed	Variable	Total
1.0%	$28.4	$312.3	$340.7
>1.0% - 2.0%	87.0	288.6	375.6
>2.0% - 3.0%	448.7	337.7	786.4
Total	$564.1	$938.6	$1,502.7

8.	Certain Nontraditional Long-Duration Contracts and Variable Annuity Guarantees

The Company issues variable contracts through its separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder (traditional variable annuities). The Company also issues variable annuity and life contracts through separate accounts where the Company contractually guarantees to the contract holder (variable contracts with guarantees) either a) return of no less than total deposits made to the account adjusted for any partial withdrawals, b) total deposits made to the account adjusted for any partial withdrawals plus a minimum return, or c) the highest account value on a specified anniversary date adjusted for any withdrawals following the contract anniversary. These guarantees include benefits that are payable in the event of death (GMDB), at annuitization (GMIB) or upon the depletion of funds (GMWB).

The assets supporting the variable portion of both traditional variable annuities and variable contracts with guarantees are carried at fair value and reported as summary total separate account assets with an equivalent summary total reported for separate account liabilities. Liabilities for guaranteed benefits are general account obligations and are reported in reserves for future policy benefits and claims payable. Amounts assessed against the contract holders for mortality, administrative, and other services are reported in revenue as fee income. Changes in liabilities for minimum guarantees are reported within death, other policy benefits and change in policy reserves in the income statement. Separate account net investment income, net investment gains and losses, and the related liability changes are offset within the same line item in the income statements.

30

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

At December 31, 2015 and 2014, the Company provided variable annuity contracts with guarantees, for which the net amount at risk (“NAR”) is defined as the amount of guaranteed benefit in excess of current account value, as follows (dollars in millions):

					Average
					Period
				Weighted	until
December 31, 2015	Minimum	Account	Net Amount	Average	Expected
	Return	Value	at Risk	Attained Age	Annuitization
Return of net deposits plus a minimum return
GMDB	0%	$6,173.3	$145.7	64.5 years
GMWB - Premium only	0%	219.7	4.8
GMWB	0-5%*	21.6	1.1
Highest specified anniversary account value minus withdrawals post-anniversary
GMDB		1,478.9	108.6	65.0 years
GMWB - Highest anniversary only		202.8	17.6
GMWB		48.2	6.6
Combination net deposits plus minimum return, highest specified anniversary account value minus withdrawals post-anniversary
GMIB	0-6%	105.5	34.4		0.4 years
GMWB	0-8%*	6,123.8	720.1

					Average
					Period
				Weighted	until
December 31, 2014	Minimum	Account	Net Amount	Average	Expected
	Return	Value	at Risk	Attained Age	Annuitization
Return of net deposits plus a minimum return
GMDB	0%	$5,731.9	$61.8	64.3 years
GMWB - Premium only	0%	259.5	2.7
GMWB	0-5%*	26.0	1.1
Highest specified anniversary account value minus withdrawals post-anniversary
GMDB		1,433.2	43.0	64.7 years
GMWB - Highest anniversary only		230.0	7.3
GMWB		60.1	4.3
Combination net deposits plus minimum return, highest specified anniversary account value minus withdrawals post-anniversary
GMIB	0-6%	120.3	26.2		1.3 years
GMWB	0-8%*	5,625.4	187.9

* Ranges shown based on simple interest. The upper limits of 5% or 8% simple interest are approximately equal to 4.1% and 6%, respectively, on a compound interest basis over a typical 10-year bonus period.

Amounts shown as GMWB above include a ‘not-for-life’ component up to the point at which the guaranteed withdrawal benefit is exhausted, after which benefits paid are considered to be ‘for-life’ benefits. The liability related to this ‘not-for-life’ portion is valued as an embedded derivative, while the ‘for-life’ benefits are valued as an insurance liability (see below). For this table, the net amount at risk of the ‘not-for-life’ component is the undiscounted excess of the guaranteed withdrawal benefit over the account value, and that of the ‘for-life’ component is the estimated value of additional life contingent benefits paid after the guaranteed withdrawal benefit is exhausted.

31

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

Account balances of contracts with guarantees were invested in variable separate accounts as follows (in millions):

	December 31,
Fund type:	2015	2014
Equity	$5,187.4	$4,731.8
Bond	1,066.9	1,067.5
Balanced	1,284.7	1,292.8
Money market	46.8	41.6
Total	$7,585.8	$7,133.7

GMDB liabilities reflected in the general account were as follows (in millions):

	2015	2014
Balance at January 1	$29.9	$13.8
Incurred guaranteed benefits	(16.7)	17.0
Paid guaranteed benefits	(2.2)	(0.9)
Balance at December 31	$11.0	$29.9

The GMDB liability is determined by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the liability balance through the income statement within death, other policy benefits and change in policy reserves, if actual experience or other evidence suggests that earlier assumptions should be revised.

The following assumptions and methodology were used to determine the GMDB liability at both December 31, 2015 and 2014 (except where noted):

1)	Use of a series of stochastic investment performance scenarios, based on historical average market volatility.

2)	Mean investment performance assumption of 7.4% after investment management fees, but before investment advisory fees and mortality and expense charges.

3)	Mortality equal to 39% to 100% of the Annuity 2000 table.

4)
Lapse rates varying by contract type, duration and degree the benefit is in-the-money and ranging from 0.5% to 40.0%, with an average of 3.8% during the surrender charge period and 8.0% thereafter (2014: 8.3%).

5)	Discount rates: 7.4% on 2013 and later issues, 8.4% on 2012 and prior issues

Most GMWB reserves are considered to be derivatives under current accounting guidance and are recognized at fair value, as previously defined, with the change in fair value reported in death, other policy benefits and change in policy reserves. The fair value of these liabilities is determined using stochastic modeling and inputs as further described in Note 4. The fair valued GMWB had a reserve liability of $129.4 million and $107.7 million at December 31, 2015 and 2014, respectively, and was reported in reserves for future policy benefits and claims payable.

Jackson-NY has also issued certain GMWB products that guarantee payments over a lifetime. Reserves for the portion of these benefits after the point where the guaranteed withdrawal balance is exhausted are calculated using assumptions and methodology similar to the GMDB liability. At December 31, 2015 and 2014, these GMWB reserves totaled $3.0 million and $2.6 million, respectively, and were reported in reserves for future policy benefits and claims payable.

The direct GMIB liability is determined at each period end by estimating the expected value of the annuitization benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over the accumulation period based on total expected assessments. The assumptions used for calculating the direct

32

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

GMIB liability are consistent with those used for calculating the GMDB liability. At December 31, 2015 and 2014, GMIB reserves totaled $0.9 million and $1.2 million, respectively.

9.	Federal Income Taxes

The components of the provision for federal income taxes were as follows (in thousands):

	Years Ended December 31,
	2015	2014	2013
Current tax (benefit) expense	$(415)	$13,664	$9,979
Deferred tax expense (benefit)	10,816	(3,328)	272
Income tax expense	$10,401	$10,336	$10,251

The federal income tax provisions differ from the amounts determined by multiplying pre-tax income by the statutory federal income tax rate of 35% for 2015, 2014 and 2013 as follows (in thousands):

	Years Ended December 31,
	2015	2014	2013
Income taxes at statutory rate	$25,997	$16,547	$19,577
Dividends received deduction	(15,625)	(6,238)	(9,361)
Other	29	27	35
Income tax expense	$10,401	$10,336	$10,251

Effective tax rate	14.0%	21.9%	18.3%

Federal income taxes paid to Jackson in 2015, 2014 and 2013 were $2.8 million, $8.9 million and $19.9 million, respectively.

The tax effects of significant temporary differences that gave rise to deferred tax assets and liabilities were as follows (in thousands):

	December 31,
	2015	2014
Gross deferred tax asset
Difference between financial reporting and the tax basis of:
Policy reserves and other insurance items	$92,851	$97,634
Other, net	11,118	5,948
Total gross deferred tax asset	103,969	103,582

Gross deferred tax liability
Difference between financial reporting and the tax basis of:
Deferred acquisition costs and sales inducements	(118,840)	(108,285)
Net unrealized gains on available for sale securities	(8,546)	(20,580)
Other investment items	(694)	(46)
Total gross deferred tax liability	(128,080)	(128,911)

Net deferred tax liability	$(24,111)	$(25,329)

The Company is required to evaluate the recoverability of its deferred tax assets and establish a valuation allowance, if necessary, to reduce its deferred tax asset to an amount that is more likely than not to be realizable. Considerable judgment and the use of estimates are required when determining whether a valuation allowance is necessary and, if so, the amount of such valuation allowance. When evaluating the need for a valuation allowance,

33

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

the Company considers many factors, including: the nature and character of the deferred tax assets and liabilities; taxable income in prior carryback years; future reversals of temporary differences; the length of time carryovers can be utilized; and any tax planning strategies the Company would employ to avoid a tax benefit from expiring unused. Although realization is not assured, management believes as of December 31, 2015, it is more likely than not that the deferred tax assets, will be realized. At December 31, 2015 and 2014, the Company did not have a valuation allowance.

The Company has considered both permanent and temporary positions in determining the unrecognized tax benefit rollforward. The total amount of unrecognized benefits represents tax positions for which there is uncertainty about the timing of certain deductions. The timing of such deductions would not affect the annual effective tax rate, excluding the impact of interest and penalties.

The Company has not recorded any amounts for penalties related to unrecognized tax benefits during 2015, 2014 or 2013.

Based on information available as of December 31, 2015, the Company believes that, in the next 12 months, there are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease.

10.	Contingencies

The Company has previously received regulatory inquiries on an industry-wide matter relating to claims settlement practices and compliance with unclaimed property laws.   Any regulatory audits, related examination activity and internal reviews as a result of these inquiries may result in additional payments to beneficiaries, escheatment of funds deemed abandoned under state laws, administrative penalties and changes in the Company’s procedures for the identification of unreported claims and handling of escheatable property.

In March 2013, the state of New York initiated a franchise/premium tax audit of the Company for 2009 and 2010.  An issue was raised with respect to the calculation of the cap or limit on the maximum amount of taxes due each year.  In 2013, the Company recorded $6.4 million ($4.2 million after-tax) for the additional tax liability, which was reduced by a payment of $2.6 million “under protest” to stop the further accrual of interest and preserve its appellate rights should they choose to pursue a refund. The total ending liability was therefore $3.8 million. In June 2014, the state of New York formally conceded the issue in the Company’s favor. The accrual was reversed, amounts deposited “under protest” have been refunded, and the matter is considered closed.

11.	Statutory Accounting Capital and Surplus

The Company is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of the state of domicile. Statutory accounting practices primarily differ from GAAP by charging policy acquisition costs to expense as incurred and establishing future policy benefit liabilities using different actuarial assumptions, as well as valuing investments and certain assets and accounting for deferred income taxes on a different basis.

The declaration of dividends that can be paid by the Company is regulated by New York Insurance Law. The Company must file a notice of its intention to declare a dividend and the amount thereof with the Superintendent at least thirty days in advance of any proposed dividend declaration. Dividends are only payable out of earned surplus. The Company had no earned surplus at December 31, 2015 or 2014. No dividends were paid to Jackson in 2015, 2014 or 2013. No capital contributions were received in 2015, 2014 or 2013.

Statutory capital and surplus of the Company, as reported in its Annual Statement, was $443.5 million and $409.8 million at December 31, 2015 and 2014, respectively. Statutory net income of the Company, as reported in its Annual Statement, was $30.7 million, $32.7 million and $57.6 million in 2015, 2014 and 2013, respectively.

34

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

The NAIC has developed certain risk-based capital (“RBC”) requirements for life insurance companies. Under those requirements, compliance is determined by a ratio of a company’s total adjusted capital (“TAC”), calculated in a manner prescribed by the NAIC to its authorized control level RBC (“ACL RBC”), calculated in a manner prescribed by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The minimum level of TAC before corrective action commences is twice ACL RBC (“Company action level RBC”). At December 31, 2015 the Company’s TAC was more than 1,500% of the Company action level RBC.

12.	Other Related Party Transactions

The Company's investment portfolio is managed by PPM America, Inc. (“PPM”), a registered investment advisor and ultimately a wholly owned subsidiary of Prudential. The Company paid $1.4 million to PPM for investment advisory services during 2015, 2014 and 2013.

The Company has an administrative services agreement with Jackson, under which Jackson provides certain administrative services. Administrative fees were $15.1 million, $12.9 million and $10.0 million in 2015, 2014 and 2013, respectively.

The Company has an administrative services agreement with Jackson National Life Distributors, LLC (“JNLD”), a subsidiary of Jackson, under which JNLD provides certain marketing services. Administrative fees were $4.1 million, $4.2 million and $3.9 million in 2015, 2014 and 2013, respectively.

13.	Benefit Plans

The Company participates in a defined contribution retirement plan covering substantially all employees, sponsored by its Parent. To be eligible to participate in the Company’s contribution, an employee must have attained the age of 21, completed at least 1,000 hours of service in a 12-month period and passed their 12-month employment anniversary. In addition, the employees must be employed on the applicable January 1 or July 1 entry date. The Company’s annual contributions are based on a percentage of eligible compensation paid to participating employees during the year. In addition, the Company matches a participant’s elective contribution, up to 6 percent of eligible compensation, to the plan during the year. The Company’s expense related to this plan was $0.3 million in 2015 and 2014, and $0.1 million in 2013.

The Company maintains non-qualified voluntary deferred compensation plans for certain employees, sponsored by its Parent. Additionally, the Company sponsors a non-qualified voluntary deferred compensation plan for certain agents, with the assets retained by Jackson under an administrative services agreement. At December 31, 2015 and 2014, Jackson’s liability for the Company’s portion of such plans totaled $4.5 million and $4.1 million, respectively. There were no expenses related to these plans in 2015, 2014 or 2013.

14.	Reclassifications Out of Accumulated Other Comprehensive Income

The following table represents changes in the balance of AOCI, net of income tax, related to unrealized investment gains (losses) (in thousands):

	December 31,
	2015	2014	2013
Balance, beginning of year	$45,789	$38,636	$81,392
OCI before reclassifications	(20,971)	9,030	(40,567)
Amounts reclassified from AOCI	(1,376)	(1,877)	(2,189)
Balance, end of year	$23,442	$45,789	$38,636

35

Jackson National Life Insurance Company of New York
(a wholly owned subsidiary of Jackson National Life Insurance Company)
Notes to Financial Statements
December 31, 2015 and 2014

The following table represents amounts reclassified out of AOCI (in thousands):

AOCI Components	Amounts Reclassified from AOCI			Affected Line Item in the Income Statement
	December 31,
	2015	2014	2013
Net unrealized investment loss:
Net realized loss on investments	$(1,938)	$(2,547)	$(3,171)	Other net investment losses
Other-than-temporary impairments	(179)	(341)	(197)	Total other-than-temporary impairments
Net unrealized loss, before income taxes	(2,117)	(2,888)	(3,368)
Income tax benefit	741	1,011	1,179
Reclassifications, net of income taxes	$(1,376)	$(1,877)	$(2,189)

36

PART C

OTHER INFORMATION

Item 24. Financial Statements and Exhibits

(a) Financial Statements:

(1) Financial statements and schedules included in Part A:

Not Applicable.

(2) Financial statements and schedules included in Part B:

JNLNY Separate Account I:

Report of Independent Registered Public Accounting Firm
Statements of Assets and Liabilities as of December 31, 2015
Statements of Operations for the period ended December 31, 2015
Statements of Changes in Net Assets for the periods ended December 31, 2015 and 2014
Notes to Financial Statements

Jackson National Life Insurance Company of New York:

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2015 and 2014
Consolidated Income Statements for the years ended December 31, 2015, 2014, and 2013
Consolidated Statements of Stockholder's Equity and Comprehensive Income for the years ended
December 31, 2015, 2014, and 2013
Consolidated Statements of Cash Flows for the years ended December 31, 2015, 2014, and 2013
Notes to Consolidated Financial Statements

(b) Exhibits

Exhibit    Description
No.

1.
Resolution of Depositor's Board of Directors authorizing the establishment of the Registrant, incorporated herein by reference to the Registrant’s Registration Statement filed on October 3, 1997 (File Nos. 333-37175 and 811-08401).

2.	Not Applicable.

3.

a.	Amended and Restated General Distributor Agreement dated June 1, 2006, incorporated herein by reference to the Registration Statement filed on August 10, 2006 (File Nos. 333-136472 and 811-08664).

b.	Specimen of Selling Agreement (N2565 06/14), incorporated herein by reference to Registrant’s Post-Effective Amendment No. 13, filed on September 11, 2014 (File Nos. 333-183046 and 811-08401).

c.	Specimen of Fee-Based Product Addendum to Selling Agreement, incorporated herein by reference to Pre-Effective Amendment No. 1, filed on November 30, 2016 (File Nos. 333-212424 and 811-08664).

4.

a.	Specimen of Elite Access Advisory Variable Annuity Contract (VA780NY), attached hereto.

b.	Specimen of Retirement Plan Endorsement (7275NY), incorporated herein by reference to the Registrant’s Registration Statement filed on August 19, 2004 (File Nos. 333-118370 and 811-08401).

c.
Specimen of Charitable Remainder Trust Endorsement (7487NY), incorporated herein by reference to the Registrant’s Pre-Effective Amendment filed on December 30, 2004 (File Nos. 333-119659 and 811-08401).

d.
Form of Non-Qualified Stretch Annuity Endorsement (7723NY), incorporated herein by reference to Registrant’s Post-Effective Amendment No. 9, filed on September 11, 2014 (File Nos. 177298 and 811-08401).

e.
Form of Individual Retirement Annuity Endorsement (7715NY), incorporated herein by reference to Registrant’s Post-Effective Amendment No. 15, filed on January 20, 2015 (File Nos. 333-183046 and 811-08401).

f.
Form of Roth Individual Retirement Annuity Endorsement (7716NY), incorporated herein by reference to Registrant’s Post-Effective Amendment No. 15, filed on January 20, 2015 (File Nos. 333-183046 and 811-08401).

g.
Form of Section 403(b) Tax Sheltered Annuity Endorsement (7725NY), incorporated herein by reference to Registrant’s Post-Effective Amendment No. 15, filed on January 20, 2015 (File Nos. 333-183046 and 811-08401).

5.

a.	Form of Variable and Fixed Annuity Application (NV780), incorporated herein by reference to Registrant's Registration Statement, filed on July 7, 2016 (File Nos. 333-212425 and 811-08401).

b.	Form of Variable and Fixed Annuity Application (NV780), attached hereto.

6.

a.	Declaration and Charter of Depositor, incorporated herein by reference to the Registrant’s Registration Statement filed on October 3, 1997 (File Nos. 333-37175 and 811-08401).

b.	By-laws of Depositor, incorporated herein by reference to the Registrant’s Registration Statement filed on October 3, 1997 (File Nos. 333-37175 and 811-08401).

c.
Amended By-Laws of Jackson National Life Insurance Company of New York, incorporated herein by reference to Registrant’s Post-Effective Amendment No. 4, filed on April 23, 2013 (File Nos. 333-183046 and 811-08401).

7.	Not Applicable.

8.
Amended and Restated Administrative Services Agreement between Jackson National Asset Management, LLC and Jackson National Life Insurance Company, incorporated herein by reference to the Post-Effective Amendment No. 4, filed on April 23, 2013 (File Nos. 333-183048 and 811-08664).

9.	Opinion and Consent of Counsel, attached hereto.

10.	Consent of Independent Registered Public Accounting Firm, attached hereto.

11.	Not Applicable.

12.	Not Applicable.

Item 25. Directors and Officers of the Depositor

Name and Principal Business Address	Positions and Offices with Depositor

Donald B. Henderson, Jr.	Director
Willkie Farr & Gallagher LLP 787 Seventh Ave., Suite 4020
New York, NY 10019-6099

David L. Porteous	Director
10051 Indian Lake Trail
Reed City, MI 49677

Donald T. DeCarlo	Director
1979 Marcus Ave., Suite 210
Lake Success, NY 11042

Gary H. Torgow	Director
Talmer Bank and Trust 2301 W. Big Beaver Rd. Suite 525
Troy, MI 48084

John C. Colpean	Director
1640 Haslett Road, Suite 160
Haslett, MI 48840

Savvas (Steve) P. Binioris	Senior Vice President
1 Corporate Way
Lansing, MI 48951

Michele M. Binkley	Vice President
1 Corporate Way
Lansing, MI 48951

Dennis A. Blue	Vice President
1 Corporate Way
Lansing, MI 48951

Barrett M. Bonemer	Vice President
1 Corporate Way
Lansing, MI 48951

Pamela L. Bottles	Vice President
1 Corporate Way
Lansing, MI 48951

Andrew J. Bowden	Senior Vice President, General Counsel & Secretary
1 Corporate Way
Lansing, MI 48951

David L. Bowers	Vice President
300 Innovation Drive
Franklin, TN 37067

Gregory P. Cicotte	Executive Vice President, Chief Distribution Officer & Director
300 Innovation Drive
Franklin, TN 37067

David A. Collins	Vice President, Deputy Chief Risk Officer & Director
1 Corporate Way
Lansing, MI 48951

Michael A. Costello	Senior Vice President, Controller, Treasurer & Director
1 Corporate Way
Lansing, MI 48951

Robert H. Dearman, Jr.	Vice President
1 Corporate Way
Lansing, MI 48951

William T. Devanney, Jr.	Vice President
1 Corporate Way
Lansing, MI 48951

Charles F. Field, Jr.	Vice President
300 Innovation Drive
Franklin, TN 37067

Dana R. Malesky Flegler	Vice President
1 Corporate Way
Lansing, MI 48951

Lisa I. Fox	Vice President
300 Innovation Drive
Franklin, TN 37067

Devkumar D. Ganguly	Vice President
1 Corporate Way
Lansing, MI 48951

Julia A. Goatley	Senior Vice President
1 Corporate Way
Lansing, MI 48951

Guillermo E. Guerra	Vice President & Corporate Information Security Officer
1 Corporate Way
Lansing, MI 48951

Robert W. Hajdu	Vice President
1 Corporate Way
Lansing, MI 48951

Laura L. Hanson	Vice President & Director
1 Corporate Way
Lansing, MI 48951

Bradley O. Harris	Senior Vice President & Chief Risk Officer
300 Innovation Drive
Franklin, TN 37067

Robert L. Hill	Vice President
1 Corporate Way
Lansing, MI 48951

Julie A. Hughes	Vice President
1 Corporate Way
Lansing, MI 48951

Thomas P. Hyatte	Senior Vice President
1 Corporate Way
Lansing, MI 48951

Matthew T. Irey	Vice President
1 Corporate Way
Lansing, MI 48951

Thomas A. Janda	Vice President
1 Corporate Way
Lansing, MI 48951

Scott F. Klus	Vice President
1 Corporate Way
Lansing, MI 48951

Toni L. Klus	Vice President
1 Corporate Way
Lansing, MI 48951

Richard C. Liphardt	Vice President
1 Corporate Way
Lansing, MI 48951

Wayne R. Longcore	Vice President
1 Corporate Way
Lansing, MI 48951

Herbert G. May, III	Chief Administrative Officer & Director
75 Second Avenue
Suite 605
Needham, MA 02494

Machelle A. McAdory	Senior Vice President & Chief Human Resource Officer
1 Corporate Way
Lansing, MI 48951

Diahn M. McHenry	Vice President
1 Corporate Way
Lansing, MI 48951

Ryan T. Mellott	Vice President
1 Corporate Way
Lansing, MI 48951

Keith R. Moore	Senior Vice President & Chief Technology Officer
1 Corporate Way
Lansing, MI 48951

P. Chad Myers	Executive Vice President & Chief Financial Officer
1 Corporate Way
Lansing, MI 48951

Emilio Pardo	Senior Vice President, Chief Marketing and Communications Officer
300 Innovation Drive
Franklin, TN 37067

Laura L. Prieskorn	Senior Vice President
1 Corporate Way
Lansing, MI 48951

Dana S. Rapier	Vice President
1 Corporate Way
Lansing, MI 48951

Stacey L. Schabel	Vice President
1 Corporate Way
Lansing, MI 48951

James A. Schultz	Vice President
1 Corporate Way
Lansing, MI 48951

William R. Schulz	Vice President
1 Corporate Way
Lansing, MI 48951

Muhammad S. Shami	Vice President
1 Corporate Way
Lansing, MI 48951

James R. Sopha	President
1 Corporate Way
Lansing, MI 48951

Kenneth H. Stewart	Senior Vice President
1 Corporate Way
Lansing, MI 48951

Michael D. Story	Vice President
1 Corporate Way
Lansing, MI 48951

Heather R. Strang	Vice President & Director
1 Corporate Way
Lansing, MI 48951

Marion C. Terrell II	Vice President
1 Corporate Way
Lansing, MI 48951

Marcia L. Wadsten	Senior Vice President, Chief Actuary & Appointed Actuary
1 Corporate Way
Lansing, MI 48951

Brian M. Walta	Vice President
1 Corporate Way
Lansing, MI 48951

Bonnie G. Wasgatt	Senior Vice President & Chief Information Officer
1 Corporate Way
Lansing, MI 48951

Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant.

The Registrant is a separate account of Jackson National Life Insurance Company of New York (“Depositor”), a stock life insurance company organized under the laws of the state of New York. The Depositor is a wholly owned subsidiary of Jackson National Life Insurance Company and is ultimately a wholly owned subsidiary of Prudential plc (London, England), a publicly traded life insurance company in the United Kingdom.

The organizational chart for Prudential plc indicates those persons who are controlled by or under common control with the Depositor. No person is controlled by the Registrant.

The organizational chart for Prudential plc is incorporated herein by reference to Exhibit 26 of Pre-Effective Amendment No. 1, filed on November 30, 2016 (File Nos. 333-212424 and 811-08664).

Item 27. Number of Contract Owners

Not applicable at this time.

Item 28. Indemnification

Provision is made in the Company's By-Laws for indemnification by the Company of any person made or threatened to be made a party to an action or proceeding, whether civil or criminal by reason of the fact that he or she is or was a director, officer or employee of the Company or then serves or has served any other corporation in any capacity at the request of the Company, against expenses, judgments, fines and amounts paid in settlement to the full extent that officers and directors are permitted to be indemnified by the laws of the State of New York.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriter

(a)
Jackson National Life Distributors LLC acts as general distributor for the JNLNY Separate Account I. Jackson National Life Distributors LLC also acts as general distributor for the Jackson National Separate Account - I, the Jackson National Separate Account III, the Jackson National Separate Account IV, the Jackson National Separate Account V, the JNLNY Separate Account II, the JNLNY Separate Account IV, the Jackson Sage Variable Annuity Account A, the Jackson Sage Variable Life Account A, the Jackson SWL Variable Annuity Fund I, the JNL Series Trust, JNL Variable Fund LLC, JNL Investors Series Trust, and Jackson Variable Series Trust.

(b)    Directors and Officers of Jackson National Life Distributors LLC:

Name and Business Address	Positions and Offices with Underwriter

Steve P. Binioris	Manager
1 Corporate Way
Lansing, MI 48951

Gregory P. Cicotte	President, Chief Executive Officer & Manager
300 Innovation Drive
Franklin, TN 37067

Bradley O. Harris	Manager
300 Innovation Drive
Franklin, TN 37067

Emilio Pardo	Manager
300 Innovation Drive
Franklin, TN 37067

James R. Sopha	Chairman & Manager
1 Corporate Way
Lansing, MI 48951

Heather R. Strang	Manager
1 Corporate Way
Lansing, MI 48951

Stephen M. Ash	Vice President
7601 Technology Way
Denver, CO 80237

Jeffrey Bain	Vice President
7601 Technology Way
Denver, CO 80237

Brad Baker	Vice President
7601 Technology Way
Denver, CO 80237

Erin Balcaitis	Vice President
7601 Technology Way
Denver, CO 80237

Tori Bullen	Senior Vice President
7601 Technology Way
Denver, CO 80237

Richard Catts	Vice President
7601 Technology Way
Denver, CO 80237

Maura Collins	Executive Vice President, Chief Financial Officer & FinOp
7601 Technology Way
Denver, CO 80237

Court Chynces	Vice President
7601 Technology Way
Denver, CO 80237

Christopher Cord	Vice President
7601 Technology Way
Denver, CO 80237

Justin Fitzpatrick	Vice President
7601 Technology Way
Denver, CO 80237

Mark Godfrey	Vice President
7601 Technology Way
Denver, CO 80237

Scott Golde	General Counsel
1 Corporate Way
Lansing, MI 48951

Ashley Golson	Vice President
300 Innovation Drive
Franklin, TN 37067

Luis Gomez	Vice President
7601 Technology Way
Denver, CO 80237

Elizabeth Griffith	Senior Vice President
300 Innovation Drive
Franklin, TN 37067

Kelli Hill	Vice President
7601 Technology Way
Denver, CO 80237

Thomas Hurley	Senior Vice President
7601 Technology Way
Denver, CO 80237

Mark Jones	Vice President
7601 Technology Way
Denver, CO 80237

Doug Mantelli	Senior Vice President
7601 Technology Way
Denver, CO 80237

Tamu McCreary	Vice President
7601 Technology Way
Denver, CO 80237

Timothy McDowell	Senior Vice President & Chief Compliance Officer
7601 Technology Way
Denver, CO 80237

Jennifer Meyer	Vice President
7601 Technology Way
Denver, CO 80237

Peter Meyers	Vice President
7601 Technology Way
Denver, CO 80237

Steven O’Connor	Vice President
7601 Technology Way
Denver, CO 80237

Allison Pearson	Vice President
7601 Technology Way
Denver, CO 80237

John Poulsen	Executive Vice President, Sales Strategy
300 Innovation Drive
Franklin, TN 37067

Jeremy D. Rafferty	Vice President
7601 Technology Way
Denver, CO 80237

Alison Reed	Executive Vice President, Operations
7601 Technology Way
Denver, CO 80237

Kristan L. Richardson	Secretary
1 Corporate Way
Lansing, MI 48951

Marilynn Scherer	Vice President
7601 Technology Way
Denver, CO 80237

Marc Socol	Executive Vice President, National Sales Manager
7601 Technology Way
Denver, CO 80237

Melissa Sommer	Vice President
7601 Technology Way
Denver, CO 80237

Daniel Starishevsky	Senior Vice President
7601 Technology Way
Denver, CO 80237

Ryan Strauser	Vice President
7601 Technology Way
Denver, VO 80237

Brian Sward	Senior Vice President
7601 Technology Way
Denver, CO 80237

Jeremy Swartz	Vice President
7601 Technology Way
Denver, CO 80237

Robin Tallman	Vice President & Controller
7601 Technology Way
Denver, CO 80237

Brad Whiting	Vice President
7601 Technology Way
Denver, CO 80237

Phil Wright	Vice President
7601 Technology Way
Denver, CO 80237

(c)

Name of Principal Underwriter	Net Underwriting Discounts and Commissions	Compensation on Redemption	Brokerage Commissions	Compensation
Jackson National Life Distributors LLC	Not Applicable	Not Applicable	Not Applicable	Not Applicable

Item 30. Location of Accounts and Records

Jackson National Life Insurance Company
1 Corporate Way
Lansing, Michigan 48951

Jackson National Life Insurance Company
Institutional Marketing Group Service Center
1 Corporate Way
Lansing, Michigan 48951

Jackson National Life Insurance Company
7601 Technology Way
Denver, Colorado 80237

Jackson National Life Insurance Company
225 West Wacker Drive, Suite 1200
Chicago, IL 60606

Item 31. Management Services

Not Applicable.

Item 32. Undertakings and Representations

a)
Jackson National Life Insurance Company of New York hereby undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen (16) months old for so long as payment under the variable annuity contracts may be accepted.

b)
Jackson National Life Insurance Company of New York hereby undertakes to include either (1) as part of any application to purchase a contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

c)
Jackson National Life Insurance Company of New York hereby undertakes to deliver any Statement of Additional Information and any financial statement required to be made available under this Form promptly upon written or oral request.

d)
Jackson National Life Insurance Company of New York represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses to be incurred, and the risks assumed by Jackson National Life Insurance Company of New York.

e)
The Registrant hereby represents that any contract offered by the prospectus and which is issued pursuant to Section 403(b) of the Internal Revenue Code of 1986 as amended, is issued by the Registrant in reliance upon, and in compliance with, the Securities and Exchange Commission's industry-wide no-action letter to the American Council of Life Insurance (publicly available November 28, 1988) which permits withdrawal restrictions to the extent necessary to comply with IRS Section 403(b)(11).

SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Lansing, and State of Michigan, on this 30th day of November, 2016.

JNLNY Separate Account I
(Registrant)

Jackson National Life Insurance Company of New York

By: /s/ ANDREW J. BOWDEN
Andrew J. Bowden
Senior Vice President, General Counsel
and Secretary

Jackson National Life Insurance Company of New York
(Depositor)

By: /s/ ANDREW J. BOWDEN
Andrew J. Bowden
Senior Vice President, General Counsel
and Secretary

As required by the Securities Act of 1933, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

*	November 30, 2016
James R. Sopha, President

*	November 30, 2016
P. Chad Myers, Executive Vice President and Chief Financial Officer

*	November 30, 2016
Michael A. Costello, Senior Vice President, Controller, Treasurer and Director

*	November 30, 2016
Gregory P. Cicotte, Executive Vice President, Head of U.S. Wealth Management and Distribution and Director

*	November 30, 2016
David A. Collins, Vice President, Deputy Chief Risk Officer and Director

*	November 30, 2016
Laura L. Hanson, Vice President and Director

*	November 30, 2016
Herbert G. May, III, Chief Administrative Officer and Director

*	November 30, 2016
Heather R. Strang, Vice President and Director

*	November 30, 2016
John C. Colpean, Director

*	November 30, 2016
Donald T. DeCarlo, Director

*	November 30, 2016
Donald B. Henderson, Jr., Director

*	November 30, 2016
David L. Porteous, Director

*	November 30, 2016
Gary H. Torgow, Director

* By: /s/ ANDREW J. BOWDEN
Andrew J. Bowden, as Attorney-in-Fact,
pursuant to Power of Attorney filed herewith.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned as directors and/or officers of JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK (the “Depositor”), a New York corporation, hereby appoint James R. Sopha, P. Chad Myers, Andrew J. Bowden, Susan S. Rhee and Frank J. Julian (each with power to act without the others) his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his/her name, place and stead, in any and all capacities, to sign applications and registration statements, and any and all amendments, with power to affix the corporate seal and to attest it, and to file the applications, registration statements, and amendments, with all exhibits and requirements, in accordance with the Securities Act of 1933, the Securities and Exchange Act of 1934, and/or the Investment Company Act of 1940. This Power of Attorney concerns JNLNY Separate Account I (File Nos. 333-37175, 333-48822, 333-70384, 333-81266, 333-118370, 333-119659, 333-137485, 333-163323, 333-172873, 333-175720, 333-175721, 333-177298, 333-183046, 333-183047, 333-192972, 333-210507, and 333-212425), JNLNY Separate Account II (File No. 333-86933), and JNLNY Separate Account IV (File Nos. 333-109762 and 333-118132), as well as any future separate account(s) and/or future file number(s) within any separate account(s) that the Depositor establishes through which securities, particularly variable annuity contracts and variable universal life insurance policies, are to be offered for sale. The undersigned grant to each attorney-in-fact and agent full authority to take all necessary actions to effectuate the above as fully, to all intents and purposes, as he/she could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof. This instrument may be executed in one or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney effective as of the 16th day of August, 2016.

/s/ JAMES R. SOPHA
James R. Sopha, President

/s/ P. CHAD MYERS
P. Chad Myers, Executive Vice President and Chief Financial Officer

/s/ MICHAEL A. COSTELLO
Michael A. Costello, Senior Vice President, Controller, Treasurer and Director

/s/ GREGORY P. CICOTTE
Gregory P. Cicotte, Executive Vice President, Head of U.S. Wealth Management and Distribution and Director

/s/ DAVID A. COLLINS
David A. Collins, Vice President, Deputy Chief Risk Officer and Director

/s/ LAURA L. HANSON
Laura L. Hanson, Vice President and Director

/s/ HERBERT G. MAY, III
Herbert G. May, III, Chief Administrative Officer and Director

/s/ JOHN C. COLPEAN
John C. Colpean, Director

/s/ DONALD T. DECARLO
Donald T. DeCarlo, Director

/s/ DONALD B. HENDERSON, JR.
Donald B. Henderson, Jr., Director

/s/ DAVID L. PORTEOUS
David L. Porteous, Director

/s/ GARY H. TORGOW
Gary H. Torgow, Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned as directors and/or officers of JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK (the “Depositor”), a New York corporation, hereby appoint James R. Sopha, P. Chad Myers, Andrew J. Bowden, Susan S. Rhee and Frank J. Julian (each with power to act without the others) his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his/her name, place and stead, in any and all capacities, to sign applications and registration statements, and any and all amendments, with power to affix the corporate seal and to attest it, and to file the applications, registration statements, and amendments, with all exhibits and requirements, in accordance with the Securities Act of 1933, the Securities and Exchange Act of 1934, and/or the Investment Company Act of 1940. This Power of Attorney concerns JNLNY Separate Account I (File Nos. 333-37175, 333-48822, 333-70384, 333-81266, 333-118370, 333-119659, 333-137485, 333-163323, 333-172873, 333-175720, 333-175721, 333-177298, 333-183046, 333-183047, 333-192972, 333-210507, and 333-212425), JNLNY Separate Account II (File No. 333-86933), and JNLNY Separate Account IV (File Nos. 333-109762 and 333-118132), as well as any future separate account(s) and/or future file number(s) within any separate account(s) that the Depositor establishes through which securities, particularly variable annuity contracts and variable universal life insurance policies, are to be offered for sale. The undersigned grant to each attorney-in-fact and agent full authority to take all necessary actions to effectuate the above as fully, to all intents and purposes, as he/she could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof. This instrument may be executed in one or more counterparts.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney effective as of the 8th day of November, 2016.

/s/ HEATHER R. STRANG
Heather R. Strang, Vice President and Director

EXHIBIT LIST

Exhibit No.	Description

4a.	Specimen of Elite Access Advisory Variable Annuity Contract (VA780NY).

5b.	Form of Variable and Fixed Annuity Application (NV780).

9.	Opinion and Consent of Counsel.

10.	Consent of Independent Registered Public Accounting Firm.